As filed with the Securities and Exchange Commission on December 1, 2014.

Registration No. 333-196620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVOLON HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	7359	N/A
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

The Oval, Building 1

Shelbourne Road

Ballsbridge, Dublin 4

Ireland

Telephone: +353 (1) 231 5800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer A. Bensch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue, New York, NY 10153 Telephone: (212) 310-8000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: (212) 450-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common shares, par value $0.001 per share (4)	15,681,818	$23.00	$360,681,814	$41,912

(1)	Includes 2,045,455 common shares which may be sold pursuant to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	$12,880 previously paid.
(4)	Par value does not reflect the subdivision of the common shares into a lesser par value that will occur following the effectiveness of this Registration Statement. The amount of such subdivision will be based on the initial public offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 1, 2014

Prospectus

13,636,363 Common Shares

Avolon Holdings Limited

The selling shareholders are offering all of the 13,636,363 common shares to be sold in this offering. This is our initial public offering and no public market exists for our common shares. We are a newly formed holding company which, prior to consummation of this offering, will own 100% of the outstanding shares of Avolon Investments S.à r.l. We will not receive any proceeds from the sale of common shares by the selling shareholders in this offering.

We anticipate that the initial public offering price will be between $21.00 and $23.00 per common share.

Our common shares have been approved for listing on the New York Stock Exchange under the symbol “AVOL.”

Investing in our common shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus.

PRICE $         PER SHARE

	Public Offering Price	Underwriting Discounts and Commissions(1)	Proceeds to Selling Shareholders
Per common share	$	$	$
Total	$	$	$

(1)	See “Underwriting” for a description of all compensation payable to the underwriters.

The selling shareholders have granted the underwriters the right to purchase up to an additional 2,045,455 common shares to cover over-allotments at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares on or about                     , 2014.

Joint Bookrunners

J.P. Morgan	Morgan Stanley	Citigroup

UBS Investment Bank	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Cowen and Company	Credit Agricole CIB	DBS Bank Ltd.	Natixis

The date of this prospectus is                     , 2014.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We, the selling shareholders and the underwriters have not authorized anyone to provide you with any additional information or information that is different from the information contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any free writing prospectus prepared by us or on our behalf may only be used where it is legal to offer and sell these securities. The information in this prospectus or any free writing prospectus prepared by us or on our behalf is only accurate as of the date of this prospectus or such free writing prospectus.

For investors outside the United States: Neither we, the selling shareholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. The distribution of this prospectus and any free writing prospectus and the offering and sale of the common shares may be restricted by law in your jurisdiction. If you have received this prospectus and any free writing prospectus, you are required by us, the selling shareholders and the underwriters to inform yourselves about and to observe any restrictions relating to this offering of the common shares and the distribution of this prospectus.

We obtained a substantial portion of the industry, market and competitive position data used throughout this prospectus from ICF SH&E, Inc., or “ICF”, an international air transport consulting firm. The principal business address of ICF is 630 Third Avenue, 11th Floor, New York, NY 10017.

Certain of the industry, market and competitive position data used in this prospectus has been prepared by the Company on the basis of information obtained from Ascend Worldwide Limited, an international air

i

transport consultancy firm, and the Company’s own internal estimates and research. Industry publications, research, surveys and studies generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe that such publications, research, surveys and studies are reliable, we have not independently verified industry, market and competitive position data from third party sources.

CERTAIN TERMS USED IN THE PROSPECTUS

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to:

•	“ACP” refer to Avolon Capital Partners, a joint venture between Avolon and Wells Fargo & Company.

•	“Aggregate Net Book Value” refer, as of any date, to the sum of (i) our flight equipment and (ii) assets held for sale on such date.

•	“Annualized Lease Rates” refer to annualized lease revenue for flight equipment held at the end of each reporting period divided by the Aggregate Net Book Value of flight equipment held at the end of each reporting period.

•	“Avolon,” the “Company,” “we,” “our,” and “us” refer to Avolon S.à r.l. and its consolidated subsidiaries for periods prior to the Share Exchange, and to Avolon Holdings and its consolidated subsidiaries for periods after the Share Exchange, giving effect thereto.

•	“Avolon Holdings” refer to Avolon Holdings Limited, a Cayman Islands exempted company incorporated with limited liability on June 5, 2014, which is tax resident in Ireland.

•	“Avolon S.à r.l.” refer to Avolon Investments S.à r.l., a private limited liability company incorporated under the laws of Luxembourg and the parent company of the Avolon business immediately prior to the Share Exchange.

•	“Cinven” refer to the funds affiliated with Cinven Limited that are shareholders in Avolon.

•	“Committed Portfolio” refer to the 93 aircraft for which we had entered into binding contracts or non-binding letters of intent to acquire through sale-leaseback transactions or direct orders from Boeing and Airbus as of September 30, 2014. Of this number, 29 aircraft were subject to non-binding letters of intent. These letters of intent represent our intention to acquire the aircraft, subject to the execution of definitive documentation which will include customary closing conditions. The remaining aircraft in our Committed Portfolio are subject to binding purchase contracts, which are also subject to customary closing conditions.

•	“CVC” refer to the funds affiliated with CVC Capital Partners SICAV-FIS S.A. (together with its affiliates, “CVC Capital Partners”) that are indirect shareholders in Avolon (or, as the context requires, the wholly owned special purpose vehicle through which such funds hold their investment in Avolon).

•	“Managed Portfolio” refer to the seven aircraft that, as of September 30, 2014, we managed on behalf of other aircraft investors and five aircraft owned and managed by ACP, with whom we have entered into agreements to contribute personnel and other administrative resources.

•	“Oak Hill Advisors” refer to the funds affiliated with Oak Hill Advisors, L.P. that are shareholders in Avolon. Oak Hill Advisors, L.P. is an independent investment firm that is not an affiliate of Oak Hill Management, LLC or its related funds.

•	“Oak Hill Capital Funds” refer to the funds managed by Oak Hill Capital Management, LLC that are shareholders in Avolon. Oak Hill Capital Funds are not affiliates of Oak Hill Advisors, L.P.

•	“OEM” refer to original equipment manufacturer.

•	“Owned Portfolio” refer to our owned fleet of 122 aircraft as of September 30, 2014, which includes one aircraft classified as held for sale.

•	“Owned and Managed Portfolio” refer, collectively, to our Owned Portfolio and our Managed Portfolio.

•	“Owned, Managed and Committed Portfolio” refer, collectively, to our Owned Portfolio, our Managed Portfolio and our Committed Portfolio.

•	“Pre-IPO Options” refer to new nominal price options for the purchase of 150,064 common shares to be granted to certain members of management and employees under the Incentive Plan immediately following the Share Exchange, assuming an initial offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus), based on the common shares held by the Trustee immediately following the Share Split, which options will have a term of seven years and will be immediately exercisable.

•	“Reorganization” refer collectively to the Share Split, the Share Exchange and the grant of the Pre-IPO Options.

•	“Share Exchange” refer to the reorganization transactions that will occur prior to completion of this offering in which Avolon Holdings will issue 79,576,905 of its common shares, assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus), in exchange for all of the outstanding shares of Avolon S.à r.l., such that Avolon S.à r.l. will become a direct, wholly owned subsidiary of Avolon Holdings, as more fully described under “Our Corporate Reorganization.” Avolon Holdings will issue 78,539,277 common shares in the Share Exchange at the low end of the price range and 79,712,575 common shares at the high end of the price range.

•	“Share Split” refer to the 137.5476-for-1, assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus), subdivision into a lesser par value of the Avolon Holdings outstanding common shares that will occur immediately prior to the Share Exchange, as more fully described under “Our Corporate Reorganization.” The Share Split would be 241.3104-for-1 at the low end of the price range and 123.9806-for-1 at the high end of the price range.

•	“Sponsors” refer to Cinven, CVC, Oak Hill Capital Funds and Vigorous, our four largest shareholders.

•	“Syndicatees” refer to certain beneficial owners of our common shares that acquired such shares directly or indirectly from one or more of our Sponsors or through the assumption of such Sponsors’ equity commitment.

•	“Trustee” refer to State Street Trustees (Jersey) Limited, as trustee for the beneficiaries under a trust instrument between the trustee and Avolon Aerospace Limited.

•	“Trust” refer to Avolon Share Trust, a discretionary trust through which common shares may be delivered to employees in satisfaction of outstanding awards under the Incentive Plan.

•	“Vigorous” refer to Vigorous Investment Pte Ltd, a subsidiary of GIC (Ventures) Pte Ltd (“GIC Ventures”). Vigorous is managed by GIC Special Investments Pte Ltd, a subsidiary of GIC Private Limited (“GIC”). GIC and GIC Ventures are wholly owned by the Government of Singapore. Vigorous is a shareholder of Avolon.

Unless otherwise stated herein, all information with respect to industry and market data as well as data relating to our Owned, Managed and Committed Portfolio is as of September 30, 2014.

FINANCIAL INFORMATION

This prospectus contains the historical financial statements and other financial information of Avolon S.à r.l., which is expected to be acquired by Avolon Holdings prior to consummation of this offering. Avolon Holdings’ common shares are being offered hereby by the selling shareholders. Avolon Holdings is a newly formed holding company, currently beneficially owned by management and certain other employees of Avolon and by the Trustee, and has engaged in operations and activities incidental to its formation, the Reorganization and the initial public offering of our common shares. Prior to the consummation of this offering, Avolon Holdings will effect the Share Split and, immediately thereafter, each existing shareholder of Avolon S.à r.l. will transfer all of its interests in Avolon S.à r.l. to Avolon Holdings in the Share Exchange, resulting in Avolon S.à r.l. becoming a wholly owned subsidiary of Avolon Holdings. The Share Exchange will be accounted for as Avolon Holdings succeeding to the business and activities of Avolon S.à r.l. for financial reporting purposes. Following the Share Exchange, the historical financial statements of Avolon Holdings will be retrospectively adjusted to include the historical financial results of Avolon S.à r.l. for all periods presented.

SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus before deciding whether to purchase our common shares. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Our Company

Avolon is a leading global aircraft leasing company focused on acquiring, managing and selling commercial aircraft. We were launched in May 2010 by an experienced team of aircraft leasing and financing professionals. Our strategy is to build and maintain a portfolio of young, modern, fuel-efficient commercial aircraft while seeking to maximize long-term earnings growth and generate attractive risk-adjusted returns through the aviation industry cycle. Since our founding, we have built an Owned Portfolio of aircraft totaling $5,261.6 million in Aggregate Net Book Value as of September 30, 2014. Our Owned, Managed and Committed Portfolio of 227 aircraft as of September 30, 2014, made us the ninth largest aircraft lessor by current market value as of September 30, 2014, according to ICF. The average age of our Owned and Managed Portfolio, weighted by current market value, was the lowest of the ten largest operating lessors as identified by ICF. The average age of our Owned Portfolio, weighted by net book value, was 2.50 years as of September 30, 2014. For the year ended December 31, 2013 and the nine months ended September 30, 2014, we reported total revenues of $449.8 million and $433.3 million, respectively, and net income of $112.8 million and $104.2 million, respectively.

As of September 30, 2014, our Owned, Managed and Committed Portfolio consisted of 227 aircraft, including 122 owned, 12 managed and 93 committed aircraft. Our Owned Portfolio consists primarily of narrowbody aircraft, including the Airbus A320 family and the Boeing 737-800, and select widebody aircraft, including the Airbus A330, the Boeing 777 and the Boeing 787. Our Committed Portfolio as of September 30, 2014 includes 66 next generation Airbus A320neo, Boeing 737 MAX, Airbus A330neo and Boeing 787 family of aircraft, which are designed to deliver new levels of operating efficiency and are expected to be in high demand.

We are a global business, headquartered in Dublin, Ireland, with offices in China, Dubai, Singapore and the United States. Our global presence provides local access to airline customers and capital providers in key geographic regions, particularly emerging and high growth markets such as China, South East Asia, the Middle East and Latin America. As of September 30, 2014, our customer base comprised 49 customers in 27 countries.

We lease our aircraft pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. As lessor, we receive the investment benefits from, and assume the residual risk of, the aircraft. We select aircraft that we believe will retain a high residual value and will be less susceptible to asset impairment risk. We also provide fleet management services to other aircraft investors.

Our business model allows for flexibility to adjust to market conditions and to balance and manage risk. We use multiple aircraft acquisition channels to grow our business, thereby reducing dependence on large scale, long-dated capital commitments associated with direct orders from OEMs. Our portfolio consists of aircraft acquired through sale-leaseback transactions, aircraft ordered directly from OEMs and aircraft purchased from other lessors. We believe our deep industry relationships enable us to source transactions that are not broadly available. By changing the emphasis between the sale-leaseback, direct order and portfolio acquisition channels, we seek to accelerate growth and optimize value at different points in time during the aviation industry cycle.

We maintain relationships with aircraft investors globally and seek to sell assets to proactively manage our portfolio in response to market conditions. Aircraft sales facilitate management of portfolio concentrations, provide ongoing liquidity of the portfolio, enable us to monetize value in our aircraft, help maintain visibility and momentum with our customers and are an effective tool for managing both asset residual value and lease remarketing risk.

We seek to mitigate asset, credit and liability risks associated with owning and leasing aircraft through our comprehensive risk management platform that uses proprietary analytical systems and credit scoring processes. These systems, tools and models, combined with formal risk committees, inform our decision-making process. The combination of young, modern aircraft and robust risk management has contributed to 100% fleet utilization and no unscheduled lease terminations, credit losses or asset impairments since our inception.

Our highly experienced executive leadership team is led by our Chief Executive Officer, Dómhnal Slattery, formerly the founding Chief Executive Officer of RBS Aviation Capital (“RBS AC”), now known as SMBC Aviation Capital and one of the largest aircraft lessors in the industry. Our President and Chief Commercial Officer is John Higgins, formerly Chief Commercial Officer of RBS AC; our Chief Financial Officer is Andy Cronin, formerly Senior Vice President Investor Markets at RBS AC; our Head of Strategy is Dick Forsberg, formerly Head of Portfolio Strategy at RBS AC; and our Chief Operating Officer and Head of Risk is Tom Ashe, formerly Head of Europe, the Middle East and Africa at RBS AC. This executive leadership team has on average over 23 years of experience in the aircraft leasing industry, covering several industry cycles, and deep and long-standing customer, lender, investor and OEM relationships. Our team seeks to provide thought leadership in the sector through materials such as white papers, discussion documents and webinars, an approach which is embedded in our core business activity. The team is supported by our Board of Directors, led by our Non-Executive Chairman, Denis Nayden, who was formerly Chairman and Chief Executive Officer of GE Capital Corporation and held several roles during his tenure, including oversight of GE Capital Aviation Services.

Airline Industry

According to ICF, commercial aviation is a critical component of the global economy. Demand for air transport is strongly correlated to economic activity and has grown at a rate in excess of 1.5 times the global gross domestic product (“GDP”) growth rate over the past 40 years. Published forecasts predict that, over the next 20 years, annual growth in air traffic, both passenger and cargo, will average around 5%, resulting in a further doubling of traffic within 15 years. To keep pace with this growth, according to analysis by ICF, the size of the global commercial aircraft fleet is expected to approximately double over the next two decades.

Airlines have increasingly turned to operating lessors to meet their aircraft needs. Since 1980, the percentage of the global active commercial aircraft fleet under operating lease has increased from less than 2% to nearly 41% in 2014, an average annual growth rate of approximately 14%, compared to fleet growth of 3.7% over the same period. Boeing Capital forecasts that operating leasing will account for over 50% of the in-service aircraft by the end of this decade.

Operations to Date

Owned, Managed and Committed Portfolio

Our Owned, Managed and Committed Portfolio consists of 227 young, modern, fuel-efficient aircraft, with lease arrangements with 49 customers in 27 countries. Our Owned Portfolio of 122 aircraft, as of September 30, 2014, includes 110 narrowbody and 12 widebody aircraft, with an average age, weighted by net book value, of 2.50 years.

As of September 30, 2014, we had committed to acquire a total of 93 aircraft at a capital commitment of $6,574.2 million, with scheduled delivery dates through 2022.

As of September 30, 2014, our Owned, Managed and Committed Portfolio consisted of the following aircraft:

Owned, Managed and Committed Portfolio

Aircraft type	Owned Portfolio	Managed Portfolio	Committed Portfolio	Total Portfolio
Airbus A319ceo	2	3	—	5
Airbus A320ceo	48	2	6	56
Airbus A320neo	—	—	20	20
Airbus A321ceo	6	—	4	10
Airbus A330-300	8	—	3	11
Airbus A330-900neo	—	—	15	15
Boeing 737-800	48	3	14	65
Boeing 737 MAX	—	—	20	20
Boeing 777-300ER	3	—	—	3
Boeing 777F	—	4	—	4
Boeing 787-8/9	1	—	11	12
Embraer 190	6	—	—	6

Total	122	12	93	227

Our Business and Growth Strategies

Our objective is to build and maintain a portfolio of young, modern and fuel-efficient commercial aircraft while seeking to maximize long-term earnings growth and generate attractive risk-adjusted returns through the aviation industry cycle. In order to achieve our business objectives, we pursue the following strategies:

Focus on robust fleet growth through investment in young, modern, fuel-efficient aircraft.

Our investment strategy is focused on acquiring young, modern, fuel-efficient aircraft that we believe will remain in strong demand. As airlines face continuing high fuel prices, environmental regulation and an aging asset base, we believe that demand for modern, fuel-efficient aircraft will increase. According to forecasts by Boeing Capital, over 50% of the world’s aircraft will be under operating leases by 2020 compared to nearly 41% in 2014. We believe the robust order backlogs of next-generation aircraft at Boeing and Airbus, combined with these favorable industry dynamics, present a significant growth opportunity for Avolon. We also believe young, modern, fuel-efficient aircraft will have strong long-term value retention characteristics and lower re-marketing risks and will enable us to generate stable cash flows over the long term. In addition, we believe that maintaining a young, modern fleet will help minimize asset impairment risks.

We plan to maintain a young, modern, fuel-efficient fleet by maintaining our focus on our investment strategy while continuing to pursue our strategy of actively selling aircraft in order to manage the mix of aircraft in our portfolio. We have a dedicated team of experienced professionals focused on aircraft sales across multiple channels, including asset-backed securitizations and other structured portfolio sales.

Leverage multiple aircraft procurement channels to optimize growth and performance through the aviation industry cycle.

We intend to continue to utilize multiple procurement channels to source aircraft, including sale-leaseback transactions with airlines, direct orders with Airbus, Boeing and other OEMs, and portfolio acquisitions from other lessors to selectively build our portfolio. We believe that the utilization of multiple aircraft procurement channels will provide us the flexibility to enhance our portfolio and performance through the cycle as each channel can be calibrated to react to, and increase opportunity from, prevailing market conditions. The sale-leaseback channel helps us to manage risk as we have clear visibility into the counterparty and lease terms, with no placement risk. This channel provides us with flexibility to manage cycle risk and be responsive to market opportunities and conditions. Our direct orders are strategically important as they give us access to highly sought-after, next generation, fuel-efficient aircraft. We anticipate strong leasing demand from airlines due to the attractiveness of these aircraft and their limited availability. Portfolio acquisitions typically include multiple aircraft and multiple airlines and, as such, the transactions are more diversified than single sale-leaseback opportunities.

Actively sell aircraft through the aviation cycle.

The principle of active aircraft sales is central to our portfolio strategy. Aircraft sales facilitate management of portfolio concentrations, provide ongoing liquidity of the portfolio, enable us to monetize value in our aircraft, help us maintain visibility and momentum with our customers and are a tool for effectively managing both asset residual value and lease remarketing risk. We have a dedicated team of experienced professionals focused on aircraft sales across channels, including asset backed securitizations and other structured portfolio sales. Aircraft sales can also be a source of fee income from associated asset management opportunities, while allowing us to recycle and redeploy capital to fund further growth.

Utilize our deep, long-standing and valuable industry relationships.

We believe our team’s broad industry experience and expertise enables us to leverage relationships globally to drive our growth and performance. We have active relationships with over 150 airlines globally, which are either existing customers or airlines with which we maintain regular dialogue in relation to potential transaction opportunities. Our relationships with these airlines help us to place new aircraft, re-market end of lease aircraft and source transactions to grow our fleet through multiple acquisition channels. We believe our market knowledge enables us to source transactions that are not broadly available. We are actively involved with consultative bodies, events and forums that have been formed by the aircraft and major engine OEMs to engage with the industry on the development and design of new products. Our membership of these groups provides us with multiple opportunities to share opinions and seek to influence OEM development and design activity to align with customer requirements and drive future growth.

Leverage platform to expand asset management activity.

We have a scalable platform that includes technical, marketing, risk management and other capabilities critical to managing a fleet of leased aircraft. Providing asset management services provides us contracted fee income. As of September 30, 2014, Avolon managed seven aircraft on behalf of other aircraft investors, and ACP, our joint venture with Wells Fargo & Company, managed five aircraft.

Our Competitive Strengths

We believe the following strengths assist us in executing our business and growth strategies and underpin our ability to generate future earnings growth.

Scaled and efficient business with growth visibility.

Since our launch in 2010, we have grown the size of our Owned, Managed and Committed Portfolio to 227 young, modern and fuel-efficient narrowbody and widebody aircraft. This portfolio made us the ninth largest aircraft lessor by current market value as of September 30, 2014, according to ICF. We believe our platform has extensive capabilities in key commercial, technical, risk management and financial functions and is designed to be efficient and to accommodate a large portfolio of aircraft without requiring additional investment in the platform. We believe rigorous internal processes and controls and a transparent culture underpin our platform.

We believe our size, scale, capitalization and industry contacts will enable us to capitalize on the opportunities afforded by the growing aircraft leasing industry. Our Owned Portfolio, with an Aggregate Net Book Value of $5,261.6 million as of September 30, 2014, is leased to airlines under long-term leases, and the average lease term remaining on our leases, weighted by the net book value of the aircraft, was 6.9 years as of such date, providing considerable predictability to our revenues. Additionally, we have a Committed Portfolio of 93 aircraft, of which 32 are scheduled for delivery through June 2016. We have entered into leases or letters of intent for the leasing of all but one of our new aircraft scheduled for delivery through the second quarter of 2018, with an average lease term of 10.7 years, weighted by acquisition price, providing growth and cash flow visibility.

Young, modern, fuel-efficient aircraft fleet.

Our Owned Portfolio consists of young, modern and fuel-efficient aircraft. As of September 30, 2014, the average age of our Owned Portfolio, weighted by net book value, was 2.50 years. We believe that our aircraft are in high demand among our airline customers and are readily deployable to markets throughout the world, demonstrated by the 100% utilization rate we have achieved for our aircraft since our launch in May 2010. We seek to acquire aircraft with high liquidity characteristics because we believe these aircraft have high residual value retention and are less likely to be exposed to asset impairment risk. We believe that our fleet of young, modern and fuel efficient aircraft will enable us to generate stable cash flows over the long term.

Highly experienced and proven management team with deep aviation and financial institution experience.

Our executive leadership team has on average over 23 years of experience in the aircraft leasing industry covering several industry cycles, and deep, long-standing customer, lender, investor and OEM relationships. This team has demonstrated its competency in the aircraft leasing industry by being instrumental in building RBS AC into one of the largest aircraft lessors in the industry, as well as founding our company and growing our portfolio into one of the ten largest in the industry by current market value in only four years. This team is supported by an additional 11 senior executives with an average of approximately 14 years of industry experience. Together, this combined team of executives, with an average age of 44, has extensive expertise in aircraft leasing, acquisitions, technical management, financing and risk management. We believe management’s deep industry relationships over an extended period allow us to source transactions that are not broadly available.

Sophisticated, rigorous and proactive risk management systems, tools and models.

Our business model is underpinned by a methodical approach to risk management that uses proprietary analytical tools and a rigorous corporate governance structure to manage asset, credit and liability risks closely and proactively. This framework has been developed and refined by the management team since our inception. Our asset risk management model uses a quantitative matrix to benchmark aircraft asset types in terms of their investment suitability and relative liquidity, with the objective of reducing asset impairment and lease re-marketing risk. Our customer risk management model uses a system of quantitative and qualitative factors to monitor credit quality and extends to over 110 airlines. We have not incurred any asset impairment charges since our founding nor have we had to terminate any aircraft leases prior to their scheduled expiration. We believe we have a conservative approach to liability risk management and we use a variety of forecasting methods and reporting frameworks to manage our liquidity risks. These risk management tools are used in conjunction with our formal risk management reporting structure, consisting of three executive risk committees, each of which reports to the risk management committee of our Board. The implementation of our risk management framework supports our objective to grow in a controlled fashion in a dynamic business environment.

Stable funding base and access to diverse sources of capital.

Our capital and financing structure has helped to establish Avolon as a leading aircraft lessor and a business of scale. Our growth has been financed by equity contributions from our shareholders together with debt financing from a range of banks and financial institutions. As of September 30, 2014, we had total outstanding indebtedness of $4,258.3 million consisting of term debt facilities, facilities backed by the European Export Credit Agencies (“ECA”) and the Export-Import Bank of the United States (“EXIM”), an asset-backed securitization, unsecured revolving credit facilities and pre-delivery payment and warehouse facility debt. As of September 30, 2014, we had an additional $1,296.5 million of undrawn debt facilities, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities. The volume, quality and mix of our committed financings, combined with our overall market presence, have created a substantial capital base, which we believe is capable of supporting further portfolio growth.

Prominent and strategic thought leadership.

We believe that one of the essential elements of an experienced and growth-focused aircraft leasing business is to have considered and empirically defensible views on key trends in the aviation industry. We have communicated our thought leadership through issuing industry white papers, hosting webinars, attending and speaking at major global industry conferences, contributing articles to prominent industry publications and presenting to banks and financial institutions on topics such as risk management. We are represented on a number of industry bodies, including the International Society of Transport Aircraft Trading (at Board level) and the Aviation Working Group. Our approach to thought leadership is embedded in our core business activity. We believe our insight into global aviation trends helps to inform our investment and sales decisions, our allocation of capital between procurement channels and our overall risk management processes.

Financing Strategy

The successful implementation of our financing strategy is a critical component of the success and growth of our business. The overall objective of our financing strategy is to provide the capital required to continue to grow our business through arrangements that provide us with maximum flexibility and a low cost of capital and that minimize risks relating to changes in market conditions.

We intend to fund our business with future earnings and cash flow from operations, existing debt facilities and potential future debt financing from multiple sources, which may include term debt facilities, ECA and EXIM backed facilities, unsecured revolving credit facilities, securitization debt and pre-delivery payment and warehouse facility debt as well as other debt capital markets products. We actively manage our debt maturity profile and interest rate exposure by generally seeking long-term, fixed rate debt facilities, which we believe best matches the characteristics of our assets. We seek to identify markets and products with favorable and flexible terms as well as to maximize the diversification of funding solutions and to reduce our reliance on any one market or financial institution.

As of September 30, 2014, we had committed financing from a total of 30 financial institutions (excluding holders of our publicly issued debt), with total outstanding indebtedness of $4,258.3 million. This outstanding indebtedness comprised $2,798.9 million of recourse and non-recourse term facilities, including accrued interest and capital lease obligations, $558.8 million of ECA and EXIM backed facilities, $124.0 million of unsecured revolving credit facilities, $598.3 million of securitization indebtedness and $178.3 million in the aggregate of pre-delivery payment and warehouse facility debt. In addition, as of September 30, 2014, we had $1,296.5 million of undrawn debt facilities, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities. As of September 30, 2014, the weighted average interest rate of our outstanding indebtedness was 4.0% (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) and the weighted average remaining maturity was 4.6 years. Floating rate debt accounted for 25.0% of our total outstanding indebtedness as of such date. Partially hedging this exposure, we have interest rate derivatives that have notional profiles of 11.3% of our total indebtedness as of September 30, 2014. Furthermore, debt associated with floating rate leases accounted for 13.3% of our total outstanding debt.

Risks Affecting Us

Our business is subject to a number of risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 15 of this prospectus, which you should read in its entirety. Some of these risks include:

•	general economic and financial conditions;

•	the financial condition of our lessees;

•	our ability to obtain additional capital to finance our growth and operations on attractive terms;

•	decline in the value of our aircraft and market rates for leases;

•	the loss of key personnel;

•	lessee defaults and attempts to repossess aircraft;

•	our ability to regularly sell aircraft;

•	our ability to successfully re-lease our existing aircraft and lease new aircraft;

•	our ability to negotiate and enter into profitable leases;

•	periods of aircraft oversupply during which lease rates and aircraft values decline;

•	changes in the appraised value of our aircraft;

•	changes in interest rates;

•	competition from other aircraft lessors; and

•	the limited number of aircraft and engine manufacturers.

Our Corporate Reorganization

Avolon Holdings Limited is a Cayman Islands exempted company incorporated with limited liability on June 5, 2014 for purposes of effectuating our initial public offering and is tax resident in Ireland. Currently, Avolon Holdings has a nominal issued share capital, all of which is beneficially owned by management and certain other employees of Avolon and the Trustee. Prior to consummation of this offering, we will complete the Reorganization pursuant to which Avolon Holdings will effect the Share Split and, immediately thereafter, will complete the Share Exchange pursuant to which it will issue 79,576,905 of its common shares, assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus), in exchange for all of the outstanding shares of Avolon S.à r.l., such that Avolon S.à r.l. will become a direct, wholly owned subsidiary of Avolon Holdings. As a result of the Share Exchange, the shareholders of Avolon S.à r.l. immediately prior to the Share Exchange will constitute all of the shareholders of Avolon Holdings immediately following the Share Exchange and prior to this offering. Avolon S.à r.l. is currently owned by our Sponsors, Cinven, CVC, Oak Hill Capital Funds and Vigorous, as well as members of our management and certain other investors. Avolon S.à r.l. is, and upon consummation of the Share Exchange Avolon Holdings will be, a holding company with no material assets other than our ownership interests in our operating subsidiaries. Please refer to “Our Corporate Reorganization” for additional information regarding the Reorganization.

The following chart sets forth our ownership structure upon consummation of this offering. This chart is for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us.

Corporate Information

Our principal executive offices are located at The Oval, Building 1, Shelbourne Road, Ballsbridge Dublin 4, Ireland. Our website is www.avolon.aero and our main telephone number is +353 (1) 231 5800. Information on our website is not part of or incorporated by reference into this prospectus and should not be relied upon in determining whether to make an investment in our common shares.

The Offering

Common Shares Offered by the Selling Shareholders	13,636,363 common shares.

Common Shares to be Issued and Outstanding After This Offering	80,952,381 common shares.

Option to Purchase Additional Common Shares	The selling shareholders have granted the underwriters the option for a period of 30 days from the date of this prospectus to purchase up to an additional 2,045,455 common shares to cover over-allotments at the initial public offering price, less the underwriting discounts and commissions.

Use of Proceeds	We will not receive any proceeds from the sale of common shares by the selling shareholders in this offering. See “Use of Proceeds.”

Dividend Policy	We currently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listing	Our common shares have been approved for listing on the New York Stock Exchange (the “NYSE”) under the symbol “AVOL.”

Risk Factors	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of common shares to be issued and outstanding after this offering is based on our common shares issued and outstanding as of December 1, 2014, after giving effect to:

•	the 137.5476-for-1 split of the Avolon Holdings outstanding common shares immediately prior to the Share Exchange, assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus, that will be effected immediately prior to the Share Exchange (or 241.3104-for-1 assuming an initial public offering price of $21.00, the low end of the price range, and 123.9806-for-1 assuming an initial public offering price of $23.00, the high end of the price range); and

•	the issuance of 79,576,905 common shares to the holders of Avolon S.à r.l. in the Share Exchange, assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus (or 78,539,277 common shares assuming the low end of the price range and 79,712,575 common shares assuming the high end of the price range). See “Our Corporate Reorganization”.

The foregoing includes (the “Included Shares”):

•	174,199 common shares held by the Trust in respect of outstanding nominal price options held by certain members of management and employees that, pursuant to the Share Exchange, will rollover into nominal price options outstanding under the Incentive Plan we intend to adopt prior to the completion of this offering (see “Management—Remuneration—Incentive Plan”), which options will have a term of six years and will be immediately exercisable (the “Rollover Options”); and

•	150,064 common shares held by the Trust in respect of the Pre-IPO Options to be granted to certain members of management and employees under the Incentive Plan immediately following the Share Exchange, based on the common shares held by the Trustee immediately following the Share Split, which options will have a term of seven years and will be immediately exercisable, and excludes (the “Excluded Shares”):

•	659,091 common shares held by the Trust in respect of new nominal price options to be granted to employees, including management, under the Incentive Plan upon completion of this offering, which options will have a term of seven years and will be subject to time and performance-based vesting (the “IPO Options”);

•	3,409 restricted share units to be issued under our Incentive Plan to our independent directors in connection with and upon completion of this offering, which shares will vest on December 31, 2014 (the “Director Awards”); and

•	1,363,636 common shares that will be reserved for future issuance under the Incentive Plan upon completion of this offering. Such common shares are in addition to the common shares held by the Trustee that may be used to settle such awards, as described below.

In lieu of nominal price options, employees who are U.S. taxpayers will be granted restricted share units on the same terms as the nominal price options described above.

The number of Included Shares and Excluded Shares set forth above also assumes an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus. However, the total number of common shares to be issued and outstanding will not change based on the assumed initial public offering price. See “Our Corporate Reorganization.” Assuming an initial public offering price at the low end of the price range, 80,952,381 common shares will be issued and outstanding as of December 1, 2014, after giving effect to the foregoing, including 313,483 Included Shares and excluding 2,122,619 Excluded Shares, and assuming an initial public offering price at the high end of the price range, 80,952,381 common shares will be issued and outstanding as of December 1, 2014, after giving effect to the foregoing, including 325,673 Included Shares and excluding 1,938,044 Excluded Shares.

In addition, the Trustee will hold common shares for the benefit of the Trust. The Trust is a discretionary trust through which common shares may be delivered to employees in satisfaction of outstanding awards under the Incentive Plan. After giving effect to the Reorganization, the Trust will hold 986,763 common shares assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus), which equals the number of common shares underlying the Rollover Options, the Pre-IPO Options, the IPO Options and the Director Awards. The common shares underlying the Rollover Options and the Pre-IPO Options are Included Shares because they are fully vested and immediately exercisable, and the common shares underlying the IPO Options and the Director Awards are Excluded Shares because they are subject to vesting and not currently exercisable. Avolon may, at its option, satisfy these awards and any future awards under the Incentive Plan with common shares held by the Trust or with newly issued common shares. Unless Avolon directs otherwise, the Trustee may not, under the trust instrument of the Trust, vote any of the common shares held by the Trust, and the Trustee has waived its right to receive dividends on such shares. The Trust will hold 1,007,531 common shares at the low end of the price range and 959,369 common shares at the high end.

Unless otherwise noted, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods and as of the dates indicated. The summary consolidated income statement data and cash flow data for each of the years ended December 31, 2011, 2012 and 2013 are derived from, and qualified by reference to, Avolon S.à r.l.’s audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of September 30, 2014 and the summary consolidated income statement data and cash flow data for the nine months ended September 30, 2013 and 2014 are derived from, and qualified by reference to, Avolon S.à r.l.’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. The as adjusted balance sheet data as of September 30, 2014 presented below is unaudited and gives effect to the Reorganization as if it had occurred on September 30, 2014. We have prepared the unaudited condensed consolidated interim financial information set forth below on the same basis as Avolon S.à r.l.’s audited consolidated financial statements and have included all adjustments that we consider necessary for a fair presentation of our financial position and results of operations for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

Avolon Holdings is a newly formed holding company and has engaged in operations and activities incidental to its formation, the Reorganization and the initial public offering of our common shares. Accordingly, summary financial information for Avolon Holdings is not presented.

Our historical results are not necessarily indicative of our future performance. You should read this information together with “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Avolon S.à r.l.’s consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except share data)	2011	2012	2013	2013	2014
				(unaudited)
Statement of Operations Data:
Revenues:
Lease revenue	$133,586	$312,744	$415,006	$302,462	$378,674
Other revenue and interest income	688	13,153	34,767	23,246	54,614

Total revenue	$134,274	$325,897	$449,773	$325,708	$433,288
Expenses	$(144,309)	$(266,098)	$(336,723)	$(232,762)	$(325,879)

Income/(loss) before income tax and interest in earnings/(loss) from unconsolidated equity investees	(10,035)	59,799	113,050	$92,946	107,409
Earnings/ (loss) from unconsolidated equity investees, net of tax	$1,395	$—	$(46)	$—	$142

Income (loss) before income taxes	$(8,640)	$59,799	$113,004	$92,946	$107,551
Income tax (expense) benefit	5,659	1,362	(204)	217	(3,371)

Net income (loss)	$(2,981)	$61,161	$112,800	$93,163	$104,180

Pro forma net income per common share, basic and diluted(1)			1.39		1.29
Pro forma weighted average shares outstanding, basic and diluted(1)			80,952,381		80,952,381

	As of September 30, 2014
	Actual	As Adjusted(2)
	(unaudited)
Balance Sheet Data:
Flight equipment including assets held for sale (net of accumulated depreciation)	$5,261,617	$5,261,617
Cash and cash equivalents	$95,869	$95,869
Restricted cash(3)	$217,143	$217,143
Deposits on flight equipment	$203,183	$203,183
Total assets	$5,957,984	$5,957,984
Total debt	$4,258,347	$4,258,347
Total liabilities	$4,565,643	$4,565,643
Temporary equity and shareholders’ equity	$1,392,341	$1,392,341

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except Other Operating Data)	2011	2012	2013	2013	2014
				(unaudited)
Cash Flow Data:
Net cash provided by operating activities	$65,970	$179,194	$242,834	$192,875	$195,663
Net cash used in investing activities(4)	$(1,644,711)	$(1,531,363)	$(799,885)	$(637,842)	$(1,081,803)
Net cash provided by financing activities(4)	$1,628,365	$1,300,897	$681,131	$476,581	$804,085

Other Operating Data:
Owned Portfolio at period end	53	87	99	97	122

Other Financial Data:
Adjusted net income(5)	$2,863	$73,085	$125,151	$97,324	$130,447

(1)	Pro forma net income per common share and pro forma weighted average shares outstanding (basic and diluted) give effect to the Reorganization as if it had occurred at the beginning of the period presented and assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $22.00 per share would not impact pro forma net income per common share, basic and diluted, or pro forma weighted average shares outstanding, basic and diluted.
(2)	Does not give effect to an estimated $5.5 million of expenses payable by us in connection with this offering.
(3)	Restricted cash comprises cash held by us but which is ring-fenced or used as security for specific financing arrangements, and to which we do not have unfettered access.
(4)	Reflects a correction in the classification of restricted cash from investing activities to financing activities for the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2013. See Note 1(e) to Avolon S.à r.l.’s audited consolidated financial statements and Note 5 to Avolon S.à r.l.’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.
(5)

Adjusted net income (defined as net income (loss) before non-cash interest expense, which includes the amortization of debt issuance costs and the unrealized gain (loss) on derivatives, and, in each case, the related tax effect) is a measure of both liquidity and operating performance that is not defined by generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to net income, income from operations, net cash provided by operating activities, or any other liquidity or performance measure derived in accordance with U.S. GAAP. We believe adjusted net income provides useful information regarding our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our growth with internally generated funds. We use adjusted net income to assess our core operating performance on a consistent basis from period to period. In addition, adjusted net income helps us identify certain controllable expenses and make decisions designed to help us meet our near-term financial goals. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, our operating results or cash flows as reported under U.S. GAAP. Some of these limitations include:

•	adjusted net income does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted net income does not reflect changes in or cash requirements for our working capital needs;

•	adjusted net income does not reflect fair value adjustments on our interest rate caps that are included in unrealized (gains) losses on derivatives, as such items are not reflective of our operating performance;

•	adjusted net income may also exclude certain non-recurring items in the future that are not reflective of our operating performance but that may impact our operating results for the applicable period; and

•	our calculation of adjusted net income may differ from the adjusted net income or similarly titled measures of other companies in our industry, limiting its usefulness as a comparative measure.

The following table reconciles cash flows from operating activities and net income, the most directly comparable U.S. GAAP measures of liquidity and performance, to adjusted net income:

Reconciliation of Cash Flows From Operating Activities and Net Income to Adjusted Net Income

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands)	2011	2012	2013	2013	2014
				(unaudited)
Net cash provided by operating activities	$65,970	$179,194	$242,834	$192,875	$195,663

Depreciation	(46,615)	(110,957)	(145,615)	(106,061)	(130,857)
Deferred income tax provision	5,920	1,663	101	986	(3,152)
Amortization of debt issuance costs	(9,444)	(9,457)	(18,766)	(10,369)	(17,929)
(Gain) on disposal of flight equipment	—	11,267	31,051	20,247	52,567
(Loss)/earnings from unconsolidated equity investees	1,395	—	(46)	—	142
Unrealised gain/(loss) on derivatives	(3,959)	(2,199)	6,390	6,218	(9,189)
Changes in operating assets and liabilities:
Increase/(decrease) in receivables	1,193	3,010	957	(1,813)	3,676
Increase/(decrease) in other assets	5,961	3,245	16,114	3,516	7,678
(Increase) in deferred revenue	(6,725)	(7,906)	(9,993)	(8,499)	(5,476)
(Increase)/decrease in accounts payable, accrued expenses and other liabilities	(16,677)	(6,699)	(10,227)	(3,937)	11,057

Net income (loss)	$(2,981)	$61,161	$112,800	$93,163	$104,180

Amortization of debt issuance costs	9,444	9,457	18,766	10,369	17,929
Unrealized (gain) loss on derivatives	3,959	2,199	(6,390)	(6,218)	9,189
Tax effect	(7,559)	268	(25)	10	(851)

Adjusted net income	$2,863	$73,085	$125,151	$97,324	$130,447

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus, including the consolidated financial statements and the related notes thereto appearing at the end of this prospectus, before deciding to invest in our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and we may not be able to achieve our goals. In such an event, the value of our common shares could decline and you could lose some or all of your investment.

Risks Relating to Our Business and Our Industry

Our business is affected by general economic and financial conditions.

Our business and results of operations are significantly affected by general business, financial market and economic conditions. The worsening of economic conditions, particularly if combined with high fuel prices, may have a material adverse effect on our lessees’ ability to meet their financial and other obligations under our operating leases, which, if our lessees default on their obligations to us or seek to renegotiate the terms of their leases, could have a material adverse effect on our financial condition, cash flow and results of operations. General business and economic conditions that could affect us include interest rate fluctuations, inflation, unemployment levels, restructurings and mergers in the airline industry, volatile fuel costs, demand for passenger and cargo air travel, volatility in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, global economic growth and the strength of local economies in which we operate.

Our financial condition and results of operations are dependent, in part, on the financial strength of our lessees; lessee defaults, bankruptcies and other credit problems could have a material adverse effect on our financial condition, cash flow and results of operations.

Our financial condition and results of operations depend, in part, on the financial strength of our lessees, our ability to appropriately assess the credit risk of our lessees and the ability of our lessees to perform under our leases. Many of our lessees have expanded their airline operations through borrowings and long-term leases and may be highly leveraged. These lessees will depend on banks and the capital markets to provide working capital and to refinance existing indebtedness. In 2013, we generated the majority of our revenue from leases to airlines and as a result we are indirectly affected by all the risks facing airlines today. The ability of our lessees to perform their obligations under our leases will depend primarily on our lessees’ financial condition and cash flow, which may be affected by factors outside our control, including:

•	passenger air travel demand, air cargo rates and air cargo demand;

•	competition;

•	economic conditions and currency fluctuations in the countries and regions in which the lessee operates;

•	the price and availability of jet fuel;

•	availability of financing and other circumstances affecting airline liquidity, including covenants in financings, collateral posting requirements contained in fuel hedging contracts and the ability of airlines to make or refinance principal payments as they come due;

•	fare levels;

•	geopolitical and other events, including war, acts of terrorism, outbreaks of epidemic diseases, aircraft accidents and natural disasters;

•	increases in operating costs, including labor costs, insurance costs and other general economic conditions affecting our lessees’ operations;

•	labor difficulties;

•	governmental regulation and associated fees affecting the air transportation business; and

•	environmental regulations, including, but not limited to, restrictions on noise or carbon emissions.

To the extent that our lessees are affected by these risks, we may experience a decrease in demand for our aircraft along with reduced market lease rates, effective lease margins and aircraft values, which could require us to recognize impairments or fair value adjustments on our aircraft. Any of the foregoing could have a material adverse effect on our financial condition, cash flow and results of operations.

Most of our existing lessees are not rated investment grade by the principal U.S. rating agencies, may suffer liquidity or funding problems, and, at any point in time, may experience lease payment difficulties or be significantly in arrears in their obligations under our leases. Lessees encountering financial difficulties may seek reductions in their lease rates or other concessions, such as lowered maintenance obligations. Further or future downturns in the aviation industry could exacerbate the weakened financial condition and liquidity problems of some of our lessees and could further increase the risk of delayed, missed or reduced rental payments. We may not correctly assess the credit risk of each lessee or we may charge lease rates that do not correctly reflect these risks. Our lessees may not be able to continue to meet their financial and other obligations under our leases in the future. Delayed, missed or reduced rental payments from a lessee would decrease our revenues, margins and cash flow.

In addition, we may experience lessee defaults, lease restructurings, aircraft repossessions and airline bankruptcies and restructurings in the future. The terms and conditions of possible lease restructurings or reschedulings may result in a significant reduction or deferral of rental payments due over all or part of the remaining lease term, which may adversely affect our financial condition, results of operations and growth prospects. The terms of any revised payment schedules may be unfavorable and such payments may not be made. Our default levels may increase over time if economic conditions deteriorate. If lessees of a significant number of our aircraft default on their leases, our financial condition, cash flow and results of operations could be materially adversely affected.

We will need additional capital to finance our growth and refinance our existing debt, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the commercial aircraft leasing market.

Our ability to acquire additional assets and to refinance our existing debt depends to a significant degree on our ability to access the financing markets. Our access to debt and equity financing will depend on a number of factors including our historical and expected performance, compliance with the terms of our debt agreements, general market conditions, interest rate fluctuations and the relative attractiveness of alternative investments. We are exposed to risk from volatility and disruption in the financing markets in various ways, including difficulty or inability to finance the acquisition of aircraft, increased risk of default by our lessees, exposure to increased bank or counterparty risk and the risk that we will not be able to refinance any of our existing debt financings, as they come due, on favorable terms or at all. In addition, volatility or disruption in the financing markets could adversely affect banks and financial institutions causing lenders to increase the costs of such financing or to be reluctant or unable to provide us with financing on terms acceptable to us. We compete with other lessors and airlines when acquiring aircraft and our ability to grow our portfolio is dependent on our ability to access attractive financing. If we are unable to raise additional funds or obtain capital on terms acceptable to us, we may not be able to satisfy our aircraft acquisition commitments, which as of September 30, 2014 represented an aggregate of $1,696.7 million through December 31, 2015, including $715.5 million represented by letters of intent to purchase 14 aircraft. If we are unable to satisfy our purchase commitments, we may be forced to forfeit our deposits. Further, we would be exposed to potential breach of contract claims by our lessees and manufacturers. These risks may also be increased by the volatility and disruption in the capital and credit markets. Therefore, if we are unable to raise additional funds or obtain capital on acceptable terms, our growth opportunities will be limited and our ability to refinance our existing debt could be materially adversely affected, any of which could have a material adverse effect on our financial condition, cash flow and results of operations.

The value of the aircraft we acquire and the market rates for leases could decline, which would have a negative effect on our financial condition, cash flow and results of operations.

Aircraft values and market rates for leases have from time to time experienced sharp decreases due to a number of factors including, but not limited to, decreases in passenger and air cargo demand, increases in fuel costs, government regulation and increases in interest rates. Operating leases place the risk of realization of residual values on aircraft lessors because only a portion of the aircraft’s value is covered by contractual cash flows under the lease. In addition to factors linked to the aviation industry generally, many other factors may affect the value of our aircraft and market rates for our leases, including:

•	the particular maintenance, damage, operating history and documentary records of the aircraft and engine;

•	manufacture and type or model of aircraft or engine, including the number of operators using that type of aircraft;

•	whether the aircraft is subject to a lease, and if so, whether the lease terms are favorable to the lessor;

•	aircraft age;

•	the advent of newer models of such aircraft or aircraft types competing with such aircraft;

•	the regulatory authority under which the aircraft is operated and regulatory actions, including mandatory grounding of the aircraft;

•	any renegotiation of an existing lease on less favorable terms;

•	any tax, customs, regulatory and legal requirements that must be satisfied before the aircraft can be purchased, sold or re-leased;

•	compatibility of aircraft configurations or specifications with other aircraft operated by operators of that aircraft type;

•	decreases in creditworthiness of lessees; and

•	the availability of spare parts.

Any decrease in the value of our aircraft and market rates for leases, which may result from the above factors or other unanticipated factors, would have a material adverse effect on our financial condition, cash flow and results of operations.

The loss of key personnel would have a material adverse effect on our reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft, which are a critical element to the success of our business.

We believe that our senior management’s reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are a critical element to the success of our business. We depend on the diligence, skill, experience and network of business contacts of our management team. We believe there are only a limited number of available qualified executives in the aircraft industry, and we therefore have encountered, and will likely continue to encounter, intense competition for qualified employees from other companies in our industry. Our future success will depend, to a significant extent, upon the continued service of our senior management personnel, particularly: Mr. Dómhnal Slattery, our Chief Executive Officer; Mr. John Higgins, our President and Chief Commercial Officer; Mr. Andy Cronin, our Chief Financial Officer; Mr. Tom Ashe, our Chief Operating Officer and Head of Risk and our other senior officers, each of whose services are critical to the success of our business strategies. Any member of our senior management team may terminate his or her employment at any time upon three months’ prior written notice. If we were to lose the services of any of the members of our senior management team, it could have a material adverse effect our financial condition, cash flow and results of operations.

We may incur costs and suffer other negative consequences resulting from lessee defaults and our attempts to repossess aircraft.

If we are required to repossess an aircraft upon a default by a lessee, we may be required to incur significant costs. Those costs include legal and other expenses of court or other governmental proceedings, including the cost of posting security bonds or letters of credit necessary to effect repossession of the aircraft. These costs may be particularly high if the lessee is contesting the proceedings or is in bankruptcy. In addition, during these proceedings the relevant aircraft would not be generating revenue. We may also incur substantial maintenance, refurbishment or repair costs that a defaulting lessee has failed to pay and that are necessary to put the aircraft in suitable condition for re-lease or sale, or storage costs associated with any aircraft that we repossess and are unable to place immediately with another lessee. It may also be necessary to pay off liens, taxes and other governmental charges on the aircraft to obtain clear possession and to re-lease the aircraft effectively, including, in some cases, liens that the lessee may have incurred in connection with the operation of its other aircraft. We may also incur other costs in connection with the physical repossession of the aircraft. We have not yet repossessed any aircraft.

We may suffer other negative consequences as a result of a lessee default, the related termination of the lease and the repossession of the related aircraft. It is likely that our rights upon a lessee default will vary significantly depending upon the jurisdiction and the applicable law, including the need to obtain a court order for repossession of the aircraft and/or consent for deregistration or export of the aircraft. We anticipate that when a defaulting lessee is in bankruptcy, protective administration, insolvency or similar proceedings, additional limitations may apply. Certain jurisdictions give rights to the trustee in bankruptcy or a similar officer to assume or reject the lease or to assign it to a third party, or entitle the lessee or another third party to retain possession of the aircraft without paying lease rentals or performing all or some of the obligations under the relevant lease.

Additionally, certain of our lessees are owned, in whole or in part, by government-related entities, which could complicate our efforts to repossess our aircraft in that lessee’s domicile. Accordingly, we may be delayed in, or prevented from, enforcing certain of our rights under a lease and in re-leasing the affected aircraft. If we repossess an aircraft, we may not necessarily be able to export or deregister and profitably redeploy the aircraft. For instance, where a lessee or other operator flies only domestic routes in the jurisdiction in which the aircraft is registered, repossession may be more difficult, especially if the jurisdiction permits the lessee or the other operator to resist deregistration. We may also incur significant costs in retrieving or recreating aircraft records required for registration of the aircraft, and in obtaining the Certificate of Airworthiness for an aircraft. If, we incur significant costs in connection with repossessing our aircraft, are delayed in repossessing our aircraft or are unable to obtain possession of our aircraft as a result of lessee defaults, it could have a material adverse effect on our financial condition, cash flow and results of operations.

In addition, termination of the leasing of an aircraft as a result of a default by the lessee may have an impact on the debt financing of such aircraft. Any such termination may require a mandatory prepayment of the debt in respect of the aircraft after certain standstill and/or remarketing periods.

Our financial performance is in part dependent on our ability to regularly sell aircraft and we may not be able to do so on favorable terms or at all.

Our financial performance is in part dependent on our ability to regularly sell aircraft profitably. Our ability to sell our aircraft profitably or at all will depend on conditions in the airline industry and general market and competitive conditions at the time we seek to sell. In addition, our ability to sell our aircraft will be affected by the particular maintenance, damage and operating history of the aircraft and its engine. Failure to sell aircraft regularly and profitably could have a material adverse effect on our financial condition, cash flow and results of operations.

Our business model depends on the continual re-leasing of our aircraft when current leases expire and the leasing of new aircraft on order, and we may not be able to do so on favorable terms, if at all.

Our business model depends on the continual re-leasing of our aircraft when our current leases expire in order to generate sufficient revenues to finance our operations and pay our debt service obligations. We currently have one lease expiring in 2015, five leases expiring in 2016 and seven leases expiring in 2017. In 2013, we generated revenue of $5.2 million from the lease that is scheduled to expire in 2015, revenue of $20.0 million from the leases that are scheduled to expire in 2016 and revenue of $26.2 million from the leases that are scheduled to expire in 2017. The aircraft subject to those leases that we do not sell prior to lease termination will need to be re-leased, or the current leases will need to be extended.

Because our leases are operating leases, only a portion of the aircraft’s value is covered by revenues generated from the lease and we may not be able to realize the aircraft’s residual value after expiration of the initial lease. We bear the risk of re-leasing or selling the aircraft in our fleet when our operating leases expire or when aircraft are returned to us prior to the expiration of any lease. Our ability to lease, re-lease or sell our aircraft will depend on conditions in the airline industry and general market and competitive conditions at the time the operating leases are entered into and expire. In addition, our ability to re-lease our aircraft will be affected by the particular maintenance, damage and operating history of the aircraft and its engines. Further, our ability to avoid significant off-lease time is likely to be adversely impacted by, among other things, increases in the cost of fuel, any deterioration in the financial condition of the airline industry, any major airline bankruptcies, any sale of large numbers of repossessed aircraft by financial institutions, the introduction of newer models of aircraft and other factors leading to oversupply (including manufacturer overproduction), and political and economic uncertainties.

We cannot assure you that we will be able to enter into profitable leases for any aircraft acquired, and our failure to do so would have a material adverse effect on our financial condition, cash flow and results of operations.

We cannot assure you that we will be able to enter into profitable leases upon the acquisition of the aircraft we purchase pursuant to our current or future purchase commitments. We rely upon our management team’s judgment and ability to evaluate the ability of lessees and other counterparties to perform their obligations to us and to negotiate transaction documents. However, we cannot assure you that our management team will be able to perform such functions in a manner that will achieve our investment objectives, which would have a material adverse effect on our financial condition, cash flow and results of operations.

From time to time, the aircraft industry has experienced periods of oversupply during which lease rates and aircraft values have declined, and any future oversupply could have a material adverse effect on our financial condition, cash flow and results of operations.

Historically, the aircraft leasing business has experienced periods of aircraft oversupply. The oversupply of a specific type of aircraft is likely to depress the lease rates for and the value of that type of aircraft. The supply and demand for aircraft is affected by various cyclical and non-cyclical factors that are outside of our control, including:

•	passenger and air cargo demand;

•	operating costs, including fuel costs;

•	general economic conditions;

•	geopolitical events, including war, prolonged armed conflict and acts of terrorism;

•	outbreaks of communicable diseases and natural disasters;

•	governmental regulation;

•	interest and foreign exchange rates;

•	the availability of credit;

•	airline restructurings and bankruptcies;

•	manufacturer production levels and technological innovation;

•	manufacturers merging or exiting the industry or ceasing to produce aircraft types;

•	climate change initiatives, technological change, aircraft noise and emissions regulations, aircraft age limits and other factors leading to reduced demand for, early retirement or obsolescence of aircraft models;

•	reintroduction into service of aircraft previously in storage; and

•	airport and air traffic control infrastructure constraints.

During recent years, the airline industry has committed to a significant number of aircraft deliveries through order placements with manufacturers. In response, aircraft manufacturers have raised their production output. The increase in these production levels could result in an oversupply of aircraft if growth in airline traffic does not meet airline industry expectations. An oversupply of new aircraft could also adversely affect the rental rates for, and market values of, used aircraft.

In addition, many airlines have eliminated certain types of aircraft from their fleets, affecting the prices both of the aircraft types they eliminate and the types they continue to use. This elimination of certain aircraft has resulted in an increase in the availability of such aircraft in the market, a decrease in rental rates for such aircraft and a decrease in market values of such aircraft. We cannot assure you that airlines will continue to acquire the same types of aircraft, or that we will not acquire aircraft that will cease to be used by our potential lessees. Any of these factors may produce sharp and prolonged decreases in aircraft lease rates and values, or may have a negative effect on our ability to lease or re-lease the aircraft in our fleet or in our order book. Any of these factors could have a material adverse effect on our financial condition, cash flow and results of operations.

Changes in the appraised value of our aircraft could have a material adverse effect on our financial condition, cash flow and results of operations.

Aircraft appraisers play a significant role in shaping market perception of aircraft values. Each appraiser’s valuation is based on that appraiser’s professional opinion. Appraisals can be subjective because they are based on various assumptions and conditions with regard to the specific aircraft appraised and the commercial aviation industry generally. In addition, appraisers may use historical data, and subsequent changes or additions to such data may not be adequately captured in the appraised value.

Certain of our debt financing arrangements include loan-to-value tests that may require us to set aside a portion of our cash flows or make partial prepayments of debt outstanding under such arrangements in the event that the appraised value of our aircraft decreases. A decrease in the valuation of our aircraft by independent appraisers could also adversely affect our ability to sell or lease our aircraft on terms acceptable to us, or at all, or could decrease amounts available to us under our existing and future debt financing arrangements. In addition, we may be required to incur impairment charges or fair value adjustments to the extent that the appraiser’s valuation of our aircraft is less than the depreciated book value on our balance sheet. The occurrence of any of these events as a result of changes in the appraised value of our aircraft could have a material adverse effect on our financial condition, cash flow and results of operations.

Changes in interest rates may adversely affect our financial condition and results of operations.

We use floating rate debt to finance the acquisition of a portion of our aircraft. As of December 31, 2013, 23.8% of our total outstanding indebtedness was floating rate. We incurred floating rate interest expense of $22.0 million in the year ended December 31, 2013. If interest rates increase, we would be obligated to make higher interest payments to our lenders. Our practice has been to protect ourselves against interest rate increases on a portion of our floating rate liabilities by entering into derivative financial instruments, such as interest rate caps and interest rate swaps. We remain exposed, however, to changes in interest rates to the extent that our derivative financial instruments are not correlated to our financial liabilities. In addition, we are exposed to the credit risk that the counterparties to our derivative financial instruments will default in their obligations. If we incur significant fixed rate debt in the future, increased interest rates prevailing in the market at the time of the incurrence or refinancing of such debt will also increase our interest expense.

Decreases in interest rates may also adversely affect our lease revenues generated from leases with lease rates tied to floating interest rates as well as interest revenue on cash deposits. In the year ended December 31, 2013, 16.1% of our lease revenue was attributable to leases with lease rates tied to floating interest rates. In addition, since our fixed rate leases are based, in part, on prevailing interest rates at the time we enter into the lease, if interest rates decrease, new fixed rate leases we enter into may be at lower lease rates and our lease revenue will be adversely affected.

Our ability to obtain debt financing and our cost of debt financing are dependent, in part, upon the internal financial strength ratings assigned to us by our lenders, and a downgrade of these ratings could adversely impact our financial condition, cash flow and results of operations.

Our ability to obtain debt financing, and our cost of debt financing, are dependent, in part, on the financial strength ratings assigned to us by our lenders. Maintaining these ratings depends in part on strong financial results and in part on other factors, including the outlook of our lenders on our sector and on the market generally. In the future we may seek to obtain public corporate credit ratings from ratings agencies as well. A rating downgrade by our lenders or by any rating agencies may result in higher pricing or less favorable terms under debt financings. Rating downgrades may therefore make it more difficult for us to satisfy our funding requirements and may adversely impact our financial condition, cash flows and results of operations.

Competition from other aircraft lessors or purchasers could have a material adverse effect on our financial condition, results of operations and growth prospects.

The aircraft leasing industry is highly competitive. We encounter competition in the acquisition of aircraft from other entities such as airlines, aircraft manufacturers, financial institutions, aircraft brokers, public and private partnerships, investors and funds with more capital to invest in aircraft, and other aircraft leasing companies that we do not currently consider our major competitors.

Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors may have greater operating and financial resources and access to lower capital costs than we have and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. In addition, some competing aircraft lessors may provide inducements to potential lessees that we cannot match. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee, if any. We may not always be able to compete successfully with our competitors and other entities, which could have a material adverse effect on our financial condition, results of operations and growth prospects.

There is a limited number of aircraft and engine manufacturers and the failure of any manufacturer to meet its obligations could have a material adverse effect on our financial condition, cash flow and results of operations.

The supply of large commercial jet aircraft is dominated by two airframe manufacturers, Boeing and Airbus, and three engine manufacturers, GE Aircraft Engines, Rolls Royce plc and Pratt & Whitney. As a result, we are dependent on these manufacturers’ success in remaining financially stable, producing products and related components which meet the airlines’ demands and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience any of the following:

•	missed or late delivery of aircraft and engines ordered by us, which could result in an inability to meet our contractual obligations to our customers and/or the loss of pre-delivery payments by our customers to us for new ordered aircraft, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

•	an inability to acquire aircraft and engines and related components on terms which will allow us to lease those aircraft and engines to customers at a profit, resulting in lower growth rates or a contraction in our aircraft portfolio;

•	poor customer support from the manufacturers of aircraft, engines and components;

•	manufacturer reputational damage, resulting in reduced demand for a particular manufacturer’s product, creating downward pressure on demand for those aircraft and engines in our fleet and reduced market lease rates and sale prices for those aircraft and engines; and

•	reduction in our competitiveness due to deep discounting by the manufacturers, which may lead to reduced market lease rates and sale prices and may affect our ability to re-lease or sell some of the aircraft in our portfolio.

Any of these circumstances could have a material adverse effect on our financial condition, cash flow and results of operations.

There have been recent well-publicized delays by airframe manufacturers in meeting stated delivery schedules for new aircraft programs. Although we may have the right to terminate a purchase agreement in the event of protracted manufacturing delays, subject to certain grace periods, if we experience delivery delays for new aircraft types or aircraft for which we have made future commitments (such as the Airbus A320neo, Airbus A330neo and the Boeing 737 MAX), it could delay the receipt of contracted cash flows, and affected lessees could be entitled to terminate their lease arrangements with respect to such aircraft if the delays extend beyond agreed-upon periods of time. Any such termination could negatively affect our cash flow and results of operations.

In addition, new aircraft types may not deliver the anticipated performance improvements, or could experience technical problems that result in the grounding of the aircraft, which in either case could adversely affect the values and lease rates of such aircraft.

Increases in fuel costs may adversely affect our lessees’ operating results, which could in turn negatively impact our business.

Fuel costs represent a major expense to airlines. Fuel prices can fluctuate widely depending primarily on international market conditions, geopolitical and environmental events and regulation, natural disasters, conflicts, war, regulatory changes and currency exchange rates. As a result, fuel prices are not within the control of our lessees and significant changes in fuel prices could materially and adversely affect their operating results. For instance, ongoing geopolitical disruption in North Africa, the Middle East and Ukraine has generated uncertainty regarding the world’s future fuel supply, which initially led to significant increases in fuel costs. If this unrest continues, fuel costs may rise further. Other events can also significantly affect fuel availability and prices, including natural disasters, decisions by the Organization of the Petroleum Exporting Countries regarding its members’ oil output, and changes in global demand for fuel from countries such as China.

Higher fuel costs may have a material adverse impact on airline profitability, including the profitability of our lessees. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their customers by increasing fares. In addition, airlines may not be able to manage this risk by appropriately hedging their exposure to fuel price fluctuations. For these reasons, if fuel prices increase due to adverse supply and demand conditions, future terrorist attacks, acts of war, armed hostilities or natural disasters or for any other reason, our lessees may incur higher costs and generate lower net revenues, which would adversely impact their financial positions. Consequently, these conditions may (i) affect our lessees’ ability to make rental and other lease payments, (ii) result in lease restructurings and aircraft repossessions, (iii) increase our costs of servicing and marketing the aircraft, (iv) impair our ability to re-lease or otherwise dispose of the aircraft on a timely basis and/or at favorable rates and (v) reduce the value receivable for the aircraft upon any disposition. These results could have a material adverse effect on our financial condition, cash flow and results of operations.

Our level of indebtedness requires significant debt service payments.

As of September 30, 2014, our consolidated indebtedness was $4,258.3 million and represented 71.5% of our total assets as of that date, and our interest expense (including the impact of hedging activities) was $154.4 million for the year ended December 31, 2013 and $153.4 million for the nine months ended September 30, 2014. Due to the capital intensive nature of our business and our strategy of expanding our aircraft portfolio, we expect that we will incur additional indebtedness in the future. If market conditions worsen and precipitate further declines in aircraft- and aviation-related markets, our operations may not generate sufficient cash to service our debt which will have a material adverse impact on us. Specifically, our level of indebtedness:

•	causes a substantial portion of our cash flows from operations to be dedicated to interest and principal payments and therefore not available to fund our operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	restricts the ability of some of our subsidiaries and joint ventures to make distributions to us;

•	may place us at a disadvantage compared to competitors that have less debt;

•	may impair our ability to obtain additional financing in the future;

•	may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	may make us more vulnerable to downturns in our business, our industry or the economy in general.

Any of these circumstances could have a material adverse effect on our financial condition, cash flow and results of operations.

Aircraft have finite economic useful lives, depreciate over time and become more expensive to operate as they age, all of which could have a material adverse effect on our financial condition, cash flow and results of operations.

Aircraft are long-lived assets requiring long lead times to develop and manufacture, with particular types and models becoming obsolete or less in demand over time when newer, more advanced aircraft are manufactured. As commercial aircraft age, they will depreciate and will typically generate lower revenues and cash flows. As of September 30, 2014 the age of our Owned Portfolio, weighted by net book value, was 2.50 years. Our existing fleet, as well as the aircraft that we have ordered, have exposure to obsolescence, particularly if unanticipated events occur that shorten the life cycle of such aircraft types. These events include but are not limited to government regulation or changes in our airline customers’ preferences. These events may shorten the life cycle for aircraft types in our fleet and, accordingly, may negatively impact lease rates, trigger impairment charges or increase depreciation expense. We must be able to replace such older aircraft with newer aircraft or our ability to maintain or increase our revenues and cash flow will decline. In addition, if we sell an aircraft for a price that is less than the depreciated book value of the aircraft on our balance sheet, we will recognize a loss on the sale, which could materially adversely affect our results of operations for the period in which we recognize such loss.

In general, the costs of operating an aircraft, including maintenance expenditures, increase with the age of the aircraft. Also, older aircraft typically are less fuel efficient than newer aircraft. Variable expenses like fuel, crew size or aging aircraft corrosion control programs and related airworthiness directives may make the operation of older aircraft less economically feasible and may result in increased lessee defaults and renegotiation of lease terms and also cause us to incur some of these increased maintenance expenses and regulatory costs. These expenses may also impact our ability to re-lease or sell such aircraft upon expiration of the existing lease, which could cause us to incur off-lease time.

Some countries have implemented, and others have considered, regulations restricting or prohibiting the import of aircraft above a certain age. If passed, such regulations may further impact our ability to re-lease or sell any such aircraft on favorable lease terms or at all.

Maintenance issues with any aircraft in our fleet could have a material adverse effect on our financial condition, cash flow and results of operations.

Although we may inspect an aircraft and its documented maintenance, usage, lease and other records prior to acquisition, we may not discover all defects during an inspection. Repairs and maintenance costs for existing aircraft are difficult to predict, generally increase as aircraft age and can be adversely affected by prior use. We use a predictive model to determine the amount of supplemental maintenance rent we recognize from lessees who pay us monthly reserves to cover the cost of future maintenance events, and the level of supplemental maintenance rent that we are able to recognize may be reduced if aircraft or engine maintenance costs increase. Even if we are entitled to receive maintenance payments, these payments may not cover the entire cost of maintenance required. Further, variable expenses like fuel, maintenance costs, crew size or aging aircraft corrosion control or modification programs and airworthiness directives could make the operation of older aircraft more costly to our lessees and may result in increased lessee defaults or decreased aircraft values. We may also incur some of these increased maintenance expenses and regulatory costs upon acquisition or re-leasing of our aircraft. Any of these expenses or costs could have a material adverse effect on our financial condition, cash flow and results of operations.

If our lessees fail to discharge aircraft liens, we may be obligated to pay the aircraft liens, which could have a material adverse effect on our financial condition, cash flow and results of operations.

In the normal course of their business, our lessees are likely to incur aircraft liens that secure the payment of airport fees and taxes, customs duties, air navigation charges (including charges imposed by Eurocontrol, the European Organization for the Safety of Air Navigation), landing charges, salvage or other charges. These liens may secure substantial sums that may, in certain jurisdictions or for certain types of liens, particularly liens on entire fleets of aircraft, exceed the value of the particular aircraft to which the liens have attached. Aircraft may also be subject to mechanics’ liens as a result of maintenance performed by third parties on behalf of our lessees. Although we anticipate that the financial obligations relating to these liens will be the responsibility of our lessees, if they fail to fulfill such obligations, the liens may attach to our aircraft and ultimately affect our ability to realize value from the aircraft. In some jurisdictions, aircraft liens may give the holder the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, these liens could impair our ability to repossess, re-lease or sell our aircraft. Our lessees may not comply with the anticipated obligations under their leases to discharge aircraft liens arising during the terms of the leases. If they do not, we may find it necessary to pay the claims secured by such aircraft liens in order to repossess the aircraft. Such payments could have a material adverse effect on our financial condition, cash flow and results of operations.

If we, or our lessees, fail to maintain our aircraft, their value may decline and we may not be able to lease or re-lease our aircraft at favorable rates, if at all, which could have a material adverse effect on our financial condition, cash flow and results of operations.

We may be exposed to increased maintenance costs for our leased aircraft associated with a lessee’s failure to properly maintain the aircraft or pay supplemental maintenance rent. If an aircraft is not properly maintained, its market value may decline which would result in lower revenues from its lease or sale. Under our leases, our lessees are primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and the aircraft, including operational, maintenance, government agency oversight, registration requirements and airworthiness directives. Although we require many of our lessees to pay us supplemental maintenance rent, failure of a lessee to perform required maintenance during the term of a lease could result in a decrease in value of an aircraft, an inability to re-lease an aircraft at favorable rates, if at all, or a potential grounding of an aircraft. Maintenance failures by a lessee would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease, which could be substantial, to restore the aircraft to an acceptable condition prior to sale or re-leasing and may delay any subsequent sale or re-leasing. If we are unable to re-lease an aircraft when it comes off-lease because we need to make such repairs or conduct such maintenance, we may realize a substantial loss of cash flows without any corresponding cessation in our debt service obligations. We cannot assure you that, in the event a lessee defaults under a lease, any security deposit paid or letter of credit provided by the lessee as security for the performance of its obligations under the lease will be sufficient to cover the lessee’s outstanding or unpaid lease obligations and required maintenance expenses or be sufficient to discharge liens that may have attached to our aircraft. Our lessees’ failure to meet their obligations to pay supplemental maintenance rent or perform required scheduled maintenance or our inability to maintain our aircraft could have a material adverse effect on our financial condition, cash flow and results of operations.

Failure to close our aircraft acquisition commitments could have a material adverse effect on our financial condition, cash flow and results of operations.

As of September 30, 2014, we had entered into purchase commitments to acquire a total of 93 new aircraft for delivery through 2022. If we are unable to maintain our financing sources or find new sources of financing or if the various conditions to our existing commitments are not satisfied, we may be unable to close the purchase of some or all of the aircraft which we have commitments to acquire. If our aircraft acquisition commitments are not closed for these or other reasons, we will be subject to several risks, including the following:

•	forfeiting deposits and pre-delivery payments and having to pay and expense certain significant costs relating to these commitments, such as actual damages, and legal, accounting and financial advisory expenses, and not realizing any of the benefits of completing the transactions;

•	defaulting on our lease commitments, which could result in monetary damages and damage to our reputation and relationships with lessees; and

•	failing to capitalize on other aircraft acquisition opportunities that were not pursued due to our management’s focus on these commitments.

If we determine that the capital we require to satisfy these commitments may not be available to us, either at all or on terms we deem attractive, we may eliminate or reduce any dividend program that may be in place at that time in order to preserve capital to apply to these commitments. These risks could have a material adverse effect on our financial condition, cash flow and results of operations.

The introduction of superior aircraft technology or a new line of aircraft could cause the aircraft that we acquire to become outdated or obsolete or oversupplied and therefore less desirable, which would have a material adverse effect on our financial condition, cash flow and results of operations.

As manufacturers introduce technological innovations and new types of aircraft, some of the aircraft in our fleet could become less desirable to potential lessees. Such technological innovations may increase the rate of obsolescence of existing aircraft faster than currently anticipated by our management, which could negatively affect the value of the aircraft in our fleet. New aircraft manufacturers could emerge to produce aircraft that compete with the aircraft we own. In addition, the imposition of increased regulation regarding stringent noise or emissions restrictions may make some of our aircraft less desirable and accordingly less valuable in the marketplace. The development of new aircraft and engine options could decrease the desirability of certain aircraft in our fleet and/or aircraft that we have ordered. This could, in turn, reduce both future residual values and lease rates for certain types of aircraft in our portfolio. Any of these risks may negatively affect our ability to lease or sell our aircraft on favorable terms, if at all, which would have a material adverse effect on our financial condition, cash flow and results of operations.

Decreases in the demand for or availability of the aircraft types in our portfolio could harm our business and results of operations should any difficulties specific to these particular types of aircraft occur.

As of September 30, 2014, our Owned and Committed Portfolio contained a mix of aircraft types including two Airbus A319ceo aircraft, 54 Airbus A320ceo aircraft, 10 Airbus A321ceo aircraft, 20 Airbus A320neo aircraft, 11 Airbus A330-200/300 aircraft, 15 Airbus A330-900neo, 62 Boeing 737-800 aircraft, 20 Boeing 737

MAX aircraft, 3 Boeing 777-300ER aircraft, 12 Boeing 787-8/9 aircraft and six Embraer 190 aircraft. Our business and financial results could be negatively affected if the market demand for any of these models of aircraft (or other types that we acquire in the future) declines or if such aircraft are redesigned or replaced by their manufacturers. Out of production aircraft may have a shorter useful life or lower residual values due to obsolescence. In addition, if any of these aircraft types (or other types that we acquire in the future) should encounter technical or other difficulties, such affected aircraft types may be subject to grounding or diminution in value and we may be unable to lease or sell such affected aircraft types on favorable terms or at all. The inability to lease or sell the affected aircraft types may reduce our revenues and net income to the extent the affected aircraft types comprise a significant percentage of our aircraft portfolio and could have a material adverse effect on our financial condition, cash flow and results of operations.

Airline reorganizations could impair our lessees’ ability to comply with their lease payment obligations to us.

In recent years, several airlines around the world have filed for protection under their local bankruptcy and insolvency laws and, in recent years, certain airlines have gone into liquidation. Any further bankruptcies, liquidations, consolidations or reorganizations may result in aircraft becoming available for lease or purchase at reduced lease values or acquisition prices and reduce the number of potential lessees and operators of particular models of aircraft, either of which would result in inflated supply levels and consequently decreased aircraft values for any such models and lease rates in general. Historically, some airlines involved in reorganizations have undertaken substantial fare discounting to maintain cash flows and encourage continued customer loyalty. Bankruptcies and reorganizations may lead to the grounding or abandonment of significant numbers of aircraft, rejection or other termination of leases and negotiated reductions in aircraft lease rentals, with the effect of depressing aircraft market values. In addition, requests for labor concessions may result in significant labor disputes involving strikes or slowdowns or may otherwise adversely affect labor relations, thereby worsening the financial condition of the airline industry and further reducing aircraft values and lease rates.

To the extent that a significant number of our leases are rejected by an airline customer in a reorganization and we are unable to re-lease such aircraft in a timely manner on commercially reasonable terms, our results of operations and financial condition, cash flow would be materially adversely affected.

Failure to obtain certain required licenses and approvals could adversely affect our ability to re-lease or sell aircraft, which would have a material adverse effect on our financial condition, cash flow and results of operations.

Lessees are subject to extensive regulation under the laws of the jurisdictions in which they are registered and in which they operate. As a result, certain aspects of our leases require licenses, consents or approvals, including consents from governmental or regulatory authorities for certain payments under our leases and for the import, export, registration or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase such requirements and governmental consent, once given, could be withdrawn. Furthermore, consents needed in connection with the future re-lease or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would have a material adverse effect on our financial condition, cash flow and results of operations.

Some of our leases provide the lessees with early termination options.

As of September 30, 2014, 4.9% of the leases and letters of intent of the aircraft in our Owned and Committed Portfolio provide the lessees with early termination options. We also may enter into leases in the future that provide lessees with early termination options. If any lease is terminated early at a time when we cannot re-lease the aircraft at rates at least as favorable to us as the terminated lease or at all, our financial condition, cash flow and results of operations could be adversely affected.

Our aircraft and our operations may not be insured at all times as a result of lessees’ failure to maintain the required insurance during the course of a lease, lessees’ coverage limits becoming exhausted or lessees’ insurers excluding coverage for certain risks, which could have a material adverse effect on our financial condition, cash flow and results of operations.

While we do not directly control the operation of any aircraft we acquire, in certain jurisdictions aircraft lessors and/or owners are held strictly liable for losses resulting from the operation of aircraft, and in other jurisdictions aircraft lessors may be deemed liable on other theories of liability.

Our customers are required under their leases to indemnify us for, and insure against, liabilities arising out of use and operation of the aircraft, including third-party claims for death or injury to persons and damage to property for which we may be deemed liable. Our lessees are also required to maintain public liability, property damage and hull all risks insurance on the aircraft at agreed upon levels. They are not, however, required to maintain political risk insurance. The hull insurance is typically subject to standard market hull deductibles based on aircraft type that generally range from $250,000 to $1,000,000 per aircraft. These deductibles may be higher in some leases, and the lessees usually have fleet-wide aggregate limits on war risk insurance. Any hull insurance proceeds received in respect of such claims will be paid first to us or our financiers, in the event of a total loss of the aircraft, or, in the absence of a total loss of the aircraft, subject in some cases to minimum thresholds, to the lessee, to effect repairs. Proceeds of liability insurance for indemnification of third-party liabilities will be paid to the relevant third parties.

Following the terrorist attacks of September 11, 2001, aviation insurers significantly reduced the amount of insurance coverage available to airlines for liability to persons other than airline employees or passengers for claims resulting from acts of terrorism, war or similar events. At the same time, they significantly increased the premiums for such third-party war risk and terrorism liability insurance and coverage in general. Aided by a number of government indemnity schemes, the scope and price of such liability coverage has almost returned to pre-2001 levels, but the availability of such coverage in the future is uncertain. The amount and scope of third-party war risk and terrorism liability insurance that is available in the future may be below the amount and scope required under our leases and required by the market in general.

There can be no assurance that our lessees’ insurance, including any available governmental supplemental coverage, will be sufficient to cover all types of claims that may be asserted against us. While we maintain certain contingent insurance coverage to provide protection where a lessee’s insurance coverage may be unavailable or inadequate, such coverage may not be sufficient or may not be available in certain circumstances. Default by lessees in fulfilling their indemnification obligations, insolvency and/or financial default of the lessees’ insurers, or the lack of political risk, hull war or third-party war risk and terrorism liability insurance will reduce the proceeds that would be received upon an event of loss under the respective leases or upon a claim under the relevant liability insurance and may leave us exposed for hull losses or liability claims not covered by insurance.

Additional terrorist attacks or the fear of such attacks, even if not made directly on the airline industry, and unfavorable geopolitical conditions could negatively affect lessees and the airline industry, which could have a material adverse effect on our financial condition, cash flow and results of operations.

As a result of the September 11, 2001 terrorist attacks in the United States and subsequent terrorist attacks outside the United States, airlines have increased security restrictions and face increased costs for aircraft insurance and enhanced security measures. In addition, airlines have faced and continue to face increased difficulties in acquiring war risk and other insurance at reasonable costs. Conflicts in Iraq and Afghanistan, tension over Iran’s nuclear program, the civil war in Syria, civil unrest in Ukraine, and escalation of hostilities or political crises, in each case may lead to further instability in these regions. Future terrorist attacks, war or armed hostilities, or the fear of such events, could have a further adverse impact on the airline industry and on the financial condition of our leases, aircraft values and rental rates and may lead to restructurings.

Terrorist attacks and geopolitical conditions have negatively affected the airline industry and concerns about geopolitical conditions, war or armed hostilities and further terrorist attacks could continue to negatively affect airlines (including the our lessees) for the foreseeable future depending upon various factors including:

•	higher costs to airlines due to increased security measures;

•	losses in passenger revenue due to a decrease in travel;

•	the price and availability of jet fuel and the ability to obtain fuel hedges under prevailing market conditions;

•	higher financing costs and difficulty in raising financing;

•	significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available or may exclude events such as radioactive dirty bombs, bio-hazardous materials and electromagnetic pulsing, which may damage or destroy aircraft;

•	the ability of airlines to reduce their operating costs and conserve financial resources, taking into account the increased costs incurred as a consequence of terrorist attacks and geopolitical conditions, including those referred to above; and

•	special charges recognized by some airlines, such as those related to the impairment of aircraft and other long lived assets stemming from the grounding of aircraft as a result of terrorist attacks, economic slowdown and/or airline reorganizations.

If current industry conditions should worsen due to future terrorist attacks, acts of war or armed hostilities, our lessees may incur higher costs and generate lower revenues, which would adversely impact their financial positions. Consequently, these conditions may affect our lessees’ ability to make rental and other lease payments or obtain the types and amounts of insurance required by the applicable leases (which may in turn lead to aircraft groundings), may result in additional lease restructurings and aircraft repossessions, may increase our cost of re-leasing or selling the aircraft, may impair our ability to re-lease the aircraft or lease the aircraft on a timely basis and/or at favorable rates and may reduce the value received for the aircraft upon any disposition, any of which could have a material adverse effect on our financial condition, cash flow and results of operations.

The effects of natural disasters may adversely affect the airline industry in the future, which may cause our lessees to not be able to meet their lease payment obligations to us, which could have a material adverse effect on our financial condition, cash flow and results of operations.

The lack of air travel demand and/or the inability of airlines to operate to or from certain regions due to severe weather conditions and natural disasters including floods, earthquakes and volcano eruptions could impact the financial health of certain airlines including our lessees. For example, the spread of volcanic ash in Europe in early 2010 and the tsunami in Japan and flooding in Thailand in 2011 caused the closure of airports and flight cancellations throughout the affected areas. The airline industry incurred substantial losses from these disruptions. Natural disasters could result in our lessees’ inability to satisfy their lease payment obligations to us, which in turn could have a material adverse effect on our financial condition, cash flow and results of operations. Additionally, the potential reduction in air travel demand could result in lower demand for aircraft and consequently lower market values that would adversely affect our ability to sell certain of our aircraft or re-lease other aircraft at favorable rates.

Epidemic diseases, or the perception of their effect, could have a material adverse effect on our financial condition, cash flow and results of operations.

The 2003 outbreak of Severe Acute Respiratory Syndrome (“SARS”) was linked to air travel early in its development and had a severe impact on the aviation industry which was evidenced by a sharp reduction in passenger bookings, cancellation of many flights and employee layoffs. Since 2003, there have been several outbreaks of avian influenza beginning in Asia and, most recently, spreading to certain parts of Africa and

Europe. Although human cases of avian influenza so far have been limited in number, the World Health Organization (“WHO”) has expressed serious concern that a human influenza pandemic could develop from the avian influenza virus. More recently, in 2009, there was an outbreak of the H1N1 virus, or the swine flu, which depressed travel due to fears of a global pandemic. If an outbreak of either of these or other epidemic diseases were to occur, numerous responses, including travel restrictions, might be necessary to combat the spread of the disease. Even if restrictions are not implemented, it is likely that passengers would voluntarily choose to reduce travel. In 2012, Middle Eastern Respiratory Syndrome (“MERS”), a syndrome caused by the same virus that causes SARS, began to emerge in the Middle East. Scientists do not yet know for certain how MERS originated, how it spreads or whether it could erupt into a larger outbreak, as SARS did, in which case it could have a severe impact on the aviation industry. An outbreak of the ebola virus is ongoing in West Africa. Numerous deaths have been reported by the WHO in West Africa, and the WHO has declared an international health emergency. It is impossible to predict the effect and potential spread of the ebola virus. Should the ebola virus continue to spread or not be satisfactorily contained, it could have a severe impact on the aviation industry. Additional outbreaks of SARS, a more widespread outbreak of MERS or the ebola virus or the outbreak of other epidemic diseases, such as avian influenza, swine flu, or the fear of such events, could negatively affect passenger demand for air travel and the financial condition of the aviation industry, and ultimately could have a material adverse effect on our financial condition, cash flow and results of operations.

We cannot assure you that all lessees will comply with the registration requirements in the jurisdiction where they operate.

All of our aircraft are required to be registered at all times with appropriate governmental authorities. Generally, in jurisdictions outside the United States, failure by a lessee to maintain the registration of a leased aircraft would be a default under the applicable lease, entitling us to exercise our rights and remedies thereunder. See “Risk Factors—Risks Relating to Our Business and Industry—We may incur costs and suffer other negative consequences resulting from lessee defaults and our attempts to repossess aircraft.” If an aircraft were to be operated without a valid registration, the lessee operator or, in some cases, the owner or lessor might be subject to penalties, which could result in a lien being placed on such aircraft. Lack of registration could have other adverse effects, including inability to operate the aircraft and loss of insurance, which in turn could have a material adverse effect on our financial condition, cash flow and results of operations. We cannot assure you that all lessees will comply with these requirements.

Our limited control over our joint ventures may delay or prevent us from implementing our business strategy, which would have a material adverse effect on our financial condition, cash flow and results of operations.

We may on occasion enter strategic ventures with third parties for the purposes of securing favorable financing, sharing operational risk, and/or to earn management fees. Under our joint venture agreements, we share control over significant decisions with our joint venture partners. Since we do not have full control over our joint ventures and may not be able to exercise control over any future joint venture, we may not be able to require our joint ventures to take actions that we believe are necessary to implement our business strategy. Accordingly, this limited control would have a material adverse effect on our financial condition, cash flow and results of operations.

We are subject to various risks and requirements associated with transacting business in multiple countries which could have a material adverse effect on our financial condition, cash flow and results of operations.

Our international operations expose us to trade and economic sanctions and other restrictions imposed by the United States, the European Union (the “EU”) and other governments or organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act (“FCPA”), and other federal statutes and regulations, including those established by the Office of Foreign Assets Control (“OFAC”). In

addition, the U.K. Bribery Act of 2010 (the “Bribery Act”) prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, operating results and financial condition.

Recent events in Ukraine and Crimea have resulted in the European Union and the United States imposing and escalating sanctions on Russia and certain businesses, sectors and individuals in Russia, including the airline industry. The European Union and the United States have also suspended the granting of certain types of export licenses to Russia. Russia has imposed its own sanctions on certain individuals in the United States and may impose other sanctions on the United States and the European Union and/or certain businesses or individuals from these regions. We cannot assure you that the current sanctions or any further sanctions imposed by the European Union, the United States or other international interests will not materially adversely affect our operations.

We have implemented and maintain policies and procedures designed to ensure compliance by us, our subsidiaries and our directors, officers, employees, consultants and agents with FCPA, OFAC, the Bribery Act and other export control, anti-corruption, anti-terrorism and anti-money laundering laws and regulations. We cannot assure you, however, that our directors, officers, employees, consultants and agents will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners will not engage in conduct which could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of FCPA, OFAC, the Bribery Act and other export control, anti-corruption, anti-terrorism and anti-money laundering laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

A cyber-attack that bypasses our information technology, or IT, security systems, causing an IT security breach, may lead to a material disruption of our IT systems and the loss of business information which may hinder our ability to conduct our business effectively and may result in lost revenues and additional costs.

Parts of our business depend on the secure operation of our computer systems to manage, process, store, and transmit information associated with aircraft leasing. A cyber-attack could adversely impact our daily operations and lead to the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could harm our reputation and result in competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liability. While we devote substantial resources to maintaining adequate levels of cyber-security, our resources and technical sophistication may not be adequate to prevent all types of cyber-attacks.

Conflicts of interest may arise between us and clients who utilize our fleet management services, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Conflicts of interest may arise between us and third-party aircraft owners, financiers and operating lessors who hire us to perform fleet management services such as leasing and remarketing services, cash management and treasury services, technical advisory services, accounting and administrative services. Our servicing contracts generally require that we act in good faith and do not discriminate against serviced aircraft in favor of our owned aircraft. Nevertheless, competing with our fleet management clients in practice may result in strained relationships with them, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Provisions of the Dodd Frank Wall Street Reform and Consumer Protection Act, EU credit risk retention and due diligence requirements may limit our ability to finance new aircraft and refinance existing debt.

Historically we have financed a portion of our aircraft portfolio with securitization debt and we intend to continue to do so in the future. In Europe, the United States and elsewhere there is increased political and regulatory scrutiny of the asset-backed securities industry. This has resulted in the introduction of a number of regulations which are currently at various stages of implementation and which may have an adverse impact on the regulatory capital charge to certain investors in securitization exposures and/or the incentives for certain investors to hold asset-backed securities, and may thereby affect the marketability and liquidity of such securities.

The U.S. Dodd Frank Wall Street Reform and Consumer Protection Act, enacted 21 July 2010 (“Dodd Frank”), has been implemented in part and continues to be implemented by federal regulatory agencies, including the United States Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission, the Federal Deposit Insurance Corporation and the United States Federal Reserve Board, among others. This legislation, among other things: (i) requires United States federal regulators to adopt regulations requiring securitizers or originators to retain at least 5% of the credit risk of securitized exposures unless the underlying exposures meet certain underwriting standards to be determined by regulation; (ii) increases oversight of credit rating agencies; and (iii) requires the SEC to promulgate rules generally prohibiting firms from underwriting or sponsoring a securitization that would result in a material conflict of interest with respect to investors in that securitization. Once fully implemented, Dodd Frank and the regulations promulgated thereunder could materially impact our business, growth prospects and cash flows. In particular, no assurance can be given that any new requirements imposed will not have a significant impact on our business, growth prospects, cash flows or our securitization activities. Provisions under Dodd Frank may require that we modify our business and cash flows structure or lead to additional costs or higher margin posting requirements, which would further impact our ability to finance acquisitions of additional aircraft.

In addition, Article 122a of the Capital Requirements Directive 2006/48/EC (as amended by Directive 2009/111/EC), now replaced from January 1, 2014 by Article 405 of the Capital Requirements Regulation (EU) No 575/2013 (the “CRR”) restricts European Economic Area regulated institutions from investing in asset-backed securities unless the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed to the European Economic Area regulated institution that it will retain, on an ongoing basis, a net economic interest of not less than 5% in respect of certain specified credit risk tranches or asset exposures as contemplated by the CRR. The CRR also requires a European Economic Area regulated institution to be able to demonstrate that it has undertaken certain due diligence in respect of, amongst other things, the securitization debt it has acquired and the underlying exposures, and that procedures are established for such due diligence activities to be conducted on an on-going basis.

Though many aspects of the detail and effect of such requirements remain unclear, the CRR and any other changes to the regulation or regulatory treatment of securitizations in Europe, the United States and elsewhere for some or all potential investors may have a negative impact on our ability to finance new aircraft with asset-backed securities, which in turn could adversely affect our business, growth prospects and cash flows.

New CRA Regulations due to take effect in the EU may increase our cost of regulatory compliance.

On May 31, 2013, the finalized text of Regulation (EU) No. 462/2013 of the European Parliament and of the Council of May 21, 2013 (“CRA3”) amending Regulation (EU) No. 1060/2009 on credit rating agencies (the “CRA Regulation”) was published in the Official Journal of the European Union. The majority of CRA3 became effective on June 20, 2013 (the “CRA3 Effective Date”), although certain provisions will not apply until later. CRA3 makes significant amendments to the CRA Regulation on issues including the reliance of firms on external credit ratings, sovereign debt ratings, competition in the credit rating agency industry, the civil liability of credit rating agencies and the independence of credit rating agencies. CRA3 provides (among other things) issuers, originators and sponsors must disclose on a website to be established by the European Securities and Markets Authority (“ESMA”) specific information on structured finance instruments on an on-going basis.

Although the obligation to publish such information is effective from the CRA3 Effective Date, draft technical standards have not yet been published by ESMA and no such website is currently publicly available. ESMA published on February 11, 2014 draft technical standards to the European Commission in relation to the information to be published in order to comply with this requirement. It is not possible for us or any other party to comply with this disclosure requirement until such time as the technical standards are finalized and the website made available. However, once the disclosure requirements are known, compliance will lead to additional costs, which would impact our business, growth prospects and cash flows.

Creditors of any special purpose companies used for our financings will have priority over our shareholders in the event of a distribution of such subsidiaries’ assets.

Currently, all of the aircraft we acquire are held in separate special purpose companies that are either subsidiaries of the Company or “orphan” companies whose shares are held in trust. Liens on those assets are held by a collateral agent for the benefit of the lenders under the respective facility. In addition, funds generated from the lease of aircraft generally are applied first to amounts due to lenders, with certain exceptions. Creditors of such entities will have priority over us and our shareholders in any distribution of any such entity’s assets in a liquidation, reorganization or otherwise.

We may lose our foreign private issuer status which would then require us to comply with domestic reporting regime under the Securities Exchange Act of 1934, as amended, and cause us to incur significant legal, accounting and other expenses.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act and, therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States or (b) (i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than 50 percent of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors (“Board”).

As a result of becoming a public company, we will incur increased costs and become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

We have historically operated our business as a private company. After this offering, we will be required to file certain reports under the Exchange Act with the SEC with respect to our business and financial condition. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

•	prepare and distribute certain reports and other shareholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

•	create or expand the roles and duties of our Board and the committees thereof;

•	institute comprehensive financial reporting and disclosure compliance functions;

•	supplement our internal accounting, auditing and tax functions, including hiring additional staff with expertise in public company accounting and financial reporting;

•	enhance and formalize closing procedures at the end of our accounting periods;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

We expect these changes will increase our legal and financial compliance costs and make some activities more time consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These changes will also require a significant commitment of additional resources and our management’s and Board’s attention. We may not be successful in implementing these requirements and this could materially and adversely affect our business and results of operations. In addition, these laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially civil litigation. If we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired.

We are exposed to significant regional political and economic risks due to the location of our lessees in certain geographical regions, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Through our lessees, we are exposed to local economic and political conditions in multiple regions, including the Middle East, Africa, Asia/Pacific, Europe, Latin America and North America. Such conditions can be adverse to us, and may include additional regulation or, in extreme cases, seizure of our aircraft. The effect of these conditions on payments to us will be more or less pronounced depending on the concentration of lessees in the region with adverse conditions. We have our largest concentration of leases in emerging markets in Asia, followed by Europe and Latin America. Severe recession in any of these regions, or the inability to resolve financial or political emergencies in any particular region where we have many customers, could result in additional failures of airlines and could have a material adverse effect on our financial condition, cash flow and results of operations.

We derived approximately 51.8% and 57.8% of our lease revenues for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, from airlines in emerging market countries. Emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges. The emerging markets in which our aircraft’s lessees are based include Brazil, Chile, China, Colombia, Ethiopia, Hungary, India, Indonesia, Malaysia, Mexico, the Philippines, Russia, Taiwan, Thailand, Turkey and the United Arab Emirates. These countries may experience significant fluctuations in GDP, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of unexpected taxes or other charges by government authorities. Legal systems in emerging market countries may be less developed. For example, certain countries may not have fully implemented the Cape Town Convention on International Interests in Mobile Equipment, a treaty that, among other things, established international standards for the registration, protection and enforcement of lessors’ and financiers’ rights in aircraft, which could make it more difficult for us to enforce our legal rights in such countries. The occurrence of any of these events in markets served by our lessees, particularly if combined with high fuel prices, could adversely affect the value of our aircraft subject to lease in such regions or the ability of our lessees that operate in these markets to meet their lease obligations.

The effects of various environmental laws and regulations may negatively affect the airline industry, which may in turn have a material adverse effect on our financial condition, cash flow and results of operations.

The airline industry is subject to various environmental laws and regulations, which are subject to change and have become more stringent. In particular, governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example numerous international jurisdictions have adopted noise regulations applicable to aircraft. The United States and the International Civil Aviation Organization (“ICAO”) have adopted standards for noise levels applicable to engines manufactured or certified on or after 2006. The EU, which imposes similar standards, has established a framework imposing operating limits on aircraft that do not comply with those standards.

In addition, the United States and other jurisdictions have stringent limits on nitrogen oxide, carbon monoxide and carbon dioxide emissions from engines. Further, European countries generally have more strict environmental regulations and, in particular, the European Parliament has included aviation in the European Emissions Trading Scheme (“ETS”), which regulates greenhouse gas emissions. While carbon emissions from intra-EU flights are subject to EU ETS and international flights outside of the EU were meant to be subject to EU ETS, the EU recently suspended the enforcement of the ETS requirements for such extra-EU flights, instead deferring to a proposal issued by the ICAO in October 2013 to develop a global cap and trade program to reduce international aviation emissions, which would be in force by 2020. The potential impact of ETS and the forthcoming ICAO requirements on costs will ultimately depend on a number of factors, including baseline emissions, the price of emission credits and the number of future flights subject to ETS and the forthcoming ICAO requirements. These costs have not been completely defined and may fluctuate. Any and all of the foregoing regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in our aircraft and engines to make them compliant.

In addition, climate change legislation has in the past been introduced in the United States, including a proposal to require transportation fuel producers and importers to purchase greenhouse gas emission credits. It is currently unknown, however, if any such or future legislation will pass the United States Congress or, if passed and enacted into law, how it would specifically apply to the airline industry. Such legislation or regulation may have a materially adverse impact on the airline industry, particularly if regulators were to conclude that greenhouse gas emissions from commercial aircraft cause significant harm to the upper atmosphere or have a greater impact on climate change than other industries. Potential actions may include the imposition of requirements to purchase emission offsets or credits, which could require participation in emission trading (such as is required in the EU), substantial taxes on emissions and growth restrictions on airline operations, among other potential regulatory actions.

Compliance with current or future legislation, regulations, taxes or duties imposed to deal with environmental concerns could cause the lessees to incur higher costs and lead to higher ticket prices, which could mean lower demand for travel, thereby generating lower net revenues and resulting in an adverse impact on the financial condition of our lessees. Consequently, such compliance may affect our lessees’ ability to make rental and other lease payments and reduce the value received for the aircraft upon any disposition, which would have a material adverse effect on our financial condition, cash flow and results of operations.

We are subject to various laws and regulations that could have a material adverse effect on our financial condition, cash flow and results of operations.

In addition to the general aviation authority regulations and requirements regarding maintenance of the aircraft, aircraft may be subject to further maintenance or modification requirements imposed by airworthiness directives issued by aviation authorities. Airworthiness directives and similar requirements typically set forth particular special maintenance actions or modifications to certain aircraft types or models that the owners or operators of aircraft must implement.

Each lessee generally is responsible for complying with all or a substantial portion of airworthiness directives applicable to its aircraft and is required to maintain the aircraft’s airworthiness. However, if a lessee fails to satisfy its obligations, or if we have obligations as to contributions towards the cost of compliance with airworthiness directives (or similar requirements) under a lease or if the aircraft is not subject to a lease, we may be forced to bear (or, to the extent required under the relevant lease, to share) the cost of any airworthiness directives compliance, which could have a material adverse effect on our financial condition, cash flow and results of operations.

A new standard for lease accounting is expected to be announced in the future, but we are unable to predict the impact of such a standard at this time.

In August 2010, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) issued an Exposure Draft on Lease Accounting (“Exposure Draft”) that proposes substantial changes to existing lease accounting that will affect all lease arrangements. Subsequent meetings of the joint committee of the FASB and the IASB have made further changes to the proposed lease accounting standard.

The FASB and the IASB issued a revised Exposure Draft in May 2013. The proposal did not include a proposed effective date; rather it stated that the feedback of interested parties would be considered and that the FASB and IASB are aware that the proposals affect almost every reporting entity and that the proposed changes to accounting for leases are significant.

In March 2014, the FASB and the IASB continued redeliberations of the proposals included in the May 2013 Exposure Draft, specifically discussing the following topics: (1) lessee accounting model, (2) lessor accounting model, (3) lessor Type A accounting, (4) lessee small-ticket leases, (5) lease term, and (6) lessee accounting: short-term leases. While the FASB and the IASB made tentative decisions on these items, they did not reach the same conclusions with respect to every item.

Under the current proposed accounting model, lessees will be required to record an asset representing the right to use the leased item for the lease term (the “Right-of-Use Asset”) and a liability to make lease payments. The Right-of-Use Asset and liability incorporate the rights arising under the lease and are based on the lessee’s assessment of expected payments to be made over the lease term. For Right-of-Use assets, the FASB supported a dual-model approach that would allow lessees to use a straight-line expense pattern for certain leases, whereas the IASB supported a single-model approach under which all leases would be treated as financing arrangements.

The FASB and the IASB tentatively agreed to make only minor modifications to the current lessor model. That is, lessors would consider criteria similar to the existing lease classification criteria under IAS 17 to determine the accounting from the lessor standpoint. However, the FASB and the IASB’s approaches differed as follows:

•	FASB approach—Type A leases that include a manufacturer’s profit would be precluded from immediate profit recognition unless control of the leased asset (as evaluated under the proposed revenue recognition standard) were transferred to the lessee.

•	IASB approach—Profit recognition should be accounted for in accordance with existing manufacturer or dealer-lessor guidance.

The FASB and the IASB continue to deliberate on the proposed accounting standard. Currently, management is unable to assess what impact the adoption of the new finalized lease standard would have on our financial statements.

Risks Relating to Our Common Shares and this Offering

The market price and trading volume of our common shares may be volatile, which could result in rapid and substantial losses for our shareholders.

The market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your common shares at or above your purchase price, if at all. Some of the factors that could negatively affect our common share price or result in fluctuations in the price or trading volume of our common shares include:

•	variations in our quarterly operating results which can fluctuate as a result of, among other factors, the timing of aircraft sales which can significantly affect our revenues, adjustments to our accrued maintenance liability and changes in interest rates that can affect the value of derivatives which we mark to market;

•	failure to meet earnings estimates;

•	publication of research reports about us, other aircraft lessors or the aviation industry or the failure of securities analysts to cover our common shares after this offering;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or equity securities we may issue in the future;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation about our business in the press or investment community;

•	changes or proposed changes in laws or regulations affecting the aviation industry or enforcement of these laws and regulations or announcements relating to these matters; and

•	general market, political and economic conditions and local conditions in the markets which our lessees are located.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of companies’ common shares, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our common shares shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This kind of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our common shares have no prior trading history in the United States or elsewhere, and an active market may not develop.

Prior to this offering there has been no public market for our common shares. The initial public offering price for our common shares will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering. Although our common shares have been approved for listing on the NYSE, an active trading market for our common shares may never develop or may not be sustained following this offering. If an active market for our common shares does not develop, it may be difficult to sell your shares at all.

Future sales of common shares by our existing shareholders could cause our common share price to decline which could adversely affect our ability to fund our growth and operations.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common shares in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus no longer apply, the trading price of our common shares could decline. Upon completion of this offering we will have a total of 80,952,381 common shares issued and outstanding. All of the common shares sold in this offering will be freely tradable, without restriction, in the public market, unless held by our affiliates.

The underwriters of this offering may, in their sole discretion, permit our officers, directors, and our Sponsors who are subject to the contractual lock-up to sell common shares prior to the expiration of the lock-up agreements.

We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus, although those lock-up agreements may be extended for up to an additional 18 days under certain circumstances. After the lock-up agreements expire, an additional 67,418,291 common shares will be eligible for sale in the public market, assuming an initial offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus). Of these common shares, 67,163,924 are held by affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

Additionally, we intend to register common shares for issuance under our Incentive Plan. Such shares may be freely sold in the public market upon issuance, unless restricted pursuant to their terms. Further, we expect to enter into the Shareholders’ Agreement with our Sponsors that will, among other things, require us to file a registration statement to register the resale of the common shares held by our Sponsors, their Syndicatees and certain members of management and to cooperate in certain public offerings of such shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction in the public market immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates. Sales of a substantial number of our common shares, or the perception in the market that the holders of a large number of shares intend to sell, could reduce the market price of our common shares.

The exercise of existing nominal price options, and nominal price options that we may issue in the future, may dilute all other shareholdings.

We have previously issued to certain members of management and employees, and may issue in the future under the Incentive Plan, options with a nominal exercise price. Immediately following this offering, assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus) 662,500 common shares will be held by the Trust in respect of nominal price options and other awards subject to certain vesting requirements. To the extent that these awards become vested (and with respect to options, are ultimately exercised) you will incur dilution.

Our Sponsors will continue to exert significant influence over us after the consummation of this offering and their interests may conflict with those of the other shareholders or with each other.

Following the completion of this offering, our Sponsors and their Syndicatees will beneficially own approximately 79.5% of our issued and outstanding common shares in the aggregate, or 76.9% if the underwriters exercise their option to purchase additional shares in full. Prior to the completion of this offering, we expect to enter into the Shareholders’ Agreement with our Sponsors. The Shareholders’ Agreement will enable three of our Sponsors to each nominate two directors to our Board, which collectively represents a majority of our Board, so long as each such Sponsor, together with its Syndicatees, own at least 10% of our outstanding common shares. These Sponsors will continue to have board nomination rights until such ownership levels decrease to below 5% of our outstanding common shares. The Sponsors and their Syndicatees will agree to vote for such nominees. The Shareholders’ Agreement will also provide that for so long as the Sponsors and their Syndicatees hold in the aggregate at least 25% of our Outstanding Shares, the matters specified under “Certain

Relationships and Related Party Transactions—Shareholders’ Agreement—Shareholder Reserved Matters” will require the prior approval of Sponsors holding (together with their Syndicatees) a majority of the common shares then held by all Sponsors and Syndicatees. In addition, for so long as the Sponsors and their Syndicatees hold in the aggregate at least 25% of the Outstanding Shares, the matters specified under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Board Reserved Matters” will require the affirmative vote of a majority of the Majority Sponsor Directors. As a result, we are, and after this offering will be, controlled by our Sponsors, and our Sponsors will be able to exercise effective control over our management and affairs and matters requiring shareholder approval, even after the Sponsors and their Syndicatees no longer collectively own a majority of our common shares. Accordingly, our Sponsors will be able to veto a matter that may otherwise be approved by the requisite vote of our other shareholders. This may adversely affect the trading price for our common shares because investors may perceive disadvantages in owning shares in companies with controlling shareholders. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other shareholders. The interests of our Sponsors may conflict with your interests as a holder of our common shares.

We are exempt from some of the corporate governance requirements of the NYSE.

We are a foreign private issuer, as defined by the SEC for purposes of the Exchange Act. As a result, for so long as we remain a foreign private issuer (or a “controlled company” within the meaning of the NYSE rules), we will be exempt from, and you will not be provided with the benefits of, some of the corporate governance requirements of the NYSE. We are permitted to follow the practice of companies incorporated in the Cayman Islands in lieu of the provisions of the NYSE corporate governance rules, except that:

•	we are required to have an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act;

•	we are required to disclose any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under NYSE listing standards;

•	our chief executive officer is obligated to promptly notify the NYSE in writing after any of our executive officers becomes aware of any non-compliance with any applicable provisions of NYSE corporate governance rules; and

•	we must submit an executed written affirmation regarding our compliance with NYSE rules annually to the NYSE. In addition, we must submit an interim written affirmation within five business days of certain events as and when required by the interim written affirmation form specified by the NYSE.

The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers with shares listed on the NYSE. Under the laws of the Cayman Islands there are no director independence requirements. We intend to rely on the following exemptions as a foreign private issuer listed on the NYSE:

•	a majority of our Board will not be independent;

•	we do not expect that the remuneration committee or the nominating and corporate governance committee of our Board will be comprised solely of independent directors;

•	we will not hold at least one executive session of solely independent members of our Board each year; and

•	we will not adopt corporate governance guidelines.

As a result of our foreign private issuer status, you will not be provided with the benefits of certain corporate governance requirements of the NYSE, which may adversely affect the market price of our common shares.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic issuer, which may limit the information available to our shareholders.

We are a “foreign private issuer” as defined under U.S. securities laws. Even though we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act that domestic issuers are subject to.

We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, our shareholders will have more limited information about the Company with which to evaluate our performance than they would if we were a U.S. issuer.

Our Sponsors have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar businesses as us.

Our Sponsors have other business activities in addition to their ownership of us. Our Sponsors have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar businesses as us, do business with any of our customers, partners or vendors, or employ or otherwise engage any of our officers, directors or employees. If our Sponsors or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of one of our Sponsors acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty to us and is not liable to us if such Sponsor pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Holders of our common shares will not be able to trade those shares on any exchange outside the United States.

We do not intend to apply to have our common shares listed on any exchange other than in the United States on the NYSE. As a result, a holder of our common shares outside the United States may not be able to sell those common shares as readily as such holder would be able to if our common shares were listed on a stock exchange in that holder’s home jurisdiction.

We do not anticipate paying cash dividends on our common shares, which could reduce the return on your investment.

We do not expect to pay cash dividends on our common shares in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Accordingly, any return on your investment must come from appreciation of our common shares.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations and to pay dividends.

We have no direct operations and derive all of our cash flow from our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments or distributions to meet our operating needs and to pay dividends. Legal and contractual restrictions in any existing and future outstanding indebtedness we or our subsidiaries incur, may limit our ability to obtain cash from our subsidiaries. Certain of our existing debt agreements contain financial covenants, including minimum tangible net worth requirements ranging from $50 million to $900 million, minimum unrestricted cash requirements of $10 million and maximum debt to equity ratio requirements, the most restrictive of which is 4.5:1, that may limit the ability of our subsidiaries to pay dividends or make other distributions to us. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or make other distributions to us.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common shares, the price of our shares could decline.

We believe that the trading price for our common shares will be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our common shares, the price of our common shares could decline. If one or more of these analysts cease coverage of the Company, we could lose visibility in the market for our common shares, which in turn could cause our share price to decline.

We are an “emerging growth company.” If we were to utilize the reduced disclosure requirements applicable to emerging growth companies in the future, our common shares could be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We have not relied upon the exemptions from various reporting requirements that are available to “emerging growth companies” in the preparation of this prospectus. We do not currently intend to rely on any such exemptions with respect to our future reporting obligations, but could elect to do so. These exemptions include, but are not limited to:

•	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting.

Although we do not intend to rely on any of the reporting exemptions available to an emerging growth company, we are permitted to and have relied on the reporting requirements applicable to a foreign private issuer. See “—As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic issuer, which may limit the information available to our shareholders.”

The JOBS Act also provides that an “emerging growth company” may utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Pursuant to Section 107(b) of the JOBS Act, we have chosen to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Under the JOBS Act, our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year during which we have gross revenues of $1.0 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period, and (iv) the date we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the trading price of our common shares may be depressed or more volatile.

Risks Relating to Investment in a Cayman Islands Company

Certain provisions of Cayman Islands law and our organizational documents could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions of Cayman Islands law and our organizational documents could make it more difficult or more expensive for a third party to acquire us.

Our amended and restated memorandum and articles of association (our “memorandum and articles of association”) contain provisions that could delay, defer or discourage a change in control of us or management. These provisions could also discourage a proxy contest and make it more difficult for shareholders to elect directors and take other corporate actions. Such provisions and certain provisions of Cayman Islands law, as discussed below, could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

Our memorandum and articles of association permit our Board to issue preference shares from time to time, with such rights and preferences as they consider appropriate. Our Board could authorize the issuance of preference shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction.

In addition, our memorandum and articles of association contain certain other provisions which could have an effect of discouraging a takeover or other transaction or preventing or making it more difficult for shareholders to change the direction or management of the Company, including, the inability of shareholders to act by written consent, a limitation on the ability of shareholders to call special meetings of shareholders and advance notice provisions. As a result, our shareholders may have less input into the management of the Company than they might otherwise have if these provisions were not included in our memorandum and articles of association.

The Cayman Islands have provisions under the Companies Law (2013 Revision) (the “Companies Law”) to facilitate mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. These provisions, contained within Part XVI of the Companies Law, are broadly similar to the merger provisions as provided for under Delaware Law.

There are however a number of important differences that could impede a takeover. First, the threshold for approval of the merger plan by shareholders is higher. The threshold is a special resolution of the shareholders (being 66 2⁄3% of those present in person or by proxy and voting) together with such other authorization, if any, as may be specified in the memorandum and articles of association.

Additionally, the consent of each holder of a fixed or floating security interest (in essence a documented security interest as opposed to one arising by operation of law) is required to be obtained unless the Grand Court of the Cayman Islands waives such requirement.

The merger provisions contained within Part XVI of the Companies Law do contain shareholder appraisal rights similar to those provided for under Delaware law. Such rights are limited to a merger under Part XVI and do not apply to schemes of arrangement as discussed below.

The Companies Law also contains separate statutory provisions that provide for the merger, reconstruction and amalgamation of companies. These are commonly referred to in the Cayman Islands as “schemes of arrangement.”

The procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law and practice, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders’ meeting by a majority of each class of the company’s shareholders who are present and voting (either in person or by proxy) at such meeting. The shares voted in favor of the scheme of arrangement must also represent at least 75% of the value of each relevant class of the company’s shareholders present and voting at the meeting. The convening of these meetings and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect creditors’ interests. Furthermore, the court will only approve a scheme of arrangement if it is satisfied that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders who voted at the meeting in question fairly represent the relevant class of shareholders to which they belong;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If the scheme of arrangement is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, if an offer by a third party to purchase shares in us has been approved by the holders of at least 90% of our issued and outstanding shares (not including such a third party) pursuant to an offer within a four-month period of making such an offer, the purchaser may, during the two months following expiration of the four-month period, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90% of our issued and outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Holders of our common shares may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our memorandum and articles of association, by the Companies Law, and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, shareholders may have more difficulty in protecting their interests in the face of actions by our management or Board than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies such as Avolon have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of our shareholders. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

A shareholder can bring a suit personally where its individual rights have been, or are about to be, infringed. Where an action is brought to redress any loss or damage suffered by us, we would be the proper plaintiff, and a shareholder could not ordinarily maintain an action on our behalf, except where it was permitted by the courts of the Cayman Islands to proceed with a derivative action. Our Cayman Islands counsel, Maples and Calder, is not aware of any reported decisions in relation to a derivative action brought in a Cayman Islands court. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, a shareholder may be permitted to bring a claim derivatively on the Company’s behalf, where:

•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not acting outside the scope of its corporate authority, could be effected only if authorized by more than a simple majority vote; or

•	those who control the company are perpetrating a “fraud on the minority.”

There is uncertainty as to shareholders’ ability to enforce certain foreign civil liabilities in the Cayman Islands or Ireland.

Avolon is an exempted company incorporated with limited liability under the laws of the Cayman Islands and is tax resident in Ireland where our corporate headquarters is located. Substantially all of our assets are located outside of the United States. As a result, it may be difficult for our shareholders to enforce judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States against us.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will—based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given—recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (1) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, or (2) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by Maples and Calder, Irish counsel to the Company, that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

Risks Relating to Taxation

Changes in our effective tax rate may reduce our net income in future periods.

Avolon Holdings will take steps to ensure that it remains tax resident in Ireland. We believe that, as an Irish tax resident entity, our status should improve our ability to maintain a competitive worldwide effective corporate tax rate; however, we cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. In general, under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland. Trading income (active business income) of an Irish resident company is generally taxable at the Irish corporation tax rate of 12.5%. Non-trading income of an Irish resident company is taxable at a rate of 25% and capital gains at a rate of 33%. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs, we could become, or be regarded as having become, tax resident in a jurisdiction other than Ireland. Should we cease to be an Irish tax resident, we may be subject to a charge to Irish capital gains tax as a result of a deemed disposal of our assets. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland, the United States and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

A number of factors may increase our future effective tax rates, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	loss of tax treaty benefits in one or more jurisdictions;

•	changes in the valuation of our deferred tax assets and liabilities;

•	increases in expense not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions;

•	changes in available tax credits;

•	changes in share-based compensation;

•	changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and

•	challenges to the transfer pricing policies related to our structure.

Our tax position could be adversely impacted by changes in tax rates generally, tax laws, tax treaties or tax regulations or changes in the interpretation of such laws, treaties or regulations by the tax authorities in Ireland, the United States and other jurisdictions.

Such changes may be more likely or become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. For example, Ireland has suffered from the consequences of worldwide adverse economic conditions and the credit ratings on its debt have been downgraded. Such changes could cause a material and adverse change in our worldwide effective tax rate and we may have to take action, at potentially significant expense, to seek to mitigate the effect of such changes. In addition, any amendments to the current double taxation treaties between Ireland and other jurisdictions, including the United States, could subject us to increased taxation.

Failure to manage the risks associated with such changes, or misinterpretation of the laws relating to taxation, could result in increased charges, financial loss, including penalties, and reputational damage and materially and adversely affect our results, financial condition and prospects.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes that could have a material adverse effect on our financial condition, cash flow and results of operations.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our operations on a tax-efficient basis in these jurisdictions, our operations may be subject to significant income and other taxes. Moreover, as our aircraft are operated by our lessees in multiple jurisdictions, we may have nexus or taxable presence as a result of our aircraft operating in various jurisdictions. Such operations may result in us being subject to various foreign, state and local taxes in such jurisdictions. Our leases typically require our lessees to indemnify us in respect of any such taxes but if any lease does not require such indemnification or if any lessees fail to make such indemnification, our financial condition, cash flow and results of operations could be materially adversely affected if we become subject to significant income and other taxes that we are not currently subject to.

We may be or may become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.

Whether the Company is or may be a PFIC is a complex determination based on all of the relevant facts and circumstances, including the classification of various assets and income under the PFIC rules. While the Company does not believe it is a PFIC, there can be no assurances that this is the case. Further, this determination must be made annually and our circumstances may change in any given year. We do not intend to make decisions regarding our business operations with the specific purpose of reducing the likelihood of our becoming a PFIC. Accordingly, our business plan may result in our engaging in activities that could cause us to become a PFIC. If we are or become a PFIC, U.S. Holders may be subject to increased U.S. federal income taxes on a sale or other disposition of our common shares and on the receipt of certain distributions and will be subject to increased U.S. federal income tax reporting requirements. See “Taxation—Material U.S. Federal Income Tax Considerations” for a more detailed discussion of the consequences if we are treated as a PFIC.

We may fail to qualify for tax treaty benefits, U.S. statutory tax exemptions and withholding tax exemptions, which would reduce our net income and cash flow by the amount of the applicable tax.

Some of our aircraft are leased for use within the United States and special U.S. tax rules apply to U.S. source transportation income, which would include lease revenue from aircraft used for flights to or from the United States. U.S. source transportation income that is not connected with a U.S. trade or business may be subject to 30% withholding tax or, alternatively, could be subject to a 4% gross transportation tax. U.S. source transportation income connected to a U.S. trade or business may be taxable in the United States on a net income basis. In order for us to be exempt from U.S. federal income taxation on each category of U.S. source transportation income, we must qualify for benefits of the tax treaty between the United States and Ireland (the “Tax Treaty”) and must not maintain a “permanent establishment” within the United States. Qualification for benefits under the Tax Treaty depends on many factors, including that our principal class of shares be substantially and regularly traded on one or more recognized stock exchanges. We may not satisfy all the requirements of the Tax Treaty and thereby may not qualify each year for the benefits of the Tax Treaty. Similarly, whether or not we maintain a permanent establishment within the United States depends on a number of factors, and there can be no assurance that we will not be treated as having a permanent establishment. Failure to so qualify for benefits of the Tax Treaty or the maintenance of a permanent establishment within the United States could result in the income attributable to aircraft used for flights to, from or within the United States being subject to U.S. federal income taxation. The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements, beliefs or opinions, including statements with respect to our business, financial condition, results of operations and plans. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control and all of which are based on our management’s current beliefs and expectations about future events. Forward-looking statements are sometimes identified by the use of forward-looking terminology such as “believe,” “expects,” “may,” “will,” “could,” “should,” “shall,” “risk,” “intends,” “estimates,” “aims,” “plans,” “predicts,” “continues,” “assumes,” “positioned” or “anticipates” or the negative thereof, other variations thereon or comparable terminology or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts. Forward-looking statements may and often do differ materially from actual results. No assurance can be given that such future results will be achieved. Forward-looking statements appear in a number of places throughout this document and include statements regarding the intentions, beliefs or current expectations of our management or those of ICF with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to our business concerning, among other things, the results of operations, financial condition, liquidity, prospects, growth, strategies, and our dividend policy and the industry in which we operate, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and assumptions include, but are not limited to, the following:

•	general economic and financial conditions;

•	the financial condition of our lessees;

•	our ability to obtain additional capital to finance our growth and operations on attractive terms;

•	decline in the value of our aircraft and market rates for leases;

•	the loss of key personnel;

•	lessee defaults and attempts to repossess aircraft;

•	our ability to regularly sell aircraft;

•	our ability to successfully re-lease our existing aircraft and lease new aircraft;

•	our ability to negotiate and enter into profitable leases;

•	periods of aircraft oversupply during which lease rates and aircraft values decline;

•	changes in the appraised value of our aircraft;

•	changes in interest rates;

•	competition from other aircraft lessors; and

•	the limited number of aircraft and engine manufacturers.

These and other important factors, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, may cause our actual events or results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements contained in this prospectus. Such forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update these forward-looking statements contained in the prospectus to reflect any change in our expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.

USE OF PROCEEDS

All of the common shares offered by this prospectus will be sold by the selling shareholders. We will not receive any proceeds from the sale of such common shares by the selling shareholders. We have agreed to pay the expenses of this offering, other than underwriting discounts and commissions.

DIVIDEND POLICY

We currently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will depend on the discretion of our Board, and will also depend on, among other things, our financial condition, results of operations, capital requirements, general business conditions, and any contractual restrictions and other factors that our Board may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business.

We are a holding company and have no material assets other than our direct and indirect ownership of our operating subsidiaries. If we were to distribute a dividend at some point in the future, we would cause the operating subsidiaries to make distributions to us in an amount sufficient to cover any such dividends. Certain of our subsidiaries’ financing agreements limit their ability to make distributions to us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014 (1) on an actual basis (presenting the amounts as reported in the historical financial results of Avolon S.à r.l. (our predecessor for accounting purposes)) and (2) on an as adjusted basis to give effect to the Reorganization as if it had occurred on September 30, 2014, and assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus.

This table should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Avolon S.à r.l.’s consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2014
	Actual	As Adjusted (1)
	(unaudited)
(in thousands)
Cash and cash equivalents	$95,869	$95,869
Restricted cash(2)	217,143	217,143
Debt:
Non-recourse term facilities	$867,973	$867,973
Full recourse term facilities	1,833,982	1,833,982
Securitization	598,340	598,340
ECA and EXIM backed facilities	558,825	558,825
Warehouse facility	92,173	92,173
Lines of credit	210,214	210,214
Loan interest accrued but not paid	10,859	10,859
Capital lease obligation (including interest accrued but not paid)	85,981	85,981

Total indebtedness(3)	$4,258,347	$4,258,347

Temporary equity and shareholders’ equity:
Class A common stock	4,265	—
Class B common stock	1,373,728	—
Class C common stock	441	—
Common shares	—	1,378,434
Other reserve	—	13,907
Legal reserve	13,907	—

Total temporary equity and shareholders’ equity(4)	$1,392,341	$1,392,341

Total capitalization	$5,650,688	$5,650,688

(1)	Does not give effect to an estimated $5.5 million of expenses payable by us in connection with this offering.
(2)	Restricted cash comprises cash held by us but which is ring-fenced or used as security for specific financing arrangements, and to which we do not have unfettered access.
(3)	As of September 30, 2014, we also had $1,296.5 million of undrawn debt facilities, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities.
(4)	As adjusted shareholders’ equity does not give effect to the one-time share-based compensation expense at the time of the Share Exchange in respect of the founder shares subscribed for by the management investment vehicles and the Trustee in connection with the formation of Avolon Holdings of $30.3 million, assuming an initial offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus). The one-time share-based compensation expense at the time of the Share Exchange would be $50.7 million assuming an initial public offering price of $21.00, the low end of the price range, and $28.5 million assuming an initial public offering price of $23.00, the high end of the price range. In addition, as adjusted shareholders’ equity does not give effect to the share-based compensation expense of $2.1 million in respect of the options granted to certain of our employees in 2013 to acquire shares of Avolon S.à r.l.

OUR CORPORATE REORGANIZATION

Avolon Holdings was incorporated in the Cayman Islands as an exempted company with limited liability on June 5, 2014 for purposes of effectuating our initial public offering and is tax resident in Ireland. Avolon Holdings has a nominal issued share capital (the “Founder Share Capital”), all of which is beneficially owned by management and certain other employees of Avolon and the Trustee, and has engaged in operations and activities incidental to its formation, the Reorganization and the initial public offering of our common shares. Avolon Holdings will have only nominal assets and no liabilities prior to the Share Exchange. Immediately prior to the Share Exchange, Avolon Holdings will effect the 137.5476-for-1 Share Split of the Founder Share Capital, assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus. At the low end of the price range, the Share Split would be 241.3104-for-1 and at the high end of the price range, the Share Split would be 123.9806-for-1.

Avolon S.à r.l. was incorporated in May 2010 as a private limited liability company under the laws of Luxembourg. Pursuant to Avolon S.à r.l.’s articles of association and the investment and shareholders deed adopted at the time of its formation (together, the “Formation Documents”), the Company will effectuate an “exit” transaction constituting an initial public offering (an “IPO exit”) upon receipt of consent of a majority in interest held by Cinven, CVC and Oak Hill Capital Funds. This offering will constitute an IPO exit under the Formation Documents.

Pursuant to the Formation Documents, the existing shareholders agreed to take certain actions in connection with an IPO exit, including exchanging their existing shares for shares in an IPO entity. Accordingly, Avolon Holdings intends to enter into a share exchange agreement with the shareholders of Avolon S.à r.l. pursuant to which each shareholder will transfer all of its outstanding shares of Avolon S.à r.l. to Avolon Holdings in exchange for the issuance by Avolon Holdings of an aggregate of 79,576,905 of its common shares, assuming an initial public offering price of $22.00, the midpoint of the price range on the cover of this prospectus, prior to consummation of this offering. Avolon Holdings will issue 78,539,277 common shares in the Share Exchange at the low end of the price range and 79,712,575 common shares at the high end of the price range. Upon the transfer of Avolon S.à r.l.’s shares to Avolon Holdings, and corresponding issue of common shares to Avolon S.à r.l. by Avolon Holdings, Avolon S.à r.l. will become a direct, wholly owned subsidiary of Avolon Holdings.

Avolon S.à r.l. currently has outstanding three classes of shares. The Class A shares are founder shares and are beneficially owned by management and certain other employees of Avolon and the Trustee. The Trustee has issued options over the Class A shares held by it to certain employees. The Class B shares are beneficially owned by the Sponsors and certain other investors. The Class C shares are beneficially owned by certain members of management. Upon an IPO exit, in accordance with the Formation Documents, each class of shares carries the right to a return based on the equity value of the Company at the time of the IPO. The amount of return for each class will depend upon whether specified exit thresholds have been reached. The Class A share return will increase disproportionately as the Class B and Class C share returns increase above a specified threshold. The number of common shares of Avolon Holdings to be received by each class in the Share Exchange will be based on the amount of the return due to such class, divided by the initial public offering price, subject in each case to reduction based on the value of the Founder Share Capital, as described below. Unexercised options over Class A shares will rollover into nominal price options over common shares on the same basis. Following the Share Exchange, we will grant the Pre-IPO Options under the Incentive Plan based on the Founder Share Capital held by the Trustee immediately following the Share Split. Avolon Holdings will issue a single class of common shares in the Share Exchange.

The equity value attributable to the Class A shareholders and the holders of the Founder Share Capital after giving effect to the Reorganization has been fixed (on an aggregate basis), which has the effect of fixing the number of common shares to be issued to the Class B shareholders and the Class C shareholders in the Share Exchange. However, the number of common shares to be issued to the Class A shareholders in the Share Exchange and the value of the Founder Share Capital are each dependent on the initial public offering price. Accordingly, the number of common shares to be issued to the Class A shareholders in the Share Exchange will increase or decrease inversely proportionately with an increase or decrease in the number of shares of Founder

Share Capital resulting from the Share Split, in each case based on the assumed initial public offering price. The total number of common shares to be beneficially owned by the Class A shareholders and the holders of the Founder Share Capital (on an aggregate basis) after giving effect to the Reorganization will remain the same, regardless of the assumed initial public offering price.

As a result of the foregoing, immediately after giving effect to the Reorganization but prior to the sale of common shares in this offering, our Sponsors would beneficially own 81.4% of our outstanding common shares, the Syndicatees would beneficially own 14.9%, management and employees would beneficially own 3.3%, and the Trustee would hold 0.4% for the benefit of the Trust, regardless of the assumed initial public offering price. The initial public offering price will not impact the proportion of the outstanding common shares offered for sale by the selling shareholders in this offering. Upon completion of this offering, the public will own 16.8% of our common shares, or 19.4% assuming full exercise by the underwriters of their over-allotment option, regardless of the initial public offering price.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for the periods and as of the dates indicated. The balance sheet data as of December 31, 2012 and 2013 and the summary consolidated income statement data and cash flow data for each of the years ended December 31, 2011, 2012 and 2013 are derived from, and qualified by reference to, Avolon S.à r.l.’s audited consolidated financial statements included elsewhere in this prospectus.

The balance sheet data as of September 30, 2014 and the summary consolidated income statement data and cash flow data for the nine months ended September 30, 2013 and 2014 are derived from, and qualified by reference to, Avolon S.à r.l.’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information set forth below on the same basis as Avolon S.à r.l.’s audited consolidated financial statements and have included all adjustments that we consider necessary for a fair presentation of our financial position and results of operations for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

In connection with this offering, we converted our audited financial statements from International Financial Reporting Standards as adopted by the European Union to U.S. GAAP. As we had only seven full months of operations in 2010, we believe the results for the period May 21, 2010 (the date of inception) through December 31, 2010 are not meaningful and not representative of the business. Accordingly, the financial statements for such period were not converted to U.S. GAAP. In addition, balance sheets as of December 31, 2011 and September 30, 2013 are not required in the consolidated financial statements included elsewhere in this prospectus and, accordingly, were not converted to U.S. GAAP. The corresponding financial data for periods not converted to U.S. GAAP have been omitted from the table below.

Avolon Holdings is a newly formed holding company and has engaged in operations and activities incidental to its formation, the Reorganization and the initial public offering of our common shares. Accordingly, selected financial information for Avolon Holdings is not presented.

Our historical results are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Avolon S.à r.l.’s consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands)	2011	2012	2013	2013	2014
				(unaudited)
Statement of Operations Data:
Revenues:
Lease revenue	$133,586	$312,744	$415,006	$302,462	$378,674
Other revenue and interest income	688	13,153	34,767	23,246	54,614

Total revenue	$134,274	$325,897	$449,773	$325,708	$433,288
Expenses	$(144,309)	$(266,098)	$(336,723)	$(232,762)	$(325,879)

Income/(loss) before income tax and interest in earnings/(loss) from unconsolidated equity investees	(10,035)	59,799	113,050	$92,946	107,409
Earnings/(loss) from unconsolidated equity investees, net of tax	$1,395	$—	$(46)	$—	$142

Income (loss) before income taxes	$(8,640)	$59,799	$113,004	$92,946	$107,551
Income tax (expense) benefit	5,659	1,362	(204)	217	(3,371)

Net income (loss)	$(2,981)	$61,161	$112,800	$93,163	$104,180

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except share data)	2011	2012	2013	2013	2014
				(unaudited)
Net income (loss) per share:
Class A:
Basic	$(0.01)	$36.56	$40.40	$29.61	$24.98
Diluted	$(0.01)	$12.06	$21.42	$17.76	$19.98
Class B:
Basic	$(0.50)	$6.19	$9.69	$8.00	$8.95
Diluted	$(0.50)	$6.19	$9.69	$8.00	$8.95
Class C:
Basic	$(0.40)	$5.27	$9.36	$9.17	$5.15
Diluted	$(0.40)	$5.27	$9.36	$9.17	$5.15
Weighted average shares outstanding:
Class A:
Basic	12,498	31,742	50,985	57,731	76,975
Diluted	12,498	96,218	96,218	96,218	96,218
Class B:
Basic	5,973,034	9,652,830	11,383,171	11,377,483	11,400,234
Diluted	5,973,034	9,652,830	11,383,171	11,377,483	11,400,234
Class C:
Basic	50,766	50,766	50,766	50,766	38,637
Diluted	50,766	50,766	50,766	50,766	38,637
Pro forma net income per common share, basic and diluted(1)			1.39		1.29
Pro forma weighted average shares outstanding, basic and diluted(1)			80,952,381		80,952,381

Balance Sheet Data (at end of period):
Flight equipment including assets held for sale (net of accumulated depreciation)		$3,575,991	$4,260,412		$5,261,617
Cash and cash equivalents		$53,844	$177,924		$95,869
Restricted cash(2)		$182,233	$256,426		$217,143
Deposits on flight equipment		$211,844	$206,781		$203,183
Total assets		$4,125,063	$5,070,478		$5,957,984
Total debt		$2,804,780	$3,536,792		$4,258,347
Total liabilities		$2,978,445	$3,776,727		$4,565,643
Temporary equity and shareholders’ equity		$1,146,618	$1,293,751		$1,392,341

Cash Flow Data:
Net cash provided by operating activities	$65,970	$179,194	$242,834	$192,875	$195,663
Net cash used in investing activities(3)	$(1,644,711)	$(1,531,363)	$(799,885)	$(637,842)	$(1,081,803)
Net cash provided by financing activities(3)	$1,628,365	$1,300,897	$681,131	$476,581	$804,085

Other Financial Data:
Adjusted net income(4)	$2,863	$73,085	$125,151	$97,324	$130,447

(1)

Pro forma net income per common share and pro forma weighted average shares outstanding (basic and diluted) give effect to the Reorganization as if it had occurred at the beginning of the period presented and assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $22.00 per share would not impact pro forma net income per common share, basic and diluted, or pro forma weighted average shares outstanding, basic and diluted.
(2)	Restricted cash comprises cash held by us but which is ring-fenced or used as security for specific financing arrangements, and to which we do not have unfettered access.
(3)	Reflects a correction in the classification of restricted cash from investing activities to financing activities for the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2013. See Note 1(e) to Avolon S.à r.l.’s audited consolidated financial statements and Note 5 to Avolon S.à r.l.’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.
(4)	Adjusted net income (defined as net income (loss) before non-cash interest expense, which includes the amortization of debt issuance costs and the unrealized gain (loss) on derivatives, and, in each case, the related tax effect) is a measure of both liquidity and operating performance that is not defined by generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to net income, income from operations, net cash provided by operating activities, or any other liquidity or performance measure derived in accordance with U.S. GAAP. We believe adjusted net income provides useful information regarding our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our growth with internally generated funds. We use adjusted net income to assess our core operating performance on a consistent basis from period to period. In addition, adjusted net income helps us identify certain controllable expenses and make decisions designed to help us meet our near-term financial goals. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, our operating results or cash flows as reported under U.S. GAAP. Some of these limitations include:

•	adjusted net income does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted net income does not reflect changes in or cash requirements for our working capital needs;

•	adjusted net income does not reflect fair value adjustments on our interest rate caps that are included in unrealized (gains) losses on derivatives, as such items are not reflective of our operating performance;

•	adjusted net income may also exclude certain non-recurring items in the future that are not reflective of our operating performance but that may impact our operating results for the applicable period; and

•	our calculation of adjusted net income may differ from the adjusted net income or similarly titled measures of other companies in our industry, limiting its usefulness as a comparative measure.

The following table reconciles cash flows from operating activities and net income, the most directly comparable U.S. GAAP measures of liquidity and performance, to adjusted net income:

Reconciliation of Cash Flows From Operating Activities and Net Income to Adjusted Net Income

	Year Ended December 31,			Nine Months Ended September 30,
(in thousands)	2011	2012	2013	2013	2014
				(unaudited)
Net cash provided by operating activities	$65,970	$179,194	$242,834	$192,875	$195,663

Depreciation	(46,615)	(110,957)	(145,615)	(106,061)	(130,857)
Deferred income tax provision	5,920	1,663	101	986	(3,152)
Amortization of debt issuance costs	(9,444)	(9,457)	(18,766)	(10,369)	(17,929)
(Gain) on disposal of flight equipment	—	11,267	31,051	20,247	52,567
(Loss)/earnings from unconsolidated equity investees	1,395	—	(46)	—	142
Unrealised gain/(loss) on derivatives	(3,959)	(2,199)	6,390	6,218	(9,189)
Changes in operating assets and liabilities:
Increase/(decrease) in receivables	1,193	3,010	957	(1,813)	3,676
Increase/(decrease) in other assets	5,961	3,245	16,114	3,516	7,678
(Increase) in deferred revenue	(6,725)	(7,906)	(9,993)	(8,499)	(5,476)
(Increase)/decrease in accounts payable, accrued expenses and other liabilities	(16,677)	(6,699)	(10,227)	(3,937)	11,057

Net income (loss)	$(2,981)	$61,161	$112,800	$93,163	$104,180

Amortization of debt issuance costs	9,444	9,457	18,766	10,369	17,929
Unrealized (gain) loss on derivatives	3,959	2,199	(6,390)	(6,218)	9,189
Tax effect	(7,559)	268	(25)	10	(851)

Adjusted net income	$2,863	$73,085	$125,151	$97,324	$130,447

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Avolon S.à r.l.’s financial condition and results of operations and should be read in conjunction with “Selected Consolidated Financial Data” and Avolon S.à r.l.’s consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

On June 5, 2014, Avolon Holdings was incorporated under the laws of the Cayman Islands to become the holding company for Avolon S.à r.l. in connection with this offering pursuant to the Share Exchange. See “Our Corporate Reorganization” for a complete description of the Share Exchange. Avolon Holdings has engaged in operations and activities incidental to its formation, the Reorganization and the initial public offering of our common shares. Accordingly, financial information for Avolon Holdings and a discussion and analysis of its results of operations and financial condition for the period of its operations prior to the Share Exchange would not be meaningful and are not presented. Following the Share Exchange, the historical financial statements of Avolon Holdings will be retrospectively adjusted to include the historical financial results of Avolon S.à r.l. for all periods presented.

Overview

Avolon is a leading global aircraft leasing company focused on acquiring, managing and selling commercial aircraft. We were launched in May 2010 by an experienced team of aircraft leasing and financing professionals. Our strategy is to build and maintain a portfolio of young, modern, fuel-efficient commercial aircraft while seeking to maximize long-term earnings growth and generate attractive risk-adjusted returns through the aviation industry cycle. Since our founding, we have built an Owned Portfolio of aircraft totaling $5,261.6 million in Aggregate Net Book Value as of September 30, 2014. Our Owned, Managed and Committed Portfolio of 227 aircraft as of September 30, 2014, made us the ninth largest aircraft lessor by current market value as of September 30, 2014, according to ICF. The average age of our Owned and Managed Portfolio, weighted by current market value, was the lowest of the ten largest operating lessors as identified by ICF. The average age of our Owned Portfolio, weighted by net book value, was 2.50 years as of September 30, 2014.

As of September 30, 2014, our Owned, Managed and Committed Portfolio consisted of 227 aircraft, including 122 owned, 12 managed and 93 committed aircraft. Our Owned Portfolio consists primarily of narrowbody aircraft, including the Airbus A320 family and the Boeing 737-800, and select widebody aircraft, including the Airbus A330, the Boeing 777 and the Boeing 787. Our Committed Portfolio as of September 30, 2014 includes 66 next generation Airbus A320neo, Boeing 737 MAX, Airbus A330neo and Boeing 787 family of aircraft, which are designed to deliver new levels of operating efficiency and are expected to be in high demand.

We are a global business, headquartered in Dublin, Ireland, with offices in China, Dubai, Singapore and the United States. Our global presence provides local access to airline customers and capital providers in key geographic regions, particularly emerging and high growth markets such as China, South East Asia, the Middle East and Latin America.

We have sourced debt and equity capital from multiple sources, and our financing strategy is to provide the capital required to continue to grow our business through arrangements that provide us with maximum flexibility and a low cost of capital and that minimize risks relating to changes in market conditions. As of September 30, 2014 we had total outstanding indebtedness of $4,258.3 million with a weighted average remaining maturity of 4.6 years and a weighted average interest rate of 4.0% (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments). In addition to this indebtedness, as of September 30, 2014, we also had undrawn facilities of $1,296.5 million, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities.

We will not receive any of the proceeds from this offering. We expect our selling, general and administrative expenses to increase as a result of being a public company. Prior to consummation of this offering, Avolon Holdings will effect the Share Split and, immediately thereafter, each existing shareholder of Avolon S.à r.l. will transfer all of its interests in Avolon S.à r.l. to Avolon Holdings in the Share Exchange, resulting in Avolon S.à r.l. becoming a wholly owned subsidiary of Avolon Holdings. The Share Exchange will be accounted for as Avolon Holdings succeeding to the business and activities of Avolon S.à r.l. for financial reporting purposes. Following the Share Exchange, the historical financial statements of Avolon Holdings will be retrospectively adjusted to include the historical financial results of Avolon S.à r.l. for all periods presented. We expect to take a one-time share-based compensation expense at the time of the Share Exchange in respect of the founder shares subscribed for by the management investment vehicles and the Trustee in connection with the formation of Avolon Holdings. The charge will be determined based on the difference between the amounts initially subscribed per share and the initial public offering price. Assuming an initial public offering price of $22.00, the midpoint of the range set forth on the cover of this prospectus, the aggregate charge will equal $30.3 million (or $50.7 million assuming an initial public offering price of $21.00, the low end of the price range, and $28.5 million assuming an initial public offering price of $23.00, the high end of the price range). In addition, in 2013 we granted options to acquire shares of Avolon S.à r.l. to certain of our employees. These options will vest in connection with this offering and, as a result, we expect to take a share-based compensation expense of $2.1 million during the period in which the offering is completed. In connection with this offering, we will grant nominal price options to purchase an aggregate of 659,091 common shares (assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus) to certain members of management and employees (or 690,476 common shares assuming an initial public offering price of $21.00, the low end of the price range, and 630,435 common shares assuming an initial public offering price of $23.00, the high end of the price range). These options will be have a seven-year term and will be subject to vesting requirements as described under “Certain Relationships and Related Party Transactions—Transactions with Employees—Option Grants.” We will expense these options as share-based compensation expense over the relevant period. We expect to make grants of a similar economic value to our employees in each of the two years following this offering, subject to the discretion of the remuneration committee and market and other conditions.

Factors Affecting Our Results

Our results are dependent on the aviation industry, which is cyclical, economically sensitive to prevailing economic conditions and highly competitive. Airlines are affected by numerous external factors, including fuel price volatility, political and economic instability, currency volatility, natural disasters, terrorist activities, health concerns, labor actions and other political and economic events around the world, which can also have an impact on the market values of our aircraft. Our airline customers’ ability to address these factors and meet their lease obligations affect our revenues and income.

According to ICF, commercial aviation is a critical component of the global economy. Demand for air transport is strongly correlated to economic activity and has grown at a rate in excess of 1.5 times the global GDP growth rate over the past 40 years. Published forecasts predict that, over the next 20 years, annual growth in air traffic, both passenger and cargo, will average around 5%, resulting in a further doubling of traffic within 15 years. To keep pace with this growth, according to analysis by ICF, the size of the global commercial aircraft fleet is expected to approximately double over the next two decades.

Our results are also impacted by the number, type, age and condition of the aircraft we own, the price we pay or receive for aircraft purchased or sold, the number of aircraft purchased or sold in a period, scheduled delivery dates for our Committed Portfolio, changes in interest rates and credit spreads, which may affect lease revenues and borrowing costs, and the utilization rate of our aircraft. Since our inception, we have experienced a 100% utilization rate.

Financial Overview

We recorded income before income tax and interest in earnings from unconsolidated equity investees of $107.4 million in the nine months ended September 30, 2014, inclusive of $52.6 million of net gains on disposal of flight equipment offset by $9.4 million adverse movement in the fair value of interest rate derivatives, $6.7 million of costs incurred with respect to the extinguishment of debt associated with the disposal of flight equipment and a one-time discretionary bonus payment to our chief executive officer and one-time costs incurred relating to the preparation and structuring for this offering, which in the aggregate amounted to $8.9 million. This compares to income before income tax and interest in earnings from unconsolidated equity investees of $92.9 million in the nine months ended September 30, 2013, inclusive of $20.2 million net gain on disposal of flight equipment and $6.2 million positive movement in the fair value of interest rate derivatives. The increase was primarily due to the additional revenue recognized due to higher volume of leased assets and higher net gains on disposal of flight equipment within the period. This was offset in part by the adverse difference in fair value adjustments on derivative financial instruments of $15.6 million and the one-time costs as noted above for the nine months ended September 30, 2014 of $8.9 million.

We recorded income before income tax and interest in earnings from unconsolidated equity investees of $113.1 million in the year ended December 31, 2013, inclusive of $31.1 million of net gains on disposal of flight equipment, arising from our program of selling aircraft and an $8.2 million positive movement in the fair value of interest rate derivatives. This compares to income before income tax and interest in earnings from unconsolidated equity investees of $59.8 million in the year ended December 31, 2012, inclusive of $11.3 million net gains on disposal of flight equipment offset by $3.2 million adverse movement in the fair value of interest rate derivatives. The increase was primarily due to higher volumes of leased assets, the benefits of full year ownership of assets acquired during 2012 and higher net gains on disposal of flight equipment.

See “—Comparative Results from Operations” below for a more detailed discussion of our results for the applicable periods.

Our Fleet

The following table shows our fleet as of the periods presented.

	As of December 31,			As of September 30, 2014
	2011	2012	2013
Owned Portfolio (number of aircraft)	53	87	99	122
Managed Portfolio (number of aircraft)	2	4	10	12
Weighted average age (years) (Owned Portfolio)(1)	1.37	1.84	2.37	2.50
Weighted average remaining lease term (years) (Owned Portfolio)(1)	7.4	7.0	7.0	6.9
Flight equipment, net (in thousands)	$2,224,023	$3,536,899	$4,133,185	$5,221,876
Assets held for sale (in thousands)	$—	$39,092	$127,227	$39,741
Aggregate Net Book Value (in thousands) (Owned Portfolio)	$2,224,023	$3,575,991	$4,260,412	$5,261,617

(1)	Weighted by net book value.

Key Metrics

Revenue

Our revenues consist primarily of lease revenue from aircraft leases, net gain on disposal of flight equipment, management fee revenue and interest income.

Lease Revenue. Our aircraft are subject to net operating leases where the lessee pays lease rentals and is responsible for maintaining the aircraft and paying operational, maintenance and insurance costs. Many of our leases require the payment of supplemental maintenance rent based on aircraft utilization and lease term, or an end-of lease compensation amount calculated with reference to the technical condition of the aircraft at lease expiration. We record as lease revenue all supplemental maintenance rent not expected to be reimbursed to lessees in the case of the former, and the amount of the end-of-lease adjustment paid to us, if any, in the case of the latter. We use a predictive model to determine the amount of supplemental maintenance rent revenue. This revenue may be reduced in subsequent periods if maintenance costs increase. Our lease revenues are highly correlated with the volume of flight equipment consolidated on our balance sheet. In addition, as of September 30, 2014, 17.2% of our leases have rentals linked to floating interest rate benchmarks, with the remaining 82.8% of our leases having lease rentals fixed for the duration of the lease term.

Because the terms of our leases are generally for multiple years and have staggered maturities, there are lags between changes in market conditions and their impact on our results, as contracts remain in effect that do not yet reflect current market lease rates. Therefore, current market conditions may not be fully reflected in current results. Lease payments are generally due in advance and we recognize lease revenue only to the extent collection is reasonably assured.

Lease revenue from our top five customers represented 51%, 36% and 40%, respectively, of our total revenues for the years ended December 31, 2011, 2012 and 2013, and 41% and 34%, respectively, for the nine months ended September 30, 2013 and 2014. No customer accounted for more than 10% of lease revenues in 2012 or 2013 and one customer accounted for more than 10% of lease revenue in the nine months ended September 30, 2013 and 2014. In the year ended December 31, 2011, two customers each accounted for more than 10% of lease revenue. The distribution of lease revenue by location of each airline’s principal place of business is presented below:

	Year Ended December 31,						Nine Months Ended September 30,
(dollars in thousands)	2011		2012		2013		2013		2014
Asia Pacific	$33,723	25%	$89,074	28%	$106,111	26%	$79,376	26%	$112,807	30%
Europe, Middle East & Africa	69,125	52	145,009	47	166,488	40	123,073	41	138,165	36
Americas	30,738	23	78,661	25	142,407	34	100,013	33	127,702	34

Total	$133,586	100%	$312,744	100%	$415,006	100%	$302,462	100%	$378,674	100%

Net Gain on Disposal of Flight Equipment. Our net gain on disposal of flight equipment arises from our program of regularly selling aircraft, generally with the leases attached, to investors, financial institutions, other lessors and, less frequently, airlines. The net gain or loss on disposal of flight equipment is largely dependent on the condition of the asset being sold, airline industry conditions, funding available to the buyer, prevailing interest rates and the supply and demand balance for the type of asset and lease contract being sold. In general, we secure signed term sheets to sell an aircraft 3 to 6 months prior to the transaction closing and record the net gain as revenue when title to the aircraft is transferred, which occurs when the purchase price is received. Flight equipment sales are recognized when the purchase price is received, at which point legal title is transferred and substantially all of the risks and rewards of ownership have passed to the new owner. Retained lessee obligations, if any, are recognized as reductions to gain on flight equipment at the time of the sale. Net gain on disposal of flight equipment is calculated as sale proceeds less the sum of depreciated net book value of the aircraft at the time of disposal, any liabilities assumed on the cost of disposal and any accrued maintenance liability transferred on disposal. The portion of the accrued maintenance liability which is not specifically assigned to the buyer is released from the balance sheet and recognized as part of the net gain on disposal of flight equipment. In 2013, we disposed of 14 aircraft (including one constituting an insured total loss) and recorded a net gain on disposal of flight equipment of $31.1 million, and in 2012 we sold four aircraft and recorded a net gain on disposal of flight equipment of $11.3 million. During the nine months ended September 30, 2014 we sold five aircraft for a net gain of $52.6 million. During the nine months ended September 30, 2014, we also incurred interest expense of $6.7 million relating to the extinguishment of debt associated with the disposal of flight equipment. As of September 30, 2014 we had signed one sale agreement and one letter of intent for future disposals of one aircraft and two aircraft, respectively. Net gain on disposal of flight equipment recorded in one reporting period may not be comparable to the net gain on disposal of flight equipment in other periods due to the timing of such transactions in addition to the variation between aircraft prices.

Management Fee Revenue. We generate management fee revenue through a variety of management services that we provide to joint ventures and third-party owners of aircraft. Our management services include leasing and remarketing services, cash management and treasury services, technical advisory services and accounting and administrative services which include secondment of staff. We also record fees and gains generated from selling aircraft prior to taking delivery of the aircraft as management fee revenues.

Interest Income. Our interest income is derived primarily from deposit interest on unrestricted and restricted cash balances and interest recognized on financial instruments we hold. The amount of interest revenue we recognize in any period is influenced by the amount of free or restricted cash balances, the principal balance of financial instruments we hold, contracted or effective interest rates, and movements in provisions for financial instruments which can affect adjustments to valuations or provisions.

Expenses

Our primary expenses consist of depreciation, interest on debt, and selling, general and administrative expenses.

Depreciation. We generally depreciate flight equipment on a straight-line basis over a 25 year life from the date of manufacture to a 15% salvage value. Our depreciation expense is influenced by the depreciable life of the flight equipment and the estimated residual value of the flight equipment. We incur no depreciation on assets held for sale. Adjusted carrying value is the original cost of our flight equipment, including purchase expenses, adjusted for subsequent capitalized improvements and impairments.

Interest on Debt. Our interest on debt expense arises from the funding structures and related derivative instruments described in “—Liquidity and Capital Resources—Indebtedness.” As of September 30, 2014, we had total outstanding indebtedness of $4,258.3 million with a weighted average interest rate of 4.0% (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) and a weighted average remaining maturity of 4.6 years. As of September 30, 2014, 75.0% of our total outstanding indebtedness was fixed rate debt. Interest on debt expense in any period is primarily affected by contracted interest rates, principal amounts of indebtedness, including notional values of derivative financial instruments and unrealized mark-to-market gains or losses on derivative financial instruments.

Selling, General and Administrative Expenses. Our principal selling, general and administrative expenses consist of personnel expenses, including salaries, benefits, charges for share-based compensation, severance compensation, professional and advisory costs and office and travel expenses. The level of our selling, general and administrative expenses is influenced primarily by the number of our employees and the extent of transactions or ventures we pursue that require the assistance of outside professionals or advisors. A portion of our selling, general and administrative expenses are in currencies other than US dollars and as a result our performance is exposed to fluctuation with currency exchange rates. Taking into account the overall quantum of our expenses, we do not hedge our currency exposures on selling, general and administrative expenses.

Liquidity and Capital Resources

Liquidity

We generally fund our operations, which primarily consist of aircraft purchases, principal and interest payments on our debt, and operating expenses, through available cash balances, internally generated funds and proceeds from our debt incurrences and equity issuances.

We have substantial cash requirements as we continue to expand our fleet through our purchase commitments. We believe that our available liquidity, consisting of unrestricted cash balances and undrawn unsecured revolving credit facilities, which aggregated $346.9 million as of September 30, 2014, combined with cash generated from our business, will be sufficient to satisfy our operating requirements for the next 12 months. In addition to our available liquidity, we have undrawn secured debt commitments of $1,045.5 million available to fund our capital expenditure requirements.

We intend to fund our business with future earnings and cash flow from operations, existing debt facilities and future debt financing. Accordingly, our ability to acquire assets and grow our business is dependent in part on our ability to obtain such financing. See “Risk Factors—Risks Relating to Our Business and Our Industry—We will need additional capital to finance our growth and refinance our existing debt, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the commercial aircraft leasing market.” We believe that funds will be available to support our growth strategy. However, future deterioration in our performance or our markets could limit our ability to access these sources of financing and/or increase our cost of capital, which may negatively impact our ability to raise additional funds and grow our business.

	As of December 31,		As of September 30, 2014
(in thousands)	2012	2013
			(unaudited)
Unrestricted cash	$53,844	$177,924	$95,869
Undrawn unsecured revolving credit facilities	—	150,000	251,000

Available liquidity	$53,844	$327,924	$346,869

Restricted cash	$182,233	$256,426	$217,143

Our net cash provided by operating activities increased to $195.7 million in the nine months ended September 30, 2014, compared to $192.9 million in the nine months ended September 30, 2013. The increase is due to the growth in our Owned Portfolio over the intervening periods. This increase was offset in part by interest expense incurred on the extinguishment of debt associated with the disposal of flight equipment, one-time costs incurred relating to a one-time discretionary bonus payment to our chief executive officer and the costs of preparation and structuring of this offering. Our net cash provided by operating activities increased to $242.8 million in the year ended December 31, 2013, compared to $179.2 million in the year ended December 31, 2012, and $66.0 million in the year ended December 31, 2011. This growth in operating cash flow was primarily due to the growth of our Owned Portfolio, in addition to the full year benefit of aircraft of which we took delivery in the preceding years.

During the nine months ended September 30, 2014, we incurred $1,638.6 million of debt financings. This included $1,050.5 million of bank term facilities, $186.8 million of warehouse facility debt and $401.2 million of other lines of credit.

During the nine months ended September 30, 2014, we repaid $915.9 million of debt financings. This included $363.2 million of bank term facilities, $29.8 million in securitization debt, $216.2 million of warehouse facility debt, $35.8 million of ECA and EXIM backed facilities, $8.0 million of capital lease obligations and $262.9 million of other lines of credit.

During the year ended December 31, 2013, we incurred $2,209.0 million of debt financings. This included $649.1 million of bank term facilities, $636.2 million in securitization debt, $523.5 million of warehouse facility debt, $186.9 million of ECA and EXIM backed facilities and $213.3 million of other lines of credit.

During the year ended December 31, 2013, we repaid $1,477.2 million of debt financings. This included $599.2 million of bank term facilities, $6.6 million in securitization debt, $490.0 million of warehouse facility debt, $37.6 million of ECA and EXIM backed facilities, $137.5 million of capital lease obligations and $206.3 million of other lines of credit.

See “—Indebtedness” for additional details regarding our outstanding debt.

Indebtedness

Since our launch in May 2010, we have raised debt capital to support our growth from diverse sources, including both recourse and non-recourse secured commercial bank debt, export credit agency supported financing, asset-backed securitization and unsecured revolving credit facilities. Since inception, we have sought to minimize our exposure to external market risk. In accordance with this strategy, we seek to minimize our exposure to long-term interest rates through the use of fixed rate funding and interest rate derivatives, to maximize the duration of our debt and to actively manage the availability of committed financing to match our committed pipeline of acquisitions with available cash balances, cash generated from operations (including aircraft sales) and debt financings. We expect to continue the diversification of our capital base as our credit profile continues to evolve.

As of September 30, 2014, the weighted average interest rate of our outstanding indebtedness was 4.0% (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) and the weighted average remaining maturity was 4.6 years. Our fixed rate debt accounted for 75.0% of our total outstanding indebtedness as of such date and we also used interest rate derivatives to further hedge our position. We had $1,296.5 million in undrawn debt facilities, including $251.0 million of unsecured facilities, as of September 30, 2014. As of such date, $1,045.5 million of the secured facilities was available for borrowing, subject to the Company acquiring (and granting the required security over) the aircraft subject to such secured facilities, and the full amount of the unsecured facilities was available for borrowing, in each case without violating any of our debt covenants. As of September 30, 2014, $4,134.3 million of our outstanding indebtedness was secured by pledged assets and/or cash collateral. We were in compliance with our debt covenants as of December 31, 2013 and September 30, 2014.

	As of September 30, 2014
	Drawn and Amortized	Undrawn
(in thousands)	(unaudited)
Types of Debt
Non-recourse term facilities	$867,973	$—
Full recourse term facilities	1,833,982	583,923
Securitization	598,340	—
ECA and EXIM backed facilities	558,825	—
Warehouse facility (secured)	92,173	457,827
Lines of credit:
Pre-delivery payment facilities (secured)	86,214	3,711
Unsecured revolving credit facilities	124,000	251,000
Loan interest accrued but not paid	10,859	—

	$4,172,366	$1,296,461

Capital lease obligation
Capital lease	$85,633	$—
Capital lease interest accrued but not paid	348	—

	$85,981	$—

Total Indebtedness	$4,258,347	$1,296,461

Non-recourse Term Facilities

As of September 30, 2014, 33 aircraft were financed by non-recourse bank term facilities. All of the loans contain provisions that require the payment of principal and interest on a quarterly or monthly basis throughout the terms of the loans. The interest rates on the fixed rate loans are based on rates of between 3.87% and 5.81% and, on the floating rate loans, 3 month LIBOR plus margins ranging from 2.83% to 4.40%. Our bank term debt loans contain customary financial covenants, such as minimum cash balances, minimum tangible net worth and maximum debt to equity ratio, and, in some cases, also include loan to value covenants, and customary events of default.

Full Recourse Term Facilities and Capital Lease Obligations

As of September 30, 2014, 50 aircraft were financed by full recourse term facilities and capital lease obligations. All of the loans contain provisions that require the payment of principal and interest throughout the terms of the loans. The interest rates on the fixed rate loans are between 3.61% and 5.84% and the interest rates on the floating rate loans are based on 1, 3 or 6 month LIBOR plus margins ranging from 2.15% to 3.94%. Our capital lease obligations amortize quarterly over the period of 12 years from drawdown with interest accruing at an average fixed rate of 4.07%.

Securitization

In October 2013, Emerald Aviation Finance (“Emerald”), our asset-backed securitization vehicle, issued $636.2 million aggregate principal amount of fixed rate asset-backed notes (the “Emerald Notes”) which comprised $546.0 million aggregate principal amount of Class A-1 Notes carrying a fixed coupon rate of 4.65% and $90.2 million of Class B-1 Notes carrying a fixed coupon of 6.35%. The Class A-1 Notes rank higher than Class B-1 Notes in order of priority of payment. The proceeds of the Emerald Notes were used to refinance 20 aircraft. The Emerald Notes are secured by ownership interests in aircraft-owning subsidiaries of Emerald and the individual aircraft leases, any cash or other assets held by the security trustee and rights under the service provider agreements with us and certain other agreements and assets. The Emerald Notes amortize on a monthly basis, with a margin step-up beginning in 2020. The Emerald Notes are neither obligations of nor are they guaranteed by Avolon, and impose no loan to value covenants or other covenants on Avolon. The Emerald Notes contain customary covenants and events of default with respect to Emerald. Avolon retains the residual equity in Emerald and acts as the servicer for the aircraft owned by Emerald for which it receives servicing fees. As of September 30, 2014, a total of 20 aircraft were being financed with the proceeds from these Notes.

ECA and EXIM Backed Facilities

As of September 30, 2014, 15 aircraft were financed with the proceeds of ECA or EXIM backed facilities under which the subject loan is amortized quarterly over the period of 12 years from drawdown with interest accruing at fixed rates between 2.40% and 3.27%. The loan documentation contains covenants and events of default customary for export credit agency supported financings, including financial covenants, such as minimum cash balances, minimum tangible net worth and maximum debt to equity ratio covenants.

Warehouse Facility

As of September 30, 2014, we had in place a $550.0 million revolving credit facility, which is a full recourse revolving credit facility to finance the acquisition of aircraft. The warehouse facility has an availability period until January 2017. As of September 30, 2014, $92.2 million was outstanding under the warehouse facility and it accrued interest at LIBOR plus 2.45% on drawn balances and at 0.70% on undrawn balances. Borrowings under the warehouse facility are secured by collateral including mortgages over the aircraft assets and pledges of ownership interests in the aircraft. At September 30, 2014, three aircraft were financed by this facility. The warehouse facility includes customary financial covenants, such as minimum cash balances, minimum tangible net worth and customary events of default.

Lines of Credit

As of September 30, 2014, we had in place two pre-delivery payment (“PDP”) facilities, with maturities ranging from 2014 through 2016. The total commitment value of these facilities is $89.9 million, of which $86.2 million was outstanding at September 30, 2014. These facilities are used in funding pre-delivery payments for aircraft we have ordered and are secured by security assignments of our right under the related purchase agreements to purchase the aircraft which are subject to the financing. Tranches of the PDP facilities bear interest at floating rates based on 3 month LIBOR plus margins ranging from 2.00% to 3.00%. As of September 30, 2014, our PDP facilities have been utilized to finance payments relating to ten aircraft. Our PDP facilities include customary financial covenants, such as minimum cash balances, minimum tangible net worth and customary events of default. We also have three unsecured revolving credit facilities, with aggregate commitments of $375.0 million and availability periods until April 2017, May 2017 and June 2017, respectively. $124.0 million of these unsecured facilities was drawn at September 30, 2014. The unsecured facilities accrue interest monthly at LIBOR plus 2.00% or an alternate base rate plus 1.00% on drawn balances and 0.50% on undrawn balances. The unsecured facilities contain customary financial covenants, including minimum cash balance, minimum tangible net worth, interest coverage ratio, debt incurrence limitations and customary events of default.

Contractual Obligations

Our contractual obligations as of September 30, 2014 were as follows:

	2014	2015	2016	2017	2018	Thereafter
(in thousands)			(unaudited)
Principal repayments	$92,844	$372,474	$553,075	$513,167	$490,238	$2,226,762
Interest repayments(1)	42,822	162,361	142,666	119,957	103,026	236,003
Purchase commitments	612,707	1,084,035	162,487	—	510,388	4,204,629
Lease obligations(2)	125	500	500	500	500	9,000

Total	$748,498	$1,619,370	$858,728	$633,624	$1,104,152	$6,676,394

(1)	Includes estimated interest payments for floating rate debt based on LIBOR plus the applicable margins, as of September 30, 2014.
(2)	Relates to committed lease payments for our offices.

Comparative Results from Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

	Nine Months Ended September 30,
	2013	2014
(in thousands)	(unaudited)
Revenue
Lease revenue	$302,462	$378,674
Management fee revenue	2,106	1,395
Net gain on disposal of flight equipment	20,247	52,567
Interest income	893	652

Total revenue	$325,708	$433,288

Expenses
Depreciation	106,061	130,857
Interest expense	100,914	153,448
Selling, general and administrative costs	25,787	41,574

Total expenses	$232,762	$325,879

Income before income tax and interest in earnings from unconsolidated equity investees	92,946	107,409
Income tax benefit (expense)	217	(3,371)
Earnings from unconsolidated equity investees, net of tax	—	142

Net income	$93,163	$104,180

Lease Revenue

Lease revenue increased by $76.2 million, or 25.2%, to $378.7 million for the nine months ended September 30, 2014 compared to $302.5 million for the nine months ended September 30, 2013, primarily as a result of an increase in the size of our portfolio and an increase in Annualized Lease Rates from 10.8% as of September 30, 2013 to 10.9% as of September 30, 2014. Our owned portfolio continued its expansion during the nine months ended September 30, 2014, building from 97 aircraft delivered as of September 30, 2013 to 122 aircraft as of September 30, 2014. As a result, our Aggregate Net Book Value rose from $4,153.0 million at September 30, 2013 to $5,261.6 million at September 30, 2014. Lease revenue benefited from 26 new aircraft deliveries in 2013 and 28 new aircraft deliveries during the nine months ended September 30, 2014, which together resulted in an increase in lease revenue of $109.8 million. This increase was offset in part by the disposal of 14 aircraft (including one constituting an insured total loss) during 2013 and five aircraft during the nine months ended September 30, 2014, which together resulted in a decrease in lease revenue of $30.0 million. All of the aircraft in our fleet were on lease in each of the nine months ended September 30, 2013 and 2014. Our lease revenues included supplemental maintenance rent of $4.4 million in the nine months ended September 30, 2014 and $6.0 million in the nine months ended September 30, 2013.

Management Fee Revenue

Management fee revenue decreased by $0.7 million, or 33.3%, to $1.4 million for the nine months ended September 30, 2014 compared to $2.1 million for the nine months ended September 30, 2013, primarily as a result of the recognition of $1.0 million of fees generated from the sale of two aircraft prior to delivery during the nine months ended September 30, 2013. This decrease was offset in part by the recognition of $0.7 million of origination fees generated from the placement of three aircraft in our managed portfolio during the nine months ended September 30, 2014 compared to $0.5 million of origination fees generated from the placement of one aircraft in our managed portfolio during the nine months ended September 30, 2013.

Net Gain on Disposal of Flight Equipment

Net gain on disposal of flight equipment increased by $32.4 million, or 160.4%, to $52.6 million for the nine months ended September 30, 2014 compared to $20.2 million for the nine months ended September 30, 2013, as a result of the sale of five aircraft. During the nine months ended September 30, 2014 we sold three narrowbody aircraft and two widebody aircraft compared to nine narrowbody aircraft (including one constituting an insured total loss) sold during the nine months ended September 30, 2013. The increase in net gain on disposal of flight equipment on a per aircraft basis was primarily due to the more favorable market conditions for selling aircraft that existed for the nine months ended September 30, 2014. In addition, two of the three narrowbody aircraft sold in 2014 had a lower cost on a per aircraft basis compared to the nine narrowbody aircraft sold in 2013. See “—Expenses–Interest Expense” below for the interest costs incurred with respect to the extinguishment of debt associated with the disposal of flight equipment during the nine months ended September 30, 2014.

Expenses

Depreciation

Depreciation expense increased by $24.8 million, or 23.4%, to $130.9 million for the nine months ended September 30, 2014 compared to $106.1 million for the nine months ended September 30, 2013. The increase in depreciation was attributable to 26 new aircraft deliveries in 2013 and 28 new aircraft deliveries during the nine months ended September 30, 2014, which resulted in an increase in depreciation of $36.3 million. This increase was offset in part by the disposal of 14 aircraft (including one constituting an insured total loss) during 2013 and five aircraft during the nine months ended September 30, 2014, which resulted in a decrease in depreciation of $11.5 million.

Interest Expense

Interest expense increased by $52.5 million, or 52.0%, to $153.4 million (including a $9.4 million adverse fair value adjustment on derivative financial instruments) for the nine months ended September 30, 2014 compared to $100.9 million (including a $6.2 million positive fair value adjustment on derivative financial instruments) for the nine months ended September 30, 2013. The increase was primarily the result of an increase in debt outstanding to $4,258.3 million as of September 30, 2014 from $3,285.1 million as of September 30, 2013 and $6.7 million of costs incurred with respect to the extinguishment of debt associated with the disposal of flight equipment during the nine months ended September 30, 2014. This increase was offset in part by the reduction in the weighted average interest rate (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) from 4.3% at September 30, 2013 to 4.0% at September 30, 2014. This reduction in the weighted average interest rate was primarily driven by additional drawdowns of debt at lower interest rates in addition to repayment of debt at higher interest rates during the period from October 1, 2013 to September 30, 2014.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $15.8 million, or 61.2%, to $41.6 million for the nine months ended September 30, 2014 compared to $25.8 million for the nine months ended September 30, 2013. The increase was due to both increased variable costs associated with a larger delivered fleet and an increase in headcount. In addition, one-time costs were incurred relating to a one-time discretionary bonus payment to our chief executive officer and the costs of preparation and structuring for this offering, which in the aggregate amounted to $8.9 million during the nine months ended September 30, 2014. Our selling, general and administrative expenses (excluding the one-time expenses outlined above) as a percentage of total revenue remained constant at approximately 8% for the nine months ended September 30, 2014 and September 30, 2013.

Taxes

The effective tax rate for the nine months ended September 30, 2014 was 3.1% compared to (0.2)% for the nine months ended September 30, 2013. The effective tax rate differs from the Luxembourg statutory rate primarily due to non-taxable income earned in certain jurisdictions, as well as the effect of foreign tax rates and the relative amounts of income earned in foreign jurisdictions. The tax benefit recorded for the nine months ended September 30, 2013 was primarily the result of discrete prior year adjustments amounting to $1.7 million recorded in the prior year. The increase to the effective tax rate in the current period was due to an increase in pretax income in Irish taxable entities while the tax benefit of non-taxable income stayed relatively constant.

Net Income

Net income increased by $11.0 million, or 11.8%, to $104.2 million for the nine months ended September 30, 2014 compared to $93.2 million for the nine months ended September 30, 2013. The increase in net income was primarily attributable to the acquisition and leasing of additional aircraft, an increase in the net gain on disposal of flight equipment and an increase in Annualized Lease Rates. This increase was offset in part by the adverse fair value adjustment on derivative financial instruments, interest costs incurred with respect to the extinguishment of debt associated with the disposal of flight equipment and one-time expenses incurred in relation to the costs of preparation and structuring for this offering.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Years Ended December 31,
(in thousands)	2011	2012	2013
Revenues
Lease revenue	$133,586	$312,744	$415,006
Management fee revenue	315	691	2,468
Net gain on disposal of flight equipment	—	11,267	31,051
Interest income	373	1,195	1,248

Total revenues	$134,274	$325,897	$449,773

Expenses
Depreciation	(46,615)	(110,957)	(145,615)
Interest expense	(72,164)	(125,325)	(154,360)
Selling, general and administrative costs	(25,530)	(29,816)	(36,748)

Total expenses	$(144,309)	$(266,098)	$(336,723)

(Loss)/income before income tax and interest in earnings/(loss) from unconsolidated equity investees	(10,035)	59,799	113,050
Income tax benefit/(expense)	5,659	1,362	(204)
Earnings/(loss) from unconsolidated equity investees, net of tax	1,395	—	(46)

Net (loss)/income	(2,981)	61,161	112,800
Other comprehensive income	—	—	—

Total comprehensive (loss)/income for the year	$(2,981)	$61,161	$112,800

Revenue

Lease Revenue

Lease revenue increased by $102.3 million, or 32.7%, to $415.0 million for the year ended December 31, 2013 compared to $312.7 million for the year ended December 31, 2012, primarily as a result of an increase in the size of our portfolio, the benefit of full year revenues for the aircraft delivered in 2012 and an increase in Annualized Lease Rates from 10.2% as of December 31, 2012 to 10.6% as of December 31, 2013. Our owned portfolio continued its expansion in 2013, building from 87 aircraft delivered as of December 31, 2012 to 99 aircraft as of December 31, 2013. As a result, our Aggregate Net Book Value rose from $3,576.0 million at December 31, 2012 to $4,260.4 million at December 31, 2013. Lease revenue benefited from 38 new deliveries in 2012 and 26 new deliveries in 2013, which together resulted in an increase in lease revenue of $112.6 million. This increase was offset in part by the disposal of four aircraft during 2012 and 14 aircraft (including one constituting an insured total loss) during 2013, which together resulted in a decrease in lease revenue of $7.5 million, and a $2.0 million decrease due to amendments to lease rentals and the reduced lease revenue for aircraft on floating rate leases. All of the aircraft in our fleet were on lease in the year ended December 31, 2012 and the year ended December 31, 2013. Our lease revenues included supplemental maintenance rent of $6.1 million in the year ended December 31, 2013 and $6.9 million in the year ended December 31, 2012.

Management Fee Revenue

Management fee revenue increased by $1.8 million, or 257.1%, to $2.5 million for the year ended December 31, 2013 compared to $0.7 million for the year ended December 31, 2012, primarily as a result of the growth in our managed portfolio from four aircraft at December 31, 2012 to 10 aircraft at December 31, 2013 and the recognition of $1.0 million of fees generated from the sale of two aircraft prior to delivery.

Net Gain on Disposal of Flight Equipment

Net gain on disposal of flight equipment increased by $19.8 million, or 175.2%, to $31.1 million for the year ended December 31, 2013 compared to $11.3 million for the year ended December 31, 2012, as a result of our program of aircraft sales. During the year ended December 31, 2013, we sold 14 aircraft (including one constituting an insured total loss), which included 13 narrowbody and one widebody aircraft, compared to four narrowbody aircraft sold during the year ended December 31, 2012. Net gain on disposal of flight equipment in 2013 included net insurance proceeds relating to one insured total loss. The increase in net gain on disposal of flight equipment resulted primarily from the increase in the number of aircraft sold.

Expenses

Depreciation

Depreciation expense increased by $34.6 million, or 31.2%, to $145.6 million for the year ended December 31, 2013 compared to $111.0 million for the year ended December 31, 2012. The increase in depreciation was attributable to 38 new deliveries in 2012 and 26 new deliveries in 2013, which together resulted in an increase in depreciation of $37.7 million. This increase was offset in part by the disposal of four aircraft during 2012 and 14 aircraft during 2013 (including one constituting an insured total loss), which together resulted in a decrease in depreciation of $3.1 million.

Interest Expense

Interest expense increased by $29.1 million, or 23.2%, to $154.4 million (including $8.2 million positive fair value adjustment on derivative financial instruments) for the year ended December 31, 2013 compared to $125.3 million (including $3.2 million adverse fair value adjustment on derivative financial instruments) for the year ended December 31, 2012. The increase was primarily the result of an increase in debt outstanding to $3,536.8 million as of December 31, 2013 from $2,804.8 million as of December 31, 2012. This increase was offset in part by a reduction in the weighted average interest rate (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) from 4.5% at December 31, 2012 to 4.4% at December 31, 2013, which resulted in a decrease in interest expense of $4.4 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $6.9 million, or 23.2%, to $36.7 million for the year ended December 31, 2013 compared to $29.8 million for the year ended December 31, 2012. The change is due to both increased variable costs associated with a larger delivered fleet and an increase in headcount. Our selling, general and administrative expenses as a percentage of total revenue decreased to 8% in the year ended December 31, 2013 compared to 9% in the year ended December 31, 2012.

Taxes

The effective tax rate for the year ended December 31, 2013 was 0.2% compared to (2.3)% for the year ended December 31, 2012. The effective tax rate differs from the Luxembourg statutory rate due to certain non-taxable income items in Luxembourg and the taxing of a significant portion of our activities in Ireland at lower tax rates.

Net Income

Net income increased by $51.6 million, or 84.3%, to $112.8 million for the year ended December 31, 2013 compared to $61.2 million for the year ended December 31, 2012. The increase in net income was primarily attributable to the acquisition and leasing of additional aircraft, an increase in the net gain on disposal of flight equipment and an increase in Annualized Lease Rates.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue

Lease Revenue

Lease revenue increased by $179.1 million, or 134.1%, to $312.7 million for the year ended December 31, 2012 compared to $133.6 million for the year ended December 31, 2011, primarily as a result of an increase in the size of our portfolio, the benefit of full-year revenues for the aircraft delivered in 2011 and an increase in Annualized Lease Rates from 9.9% as of December 31, 2011 to 10.2% as of December 31, 2012. Our owned portfolio continued its expansion in 2012, building from 53 aircraft delivered as of December 31, 2011 to 87 aircraft delivered as of December 31, 2012. As a result, our Aggregate Net Book Value rose from $2,224.0 million at December 31, 2011 to $3,576.0 million at December 31, 2012. Lease revenue benefited from 39 new deliveries in 2011 and 38 new deliveries in 2012, which together resulted in an increase in lease revenue of $168.4 million. In addition, although we disposed of four aircraft during 2012, lease revenue increased by $6.3 million, as these aircraft were owned for a longer period during the year ended December 31, 2012 compared to the year ended December 31, 2011. All of the aircraft in our fleet were on lease in the years ended December 31, 2012 and 2011. Our lease revenues included supplemental maintenance rent of $6.9 million in the year ended December 31, 2012 and $2.8 million in the year ended December 31, 2011.

Management Fee Revenue

Management fee revenue increased by $0.4 million, or 133.3%, to $0.7 million for the year ended December 31, 2012 compared to $0.3 million for the year ended December 31, 2011 as a result of the growth in our managed portfolio from two aircraft as of December 31, 2011 to four aircraft as of December 31, 2012.

Net Gain on Disposal of Flight Equipment

Net gain on disposal of flight equipment was $11.3 million for the year ended December 31, 2012. We commenced our program of aircraft sales in 2012 and, accordingly, we recorded no net gain on disposal of flight equipment for the year ended December 31, 2011. During the year ended December 31, 2012, we sold four narrowbody aircraft.

Interest Income

Interest income increased by $0.8 million, or 200.0%, to $1.2 million for the year ended December 31, 2012 compared to $0.4 million for the year ended December 31, 2011 due to additional unrestricted cash on deposit during 2012 compared to 2011.

Expenses

Depreciation

Depreciation expense increased by $64.4 million, or 138.2%, to $111.0 million for the year ended December 31, 2012 compared to $46.6 million for the year ended December 31, 2011. The increase in depreciation was attributable to 39 new deliveries in 2011 and 38 new deliveries in 2012, which together resulted in an increase in depreciation of $62.0 million. In addition, although we disposed of four aircraft during 2012, depreciation increased by $2.4 million, as these aircraft were owned for a longer period during the year ended December 31, 2012 compared to the year ended December 31, 2011.

Interest Expense

Interest expense increased by $53.1 million, or 73.5%, to $125.3 million (including $3.2 million adverse fair value adjustment on derivative financial instruments) for the year ended December 31, 2012, compared to

$72.2 million (including $5.1 million adverse fair value adjustment on derivative financial instruments) for the year ended December 31, 2011. The increase was primarily the result of an increase in debt outstanding to $2,804.8 million as of December 31, 2012 from $1,813.0 million as of December 31, 2011. This increase was offset in part by a reduction in the weighted average interest rate (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative financial instruments) from 5.1% at December 31, 2011 to 4.5% at December 31, 2012, which resulted in a decrease in interest expense of $12.1 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $4.3 million, or 16.9%, to $29.8 million for the year ended December 31, 2012 compared to $25.5 million for the year ended December 31, 2011. The change is due to both increased variable costs associated with a larger delivered fleet and an increase in headcount. Our selling, general and administrative expenses as a percentage of total revenue decreased to 9.1% in the year ended December 31, 2012 compared to 19.0% in the year ended December 31, 2011, which was our first full year of operations.

Taxes

The effective tax rate for the year ended December 31, 2012 was (2.3)% compared to 56.4% for the year ended December 31, 2011, as a result of the loss before income tax incurred in the year ended December 31, 2011 of $10.0 million. The effective tax rate differs from the Luxembourg statutory rate due to certain non-taxable income items in Luxembourg and the taxing of a significant portion of our activities in Ireland at lower tax rates.

Net Income

Net income increased by $64.2 million to $61.2 million for the year ended December 31, 2012 compared to a loss of $3.0 million for the year ended December 31, 2011, our first full year of operations. The increase in net income was primarily attributable to the acquisition and leasing of additional aircraft, an increase in the net gain on disposal of flight equipment and an increase in Annualized Lease Rates.

Off-Balance Sheet Arrangements

We have not established any unconsolidated entities for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. We have, however, from time to time established subsidiaries, entered into joint ventures or created other partnership arrangements or trusts with the limited purpose of leasing aircraft or facilitating borrowing arrangements. See Note 21 “Variable interest entities” of Notes to Consolidated Financial Statements in Avolon S.à r.l.’s consolidated financial statements for the year ended December 31, 2013 contained elsewhere in this prospectus for more information regarding our involvement with variable interest entities.

Critical Accounting Policies

This Management’s discussion and analysis of our financial condition and results of operations is based upon Avolon S.à r.l.’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenues and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. While we believe that the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. We believe the following critical accounting policies could have a significant impact on our results of operations, financial condition and financial statement disclosures, and may require subjective and complex estimates and judgments.

Flight equipment

Flight equipment is stated at cost less accumulated depreciation. Costs incurred in the acquisition of flight equipment or related leases are included in the cost of the flight equipment. We generally depreciate flight equipment on a straight-line basis over a 25 year life from the date of manufacture to a 15% salvage value. Salvage values are determined based on estimated values at the end of the useful lives of the flight equipment assets, which are supported by historical data and experience within the industry. Changes in the assumption of useful lives or salvage values for flight equipment could have a significant impact on our results of operations and financial condition. At the time flight equipment are retired or sold, the cost, accumulated depreciation and other related balances are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss in the consolidated income statement. We apply ASC 360 which addresses financial accounting and reporting for the impairment of long lived assets and requires that all long lived assets be evaluated for impairment where circumstances indicate that the carrying amount of such assets may not be recoverable.

Management evaluates recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination, decrease in appraiser values, significant air traffic decline, the introduction of newer technology flight equipment or engines, a flight equipment type is no longer in production or a significant airworthiness directive is issued. We group our assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. In relation to flight equipment, the impairment assessment is performed on each individual flight equipment.

Recoverability of a flight equipment’s carrying amount is measured by comparing the carrying amount of the flight equipment to future undiscounted cash flows expected to be generated by the flight equipment. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates and estimated residual or scrap values for each flight equipment. We develop assumptions used in the recoverability analysis based on knowledge of active experience in the flight equipment leasing market and aviation industry, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are affected by changes in future periods due to changes in contracted lease rates, economic conditions, technology and demand for a particular flight equipment type. In the event that carrying value of the flight equipment exceeds the undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying value exceeds its estimated fair value. This becomes its new cost basis and is depreciated over its remaining useful life.

We have not incurred impairment charges since our inception. As of September 30, 2014, the Aggregate Net Book Value of our flight equipment was $5,261.6 million and we also recorded lease incentive assets of $30.2 million. We estimate that the current market value of our portfolio as of such date exceeded the Aggregate Net Book Value by $538.1 million, the base value exceeded the Aggregate Net Book Value by $742.5 million, and the lease encumbered value exceeded the Aggregate Net Book Value plus lease incentive assets by $1,400.5 million.

Current market value is our estimate of the most likely sales price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time. Base value is our estimate of the underlying economic value of an aircraft in a stable market environment. Base value determinations are founded in the historical trend values and the projection of value trends of the underlying assets. Lease encumbered value is based on a blended discounted cash flow analysis of the revenue streams pertaining to the assets and uses an assumed discount rate and rate of inflation. Our estimate assumes a 2% inflation rate and a blended discount rate of 4.6% across our lessees.

Our estimates are based on the value opinions for our portfolio that we have received from independent aircraft appraisers, reports by industry analysts and data providers that focus on our industry and related dynamics affecting aircraft values, and news and industry reports of similar aircraft sales. Our estimates include a valuation of the redelivery condition included in our leases as assessed by an independent appraiser. These estimates assume that our flight equipment is in good and airworthy condition, without need for repair. Although we believe our estimated values are based on reasonable assumptions and estimates, estimated value determinations are inherently subjective. In addition, aircraft values can be volatile. As a result, our estimates may not be indicative of the current or future market value, base value or lease encumbered value of our portfolio or of prices that we could achieve if we were to sell the portfolio.

Rental of flight equipment

We lease flight equipment principally under operating leases and report rental income ratably over the life of each lease. At lease inception we review all necessary criteria under ASC 840-10-25 to determine proper lease classification including the criteria set forth in ASC 840-10-25-14. Our lease contracts normally include default covenants, and the effect of a default by a lessee is generally to oblige the lessee to pay damages to the lessor to put the lessor in the position one would have been had the lessee performed under the lease in full. There are no additional payments required which would increase the minimum lease payments under ASC 840-10-25-1.

Lease agreements for which base rent is based on floating interest rates are included in minimum lease payments based on the floating interest rate existing at the inception of the lease; any increases or decreases in lease payments that result from subsequent changes in the floating interest rate are contingent rentals and are recorded as increases or decreases in lease revenue in the period of the interest rate change.

Rentals received, but unearned, under the lease agreements are recorded in deferred revenue on the consolidated balance sheets until earned. In addition, if collection is not reasonably assured, we do not recognize rental income for amounts due under our lease contracts and recognize revenue for such lessees on a cash basis. In all contracts, the lessee is required to redeliver the flight equipment in a particular maintenance condition, with reference to major life-limited components of the flight equipment.

To the extent that such components are redelivered in a condition different to that outlined in the contract, there is normally an end-of-lease compensation adjustment for the difference at redelivery. Amounts received as part of these redelivery adjustments are recorded as lease rental income at lease termination.

Flight equipment maintenance

In all of our flight equipment leases, the lessees are responsible for maintenance and repairs of our flight equipment and related expenses during the term of the lease. In many operating lease and capital lease contracts, the lessee has the obligation to make a periodic payment of supplemental maintenance rent which is calculated with reference to the utilization of airframes, engines and other major life-limited components during the lease. We record as revenue all maintenance rent receipts not expected to be repaid to lessees. We estimate the total amount of maintenance reimbursements for the entire lease and only record revenue after we have received enough maintenance rent under a particular lease to cover the estimated total amount of revenue reimbursements. In these leases, upon lessee presentation of invoices evidencing the completion of qualifying maintenance on the flight equipment, we make a payment to the lessee to compensate for the cost of the maintenance, up to the maximum of the supplemental maintenance rental payments made with respect to the lease contract.

In most lease contracts not requiring the payment of supplemental maintenance rent, the lessee is required to redeliver the flight equipment in a similar maintenance condition (normal wear and tear excepted) as when accepted under the lease, with reference to major life-limited components of the flight equipment. To the extent that such components are redelivered in a different condition than at acceptance, there is an end-of-lease compensation adjustment for the difference at redelivery. We recognize receipts of end-of-lease compensation adjustments as lease revenue when received and payments of end-of-lease adjustments as leasing expenses when we are obligated to make an end-of-lease payment and can reasonably estimate the amount of such payment.

In addition, we may be obligated to make additional payments to the lessee for maintenance related expenses (lessor maintenance contributions or top-ups) primarily related to usage of major life-limited components occurring prior to entering into the lease.

We capitalize lessor contributions as lease incentives, amounts paid by it to lessees or other parties in connection with the lease transactions. These amounts include the actual maintenance reimbursement we pay in excess of overhaul rentals. We amortize the lease incentives as a reduction of lease revenue.

For all lease contracts, any amounts of accrued maintenance liability existing at the end of a lease are released and recognized as lease revenue at lease termination. When flight equipment is sold, the portion of the accrued maintenance liability which is not specifically assigned to the buyer is released from the balance sheet and recognized as part of the net gain on disposal of flight equipment.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognise the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realised. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, We consider all available positive and negative evidence, including scheduled reversals of taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The assumptions made in forecasting future income require significant judgment, and if forecasts change or the level of future income differs from the forecasts, this may significantly impact the income tax expense in future periods.

Fair value measurements

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

Assets held for sale

Flight equipment are classified as held for sale when we commit to and commence a plan of sale that is reasonably expected to be completed within one year. Flight equipment held for sale are stated at the lesser of carrying value or fair value less estimated cost to sell. Flight equipment held for sale are not depreciated. Subsequent changes to the asset’s fair value, either increases or decreases, are recorded as adjustments to the carrying value of the flight equipment. However, any such adjustment will not exceed the original carrying value of the flight equipment held for sale.

Share-based compensation

We recognise compensation cost relating to share-based payment transactions with employees in the financial statements based on the estimated grant date fair value of the awards that are probable of vesting. We use the straight line method of accounting for compensation cost on share-based payment awards that contain time vesting provisions.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The new standard is to be applied prospectively but retrospective application is permitted. We will adopt the provisions of ASU 2013-11 as of January 1, 2014 and do not expect the adoption of the standard to have a material effect on its consolidated financial condition, result of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. We are exposed to the market risks described below.

Interest Rate Risk

Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, global economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposures relate to our floating rate indebtedness, which are based on interest rate indices such as LIBOR. Increases in the interest rate index would increase the cost of our unhedged floating rate debt, negatively impacting our pre-tax income. However, such increases would also increase lease revenue associated with a number of our leases, therefore positively impacting our pre-tax income.

Changes, both increases and decreases, in our cost of borrowing and lease revenue, directly impact our net income. The majority of our lease revenue is fixed over the life of our leases, and we actively seek to manage our interest rate exposure through maintaining a similar proportion of fixed interest rate exposure. However, we also have used floating-rate debt to finance a portion of our fixed rate lease acquisitions. Where fixed rate leases are financed using floating rate debt, we seek to mitigate our floating interest rate risk by entering into interest rate derivatives, as appropriate. Our floating rate debt constituted 25.0% of our total outstanding indebtedness as of September 30, 2014. Partially hedging this exposure, we have interest rate derivatives that have notional profiles of 11.3% of our total indebtedness as of September 30, 2014. Furthermore, debt associated with floating rate leases accounted for 13.3% of total outstanding debt.

The following discussion about the potential effects of changes in interest rates on our outstanding indebtedness and floating rate leases is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our results of operation and cash flows. This sensitivity analysis is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts. Although the following results of our sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward looking disclosure also is selective in nature and addresses only the potential cash impact on our indebtedness. It does not include a variety of other potential impacts that a change in interest rates could have on our business.

Assuming we do not hedge our exposure to interest rate fluctuations related to our outstanding floating rate debt, a hypothetical 100 basis-point increase or decrease in our variable interest rates would have increased or decreased our interest expense by $6.5 million and our lease revenue by $5.1 million, and accordingly our net cash flows, by $1.4 million for the year ended December 31, 2013.

Foreign Currency Exchange Risk

Our functional currency is U.S. dollars. All of our aircraft purchase agreements are negotiated in U.S. dollars, we currently receive substantially all of our revenue in U.S. dollars and we pay most of our expenses in U.S. dollars. We currently have a limited number of leases denominated in foreign currencies, maintain part of our cash in foreign currencies, and incur some of our expenses, primarily selling, general and administrative expenses in foreign currencies, primarily the Euro. A decrease in the U.S. dollar in relation to foreign currencies increases our expenses paid in foreign currencies and an increase in the U.S dollar in relation to foreign currencies decreases our lease revenue received from foreign currency denominated leases. Because we currently receive most of our revenues in U.S. dollars and pay most of our expenses in U.S. dollars, a change in foreign exchange rates would not have a material impact on our results of operations or cash flows.

THE COMMERCIAL AIRCRAFT INDUSTRY

Introduction

The information and data contained in this prospectus relating to the aircraft leasing industry has been provided in a report dated October 20, 2014 by ICF SH&E, Inc., (or “ICF”), an international air transport consulting firm, relied upon as an expert. See “Experts.” ICF has advised us that this information is drawn from its database and other sources and that some information in ICF’s database is derived from estimates or subjective judgments, so the information in the databases of other aircraft data collection agencies may differ from the information in ICF’s database. The historical and projected information in this prospectus relating to the aircraft leasing industry that is not attributed to a specific source is derived from ICF’s internal analyses, estimates and subjective judgments.

Air Transport Industry Overview

Commercial aviation is a critical component of the global economy with an estimated 8.4 million people working directly in the aviation sector which, by 2026, is forecast to contribute $1 trillion to world GDP1. If considered a country, the aviation industry would rank 21st largest in the world as measured by GDP.

Demand for air transport is strongly correlated to economic activity, and has grown at a rate in excess of 1.5 times the global GDP growth rate over the past 40 years.

Historical World Traffic (RPKs) and Global GDP Growth, 1970-2014F (Indexed 1970 = 100)

Source:	ICAO; International Air Transport Association (“IATA”) forecast as of June 2014; International Monetary Fund (“IMF”), World Economic Outlook, October 2014

Global passenger traffic demand, as measured in revenue passenger kilometers (“RPKs”),2 has doubled every 15 years in the commercial jet era. Growth has been approximately 160% from 1993 to 2013 at an average annual rate of 5.2%. Meanwhile, passenger capacity, as measured in available seat kilometers (“ASKs”)3, has grown at an average annual rate of 4.2% over the same time period.

[1]	Source: The Air Transport Action Group
[2]	One (1) RPK equals one kilometer flown by a paying passenger.
[3]	One (1) ASK equals one kilometer flown by a seat—whether occupied or not.

Worldwide passenger traffic demand has remained resilient, robust and consistent. RPKs have declined in absolute terms on only three occasions in modern aviation history, by 3.3% in 1991 (following the 1990 oil price shock and early 1990s recession), 2.1% in 2001 (following the events of September 11, 2001), and 2.4% in 2008 (following the financial crisis of 2007-2008). Traffic recovered to above pre-downturn levels within one year after the first and last decline, and within two years after 2001.

Published forecasts anticipate that, over the next 20-years, average annual growth in air traffic, both passenger and cargo, will be around 5%, resulting in a further doubling of traffic within 15 years. The Airline Monitor projects 4.9% average annual growth in passenger traffic through 2025, and 4.5% average annual growth between 2026 and 2035, for a 20-year average annual growth rate of 4.8%. The Airbus 2014 Global Market Forecast (“GMF”) predicts that RPKs will grow at an average of 4.7% per annum between 2013 and 2033, significantly dominated by the Asia Pacific region with a 20-year CAGR of 5.7%. Boeing in its 2014 Commercial Market Outlook (“CMO”) projects 5.0% average annual RPK growth between 2013 and 2033 again dominated by total traffic CAGR of 6.3% in the Asia Pacific region.

Airline Profitability

While airlines’ capacity and traffic have been consistently growing since the 1970s, profitability has been much more sporadic for the industry as a result of the near instantaneous impacts of economic shocks and recessions.

Spurred mainly by the severe pressures of market conditions following the events of September 2001 and, more recently, the global financial crisis of 2008/9, the traditional “legacy” airline industry has undergone a transformational change, restructuring their business models and operating structures, shedding costs and adopting profit-oriented management strategies, with a considerable level of consolidation along the way. At the same time, low cost airlines have grown with a strong focus on costs, efficiency and profit. As the global economy has recovered, the health of the airline industry has improved as has the credit profile of many airlines, a number of which have successfully completed IPOs in recent years.

Although the economic downturn of 2008-2009 drove some of the highest aggregate losses in the airline industry’s history, airlines responded rapidly to falling demand with deep cuts in capacity. These cuts, combined with a reversal in oil prices and the economic recovery which began in late 2009, resulted in a 6% improvement in yields and load factors4 nearing 80% and, by 2010, nearly all of the losses incurred in 2008/9 had been reversed. Passenger capacity discipline has become an established business practice, evident in that capacity has grown at a lower rate than traffic in three of the last four years, and with an expectation of a similar trend in 2014. By adding capacity at a slower rate than traffic, load factors and yields have risen, driving additional revenue.

[4]	Load factor is the percentage of ASKs occupied by paying passengers.

IATA Traffic and Capacity Annual Change, 2010-2014F

Source: IATA forecast, June 2014. System wide global commercial airlines: domestic and international passengers

Consequently, airline profitability has recovered since the 2008-2009 Recession, and IATA’s 2014 forecast predicts continued improvement, to a net profit of $18 billion, with airlines in all regions making profits, reflecting above average traffic growth, continued capacity discipline and further operating efficiencies.

Aircraft Demand

The demand for new aircraft is primarily driven by two key factors:

•	Aircraft demand for growth, most applicable to emerging markets

•	Aircraft demand for replacement, most applicable to mature markets

Historically, demand for aircraft has been driven by economic growth, market maturity, market liberalization, and the adoption of new business models. Aircraft replacement is related to the relative operating economics of old and new aircraft, technological improvements, and, to a lesser extent, the demand for conversions of passenger aircraft to freighters.

Boeing forecasts the total market for new jet aircraft to be 36,770 units from 2014 to 2033, of which 58% will be for growth. Airbus similarly forecasts that the market for new jet aircraft will total 31,358 units5 over the next 20 years, allocating approximately 60% for growth and 40% for replacement.

[5]	Airbus forecast excludes passenger aircraft with less than 100 seats.

Projected Commercial Aircraft Fleet Growth: OEMs 20 Year Forecasts

Note: Airbus forecast commercial passenger jet aircraft above 100 seats plus freighters; Boeing forecast includes passenger and freighter jets.

Source: Airbus Global Market Forecast 2014; Boeing Current Market Outlook 2014

The size of the global commercial aircraft fleet is expected to approximately double over the next two decades. Airbus forecasts fleet growth to 37,463 total aircraft by 2033; passenger jets greater than 100 seats make up 97% of the twenty-year new deliveries. Boeing predicts that the world fleet of jet aircraft, including those in passenger and freighter configurations, will reach 42,180 aircraft in 2033, of which almost 94% (39,540) will be mainline passenger jets with more than 90 seats.

Drivers of Aircraft Demand for Growth

The world fleet is expected to grow steadily as airlines continue to develop service offerings to accommodate the world’s rapidly growing demand for air travel. Key elements that will continue to drive growth in demand for both new and used aircraft include:

•	Continued global economic growth

•	Strong increases in economic activity and greater travel propensity in emerging markets

•	Stimulation of traffic from low fare offerings (growth of the LCCs)

•	Market liberalization

Economic Growth

Economic activity in a region generally has a strong impact on the increase in demand for air service.

While varying regionally, Boeing’s worldwide forecast predicts that over the next 20 years air traffic demand will continue to grow at the historical rate of over 1.5 times GDP growth, driven by economic fundamentals, long-term demographics and market liberalization.

Boeing Forecast of Regional Traffic and GDP Growth Rates, 2014-2033

Source: Boeing Current Market Outlook, 2014-2033

Emerging Markets

Global economic activity lifted in the latter part of 2013 with continued improvement expected in 2014-15, but the growth rates differ considerably between emerging and mature markets. While the worldwide GDP average growth rate over the next 20 years is expected to be 3.2%, economic growth rates in many emerging markets will greatly exceed this average, led by China at 6.2%, Asia Pacific at 4.4%, Africa at 4.7%, and Latin America at 3.9% according to Boeing’s 2014 to 2033 forecast. This strong economic activity in emerging markets, linked to the rapid advance of economic and trade globalization, is anticipated to drive growth in middle class populations. According to CLSA Asia Pacific Markets6, it is estimated that there will be approximately 145 million people within the Asia Pacific region who will be considered middle class by 2015, as compared to 95 million in 2010. This expanding middle class population is expected to fuel increased spending and consumption within the region.

[6]	Credit Lyonnais Securities Asia

In mature economies, a small change in GDP per capita results in a small increase in trips per capita. However, in developing economies a small increase in GDP results in a large increase in trips per capita. The following chart illustrates the relationship between GDP and trips per capita.

Propensity to Travel, Trips per Capita (Logarithmic Scale) vs. GDP per Capita (US$)

Source: IATA, CIA World Factbook, World Bank, ICF

As can be seen above, market penetration remains low in emerging markets with the frequency of travel rising steeply with increasing disposable income, enabled primarily by emerging LCCs. Of note is the fact that 80% of the world’s population is living in countries that currently generate only 25% of flights. As income levels rise, Asia Pacific is expected to become the largest air travel market in the world. Boeing forecasts that by 2033 approximately 48% of global traffic will be to, from, or within that region, which Boeing expects will generate more than 100 million new passengers annually. By way of perspective, London Heathrow handles 70 million passengers and Atlanta 95 million annually.

With a strong correlation between GDP per capita and propensity to travel, and with large populations in strongly growing economies, there is vast potential for increased demand for air service from emerging markets over the next two decades, which will drive and underpin fleet expansion.

Airline Operators

Since commercial jets were introduced in the early 1960s, the airline industry has undergone significant and continuous change. While a number of airlines have not survived, those that have been in existence and successfully managed these dynamics are today referred to as “legacy carriers”. Concurrently, changes in the airline industry have allowed new entrants—primarily the LCCs—to compete with the legacy carriers and in some cases to grow significantly in terms of fleet size and market share, now accounting for approximately 25% of total industry capacity.

As the industry has grown, so too has the number of operators, and the market today is highly fragmented. While approximately 50% of the fleet is operated by the 44 largest airlines, having fleets of 100 or more aircraft, the remaining 50% of the fleet is operated by more than 800 operators with an average fleet size of approximately 12 aircraft.

Segmentation of Worldwide Commercial Jet Fleet by Operator Size

Quartile	Fleet Count	Operator Fleet Size	Operators
1st	5,416	1-36 Aircraft	781
2nd	5,317	37-103 Aircraft	87
3rd	5,035	104-282 Aircraft	31
4th	5,493	283-757 Aircraft	12
Totals	21,261		911

Note: Commercial jet fleets in passenger, freighter, combi, or quick change roles

Source: Flightglobal ACAS, September 2014

A general trend observed is that, above a certain nominal fleet size, the propensity for airlines to use operating leases for their aircraft fleet solutions is inversely proportionate to aircraft fleet size. That is, while the largest carriers tend to utilize a wide range of financing sources, with less emphasis on operating leases, small and mid-size airlines tend to use operating leases more extensively. Currently, around two-thirds of the world’s passenger airlines, including many of the largest operators, make some use of operating leases in their fleet mix.

Low Fares

The increasing presence of LCCs across the world has driven, and will continue to drive, aircraft demand by stimulating traffic demand with low fares. Although much of their early growth was in the United States, LCCs have become established in most world markets, particularly Europe, and are now increasingly active in the Asia Pacific region. While the LCC business model has historically focused on flying narrowbody aircraft on short-haul flights, in recent years a number of new long-haul LCCs have been established or launched either as subsidiaries of major Asia Pacific or European carriers, or as independent airlines such as Europe’s Norwegian Air Shuttle.

GDP growth and the proliferation of LCCs are expected to have great impact on demand growth in the Asia Pacific region, leading to aircraft fleets that will surpass those in North America and Europe by 2032.

Liberalization

The aviation sector has historically been highly regulated with significant commercial interference by the various regulatory authorities and government owners. Over the past two decades, governments have been gradually liberalizing their respective aviation policies to be more open in line with other international industries. The proliferation of “open skies” agreements has been one of the lead indicators of such liberalization, along with government divestitures of state owned airlines and the reduction of foreign ownership restrictions. Such liberalization in air services has proved to be a key driver of recent air service growth in the Asia Pacific region as airlines there open new markets, cooperate in joint ventures, and undertake cross-border investment activities.

Drivers of Aircraft Demand for Replacement

Over the next 20 years, approximately 42% of total deliveries, or some 15,500 aircraft according to Boeing, is anticipated to be used as replacements for existing fleets of aging and less-efficient aircraft, primarily in developed regions. The following factors are the primary drivers of this requirement:

•	Elevated fuel prices and emissions regulations driving replacement of older aircraft with more efficient equipment;

•	Aircraft reaching the end of their economic useful lives, driving retirement demand; and

•	Freighter conversions, driving replacement demand of passenger aircraft.

Fuel Prices and Emissions Regulations

Increased fuel prices and the economic effects of environmental regulations widen the operating cost differential between newer and older aircraft. Expectations that fuel prices will remain elevated and that additional regulations and taxes on carbon emissions will be put in place over the longer term are likely to accelerate the replacement of aging and inefficient fleets. Conversely, greater demand for, and the improved operating economics of, young and efficient aircraft will support their residual value retention.

Evolution of Fuel Cost as a Share of Operating Expenses

Source: IATA forecast, June 2014

The use of new-technology aircraft can make a significant difference in total fuel consumption. Newer A320 family aircraft, for example, can burn around 30% less fuel per hour than mid-generation MD-80 aircraft on similar sector lengths, although they come with much higher ownership costs.

An additional economic consideration factored into aircraft selection decisions is the growing international movement toward regulating and reducing levels of greenhouse gas emissions. Over the longer term, these types of regulations are expected to accelerate the retirement of older, less fuel-efficient aircraft.

Retirement Demand

Demand for new aircraft to replace aging fleets is set to rise reflecting the increased rate at which aircraft are retiring, a trend that started almost 25 years ago, in the early 1990s. Historically, 50% of jet aircraft have been retired at approximately 27 years of age. While only 5% of the commercial active jet fleet is currently over 27 years of age, around 25% of them, amounting to nearly 4,700 aircraft, will have reached that age by 2024, causing a substantial increase in the number of expected retirements, which are forecast to exceed 14,000 aircraft over the next 20 years, according to Boeing.

Freighter Conversion Demand

Boeing’s market forecast estimates that 60% of the freighters entering the market in the next 20 years will be conversions from passenger aircraft. While the demand for freighter aircraft is currently soft, Airbus and Boeing predict 92 and 66 conversions per year over the next two decades, respectively.

Aircraft Supply

Changes to the future supply of aircraft are through new deliveries, parked aircraft and aircraft retirements. Aircraft supply characteristics can be detailed as follows:

•	Today’s supply is the current fleet of approximately 20,700[7] active commercial jet aircraft. The volume of supply will be influenced by manufacturer production rates, fleet exits through retirements and net changes in the parked fleet.

[7]	Includes active narrowbody, widebody and regional jets in passenger, freighter, combi, and quick change operational role.

•	There is a well-established Airbus and Boeing OEM duopoly in the narrowbody and widebody commercial passenger jet segments with generally disciplined behavior, which is expected to remain the case for at least the next ten to fifteen years. A similar duopoly dynamic exists today in the regional and small mainline jet market established by Embraer and Bombardier, although this dynamic is expected to change with new entrants before the market for larger aircraft does.

•	Barriers to entry are extremely high, measured in terms of the time, technical and financial resources required, not only to bring new products to market, but also to establish credibility and a track record for reliability, performance and customer support. Even for established OEMs, developing new or evolved products is frequently a long-term and expensive process.

•	Order backlogs have increased considerably, and currently equal approximately 58% of the in-service fleet.

•	Aircraft production is increasingly reliant upon global supply chains, which are typically stable, but require strong oversight and management on the part of the primary manufacturer, and introduce political and other risks.

Current Fleet

The commercial jet fleet can be categorized by size (narrowbody, widebody, and regional jet) or by four broad generational subsets:

•	“Old-generation”: Predominantly produced in the 1960s and 1970s. Given their high fuel, maintenance, and flight crew costs combined with a hostile regulatory environment, the relatively few active old-generation aircraft still in service can be expected to be retired in the near term. Aircraft in this category include the Boeing 727, Boeing 737-200 and the McDonnell-Douglas DC-9.

•	“Mid-generation”: Aircraft with peak production in the 1980s and early 1990s. This group, which includes the Boeing 737 Classic, Boeing 747-400, Boeing 757, Boeing 767, Airbus A300, Airbus A310, Airbus A340, McDonnell-Douglas MD-11, and McDonnell-Douglas MD-80, will increasingly be removed from their primary application/operators, but will continue to maintain a presence among secondary passenger operators or will be converted to freighter aircraft.

•	“New-generation”: Current production aircraft types including the Airbus A318, A319, A320, and A321 (collectively the A320 family), Airbus A330 and the Airbus A380. Boeing’s new-generation aircraft in production include the Boeing 737-700, Boeing 737-800, and Boeing 737-900ER (collectively the Boeing 737NG family), Boeing 747-8, and the Boeing 777 series. New generation aircraft are currently available as new deliveries from the manufacturers, through the lessor channel, and in some instances from the used aircraft market. They are expected to form the core of future passenger airline fleets and help to meet demand for freighters for at least the next decade.

•	“Next-generation”: Re-engined narrowbody aircraft such as the recently launched Airbus A320neo and Boeing 737 MAX aircraft families that are expected to offer fuel burn improvement of around 15% compared to new-generation aircraft. In addition, this category includes the Bombardier CSeries, Embraer E-Jet E2 and COMAC C919 narrowbody families and the Airbus A350 and Boeing 787 widebody families, which are all expected to offer fuel burn improvement of around 20% compared to new-generation aircraft.

Next Generation Aircraft Types

Aircraft Type	Engine Type(s)	Status	Entry into Service
Narrowbody
Airbus A320neo	P&W PW1100G, CFMI LEAP-1A	Launched	2015
Boeing 737 MAX	CFMI LEAP-1B	Launched	2017
Bombardier CSeries	P&W PW1500G	Launched	2015
COMAC C919	CFMI LEAP-1C	Launched	2017
Embraer E-Jet E2	P&W PW1700G/PW1900G	Launched	2018
Widebody
Boeing 787	GE GEnx-1B, Rolls-Royce Trent 1000	Launched	2011
Boeing 777X	GE9X	Launched	2020
Airbus A350 XWB	Rolls-Royce Trent XWB	Launched	2014
Airbus A330neo	Rolls-Royce Trent 7000	Launched	2017

Source: ICF, OEM announcements

In addition to the active fleet, aircraft are parked when undergoing transition between lessees, and when revenue generating opportunities for the aircraft are insufficient to cover the costs of operating the aircraft. Approximately 2,400 Western-built commercial jet aircraft were in storage as of September 30, 2014, and the majority of these are unlikely to re-enter operational service due to high fuel prices and the better economics of newer aircraft.

According to information from Flightglobal ACAS fleet database, the average age of the active global aircraft fleet as of September 30, 2014 is 10.8 years. As the chart below shows, however, there is considerable regional variation, with North America having the largest proportion of older aircraft and emerging market regions operating the youngest fleets.

Commercial Aircraft Fleet by Generation, Region, and Age, September 2014

Note: Fleet includes narrowbody, widebody, and regional jets in commercial service. Excludes Russian-manufactured aircraft. Only includes operational roles of passenger, quick change, freighter, and combi.

Source: Flightglobal ACAS, September 2014

Though North America remains the largest region by fleet size, growth has shifted to Asia Pacific, enabling the region to reach near parity with Europe in terms of fleet size.

1996 – September 2014 World Active Commercial Aircraft Fleet Growth

Note: Fleet includes narrowbody, widebody and regional jets in commercial service. Only includes operational roles of passenger, quick change, freighter, and combi. Excludes aircraft with region undisclosed. Excludes Russian-manufactured aircraft.

Source: Flightglobal ACAS, September 2014

Having grown 3.4% per annum since 1996, the worldwide commercial jet fleet comprises 21,300 aircraft in active service. New deliveries will be used to grow the current fleet level as well as to replace retiring aircraft.

Order Backlogs

The healthy state of order backlogs with the aircraft OEMs reflects the strong demand for new aircraft types by airlines and lessors. By the end of 2011, order backlog levels had returned to pre-recession 2008 levels and have continued to grow. For the full year 2013, Airbus received 1,619 gross orders while Boeing received 1,339 gross orders, taking the cumulative order backlog to an all-time high total of 11,700 units.

Commercial Aircraft Order Backlog as a Percent of Active Fleet, 2001-September 2014

Note: includes narrowbody, widebody, and regional jets in commercial service. Excludes Russian-manufactured aircraft.

Only includes operational roles of passenger, freighter, quick change and combi.

Source: Flightglobal ACAS, September 2014

Although orderbooks are at historic highs, demand for aircraft has not yet been met, with approximately 65% of the aircraft that Boeing forecasts will be delivered over the next 20 years yet to be ordered. In addition, many operators do not currently have a direct order backlog. Based on Ascend and Company data, for example, analysis of OEM customer order histories shows that 67% of Airbus A320 family operators that have previously placed direct orders with Airbus for that type have no Airbus A320neo backlog. Similarly, 76% of Boeing 737 operators have no Boeing 737 MAX orders in place and 38% of A330 operators have no backlog of Airbus A350s, Boeing 787s or Airbus A330neos. Accordingly, lessors with orders for such aircraft will play a key role in supplying these aircraft models to operators should they have a near-term need.

Manufacturer Production

Narrowbody Aircraft

Based on current announced production rates, Boeing and Airbus have around seven years of backlog for their respective narrowbody aircraft families. While this reflects deliberate overselling to help manage cancellation risk, and while a small number of delivery dates may be available sooner to strategic customers, both manufacturers are largely sold out for the next several years.

Airbus and Boeing Current Narrowbody Backlog Analysis

Aircraft Family	Current Backlog	Current Backlog Years of Production
Airbus A320/A320neo	4,172	8.6
Boeing 737NG/MAX	3,474	6.4

Note: Assumes ramp-up of production rates to 47 per month in 2017 for the 737 and 46 per month in 2016 for the A320

Source: OEM Statistics, January 2014; ICF Analysis

Widebody Aircraft

While many widebody types currently have in excess of five years of backlog at announced production rates, the numbers to be delivered in the next few years will significantly increase to levels not previously experienced. Like the major narrowbody aircraft programs, there is limited near-term availability of delivery dates from the aircraft manufacturers, particularly for popular next-generation types like the Boeing 787 and Airbus A350.

Airbus and Boeing Current Widebody Backlog Analysis

Aircraft Family	Current Backlog	Announced 2014 Monthly Production Role	Current Backlog Years of Production
Medium Widebody
Airbus A330	224	10	1.9
Airbus A350	750	7[1]	6.9
Boeing 767	43	1	3.6
Boeing 777	579	8.3	5.8
Boeing 787	865	10	6.2[2]
Large Widebody
Airbus A380	175	2.8	5.4
Boeing 747	40	1.5	2.2

Notes: Factors in announced future production rate changes:

1This will be the monthly production rate in the Airbus A350’s first steady state year of production in 2016, as per the Airline Monitor’s June 2014 forecast

2Assumed production rates increase from 10 to 12 per month in 2016

Source: Flightglobal ACAS September 2014; Airbus (September 2014), Boeing (September 2014), Airline Monitor June 2014

As announced at the 2014 Farnborough Air Show, Airbus has launched a re-engining program for its long-haul A330 widebody aircraft, comprising two variants to be designated the A330-800neo and -900neo. The 310-seat A330-900neo is expected to enter service in 2017 with the 252-seat A330-800neo following in early 2018.

Airbus states a range of 6,200 nautical miles with its A330-900neo, and 7,450 nautical miles for the smaller A330-800neo. The combination of airframe aerodynamic enhancements and new engines is expected to provide an overall 12% improvement in fuel burn per trip compared to current generation aircraft. Total operating costs for the A330-900neo are claimed to be 7% lower than the competing Boeing 787-9 aircraft.

Despite the considerable market success and efficiency of the existing A330 base models, which have enjoyed an additional 700 orders since introduction of the A350 XWB, Airbus has moved decisively to preserve its healthy position in the important and lucrative 250 to 300-seat widebody category in the face of the compelling seat mile economics offered by the new-generation Boeing 787.

With the introduction of the new-generation A330neo variants, Airbus has provided a strong riposte to its 787-8 and 787-9 competitors that serves the interests of its customers and shareholders well. With similar seating, cash operating costs, and significantly lower capital cost, albeit with less range, the A330neo offers a compelling option to existing and new customers seeking a cost-effective new generation aircraft optimized for short- and medium-haul high-traffic routes up to 4,000 nautical miles prevalent in the Asia-Pacific and European regions. With an estimated market for 1,000 units and early airline and lessor commitments in place for over 120 aircraft, program prospects appear bright, particularly in the fast-growing Asia-Pacific region.

Risk of Manufacturer Oversupply

ICF, along with lessors and OEMs, share a common view that an unprecedented replacement cycle is under way, which will support aircraft demand well into the future, sustained by continuing high fuel prices, aging aircraft replacement needs, continued increases in demand for larger capacity narrowbodies, emerging-market long-term growth requirements and the global expansion of low-cost carriers. The current order books are also supported by strong capital market supply and sustained, robust growth of the aircraft leasing industry.

Over the past several years, certain production increases under consideration by Airbus and Boeing were not implemented, despite high backlogs, due in part to concerns over the robustness of their supply chains. As a result, a significant level of deliberate delivery over-booking developed, which the OEMs have managed effectively and with a high level of granularity, allowing customers to move delivery positions forward and backward in time where necessary. This flexible approach to near-term delivery skylines, coupled with a critical period of supply discipline aided the manufacturers in maintaining stable production even through the challenging 2009-2010 downturn.

Where the narrowbody Airbus A320neo and Boeing 737 MAX families are concerned, real technological, fuel efficiency and operating cost advantages are conferred by these types and with a backlog of seven to eight years in place, there seems little risk in continuing to manufacture at the announced rates, absent a major industry downturn. New widebody types slated for production such as the A350 XWB and Boeing 787 family aircraft also present a real step change in technology and operating cost advantage over rapidly proliferating point to point long haul city pairs, with the further appeal of standardization and ease of reconfiguration improving market liquidity and reducing residual value risk.

Additionally a significant number of aircraft are reaching the end of their economic useful lives and are in need of replacement, bolstering demand for new replacements, which Boeing expects to account for 40% of deliveries over the next 20 years. Continuing high oil prices, low interest rates and abundant liquidity all help to support the current level of aircraft orders. Given the benefits deriving from new technology and the continued over-booking strategy followed by the OEMs, the order books are believed to be capable of absorbing the impact of some increase in interest rates and reduced availability of capital, should they occur in the future.

Aircraft Financing and Leasing Markets

Few airlines have the free cash available to finance acquisitions of new aircraft on their own, and so seek financing in the form of commercial bank debt, export credit guaranteed loans or notes, and capital markets structures such as enhanced equipment trust certificates (“EETCs”). As an alternative to providing equity capital, airlines finance aircraft using operating leases from third-party lessors.

The operating lessors, in turn, frequently fund their business and assets with commercial bank debt, secured and unsecured notes or bonds in the capital markets, asset backed securitizations and even export credit supported instruments.

Aircraft Operating Leases

An alternative to airlines providing the equity to finance aircraft is for aircraft leasing companies to provide such capital. In an aircraft operating lease, the lessor retains ownership of the aircraft and, at the end of the lease term, the lessee returns the aircraft to the lessor such that there is no residual value interest, or exposure, for the lessee.

Operating lessors typically source their aircraft through three primary channels:

1.	direct orders placed with the manufacturer,

2.	sale-leaseback transactions with airlines, (new or used aircraft), and

3.	purchases of used assets from other lessors or investors.

Over the course of what is generally recognized as a 25 year economic life, an aircraft will be placed on lease multiple times, with the lessor retaining the residual value risk throughout or until the aircraft is retired or sold.

Operating leasing is an attractive instrument for an airline for a variety of reasons, including low capital outlay requirements, enhanced fleet planning flexibility, access to superior technology, advantageous delivery date availability, and the elimination of residual value risk.

Aircraft lessors play an important intermediary role that also benefits the OEMs as the sector is a significant direct buyer of new aircraft and provides a stable customer base. Commanding a sizeable position in the order books of both Airbus and Boeing—and to a lesser extent Embraer and Bombardier—lessors provide important insights for the OEMs in terms of future demand and related order book structure and act as an additional distribution network for the OEMs. In addition, the larger lessors establish aircraft component, interior, and engine standards that influence the industry and result in a more liquid trading market for these “standard” aircraft.

Operating Lease Penetration

Since its beginnings over 40 years ago, the aircraft operating lease industry has evolved to become a highly sophisticated and major segment of the commercial aviation landscape.

Since 1980, the percentage of the global active commercial aircraft fleet under operating lease has increased from less than 2% to 40% by 2014, representing an average annual growth rate for the leasing sector of approximately 14%, compared to overall fleet growth of 3.7% over the same period. Boeing Capital forecasts that operating leasing will account for 50% of the in service fleet by the end of this decade, as shown in the chart below.

Evolution of Operating Lease Penetration by Fleet Size, 1970-2020F

Source: Boeing Capital Corporation

Around 50% of the world’s in-service narrowbody fleet now on operating lease, driven by asset liquidity, volume demand and start-up/low-cost carrier preference for these aircraft. In addition, many lessors have historically preferred narrowbody aircraft due to their larger fleet sizes and operator bases, lower transition costs between lessees, and the relative ease in financing and leasing narrowbody aircraft. The Boeing 737-800 and Airbus A320-200, with 52% and 55% of their respective fleets under operating lease, are aircraft that represent the high demand of narrowbody aircraft by operating lessors.

Although overall widebody leasing penetration is lower than for narrowbodies, selected current and new-generation widebody aircraft also enjoy high operating lessor penetration. These aircraft are characterized by relatively high liquidity levels and are popular with operators. For example, 45% of the in-service Airbus A330 family fleet was subject to operating lease as of December 20138 and operating lease penetration for the Boeing 777 is also healthy at just over 25%. The backlogs for the next-generation Airbus A350XWB and Boeing 787 aircraft families suggest high liquidity and, in conjunction with designs intended to reduce transition costs between lessees, such aircraft will be attractive to aircraft operating lessors and airlines alike.

[8]	All operating lease penetration statistics as per Flightglobal Ascend fleet database.

Operating Lease Industry—Competitive Landscape

The table below shows the fleet statistics for the largest 20 operating lessors ranked by the current market value of their owned and managed fleets, including orders, as reported by Flightglobal Ascend’s fleet database at July 31, 2014. According to this analysis, the current and committed owned and managed portfolios of the largest 20 lessors have an aggregate current market value of more than $300 billion.

Top 20 Lessors Ranked by the Value of their Owned and Managed Fleet and Commitments, September 2014

Rank	Lessor	Current Age[1]	Fleet Units			Fleet Value, USD billions[2]
			Current	Commitments	Total	Current	Commitments	Total
1	AerCap	8.2	1308	363	1671	$32.4	$20.4	$52.8
2	GECAS	6.9	1645	277	1922	$32.7	$15.0	$47.7
3	Air Lease Corporation	3.2	221	406	627	$8.1	$26.5	$34.6
4	BOC Aviation	3.3	254	214	468	$10.0	$10.1	$20.1
5	CIT	5.1	306	156	462	$8.4	$9.5	$17.9
6	SMBC	4.9	381	143	524	$10.5	$6.7	$17.2
7	BBAM	5.3	431	2	433	$13.2	$0.2	$13.4
8	Aviation Capital Group	5.1	268	120	388	$6.2	$6.0	$12.3
9	Avolon	2.4	134	93	227	$5.6	$6.4	$12.0
10	ICBC	2.8	157	126	283	$6.4	$5.3	$11.7
11	AWAS	4.9	308	21	329	$8.9	$0.8	$9.7
12	Rostechnologii Group	—	1	214	215	$—	$8.0	$8.0
13	ALAFCO	5.2	52	131	183	$1.6	$6.0	$7.6
14	CDB Leasing	4.0	116	55	171	$4.5	$1.6	$6.1
15	Hong Kong Aviation Capital	5.9	68	70	138	$2.0	$3.4	$5.4
16	Amedeo	0.8	5	20	25	$1.0	$4.2	$5.2
17	Ilyushin Finance Company	—	42	205	247	$—	$4.9	$4.9
18	Jackson Square	2.6	113	2	115	$4.7	$0.1	$4.8
19	Aircastle	8.4	147	—	147	$4.3	$—	$4.3
20	Macquarie AirFinance	9.8	134	40	174	$2.7	$1.7	$4.3

Note: Current fleet includes in-service and in storage. Commitments include Letters of Intent

Values for future year deliveries at 2014 level. Values may not sum due to rounding

1 Value-weighted average age of current fleet

2 Generic half-life current market value per Ascend

Source: Ascend, September 2014; Avolon (company information for Avolon fleet), ICF Analysis

A number of new entrants to the Top 20 are based in emerging markets, including China and Russia, signaling a growing globalization of the operating lease market.

There is strong evidence from previous industry cycles of a high correlation between the age, technology and demand profiles of aircraft types and their liquidity and residual value retention, which is also reflected in the ability to place aircraft on attractive leases and in the context of aircraft sales and trading activity. Young, technically advanced types that are widely operated and in high demand with airlines benefit from robust market liquidity and strong value retention, with less cyclical variation than older, out-of-production aircraft. For several key lessors, these factors and considerations underpin their individual investment models and provide comfort to more risk-averse investors who may prefer higher liquidity, value retention and marketability over higher yields.

A portfolio of assets that meet the above criteria can be termed “Tier 1 assets” and typically comprise new- or next-generation, Western-manufactured aircraft with superior market and technical characteristics, and which are considered unconcentrated among lessees or expected to be unconcentrated among lessees for future aircraft programs, in both cases taking account of the engine model. Tier 1 assets are typified by the new generation Airbus A320-200, Boeing 737-800 and Boeing 777-300ER aircraft and next-generation narrowbody A320neo, Boeing 737 MAX 8, and widebody Boeing 787-9 and Airbus A350-900 aircraft.

The following chart demonstrates the value proportion of owned and committed Tier 1 assets for the “Top 10” lessors as measured by owned and managed fleet and commitments.

“Tier 1” Proportion of Owned Fleet and Commitments of Top 10 Lessors, September 2014

Note: “Tier 1” assets defined by ICF to include Airbus A319-100, Airbus A320-200 (CFM56-5B/V2500-A5), Airbus A321-200, Airbus A319NEO, Airbus A320NEO, Airbus A321NEO, Airbus A330-200, Airbus A330-300 (Trent 700), Airbus A330neo, Airbus A350-900, Airbus A350-1000, Boeing 737-800, Boeing 737 MAX, Boeing 777-200ER (GE), Boeing 777-300ER, Boeing 777F, Boeing 777-8X, Boeing 777-9X, Boeing 787, Embraer E190, E190/195 E2, and ATR 42/72-500/600 passenger aircraft. Aircraft status includes those under LoI.

Source: Ascend, September 2014; Avolon (company information for Avolon fleet); ICF Analysis

A similar portfolio analysis also reveals a wide variation in the average age of lessor portfolios, weighted by asset value. Younger aircraft are recognized to have lower exposure to value volatility and are generally the last aircraft in an operator’s fleet to be parked or disposed of in a downturn.

Average Age of Owned and Managed Fleets of the Top 10 Lessors, September 2014

Note: Age is weighted by generic half-life current market value

Source: Ascend, September 2014; Avolon (company information for Avolon fleet); ICF Analysis

Sale-Leaseback Market Developments and Outlook

As noted previously, one of the primary channels through which lessors source investment volume is the sale-leaseback channel, principally to finance the delivery of airlines’ own orders, and to a lesser extent, to re-finance used aircraft already delivered and on airline balance sheets.

Although the sale-leaseback channel has been used by airlines as a source of financing for over 30 years, most of the activity before 2000 involved specialist finance leasing products, with true operating leases representing only a small proportion of the total volume. The sale-leaseback component of operating leasing only became established as a core element of the industry’s financing mix at the beginning of the new millennium when, after 9/11, the financial markets became highly sensitized to “airline risk”, leaving only a limited number of long-term industry participants to provide essential financing, both for new deliveries and as a source of liquidity through the release of value in older aircraft on the airlines’ balance sheets.

Commercial Jet Sale-leaseback at Delivery

Source: Ascend Flightglobal Fleet Database

Based on Ascend and Company data, in the period from 2001 to 2005, two lessors (GECAS and RBS Aviation Capital) accounted for over 400 sale-leaseback transactions, representing almost 50% of the total. Since that time, sale-leaseback participation has significantly broadened. In addition, subsequent to the 2008-2009 global financial crisis which curtailed growth in some of the largest lessors due to problems at the parent level, sale-leaseback activity has grown to account for approximately 20% of all new aircraft deliveries and 50% of all new deliveries financed through the leasing channel, with the balance comprising the direct orders placed by lessors with the OEMs. Sale-leaseback transactions involving over 30 lessors financed an estimated $16 billion of new deliveries in 2013.

As already noted, although direct orders placed by lessors have historically typically represented slightly more than 20% of the total Airbus and Boeing orders placed, only around 15% of the current backlog is held by lessors, reflecting the long lead times to delivery and strong demand directly from the airlines. With the most popular lessor models essentially sold out for the remainder of the decade or beyond, there is limited potential for the lessors to increase their share of direct orders with near-term delivery positions. This increases the potential for financing through the sale-leaseback channel in the coming years, as appetite is expected, by Boeing Capital among others, to increase the overall leasing share of deliveries to 50% from the current level of around 40%.

The indicative potential for future sale-leaseback demand is illustrated in the chart below, which shows a breakdown of forecast future delivery financing, assuming that lessors will revert toward 20% share of OEM deliveries by the end of five years. Reaching a 47% lessor share of new delivery financing by 2019 would necessitate sale-leaseback financing volumes averaging more than $30 billion annually over the next five years, as shown below.

Indicative New Delivery Financing Outlook

Source: Flightglobal ACAS, June 2014; Boeing Capital Corporation, ICF Analysis

Aircraft Values and Lease Rates

Aircraft generally depreciate over time as they age and experience the wear and tear of operation. Eventually, an aircraft will reach the end of its useful life (historically in the order of 25 years unless extended by cargo conversion) and will retain a marginal value that represents the worth of its various components—primarily the engines—and airframe material.

From an economic standpoint, the value of the aircraft should be equal to the net present value of the operating profit that the asset can generate over its economic life. However in practice, the value of an aircraft to the operator is influenced by many factors that ultimately determine the purchase price and/or lease rate the carrier is willing to pay, including:

•	Revenue-generating capacity (passenger and freight payload, range)

•	Operating economics (fuel burn, maintenance costs, landing and handling costs, flight and cabin crew costs, insurance, etc.)

•	Financing costs and residual value retention

•	Spot-market supply and demand (the number of same model and competing aircraft available, industry growth and capacity profile, etc.)

Young, modern, fuel-efficient production aircraft types typically have higher value retention characteristics and face lower market volatility than older, less efficient models. Throughout the industry cycle, aircraft market values—the price an airplane may be sold for given the market conditions in effect at the time, which may or may not be in balance—rise above and fall below aircraft base values—the appraiser’s opinion of the underlying economic value of an asset in an open, unrestricted, and stable market environment with a reasonable balance of supply and demand, assuming full consideration of its highest and best use.

Given the relatively more liquid market of operating leasing (compared to aircraft trading), market lease rates generally represent market-clearing prices that reflect current supply and demand, and are therefore closely correlated to global economic conditions. However, because aircraft operating leases are usually contracted at fixed monthly lease rates for many years, aircraft lessors are frequently insulated from short-term swings in market lease rates throughout the industry cycle.

In general, over the last 15 years young and popular single aisle aircraft with broad market acceptance, large in-service fleets and order backlogs have performed well with respect to value retention in spite of the challenges that the industry has faced during this period.

Values for new current technology aircraft have generally been stable, although some volatility was experienced during the challenging periods after 9/11 and during the Recession, while used aircraft of 5-10 years in age—still considered young—exhibited higher levels of volatility.

Equally, market values for modern twin-aisle aircraft have performed reasonably well over the past fifteen years, although newer aircraft again have generally performed better than older models of the same type.

Absent deterioration in economic growth or other exogenous events, and subject to changes in interest rates and fuel prices, stabilization and/or improvement in many new-generation aircraft values and lease rates are expected over the next several years.

The Aircraft Value Cycle

In addition to aircraft market and technical performance characteristics, aircraft values and their retention over time are also influenced by external macroeconomic forces and unforeseen events. Over the past 40 years, the aviation industry has proved particularly susceptible to changes in world economic activity and exogenous shocks such as war, high fuel costs, terrorism and other events such as SARS. The recurring and pronounced cyclicality relative to other industry endeavors and its volatility have come to be known as the aircraft value cycle where air traffic, airline profits, aircraft orders, aircraft deliveries and other specific industry factors evolve in a cyclic and familiar process over time—typically 7 to 10 years.

Aircraft Value Cycle and Airline Profitability: 1995 - 2014F

Source: IATA; ICF

Successful lessors must not only identify and acquire aircraft which make good investments but must also, crucially, determine the optimum timing of investment and disposal of assets to enhance economic returns and the risk profile of the enterprise, while generating attractive returns throughout the cycle from peak to trough and beyond.

A useful metric, particularly for in-production aircraft, when deciding at what point to invest and divest in the aviation cycle is the current market value to base value ratio. The following exhibit illustrates the current market value relationship over time relative to base value for comparatively young five-year old Airbus A320-200 and Boeing 737-800, both popular and liquid narrowbody aircraft. Volatility is comparatively low relative to older, out-of-production, or widebody aircraft.

Aircraft Current Market Value / Base Value Ratio

Source: ICF

The above chart demonstrates that there are inflection points in the aviation cycle, such as in the low points in 2003 and 2010, at which point skilled lessors and investors with an understanding of likely aircraft value performance through the various cycle phases can acquire well-priced assets at a pre-determined and appropriate acquisition price and manage them through the cycle into recovery with upside available over time.

There are clear signs that the industry is now on an upward path in the current market cycle, on the back of improving economic conditions, particularly in emerging markets. Airlines in the aggregate have enjoyed profitability since 2010, and IATA continues to project improving profits in its outlook.

Many industry indicators suggest continued improvement of aircraft values, particularly for Tier 1 assets, both in-production and next generation as identified earlier, which have generally retained value well in a period of sustained demand, increasing airline profitability, high fuel costs, abundant financial liquidity and low interest rates.

ICF expects further improvement over the next few years and, for the most liquid Tier 1 assets, current market values are expected to rise above base values during this period. More broadly, there are clear signs that the industry is now well-established on an upward path in the current market cycle, with airlines again enjoying an extended period of profitability.

Buoyed by the historically low cost of capital and stable, if elevated, oil prices, and with IATA’s latest results indicating global RPK growth of 5.9% for the first half 2014 and ASK growth of 5% compared to 2013, the current strong airline results are widely expected to continue for some years. No structural changes are foreseen, barring exogenous shocks, adding further and sustained upward momentum to the aircraft value cycle, particularly in emerging markets.

The size of the new aircraft financing market is expected to increase substantially in the next several years as Boeing and Airbus increase production of their existing products to meet demand, and new more fuel-efficient generations of single- and twin-aisle aircraft models begin to enter service in large numbers. Boeing Capital forecasts overall financing for new airplanes deliveries will exceed $130 billion in 2017. This sustained demand, which continues to exceed supply for many aircraft types, coupled with strong airline financial performance and a drive to further operating efficiency, reinforces a widely-held belief that significant upside yet remains in the current aircraft value cycle.

BUSINESS

Our Company

Avolon is a leading global aircraft leasing company focused on acquiring, managing and selling commercial aircraft. We were launched in May 2010 by an experienced team of aircraft leasing and financing professionals. Our strategy is to build and maintain a portfolio of young, modern, fuel-efficient commercial aircraft while seeking to maximize long-term earnings growth and generate attractive risk-adjusted returns through the aviation industry cycle. Since our founding, we have built an Owned Portfolio of aircraft totaling $5,261.6 million in Aggregate Net Book Value as of September 30, 2014. Our Owned, Managed and Committed Portfolio of 227 aircraft as of September 30, 2014, made us the ninth largest aircraft lessor by current market value as of September 30, 2014, according to ICF. The average age of our Owned and Managed Portfolio, weighted by current market value, was the lowest of the ten largest operating lessors as identified by ICF. The average age of our Owned Portfolio, weighted by net book value, was 2.50 years as of September 30, 2014. For the year ended December 31, 2013 and the nine months ended September 30, 2014, we reported total revenues of $449.8 million and $433.3 million, respectively, and net income of $112.8 million and $104.2 million, respectively.

As of September 30, 2014, our Owned, Managed and Committed Portfolio consisted of 227 aircraft, including 122 owned, 12 managed and 93 committed aircraft. Our Owned Portfolio consists primarily of narrowbody aircraft, including the Airbus A320 family and the Boeing 737-800, and select widebody aircraft, including the Airbus A330, the Boeing 777 and the Boeing 787. Our Committed Portfolio as of September 30, 2014 includes 66 next generation Airbus A320neo, Boeing 737 MAX, Airbus A330neo and Boeing 787 family of aircraft, which are designed to deliver new levels of operating efficiency and are expected to be in high demand. As of September 30, 2014, the average lease term remaining on the leases in our Owned Portfolio, weighted by the net book value of the aircraft, was 6.9 years.

We are a global business, headquartered in Dublin, Ireland, with offices in China, Dubai, Singapore and the United States. Our global presence provides local access to airline customers and capital providers in key geographic regions, particularly emerging and high growth markets such as China, South East Asia, the Middle East and Latin America. As of September 30, 2014, our customer base comprised 49 customers in 27 countries.

We lease our aircraft pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. As lessor, we receive the investment benefits from, and assume the residual risk of, the aircraft. We select aircraft that we believe will retain a high residual value and will be less susceptible to asset impairment risk. Our leases are payable in U.S. dollars, with lease rates predetermined for the term of the lease, providing a high level of predictability to revenues. We also provide fleet management services to other aircraft investors.

Our business model allows for flexibility to adjust to market conditions and to balance and manage risk. Our business model is designed to deliver attractive risk adjusted returns by enabling a diversified multi-channel approach to aircraft acquisitions that mitigates pricing, technology and financing risk associated with reliance on a single acquisition channel. We use multiple aircraft acquisition channels to grow our business, thereby reducing dependence on large scale, long-dated capital commitments associated with direct orders from OEMs. Our portfolio consists of aircraft acquired through sale-leaseback transactions, aircraft ordered directly from OEMs and aircraft purchased from other lessors. We believe our deep industry relationships enable us to source transactions that are not broadly available. By changing the emphasis between the sale-leaseback, direct order and portfolio acquisition channels, we seek to accelerate growth and optimize value at different points in time during the aviation industry cycle.

We maintain relationships with aircraft investors globally and seek to sell assets to proactively manage our portfolio in response to market conditions. Aircraft sales facilitate management of portfolio concentrations, provide ongoing liquidity of the portfolio, enable us to monetize value in our aircraft, help maintain visibility and momentum with our customers and are an effective tool for managing both asset residual value and lease remarketing risk. From our inception in May 2010 through September 30, 2014, we have realized net gain on disposal of flight equipment of $95.0 million from the sale of 22 aircraft, and the net gain arising from the insured total loss of one aircraft. We also recorded management fee revenue of $1.0 million arising from the sale of two aircraft prior to delivery.

To manage risks associated with our business, we have developed a comprehensive risk management platform that uses proprietary analytical systems and credit scoring processes. These systems, tools and models, combined with formal risk committees, inform our decision-making process. We seek to mitigate asset, credit and liability risks associated with owning and leasing aircraft through:

•	diversification across geographies, airline business models and customers;

•	a select investment focus on young, modern, fuel-efficient and marketable aircraft types;

•	management of the timing of lease and debt maturities;

•	management of funding to minimize exposure to interest rate risk, spread debt maturities and match funding to new aircraft commitments; and

•	adoption of a comprehensive risk management framework.

The combination of young, modern aircraft and robust risk management has contributed to a 100% fleet utilization and no unscheduled lease terminations, credit losses or asset impairments since our inception.

Our highly experienced executive leadership team is led by our Chief Executive Officer, Dómhnal Slattery, formerly the founding Chief Executive Officer of RBS AC, now known as SMBC Aviation Capital and one of the largest aircraft lessors in the industry. Our President and Chief Commercial Officer is John Higgins, formerly Chief Commercial Officer of RBS AC; our Chief Financial Officer is Andy Cronin, formerly Senior Vice President Investor Markets at RBS AC; our Head of Strategy is Dick Forsberg, formerly Head of Portfolio Strategy at RBS AC; and our Chief Operating Officer and Head of Risk is Tom Ashe, formerly Head of Europe, the Middle East and Africa at RBS AC. This executive leadership team has on average over 23 years of experience in the aircraft leasing industry, covering several industry cycles, and deep and long-standing customer, lender, investor and OEM relationships. Our team seeks to provide thought leadership in the sector through materials such as white papers, discussion documents and webinars, an approach which is embedded in our core business activity. The team is supported by our Board, led by our Non-Executive Chairman, Denis Nayden, who was formerly Chairman and Chief Executive Officer of GE Capital Corporation and held several roles during his tenure, including oversight of GE Capital Aviation Services.

Operations to Date

Owned, Managed and Committed Portfolio

Our Owned, Managed and Committed Portfolio consists of 227 young, modern, fuel-efficient aircraft, with lease arrangements with 49 customers in 27 countries. Our Owned Portfolio of 122 aircraft, as of September 30, 2014, includes 110 narrowbody and 12 widebody aircraft, with our average age, weighted by net book value, of 2.50 years. In addition to our Owned Portfolio, as of September 30, 2014, we managed seven aircraft on behalf of other aircraft investors and ACP, our joint venture with Wells Fargo & Company, managed five aircraft. These aircraft include Airbus A319, Airbus A320, Boeing 737-800 and Boeing 777-200F models operated by seven airlines.

As of September 30, 2014, we had committed to acquire a total of 93 aircraft with a capital commitment of $6,574.2 million, with scheduled delivery dates through 2022. Our Committed Portfolio includes 71 aircraft ordered directly from Airbus and Boeing and 22 aircraft to be acquired under sale-leaseback contracts with airlines and from other lessors. Our Committed Portfolio as of September 30, 2014 includes 66 next generation aircraft, consisting of the Boeing 737 MAX, Airbus A320neo, Airbus A330neo and Boeing 787 aircraft. We have entered into leases or letters of intent for the leasing of all but one new aircraft scheduled for delivery through the second quarter of 2018, with an average lease term of 10.7 years, weighted by acquisition price.

As of September 30, 2014, our Owned, Managed and Committed Portfolio consisted of the following aircraft:

Owned, Managed and Committed Portfolio

Aircraft type	Owned Portfolio	Managed Portfolio	Committed Portfolio	Total Portfolio
Airbus A319ceo	2	3	—	5
Airbus A320ceo	48	2	6	56
Airbus A320neo	—	—	20	20
Airbus A321ceo	6	—	4	10
Airbus A330-200/300	8	—	3	11
Airbus A330-900neo	—	—	15	15
Boeing 737-800	48	3	14	65
Boeing 737 MAX	—	—	20	20
Boeing 777-300ER	3	—	—	3
Boeing 777F	—	4	—	4
Boeing 787-8/9	1	—	11	12
Embraer 190	6	—	—	6

Total	122	12	93	227

The following table sets forth the scheduled delivery dates for our Committed Portfolio as of September 30, 2014:

Committed Portfolio Delivery Schedule

Aircraft Type	2014	2015	2016	2017	2018	2019	2020	2021	2022	Total
Airbus A320-200	2	4	—	—	—	—	—	—	—	6
Airbus A320neo	—	—	—	—	4	8	8	—	—	20
Airbus A321-200	2	2	—	—	—	—	—	—	—	4
Airbus A330-300	3	—	—	—	—	—	—	—	—	3
Airbus A330-900neo	—	—	—	—	2	2	4	4	3	15
Boeing 737-800	3	10	1	—	—	—	—	—	—	14
Boeing 737-8 MAX	—	—	—	—	2	4	2	2	—	10
Boeing 737-9 MAX	—	—	—	—	—	—	5	5	—	10
Boeing 787-8/9	—	4	1	—	—	3	3	—	—	11

Total	10	20	2	—	8	17	22	11	3	93

Our Lessees

As of September 30, 2014, the ten largest airline lessees in our Owned Portfolio accounted for 51% of our Aggregate Net Book Value, with the three largest, American Airlines, LATAM and Garuda Indonesia, representing 8.4%, 6.8% and 5.6%, respectively. The following chart shows, for each of the top ten lessees, the percentage of our Owned Portfolio as of September 30, 2014 by Aggregate Net Book Value.

The table below shows the distribution of lease revenue by location of each airline’s principal place of business for the periods presented:

	Years Ended December 31,			Nine Months Ended September 30, 2014
	2011	2012	2013
Asia Pacific	25%	28%	26%	30%
Europe, Middle East & Africa	52	47	40	36
Americas	23	25	34	34

Total	100%	100%	100%	100%

Our Business and Growth Strategies

Our objective is to build and maintain a portfolio of young, modern and fuel-efficient commercial aircraft while seeking to maximize long-term earnings growth and generate attractive risk-adjusted returns through the aviation industry cycle. In order to achieve our business objectives, we pursue the following strategies:

Focus on robust fleet growth through investment in young, modern, fuel-efficient aircraft.

Our investment strategy is focused on acquiring young, modern, fuel-efficient aircraft that we believe will remain in strong demand. As airlines face continuing high fuel prices, environmental regulation and an aging asset base, we believe that demand for modern, fuel-efficient aircraft will increase. According to forecasts by Boeing Capital, over 50% of the world’s aircraft will be under operating leases by 2020 compared to nearly 41% in 2014. We believe the robust order backlogs of next-generation aircraft at Boeing and Airbus, combined with these favorable industry dynamics, present a significant growth opportunity for Avolon. We also believe young, modern, fuel-efficient aircraft will have strong long-term value retention characteristics and lower re-marketing risks and will enable us to generate stable cash flows over the long term. In addition, we believe that maintaining a young, modern fleet will help minimize asset impairment risks.

We plan to maintain a young, modern, fuel-efficient fleet by maintaining our focus on our investment strategy while continuing to pursue our strategy of actively selling aircraft in order to manage the mix of aircraft in our portfolio. We have a dedicated team of experienced professionals focused on aircraft sales across multiple channels, including asset-backed securitizations and other structured portfolio sales.

Leverage multiple aircraft procurement channels to optimize growth and performance through the aviation industry cycle.

We intend to continue to utilize multiple procurement channels to source aircraft, including sale-leaseback transactions with airlines, direct orders with Airbus, Boeing and other OEMs, and portfolio acquisitions from other lessors to selectively build our portfolio. We believe that the utilization of multiple aircraft procurement channels will provide us the flexibility to enhance our portfolio and performance through the cycle as each channel can be calibrated to react to, and increase opportunity from, prevailing market conditions.

Sale-Leaseback

Sale-leaseback transactions accounted for 119, or approximately 49%, of the total number of aircraft that we have committed to acquire since inception as of September 30, 2014. Under this transaction structure, we commit to acquire either new aircraft that an airline has ordered directly from the OEM, or aircraft already in service, and lease the aircraft to the airline. The sale-leaseback channel helps us to manage risk as we have clear visibility of the counterparty and lease terms, with no placement risk. This channel also provides us with flexibility to manage cycle risk and be responsive to market opportunities and conditions. Sale-leaseback transactions are generally completed within 9 to 18 months from the date on which the contract is signed to the scheduled delivery of the aircraft.

Direct Orders from Manufacturers

From our inception through September 30, 2014, we committed to acquire a total of 91 aircraft directly from Airbus and Boeing, representing 37% of the total number of aircraft that we have committed to acquire as of September 30, 2014. Our orders include 20 Airbus A320neo, 15 Airbus A330neo, 20 Boeing 737 MAX and six Boeing 787 family aircraft, which are scheduled for delivery between 2018 and 2022. These orders are strategically important as they give us access to highly sought-after, next generation, fuel-efficient aircraft. We anticipate strong leasing demand from airlines due to the attractiveness of these aircraft and their limited availability. We believe these delivery positions are attractively timed and have the potential to generate significant franchise value for Avolon. Direct order acquisitions typically require significantly longer lead times than sale-leaseback transactions, generally ranging from four to eight years from the time of order to the scheduled delivery of the aircraft, and require us to make pre-delivery payments.

Portfolio Acquisitions

Since our inception, we have committed to the acquisition of 33 aircraft from other lessors and investors, representing 14% of the total number of aircraft that we have committed to acquire as of September 30, 2014. Such transactions typically include multiple aircraft and multiple airlines and, as such, the transactions are more diversified than single sale-leaseback opportunities. Moreover, because the aircraft are already on lease or committed for near-term delivery on lease, such transactions typically generate cash flow more quickly than aircraft acquired through new sale-leaseback or direct order channels.

Actively sell aircraft through the aviation cycle.

The principle of active aircraft sales is central to our portfolio strategy. Aircraft sales facilitate management of portfolio concentrations, provide ongoing liquidity of the portfolio, enable us to monetize value in our aircraft, help us maintain visibility and momentum with our customers and are a tool for effectively managing both asset residual value and lease remarketing risk. We have a dedicated team of experienced professionals focused on aircraft sales across channels, including asset backed securitizations and other structured portfolio sales. Aircraft sales can also be a source of fee income from associated asset management opportunities, while allowing us to recycle and redeploy capital to fund further growth. The buyers of our aircraft include airlines, financial investors and other aircraft leasing companies. From our inception in May 2010 through September 30, 2014, we have realized net gain on disposal of flight equipment of $95.0 million from the sale of 22 aircraft and the net gain arising from the insured total loss of one aircraft. We also recorded management fee revenue of $1.0 million arising from the sale of two aircraft prior to delivery.

Utilize our deep, long-standing and valuable industry relationships.

We believe our team’s broad industry experience and expertise enables us to leverage relationships globally to drive our growth and performance. We have active relationships with over 150 airlines globally, which are either existing customers or airlines with which we maintain regular dialogue in relation to potential transaction opportunities. Our relationships with these airlines help us to place new aircraft, re-market end of lease aircraft and source transactions to grow our fleet through multiple acquisition channels. We believe our market knowledge enables us to source transactions that are not broadly available. We are actively involved with consultative bodies, events and forums that have been formed by the aircraft and major engine OEMs to engage with the industry on the development and design of new products. Our membership of these groups provides us with multiple opportunities to share opinions and seek to influence OEM development and design activity to align with customer requirements and drive future growth. These include:

•	Boeing 737 MAX Service Ready Team—a working group focused on preventing current deficiencies on Boeing 737NG from transferring across to the Boeing 737 MAX;

•	Airbus A350XWB Customer Forum—a combined lessor and airline working group engaged in the preparation of the Airbus A350 family aircraft for service entry;

•	Embraer E-Jets G2 Lessor Consultation—a consultation process with a small group of lessors to provide input prior to final high-level design freeze;

•	Boeing 737 Leasing Companies Advisory Board—a lessor consultation group providing input to Boeing 737 Program Management to guide the development of the Boeing 737NG and Boeing 737 MAX; and

•	Boeing 777X Customer Working Group—a lessor and airline consultation group providing customer guidance on the development of Boeing widebody aircraft products with current focus on the Boeing 777-8/9X.

Leverage platform to expand asset management activity.

We have a scalable platform that includes technical, marketing, risk management and other capabilities critical to managing a fleet of leased aircraft. Providing asset management services provides us contracted fee income. As of September 30, 2014, Avolon managed seven aircraft on behalf of other aircraft investors, and ACP, our joint venture with Wells Fargo & Company, managed five aircraft. We believe that the strengths of our platform, combined with our team’s experience, make us a credible provider of third-party asset management services to investors, whether in the context of investors purchasing aircraft from Avolon or independently originated opportunities.

Our Competitive Strengths

We believe the following strengths assist us in executing our business and growth strategies and underpin our ability to generate future earnings growth.

Scaled and efficient business with growth visibility.

Since our launch in 2010, we have grown the size of our Owned, Managed and Committed Portfolio to 227 young, modern and fuel-efficient narrowbody and widebody aircraft. This portfolio made us the ninth largest aircraft lessor by current market value as of September 30, 2014, according to ICF. We believe that the scale of our portfolio size provides diversification to protect against risks associated with owning and leasing aircraft, facilitates sales activity and provides economies of scale. We had 62 employees as of September 30, 2014 working in five offices globally that service our 49 customers located in 27 countries. We believe our platform has extensive capabilities in key commercial, technical, risk management and financial functions and is designed to be efficient and to accommodate a large portfolio of aircraft without requiring additional investment in the platform. We believe rigorous internal processes and controls and a transparent culture underpin our platform.

We believe our size, scale, capitalization and industry contacts will enable us to capitalize on the opportunities afforded by the growing aircraft leasing industry. Our Owned Portfolio, with an Aggregate Net Book Value of $5,261.6 million as of September 30, 2014, is leased to airlines under long-term leases, of which the average lease term remaining, weighted by the net book value of the aircraft, was 6.9 years as of such date, providing considerable predictability to our revenues. Additionally, we have a Committed Portfolio of 93 aircraft, of which 32 are scheduled for delivery through June 2016. We have entered into leases or letters of intent for the leasing of all but one of our new aircraft scheduled for delivery through the second quarter of 2018, with an average lease term of 10.7 years, weighted by acquisition price, providing growth and cash flow visibility. Further, our team maintains relationships with over 150 airlines globally and actively sources sale-leaseback and portfolio acquisition opportunities, many of which we believe are not broadly available.

Young, modern, fuel-efficient aircraft fleet.

Our Owned Portfolio consists of young, modern and fuel-efficient aircraft. As of September 30, 2014, the average age of our Owned Portfolio, weighted by net book value, was 2.50 years. Younger, modern aircraft are more desirable than older aircraft to many lessees because of their fuel efficiency, lower maintenance costs and longer remaining useful lives. We believe that our aircraft are in high demand among our airline customers and are readily deployable to markets throughout the world, demonstrated by the 100% utilization rate we have achieved for our aircraft since our launch in May 2010. We use a rigorous, proprietary asset selection process to identify and target what we believe to be the most liquid, in-demand aircraft types. We seek to acquire aircraft with high liquidity characteristics because we believe these aircraft have high residual value retention and are less likely to be exposed to asset impairment risk. We believe that our fleet of young, modern and fuel efficient aircraft will enable us to generate stable cash flows over the long term.

Highly experienced and proven management team with deep aviation and financial institution experience.

Our executive leadership team has on average over 23 years of experience in the aircraft leasing industry covering several industry cycles, and deep, long-standing customer, lender, investor and OEM relationships. This team has demonstrated its competency in the aircraft leasing industry by being instrumental in building RBS AC into one of the largest aircraft lessors in the industry, as well as founding our company and growing our portfolio into one of the ten largest in the industry by current market value in only four years. This team is supported by an additional 11 senior executives with an average of approximately 14 years of industry experience. Together, this combined team of executives, with an average age of 44, has extensive expertise in aircraft leasing, acquisitions, technical management, financing and risk management. We believe management’s deep industry relationships over an extended period allow us to source transactions that are not broadly available.

Sophisticated, rigorous and proactive risk management systems, tools and models.

Our business model is underpinned by a methodical approach to risk management that uses proprietary analytical tools and a rigorous corporate governance structure to manage asset, credit and liability risks closely and proactively. This framework has been developed and refined by the management team since our inception. Our analytical tools include models for asset and customer risk management. Our asset risk management model uses a quantitative matrix to benchmark aircraft asset types in terms of their investment suitability and relative liquidity, with the objective of reducing asset impairment and lease re-marketing risk. Our customer risk management model uses a system of quantitative and qualitative factors to monitor credit quality and extends to over 110 airlines. We have not incurred any asset impairment charges since our founding nor have we had to terminate any aircraft leases prior to their scheduled expiration. We believe we have a conservative approach to liability risk management and we use a variety of forecasting methods and reporting frameworks to manage our liquidity risks. These risk management tools are used in conjunction with our formal risk management reporting structure, consisting of three executive risk committees, the portfolio risk committee, the capital risk committee and the business modeling committee, each of which reports to the risk management committee of our Board. The implementation of our risk management framework supports our objective to grow in a controlled fashion in a dynamic business environment.

Stable funding base and access to diverse sources of capital.

Our capital and financing structure has helped to establish Avolon as a leading aircraft lessor and a business of scale. Our growth has been financed by equity contributions from our shareholders together with debt financing from a range of banks and financial institutions. As of September 30, 2014, we had total outstanding indebtedness of $4,258.3 million consisting of term debt facilities, ECA and EXIM backed facilities, an asset-backed securitization, unsecured revolving credit facilities and pre-delivery payment and warehouse facility debt. As of September 30, 2014, we had an additional $1,296.5 million of undrawn debt facilities, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities. This inaugural aircraft securitization was financed by way of private placements, with Avolon retaining the residual equity. The volume, quality and mix of our committed assets and financings, combined with our overall market presence, have created a substantial capital base, which we believe is capable of supporting further portfolio growth.

Prominent and strategic thought leadership.

We believe that one of the essential elements of an experienced and growth-focused aircraft leasing business is to have considered and empirically defensible views on key trends in the aviation industry. We believe we have positioned ourselves to take a prominent and influential role in analyzing industry matters. We have communicated our thought leadership through issuing industry white papers, hosting webinars, attending and speaking at major global industry conferences, contributing articles to prominent industry publications and presenting to banks and financial institutions on topics such as risk management. We are represented on a number of industry bodies, including the International Society of Transport Aircraft Trading (at Board level) and the Aviation Working Group. Our approach to thought leadership is embedded in our core business activity. We believe our insight into global aviation trends helps to inform our investment and sales decisions, our allocation of capital between procurement channels and our overall risk management processes.

Financing Strategy

The successful implementation of our financing strategy is a critical component of the success and growth of our business. The overall objective of our financing strategy is to provide the capital required to continue to grow our business through arrangements that provide us with maximum flexibility and a low cost of capital and that minimize risks relating to changes in market conditions.

We intend to fund our business with future earnings and cash flow from operations, existing debt facilities and potential future debt financing from multiple sources, which may include term debt facilities, ECA and EXIM backed facilities, unsecured revolving credit facilities, securitization debt and pre-delivery payment and warehouse facility debt as well as other debt capital markets products. We actively manage our debt maturity profile and interest rate exposure by generally seeking long-term, fixed rate debt facilities, which we believe best matches the characteristics of our assets. We seek to identify markets and products with favorable and flexible terms as well as to maximize the diversification of funding solutions and to reduce our reliance on any one market or financial institution.

As of September 30, 2014, we had committed financing from a total of 30 financial institutions (excluding holders of our publicly issued debt), with total outstanding indebtedness of $4,258.3 million. This outstanding indebtedness comprised $2,798.9 million of recourse and non-recourse term facilities, including accrued interest and capital lease obligations, $558.8 million of ECA and EXIM backed facilities, $124.0 million of unsecured revolving credit facilities, $598.3 million of securitization indebtedness and $178.3 million in the aggregate of pre-delivery payment and warehouse facility debt. As of September 30, 2014 interest accrued of $11.2 million was outstanding. In addition, as of September 30, 2014, we had $1,296.5 million of undrawn debt facilities, consisting of $1,045.5 million of committed secured debt and $251.0 million of unsecured revolving credit facilities. As of September 30, 2014, the weighted average interest rate of our outstanding indebtedness was 4.0% (not including the effect of upfront fees, undrawn fees, issuance cost amortization or fair value gains/losses on derivative instruments) and the weighted average remaining maturity was 4.6 years. Floating rate debt accounted for 25.0% of our total outstanding indebtedness as of such date. Partially hedging this exposure, we have interest rate derivatives that have notional profiles of 11.3% of our total indebtedness as of September 30, 2014. Furthermore, debt associated with floating rate leases accounted for 13.3% of our total outstanding debt.

Risk Management Model

Our business model is underpinned by a methodical approach to risk management that uses proprietary analytical tools and a rigorous corporate governance structure to proactively manage asset, credit and liability risks. Our risk management framework applies rigor and focus to three key elements of the business—our assets, our lessee credit quality and our liabilities—drawn together through the committee structures. We believe continual emphasis on risk seeks to reduce asset impairment and lease re-marketing risk. We have not incurred any asset impairment charges since our founding.

We have implemented a formal risk management reporting structure consisting of three key executive risk committees which meet regularly to provide rigorous analysis and oversight to the Company’s activities. These committees will report to the risk management committee and the Board. The responsibilities of the internal committees are as follows:

•	The Portfolio Risk Committee monitors counterparty credit risk, portfolio risk factors, adherence to capital allocation targets, maintenance exposures and lease expiry profiles. It also sets and reviews portfolio plans and monitors acquisition and disposal strategies. The committee is chaired by the Head of Risk.

•	The Capital Risk Committee recommends liability and hedging strategies and reviews risk in the committed aircraft pipeline, capacity requirements, availability and cost of financing and capital markets activity. The committee is chaired by the Chief Financial Officer.

•	The Business Modeling Committee reviews and approves the development of, and any subsequent modifications to, the core planning and analysis tools used by the business. The committee is chaired by the Head of Risk.

We have developed and use proprietary systems and processes based on our management’s decades of experience. Our analytical tools include models for asset and customer risk management. Our asset risk management model uses a quantitative matrix to benchmark aircraft asset types to evaluate their investment suitability and relative liquidity. Our customer risk management model uses a system of quantitative and qualitative factors to monitor credit quality and covers over 110 airlines.

Assets

Our portfolio is managed within the context of a long-term plan, which is set and reviewed by the portfolio risk committee. The committee sets out target portfolio metrics for asset types, geographic regions and lessee business models and regularly reviews our portfolio growth trajectory with the objective of remaining within target concentration guidelines. We also use proprietary models to enhance our decision-making in this area, including:

•	Relative Liquidity Model: used to apply a consistent and systematic assessment of the investment characteristics and value drivers of each aircraft type. This model provides an investment rating for each aircraft type based on several factors including the number of aircraft in service, the number of operators, stage of production lifecycle, operating economics and technology. The ratings are forward looking and are tracked over time to ensure consistency and to identify trends, allowing us to take proactive decisions to manage portfolio risk.

•	World Fleet Forecast: this forecast covers all Western-built passenger jets and is used to predict the number of each aircraft type expected to be in service over a 20 year horizon. The forecast takes into account expected production rates, entry into service of new aircraft types, global GDP forecasts, deliveries, fleet retirements and freighter conversions to arrive at estimates of future supply, demand and levels of capacity. The output from this model is used to shape our long-term thinking on fleet and model developments and is also an input to the Relative Liquidity Model.

Airline Credits

We adopt a qualitative and quantitative approach in evaluating the creditworthiness of our airline counterparties. Detailed financial analysis is at the center of the assessment, but substantial additional weight is given to the airline’s fleet and network, competitive and market position, franchise, operating economics, management capabilities and their capital expenditure, funding and hedging positions. We have developed a comprehensive Airline Rating Model that allows for each airline to be scored on a consistent basis, taking account of these financial and non-financial criteria.

A Credit Analyst is assigned to each of our airline counterparties, based on regional and/or sector groupings to allow that analyst to develop a deep understanding of the broader environment in which the airline operates. Over and above the airline credit assessment, we also consider country and jurisdictional risk issues, including tax and repossession risks, supported by local legal opinions.

Airline credit is not only analyzed and opined on in advance of a specific transaction, but also subsequently monitored and reviewed on a regular basis throughout the lease term to ensure that our view of the counterparty remains current. The review interval is determined by the airline’s credit quality. The requirement for regular aircraft inspection and technical audits of airlines is also determined as part of our ongoing credit review. Early warning of potential problems allows timely and appropriate action to be taken to protect our investment, which is implemented and managed through a formal “Watch” process.

Liabilities

We aim to mitigate our non-industry related liabilities to the maximum extent practical and, where economically feasible, we match the interest rate profiles of our financing to those of our leases. We believe that our ability to raise debt benefits from our liabilities risk rigor. Three structural features underpin this rigor:

•	Duration management: We seek to spread our debt repayment schedules wherever possible. We have no term debt balloon maturities until 2016, and have a balanced loan profile with a weighted average remaining debt maturity of 4.6 years as of September 30, 2014.

•

Interest rate risk management: Our objective is to minimize our exposure to interest rate risk. We have a number of floating rate leases where rentals adjust by reference to LIBOR, as well as a number of leases with fixed rentals. Wherever possible, we seek to match fixed funding for fixed rate leases and floating funding for floating rate leases. Where this is not possible, we typically hedge our position using interest rate derivatives. Fixed rate leases are adjusted at delivery of the aircraft to the then-prevailing fixed rate. Some hedging exposure arises from the mismatch between longer lease terms and shorter term funding. Of the 122 aircraft delivered at September 30, 2014, 101 aircraft are on fixed rate leases and 21 aircraft are on floating rate leases.

•	Mismatch risk management: We continually manage our pipeline of deliveries and available financings to ensure that we have committed financing, liquidity and equity for all near-term deliveries. This process is actively managed by the Capital Risk Committee.

Competition

The aircraft leasing industry is highly competitive. We compete in leasing, re-leasing, purchasing and selling our aircraft with other aircraft leasing companies, including AerCap Holdings N.V. (including International Lease Finance Corporation), GE Capital Aviation Services, Air Lease Corporation, CIT Aerospace, BOC Aviation, BBAM Aircraft Leasing & Management, Aviation Capital Group, SMBC Aviation Capital and ICBC Leasing. We also may encounter competition from other entities that selectively compete with us, including:

•	airlines;

•	aircraft manufacturers;

•	financial institutions (including those seeking to dispose of repossessed aircraft at distressed prices);

•	aircraft brokers;

•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft; and

•	public and private partnerships, investors and funds, including private equity and hedge funds.

The market for sale-leaseback transactions has become increasingly competitive in recent years. Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. We also compete with other lessors for aircraft financing commitments, which can impact our ability to compete for a leasing transaction. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee. Some of our competitors have significantly greater operating and financial resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital, which may allow them to offer better lease terms. However, we believe we compete favorably due to our strong industry relationships, the attractiveness of our fleet and our rigorous and proactive risk management policies.

Insurance

Our lessees are required under our leases to bear responsibility, through an operational indemnity subject to customary exclusions, and to carry insurance for any liabilities arising out of the operation of our aircraft or engines, including any liabilities for death or injury to persons and damage to property that ordinarily would attach to the operator of the aircraft. In addition, our lessees are required to carry other types of insurance that are customary in the air transportation industry, including hull all risks insurance for both the aircraft and each engine whether or not installed on our aircraft, hull war risks insurance covering risks such as hijacking, terrorism, confiscation, expropriation, nationalization and seizure (in each case at a value stipulated in the relevant lease which typically exceeds the net book value by 10%, subject to adjustment in certain circumstances) and aircraft spares insurance and aircraft third party liability insurance (including war risks), in each case subject to customary deductibles. We are named as an additional insured on liability insurance policies carried by our lessees, and we and/or our lenders are designated as a loss payee in the event of a total loss of the aircraft or engine, as well as numerous other insurance provisions customary in aircraft leasing. We monitor the compliance by our lessees with the insurance provisions of our leases by securing Certificates of Insurance from the lessees’ insurance brokers.

In addition to the coverage maintained by our lessees, we maintain contingent liability insurance and contingent hull insurance with respect to our aircraft. Such contingent insurance is intended to provide coverage in the event that the insurance maintained by any of our lessees should not be available for our benefit as required pursuant to the terms of the lease. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles, conditions and exclusions.

We cannot assure you that we are insured against all risks, that lessees will at all times comply with their obligations to maintain insurance, that any particular claim will be paid, or that we will be able to maintain our current levels of insurance coverage at commercially reasonable rates in the future.

Employees

We had 62 full-time employees as of September 30, 2014 and 51, 44 and 30 employees as of December 31, 2013, 2012 and 2011, respectively. None of our employees is covered by a collective bargaining agreement, and we believe that we maintain good employee relations.

Facilities

Our headquarters are located at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland. We occupy space under a lease which expires in 2036. As of September 30, 2014, we occupied approximately 23,325 square feet of office space. Additionally, we have offices in China, Dubai, Singapore and the United States.

Regulation

While the air transportation industry is highly regulated, since we do not operate aircraft we are generally not directly subject to most of these regulations. Our lessees, however, are subject to extensive regulation under the laws of the jurisdictions in which they are registered and in which they operate. These regulations, among other things, govern the registration, operation and maintenance of our aircraft. Most of our aircraft are registered in the jurisdiction in which the lessee of the aircraft is certified as an air operator. Our aircraft are subject to the airworthiness and other standards imposed by our lessees’ jurisdictions of operation. Laws affecting the airworthiness of aviation assets are generally designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Most countries’ aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair.

We are required to register, and have registered, the aircraft which we acquire and lease to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the United States, with the FAA, or in other countries, with such countries’ aviation authorities as applicable. Each aircraft registered to fly must have a Certificate of Airworthiness, which is a certificate demonstrating the aircraft’s compliance with applicable government rules and regulations and that the aircraft is considered airworthy, or a ferry flight permit, which is an authorization to operate an aircraft on a specific route. Our lessees are obligated to maintain the Certificates of Airworthiness for the aircraft they lease and, to our knowledge, all of our lessees have complied with this requirement. When an aircraft is not on lease, we will be required to maintain the certificate or obtain a certificate in a new jurisdiction.

Significant new requirements with respect to noise, emissions, (including greenhouse requirements), fuel efficiency and other aspects of our aircraft or their operation could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which our aircraft are registered, possibly as part of the airworthiness requirements, but also in other jurisdictions where our aircraft operate. Any and all of the foregoing regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in our aircraft and engines to make them compliant. Moreover, our lessees’ compliance with current or future legislation, regulations, taxes or duties could result in higher costs and lead to higher ticket prices, which in turn could result in lower demand for travel. This could affect our lessees’ ability to make rental and other lease payments and could reduce the value we receive for our aircraft upon any disposition, which would have a material adverse effect on our financial condition, cash flow and results of operations.

In addition, under our leases, we may be required in some instances to obtain specific licenses, consents or approvals for different aspects of the leases. These required items include consents from governmental or regulatory authorities for certain payments under the leases and for the import, re-export or deregistration of the aircraft.

Legal Proceedings

From time to time, we may be involved in litigation and claims incidental to the conduct of our business in the ordinary course. Our industry is also subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We are not presently a party to any enforcement proceedings, litigation related to regulatory compliance matters, or any other type of litigation matters. We maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business, historical experience and industry standards.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and positions of our directors and executive officers upon completion of this offering.

Name	Age	Position with the Company
Executive Officers:
Dómhnal Slattery	47	Chief Executive Officer and Director
John Higgins	47	President, Chief Commercial Officer and Director
Andy Cronin	35	Chief Financial Officer
Tom Ashe	45	Chief Operating Officer and Head of Risk
Ed Riley	43	General Counsel and Company Secretary
Dick Forsberg	61	Head of Strategy

Non-Employee Director Nominees:
Denis J. Nayden	60	Chairman of the Board Nominee
Caspar Berendsen	39	Director Nominee
Hamid Biglari	56	Director Nominee
Margaret Cannella	62	Director Nominee
Maxim Crewe	34	Director Nominee
Douglas M. Kaden	43	Director Nominee
Gary L. Perlin	63	Director Nominee
Peter Rutland	35	Director Nominee
Kamil Salame	45	Director Nominee

The following are biographical summaries, including experience, of those individuals who serve as our executive officers:

Dómhnal Slattery has served as our Chief Executive Officer since our inception. Previously, Mr. Slattery served as the Managing Partner of Claret Capital Limited from 2006 through 2009. Mr. Slattery was the founding Chief Executive of RBS AC from 2001 through 2004 and went on to become the Managing Director of the Structured Asset Finance business for the Royal Bank of Scotland plc. He continued to serve as a non-executive director of RBS AC until 2008. In 1994 Mr. Slattery established his own aircraft advisory and investment banking services company, International Aviation Management Group, which was acquired by RBS in 2001. Mr. Slattery began his aviation career in 1989 at Guinness Peat Aviation (“GPA”).

John Higgins has served as our President and Chief Commercial Officer since our inception. Previously Mr. Higgins served as the Chief Commercial Officer at RBS AC from 2007 until 2010. Mr. Higgins also served as the Head of Origination for Europe, Middle East, Africa and Asia Pacific at RBS AC. Before joining RBS AC Mr. Higgins served in various roles within the aircraft leasing and finance industry at PricewaterhouseCoopers and GE Capital Aviation Services.

Andy Cronin has served as our Chief Financial Officer since our inception. Mr. Cronin previously served in various roles of increasing responsibility at RBS AC from 2004 to 2010, where his most recent title was Senior Vice President Investor Markets. Prior to RBS AC, Mr. Cronin held a number of commercial and operational roles at FLS Aerospace Ltd.

Tom Ashe has served as our Chief Operating Officer since our inception and as our Head of Risk since 2012. Previously Mr. Ashe served as the Head of Origination for Europe, Middle East and Africa from 2007 through 2010 at RBS AC. Mr. Ashe joined RBS AC in 2002 as a Senior Vice President in the Europe, Middle East and Africa origination team. Prior to joining RBS AC, Mr. Ashe held various roles at AerFi Group plc with responsibility for financial planning, originating aircraft and engine trading opportunities.

Ed Riley has served as our General Counsel since our inception and also serves as Company Secretary. Mr. Riley previously served as Senior Vice President, Commercial Negotiation at RBS AC from 2007 to 2010. Prior to joining RBS AC Mr. Riley served as Senior Legal Counsel with Airbus S.A.S. Mr. Riley began his career at Clifford Chance LLP.

Dick Forsberg has served as our Head of Strategy since our inception and also served as our Head of Risk from 2010 until 2012. Previously Mr. Forsberg served as a founding executive at RBS AC and most recently served as Head of Portfolio Strategy from 2001 to 2010. Prior to joining RBS AC, Mr. Forsberg served in various roles at GE Capital Aviation Services, GPA and International Aviation Management Group.

The following are biographical summaries, including experience, of those individuals who will serve on our Board upon completion of this offering:

Denis Nayden is currently a managing partner of Oak Hill Capital Management, LLC, a private equity firm. Prior to 2003, Mr. Nayden was Chairman and Chief Executive Officer of GE Capital Corporation, from 2000 to 2002, and had a 27-year tenure at the General Electric Company. During his tenure, Mr. Nayden held several roles, including oversight of GE Capital Aviation Services. Mr. Nayden currently serves on the Board of Directors of Accretive Health, Inc. and previously served on the Boards of Directors of RSC Holdings, Inc. and Genpact Limited.

Caspar Berendsen is currently a partner at Cinven Partners LLP, a position that he has held since 2012. Mr. Berendsen previously worked at Cinven Limited as a principal from 2003 through 2008 and as partner from 2008 through 2012. Prior to joining Cinven Limited, Mr. Berendsen held various roles at JPMorgan Chase & Co. In addition to being a director of Avolon, Mr. Berendsen is also a director of Guardian Holdings Europe Limited, Heidelberger Lebenversicherung AG and has previously been a director of Partnership Assurance Group plc, Ziggo N.V. and Maxeda Retail Group B.V.

Hamid Biglari is currently a Managing Partner at TGG Group, a consulting and venture capital firm, a position he assumed in 2014. Mr. Biglari was previously a Vice Chairman and Head of Emerging Markets at Citicorp, the strategic operating arm of Citigroup Inc. He was at Citigroup from 2000 to 2013, during which he held a variety of senior management positions and where he was most recently a member of the Operating Committee. Prior to joining Citigroup, he was a partner at McKinsey & Company.

Margaret Cannella is an Adjunct Professor in the Heilbrunn Center for Value Investing at Columbia Business School. Until 2009, Ms. Cannella was Managing Director and Global Head of Credit Research and Corporate Strategy at JPMorgan, where she was previously responsible for North American Equity and Credit Research for the firm. Prior to joining JPMorgan in 1998, Ms. Cannella was a Managing Director at Citibank, where she was head of Global Research. Ms. Cannella is currently a Director of Schroder US Mutual Funds; Watford Reinsurance, an affiliate of Arch Reinsurance Company; and Advance Pierre Foods, owned by Oaktree Capital Management.

Maxim Crewe is currently a principal at Cinven Partners LLP, a position that he has held since 2012. Mr. Crewe previously worked at Cinven Limited as an associate from 2006 through 2008 and as a principal from 2008 through 2012. Prior to joining Cinven Limited, Mr. Crewe held various roles at Citigroup Inc. In addition to being a director at Avolon, Mr. Crewe is a director of Partnership Assurance Group plc and has previously been a director of Guardian Holdings Europe Limited.

Gary L. Perlin retired from Capital One Financial Corporation in 2014 after serving as Chief Financial Officer from 2003 through 2013. Previously, Mr. Perlin was an official of the World Bank where he served as Senior Vice President & Chief Financial Officer (1998-2003), Vice President & Treasurer (1996-1998) and Director, Financial Sector Development (1993-1996). Prior to that, Mr. Perlin served as Senior Vice President & Treasurer of the Federal National Mortgage Association (1985-1993). Mr. Perlin is a director of Abt Associates Inc. and was previously a director of Capital One Bank N.A. and Capital One Bank (USA) N.A.

Douglas M. Kaden is currently a partner at Oak Hill Capital Management, LLC, a private equity firm. Prior to joining Oak Hill Capital Management, LLC in 1997, Mr. Kaden worked at James D. Wolfensohn, Inc., a mergers and acquisitions advisory firm. Mr. Kaden previously served on the Boards of Directors of RSC Holdings, Inc. and Genpact Limited.

Peter Rutland is currently a senior managing director at CVC Capital Partners and a member of CVC Capital Partners’ Financial Institutions Group. Mr. Rutland joined CVC Capital Partners in 2007, having previously worked for Advent International since 2002. Prior to working at Advent, Mr. Rutland worked for The Goldman Sachs Group, Inc. in its Investment Banking Division.

Kamil Salame is currently a partner at CVC Capital Partners and North America Head of CVC Capital Partners’ Financial Institutions Group. Mr. Salame joined CVC Capital Partners in 2009 having previously worked for DLJ Merchant Banking Partners where he served as a partner and member of the Management Committee. Prior to joining DLJ Merchant Banking Partners, Mr Salame worked in DLJ’s Leveraged Finance Group and DLJ’s Real Estate Capital Partners.

Board Composition

Our business and affairs are managed under the direction of our Board. Upon completion of this offering, we expect that our Board will comprise 11 members consisting of two members to be appointed by each of Cinven, CVC and Oak Hill Capital Funds pursuant to the Shareholders’ Agreement; two members of management, initially Messrs. Slattery and Higgins; and three independent directors within the meaning of NYSE rules and Rule 10A-3 of the Exchange Act, for the purpose of audit committee membership. One of our initial independent directors will be a person who is a financial expert within the meaning of the applicable rules of the SEC and the NYSE. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” for additional information regarding board nomination and observer rights.

Our memorandum and articles of association, which will be in effect upon the consummation of this offering, will provide that, unless otherwise determined by special resolution of our shareholders or by the Board, our Board will consist of a number of directors not less than one and not more than 15. Subject to any other special rights applicable to the shareholders, including pursuant to the Shareholders’ Agreement, any vacancies on our Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our Board or by an ordinary resolution of our shareholders.

Director Independence

In general, under NYSE rules, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance requirements of the NYSE. A foreign private issuer making its initial public offering or first U.S. listing on the NYSE that follows home country corporate governance practices must disclose in its registration statement or on its website each requirement that it does not follow and must describe the home country practices it follows in lieu of such requirements. We intend to rely on this exemption by following Cayman Islands corporate governance practices, which do not require director independence.

Accordingly, we will not have a majority of “independent directors” on our Board nor will we have a nominating and corporate governance committee composed entirely of “independent directors” as defined under the rules of the NYSE. Further, compensation for our executives and selection of our director nominees will not be determined by a majority of “independent directors” or by a remuneration committee that is composed entirely of independent directors as defined under the rules of the NYSE. However, we intend to comply with the audit committee requirements of the SEC and the NYSE, which require that our audit committee have at least one independent member upon the listing of our common shares on the NYSE, a majority of independent members within 90 days of listing and all independent members within one year of listing.

If at any time we cease to be a “foreign private issuer” under the rules of the NYSE, and no other exemptions apply, or if we otherwise so elect, our Board will take all action necessary to comply with NYSE corporate governance rules, including appointing a majority of independent directors to the Board and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Due to our intent to follow our home country corporate governance practice, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements, including the benefits of independent directors.

Board Leadership Structure

Denis Nayden will serve as Chairman of our Board. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing advice to, and oversight of, management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

While our memorandum and articles of association, which will be in effect upon the consummation of this offering, will not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having a non-employee director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Family Relationships

There is no family relationship between any director and any executive officer.

Committees of our Board

Upon the consummation of this offering, our Board will have established an audit committee, a remuneration committee, a nominating and corporate governance committee and a risk management committee. In addition, the Board has previously established three executive risk committees that will report to the Board’s risk management committee following this offering. See “Business—Risk Management Model.” The composition and responsibilities of each committee are described below. Subject to any other special rights applicable to the shareholders, including pursuant to the Shareholders’ Agreement, members will serve on these committees until their resignation or until otherwise determined by our Board. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” for additional information regarding committee appointment rights.

Audit Committee

Our audit committee will have responsibility for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	approving related party transactions.

Upon the consummation of this offering, the audit committee will be chaired by Mr. Perlin and will also include Ms. Cannella and Messrs. Biglari and Kaden.

The SEC and the NYSE rules require us to have one independent audit committee member upon the listing of our common shares, a majority of independent audit committee members within 90 days of the date of such listing and all independent audit committee members within one year of the date of such listing. Our Board has affirmatively determined that each of Ms. Cannella and Messrs. Biglari and Perlin meets the definition of “independent director” under applicable SEC and NYSE rules. In addition, our Board has determined that Mr. Perlin qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

Our Board has adopted a written charter for our audit committee, which will be available on our website upon the consummation of this offering.

Remuneration Committee

Our remuneration committee will be responsible for, among other things, determining the levels of remuneration for each of the Chief Executive Officer, Chief Commercial Officer, Chief Financial Officer, Chief Operating Officer, any other executive officers, the Chairman of our Board and our other directors; and reviewing and approving incentive compensation policies and programs. Upon the consummation of this offering, the remuneration committee will be chaired by Mr. Biglari and will also include Ms. Cannella and Messrs. Berendsen, Nayden and Rutland.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things, assisting our Board in determining the composition and make up of our Board; periodically reviewing our Board’s structure and identifying potential candidates to be appointed as directors, as the need may arise; determining the succession plans for the Chairman of the Board and Chief Executive Officer; and regularly reviewing our overall corporate governance. Upon completion of this offering, the nominating and corporate governance committee will be chaired by Ms. Cannella and will also include Messrs. Berendsen, Nayden, Perlin and Salame.

Risk Management Committee

Our risk management committee will be responsible for overseeing our three executive risk committees: the portfolio risk committee, capital risk committee and business modeling committee. These executive risk committees are responsible for, among other things, monitoring counterparty credit risk, portfolio risk factors, adherence to capital allocation targets, maintenance exposures and lease expiry profiles; recommending liability and hedging strategies to our Board; reviewing committed pipeline risk, capacity requirements, availability and cost of financing and capital markets activity; overseeing rating agency relationships; reviewing and approving the development of, and any subsequent modifications to, the core planning and analysis tools used by the business; and reviewing the thresholds of transactions for which the investment committee and the treasury and financing committee have responsibility. See “Business—Risk Management Model” for further discussion of our executive risk committees. Upon completion of this offering, the risk management committee will be chaired by Mr. Perlin and will also include Ms. Cannella and Messrs. Biglari, Crewe, Kaden and Rutland.

Management Committees

Upon the consummation of this offering, our Board will have also established an executive committee, an investment committee and a treasury and financing committee, each consisting of members of our management.

Executive Committee

Our executive committee will be responsible for our operational management and the implementation of company strategy as determined by the Board from time to time. It will be chaired initially by our Chief Executive Officer and will also include members of our senior management. Upon the consummation of this offering, the members of our executive committee will be Messrs. Ashe, Cronin, Forsberg, Higgins, Riley and Slattery.

Investment Committee

Our investment committee will have authority and will be responsible for transactions relating to the acquisition, disposal and leasing of aircraft and financial assets that are valued up to $250 million per transaction, subject to aggregate account limits with specified counterparties. It will be chaired initially by our Chief Executive Officer and will also include members of the executive committee. Upon the consummation of this offering, the members of our investment committee will be Messrs. Ashe, Cronin, Forsberg, Higgins, Riley and Slattery.

Treasury and Financing Committee

Our treasury and financing committee will have authority and will be responsible for committing debt funding and hedging not exceeding $500 million per transaction. It will be chaired initially by our Chief Financial Officer and will also include members of the executive committee. Upon the consummation of this offering, the members of our treasury and financing committee will be Messrs. Ashe, Cronin, Forsberg, Higgins, Riley and Slattery.

Duties of Directors and Conflicts of Interest

Under Cayman Islands law, our directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. In certain limited circumstances, a shareholder has the right to seek damages if a duty owed by our directors is breached.

Pursuant to our memorandum and articles of association, a director who is in any way interested in a contract or transaction with the Company will declare the nature of his or her interest at a meeting of the Board. A director may vote in respect of any such contract or transaction notwithstanding that he or she may be interested therein and if he or she does so his or her vote will be counted and he or she may be counted in the quorum at any meeting of the Board at which any such contract or transaction shall come before the meeting for consideration.

Corporate Opportunities

Our largest shareholders, affiliates of our Sponsors, are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Corporate opportunities may therefore arise in the area of potential acquisitions of competitive businesses that may be attractive to us as well as to our shareholders. Our shareholders have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar businesses as us, do business with any of our customers, partners or vendors, or employ or otherwise engage any of our officers, directors or employees. If our shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or our affiliates. As a result, none of our Sponsors will be required to offer us any transaction opportunity of which they become aware and could take such opportunity for themselves or offer it to other companies in which they have an investment.

Indemnification

We have customary directors’ and officers’ indemnity insurance in place for our directors and executive officers. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will generally provide that we will indemnify the parties thereto, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings to which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the fullest extent permitted by, applicable law.

Remuneration

Executive Officers

For the year ended December 31, 2013, we paid an aggregate of $7.0 million in cash compensation to our executive officers and made contributions to defined contribution pension plans equal to a certain percentage of each such officer’s salary. As of December 31, 2013, no pension, retirement or similar benefits had been set aside or accrued for our executive officers.

Directors

We have not historically paid directors’ fees to the members of our Board. However, our Sponsors have been party to monitoring agreements pursuant to which they were paid fees and reimbursed for certain expenses. These monitoring agreements will be terminated in connection with this offering. Following this offering, we intend to pay each of our non-employee directors (other than directors affiliated with CVC) annual cash compensation of $75,000 for such person’s services on our Board, and $25,000 for each committee on which such person serves as chair. We also intend to grant 3,409 restricted share units (assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus) to our independent directors upon consummation of this offering. The units will vest on December 31, 2014. Beginning in 2015, we expect to make annual grants to each of our independent directors of restricted share units under the Incentive Plan with a value of $100,000 at the time of grant, which units will vest on December 31 of the year of grant. The units may be settled, at the option of the Remuneration Committee, in shares equal to the number of units granted on a one-for-one basis or in cash in an amount equal to the fair market value of such equivalent number of shares at the time of vesting. In addition, we expect to reimburse all non-employee directors for reasonable expenses incurred in attending meetings of the Board or any of its committees. We expect to enter into a new monitoring agreement with CVC Capital Partners pursuant to which we will pay them certain fees and reimburse certain expenses in an amount equal to the fees and reimbursements paid to our non-employee directors in lieu of the non-employee directors nominated by CVC receiving the same. See “Certain Relationships and Related Party Transactions” for additional information regarding the monitoring agreements.

Incentive Plan

Avolon intends to adopt the Avolon Equity Incentive Plan 2014 (the “Incentive Plan”) prior to the consummation of this offering. The following is a summary of certain features of the Incentive Plan. For information regarding grants under the Incentive Plan in connection with the Reorganization and this offering, see “Certain Relationships and Related Party Transactions—Transactions with Employees—Option Grants.”

Purpose. The purpose of the Incentive Plan is to provide long-term incentive compensation opportunities tied to our performance and the performance of our common shares to our directors, consultants and employees.

Reservation of Shares. Subject to adjustments as described below, the maximum aggregate number of common shares that may be issued pursuant to awards granted under the Incentive Plan will be 2,350,399. Any common shares delivered under the Incentive Plan will consist of authorized and unissued shares or shares held by the Trust or any other similar trust established by us.

In the event of any alteration taking place in our capital structure that does not involve receipt of consideration by us, whether by way of capitalization of profits or reserves or any consolidation or subdivision or reduction of the capital of the Company or otherwise, the number of common shares subject to any award, the exercise price or base price payable for each of those common shares, the total number of common shares over which awards may be granted and any other terms of an award that are affected by the event, may be adjusted in such manner as the remuneration committee determines to be fair and reasonable.

Share Counting. Awards that are required to be paid in cash pursuant to their terms will not reduce the share reserve. To the extent that an award granted under the Incentive Plan is canceled, expired, forfeited, surrendered, repurchased, settled by delivery of fewer shares than the number underlying the award or otherwise terminated without delivery of the shares to the participant, the common shares retained by or returned to us or repurchased by us will become available for future awards under the Incentive Plan. Notwithstanding the foregoing, common shares that are withheld or separately surrendered in payment of the exercise or purchase price or taxes relating to such an award or are not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right will not be available for future awards under the Incentive Plan and will be deducted from the share reserve accordingly.

Administration. The Incentive Plan will be administered by the remuneration committee. Subject to the limitations set forth in the Incentive Plan, the remuneration committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, accelerate the vesting or exercisability of awards at any time, interpret the Incentive Plan, adopt rules for the administration, interpretation and application of the Incentive Plan and adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the plan by eligible persons employed or engaged outside Ireland.

Eligibility. Awards under the Incentive Plan may be granted to any employees, directors, consultants or professional advisers of or to us or our subsidiaries or to any limited partnership acceptable to the remuneration committee which such a person has an interest in.

Share Options. The remuneration committee will determine the exercise price of each option (which must, for each common share, be not less than nominal value, or in the case of U.S. taxpayers, the fair market value of a share on the date of grant), the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the remuneration committee. The maximum term of an option will be seven years from the date of grant.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or by cash equivalent acceptable to the remuneration committee, or, to the extent permitted by the remuneration committee in its sole discretion (ii) (A) in common shares valued at the fair market value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which we are promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of common shares otherwise deliverable upon the exercise of the option by the number of common shares having a fair market value on the date of exercise equal to the exercise price (provided that the participant shall pay an amount equal to the nominal value of the shares allotted to or transferred to him following such reduction) in consideration for such allotment or transfer, (D) by a combination of the methods described above or (E) by such other method as may be approved by the remuneration committee.

An award agreement may provide that common shares delivered upon exercise of an option may be subject to a restricted share award.

Share Appreciation Rights. A share appreciation right may be granted either in tandem with an option or without a related option. A share appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a common share on the date of settlement or exercise over the base price of the right, multiplied by the number of common shares as to which the right is being settled or exercised. The base price of a share appreciation right may not be less than the nominal value of a common share, or in the case of a US taxpayer, the fair market value of a common share on the date of grant. The remuneration committee will determine the vesting requirements and the term of exercise of each share appreciation right, including the effect of termination of service of a participant or a change in control. The maximum term of a share appreciation right will be seven years from the date of grant. Share appreciation rights may be payable in cash or in common shares valued at their fair market value on the date of exercise or payment or in a combination of both. Except as otherwise determined by the remuneration committee or set forth in an award agreement, dividends may not be paid and dividend equivalent rights may not be granted with respect to the common shares subject to share appreciation rights.

Restricted Share Awards. A restricted share award represents common shares that are issued subject to restrictions on transfer and vesting requirements. The vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals or such other terms and conditions as approved by the remuneration committee. Shares granted under any restricted share award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the restricted share award being forfeited and repurchased by us or transferred to the Trust or other similar trust in such manner as is set out in the award agreement. Subject to the foregoing restrictions, a participant shall have all rights of a shareholder with respect to the common shares granted to the participant under a restricted share award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the remuneration committee determines otherwise at the time the restricted share award is granted.

Restricted Share Units. An award of restricted share units (“RSUs”) provides the participant the right to receive a payment based on the value of a common share. The requirements for vesting of an RSU may be based on the continued service of the participant with us for a specified time period (or periods), or on such other terms and conditions as approved by the remuneration committee (including performance goal(s)) in its discretion. RSU awards are payable in cash or in common shares or in a combination of both. RSUs may be granted together with a dividend equivalent right with respect to the common shares subject to the award. Dividend equivalent rights may be subject to forfeiture conditions that apply to the underlying RSUs.

Cash Performance Awards. A performance award is denominated in a cash amount (rather than in shares) and is payable based on the attainment of pre-established business and/or individual performance goals. The requirements for vesting may be also based upon the continued service of the participant during the performance period, and vesting may be accelerated in certain circumstances, as determined by the remuneration committee. Cash performance awards may be paid, at the discretion of the remuneration committee, in any combination of cash or common shares, based on the fair market value of the common shares at the time of payment.

Share Awards. A share award represents common shares that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all incidents of ownership. A share award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the remuneration committee. The remuneration committee will determine the terms and conditions of share awards, and such share awards may be made without vesting requirements. Upon the issuance of common shares under a share award, the participant will have all rights of a shareholder with respect to such common shares, including the right to vote the shares and receive all dividends and other distributions on the shares.

Effect of Change in Control. In the event of a “change in control” (as defined in the Incentive Plan), or if the remuneration committee considers any such event may occur, the remuneration committee shall be entitled (without a participant’s consent unless otherwise specified in an award agreement) at its discretion and notwithstanding any other provision contained in the Incentive Plan:

(a) to request any participants to exercise all outstanding awards held in relation to the whole or a specified portion of the common shares to which such awards relate and in respect of which such awards have vested and are exercisable and within such time or times and subject to any other conditions or limitations as the remuneration committee may at its discretion determine (including conditions that such exercise be conditional on the change in control being effected). If a participant does not comply with any such request such award shall lapse and cease to be exercisable upon the expiry of the time specified for exercise by the remuneration committee;

(b) to accelerate payment of any cash awards;

(c) to agree that outstanding Awards will be substituted by the surviving company or its parent (or the acquiring company or its parent where a takeover or other acquisition occurs) for awards which are at the date of the change in control equivalent in value and on substantially the same terms as to the awards originally granted under the Incentive Plan (as determined by the remuneration committee);

(d) to arrange for the continuation by us of outstanding awards (if we are the surviving company or an acquiring company in a takeover or acquisition);

(e) to make payment of a cash settlement to any participant of an amount per share to which the relevant participant’s award refers equal to or in excess of the difference between the amount to be paid for one common share under the terms of the change in control and the exercise price applicable to such participant’s option (less any taxes, duties, levies or other charges required to be withheld);

(f) to agree to accelerate the vesting and exercisability of any outstanding awards;

(g) to cancel (whether selectively or otherwise) any awards which have not vested at the time of the change in control; and/or

(h) to otherwise vary the exercise of outstanding awards on such conditions as the remuneration committee may decide.

The remuneration committee may determine that any one or any combination of the above shall apply.

Forfeiture. The remuneration committee may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the Incentive Plan), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to our business or reputation. Unless otherwise provided by the remuneration committee and set forth in an award agreement, if (i) a participant’s service is terminated for “cause” or (ii) after termination of service for any other reason, the remuneration committee determines in its discretion either that, (A) during the participant’s period of service, the participant engaged in an act which would have warranted termination from service for “cause” or (B) after termination, the participant engaged in conduct that violates any continuing obligation or duty of the participant in respect of us or any of our subsidiaries, such participant’s rights, payments and benefits with respect to such award may be subject to cancellation, forfeiture and/or recoupment.

Right of Recapture. If a participant receives compensation pursuant to an award based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the participant will, upon our written request, forfeit and repay to us the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including Dodd Frank.

Tax Withholding. Participants in the Incentive Plan are responsible for the payment of any taxes or similar charges required by law to be paid or withheld from an award or an amount paid in satisfaction of an award.

Term, Amendment and Termination. The Board may amend, modify, suspend or terminate the Incentive Plan at any time. On termination we shall not grant any further awards but no such termination shall affect or modify any subsisting rights or obligations of the participants in respect of any awards and notwithstanding such termination we shall continue to do and perform such acts in accordance with the provisions the Incentive Plan as are necessary for or incidental to the administration and management of outstanding rights and obligations which arose under or by virtue of the Incentive Plan. The Board may at any time vary, amend or revoke any of the provisions of the Incentive Plan in such manner as the Board may consider necessary provided that:

(a) The purpose of the Incentive Plan shall not be altered;

(b) No such variation amendment or revocation shall increase the amount payable by any participant or otherwise impose obligations which are materially more onerous on any participant in respect of an award which has already been granted without the consent in writing of such participant; and

(c) No such variation amendment or revocation shall be made without shareholder approval if (i) such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (ii) such amendment increases the number of common shares available under the Plan (other than increases permitted in respect of certain alteration of our capital structure as set out above), or (iii) such amendment results in a change in eligibility requirements under the Incentive Plan. Shareholder approval shall not be required for any other amendment of the Incentive Plan.

Avolon Share Trust

We established the Avolon Share Trust by a deed dated May 19, 2010 between Avolon Aerospace Limited and the Trustee. The Trustee is an independent provider of fiduciary services, based in Jersey, Channel Islands. The Trust continues until otherwise terminated by the Trustee with our consent, or until the date of death of the last survivor of the beneficiaries.

The Trust is a discretionary trust through which common shares may be delivered to employees in satisfaction of outstanding awards under the Incentive Plan. After giving effect to the Reorganization, the Trust will hold 986,763 common shares assuming an initial public offering price of $22.00, (the midpoint of the price range set forth on the cover of this prospectus), which equals the number of common shares underlying the Rollover Options, the Pre-IPO Options, the IPO Options and the Director Awards. Award agreements in some cases provide an obligation to satisfy the award out of common shares held by the Trust and in other cases provide that the award may be satisfied using such common shares held by the Trust or common shares newly issued by Avolon, as Avolon may determine. The common shares underlying the Rollover Options and the Pre-IPO Options are included in the number of common shares issued and outstanding after this offering because they are fully vested and immediately exercisable, and the common shares underlying the IPO Options and the Director Awards are excluded from the number of common shares issued and outstanding after this offering because they are subject to vesting and not currently exercisable. Unless Avolon directs otherwise, the Trustee may not, under the trust instrument of the Trust, vote any of the common shares held by the Trust, and the Trustee has waived its right to receive dividends on such shares. The Trust will hold 1,007,531 common shares at the low end of the price range and 959,369 common shares at the high end.

Employment Agreements

We have entered into service agreements with each of our executive officers. Under these agreements, either we or the executive officer may terminate his or her employment at any time upon three months prior written notice. We may terminate any such executive officer’s employment for cause at any time, without prior notice or remuneration, for certain acts of the officer, including, but not limited to, failure to perform agreed duties, acts of material malfeasance, breach of his or her obligations under the agreement, conviction of an offence, or bankruptcy of such officer. If we terminate our chief executive officer’s employment other than for cause, he is entitled to receive a termination payment. The employment agreements also contain customary confidentiality provisions and non-competition and non-solicitation provisions for a period of up to three months following termination.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information as of December 1, 2014 regarding the ownership of common shares of: (a) each person who is known by us to be the beneficial owner of more than five percent of the issued and outstanding common shares; (b) each selling shareholder; (c) each of our directors; (d) each executive officer named herein and (e) all of our executive officers and directors as a group, in each case after giving effect to the Reorganization and the grant of the IPO Options and Director Awards.

Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling shareholders may be deemed to be underwriting commissions. Each of the selling shareholders listed below has voting and dispositive power with respect to the common shares to be offered for resale by such selling shareholder, and, except as noted below, none of such selling shareholders are broker-dealers or an affiliate of a broker-dealer.

Percentage of beneficial ownership in the table below is based on 80,952,381 common shares issued and outstanding as of December 1, 2014, after giving effect to the Reorganization. Of these shares, 4,025,665 common shares, representing 4.97% of such issued and outstanding common shares, were held by 15 U.S. record holders. Unless otherwise indicated, the address of each executive officer and director is c/o Avolon Holdings Limited, The Oval, Building 1, Shelbourne Road, Ballsbridge Dublin 4, Ireland.

The total number of common shares issued and outstanding after giving effect to the Reorganization does not vary based on the initial public offering price. However, the number of common shares issued to individual members of management, certain other employees of Avolon and the Trustee will vary based on the initial public offering price. In addition, beneficial ownership of our common shares is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held and also includes the right to acquire securities within 60 days after December 1, 2014, after giving effect to the Reorganization and the grant of the IPO Options and the Director Awards upon consummation of this offering. The number of shares underlying the IPO Options and the Director Awards will also vary based on the initial public offering price. Beneficial ownership of common shares in the table below is based on the midpoint of the price range set forth on the cover of this prospectus, where applicable. See “Our Corporate Reorganization” and “Certain Relationships and Related Party Transactions—Transactions with Officers and Directors—Awards Under Incentive Plan” for additional information.

	Common shares beneficially owned before this offering		Common shares offered(1)	Common shares beneficially owned after this offering		Percentage of common shares beneficially owned after this offering assuming full exercise of the over-allotment option
Name and Address of Beneficial Owner	Number of common shares	Percentage of common shares		Number of common shares	Percentage of common shares
Principal and Selling Shareholders:
Cinven(2)(3)	17,341,150	21.42%	3,032,955	14,308,195	17.67%	17.11%
CVC(2)(4)	17,341,150	21.42%	3,032,955	14,308,195	17.67%	17.11%
Goldman Sachs Funds(2)(5)	1,445,075	1.79%	252,743	1,192,332	1.47%	1.43%
Oak Hill Capital Funds(2)(6)	15,896,082	19.64%	2,780,212	13,115,870	16.20%	15.69%
Oak Hill Advisors(2)(7)	6,262,081	7.74%	1,095,233	5,166,848	6.38%	6.18%
Railpen 2011(2)(8)	1,445,067	1.79%	252,741	1,192,326	1.47%	1.43%
USS(2)(9)	2,890,203	3.57%	505,494	2,384,709	2.95%	2.85%
Vigorous(2)(10)	15,346,146	18.96%	2,684,030	12,662,116	15.64%	15.14%
Directors, Director Nominees and Executive Officers:
Dómhnal Slattery(11)(12)	1,105,657	1.37%	—	1,105,657	1.37%	1.37%
John Higgins(11)(13)	477,763	*	—	477,763	*	*
Andy Cronin(11)(14)	220,934	*	—	220,934	*	*
Tom Ashe(11)(15)	224,028	*	—	224,028	*	*
Dick Forsberg(11)(16)	97,776	*	—	97,776	*	*
Ed Riley(11)(17)	59,250	*	—	59,250	*	*
Denis Nayden(6)	—	—	—	—	—	—
Caspar Berendsen(3)	—	—	—	—	—	—
Hamid Biglari(18)	1,136	*	—	1,136	*	*
Margaret Cannella(19)	1,136	*	—	1,136	*	*
Maxim Crewe(3)	—	—	—	—	—	—
Douglas Kaden(6)	—	—	—	—	—	—
Gary Perlin(20)	1,136	*	—	1,136	*	*
Peter Rutland(4)	—	—	—	—	—	—
Kamil Salame(4)	—	—	—	—	—	—
All directors and executive officers as a group (15 persons)	2,188,816	2.70%	—	2,188,816	2.70%	2.70%

*	Represents beneficial ownership of less than 1% of our issued and outstanding common shares.
(1)	If the underwriters exercise their option to purchase additional common shares, the additional common shares sold by the selling shareholders will be allocated as follows: 454,943 common shares by Cinven, 454,943 common shares by CVC, 37,912 common shares by the Goldman Sachs Funds, 417,032 common shares by the Oak Hill Capital Funds, 164,285 common shares by Oak Hill Advisors, 37,911 common shares by Railpen 2011, 75,824 common shares by USS and 402,605 common shares by Vigorous.
(2)	Cinven, CVC, the Goldman Sachs Funds, the Oak Hill Capital Funds, Oak Hill Advisors, Railpen 2011, USS and Vigorous will be parties to the Shareholders’ Agreement following the completion of this offering. The Shareholders’ Agreement will provide certain board nomination rights and will impose certain voting obligations in respect of such board nominees. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement”. Due to these voting obligations, each of these parties may be deemed to beneficially own all shares beneficially owned by each other party that is subject to such voting obligations. The table does not reflect shares that may be deemed to be beneficially owned by such parties solely by virtue of the Shareholders’ Agreement.
(3)	Idamante S.à r.l. (“Idamante”) holds 17,341,150 common shares. The Limited Partnerships comprising the Fourth Cinven Fund ultimately own more than 98.8% of Idamante. The Fourth Cinven Fund is managed and controlled by Cinven Limited. The board of directors of Cinven Limited has the sole right to make decisions regarding the voting and disposition of the common shares held by the Fourth Cinven Fund and is therefore the controlling entity of Idamante.

Mr. Berendsen and Mr. Crewe were appointed to the Board by Cinven. Mr. Berendsen is currently a partner at Cinven Partners LLP and Mr. Crewe is currently a principal at Cinven Partners LLP. Each of Mr. Berendsen and Mr. Crewe disclaims beneficial ownership of any shares of Avolon Holdings or interests of Avolon Holdings held or controlled by Cinven.

The principal business address for Cinven Limited is Tudor House, Le Bordage, St. Peter Port, Guernsey GY1 3PP.

(4)	AAIL Holdings S.à r.l. (“Luxco”) holds 17,341,150 common shares. The members of the Board of Directors of Luxco are Emanuela Brero, Manuel Mouget and Peter Rutland. Such Board has the sole right to make decisions regarding the voting and disposition of the common shares held by Luxco. Luxco is wholly owned by CVC European Equity Partners V (A) L.P., CVC European Equity Partners V (B) L.P., CVC European Equity Partners V (C) L.P., CVC European Equity Partners V (D) L.P. and CVC European Equity Partners V (E) L.P. (together, the “Partnerships”). The sole general partner of the Partnerships is CVC European Equity V Limited. The members of the Board of Directors of CVC European Equity V Limited are John Cosnett, Mark Grizzelle, Carl Hansen, Steven Koltes and Rupert Walker. Such Board has the sole right to make decisions regarding the voting and disposition of the common shares in Luxco held by the Partnerships.

Mr. Rutland and Mr. Salame were appointed to the Board by CVC. Mr. Rutland is currently a senior managing director at CVC Capital Partners and a member of CVC Capital Partners’ Financial Institutions Group. Mr. Salame is currently a partner at CVC Capital Partners and North America Head of CVC Capital Partners’ Financial Institutions Group. Each of Mr. Rutland and Mr. Salame disclaims beneficial ownership of any shares of Avolon Holdings or interests of Avolon Holdings held or controlled by CVC.

The principal business address for CVC European Equity V Limited is 1 Waverley Place, St. Helier, Jersey, JE1 1SG Channel Islands.

(5)	Consists of (i) 1,206,938 common shares of held of record by PEG Avolon Holding, (ii) 88,744 common shares held of record by Private Equity Partners IX Direct Investment Fund, L.P. and (iii) 149,393 common shares held of record by Private Equity Partners X Direct, L.P. (such funds are collectively referred to as the “GS Funds”). The investment manager of the GS Funds is Goldman Sachs Asset Management, L.P. (“GSAM”). GSAM Gen-Par, LLC, a Delaware limited liability company, serves as the managing member of the general partner of those GS Funds organized in Delaware, and as the director of the general partner of those GS Funds organized in the Cayman Islands. GSAM Gen-Par, LLC has signing authority for the GS Funds and GSAM has all investment and dispositive power over the shares held of record by the GS Funds. An investment committee of senior members of the AIMS Private Equity Group of GSAM comprised of Michael J. Brandmeyer, Michael R. Miele, Marc O. Boheim, Harold P. Hope III, Julia Feldman, Suzanne Gauron, Stephen Lessar, Gabriel Mollerberg, Konnin Tam and Christian von Schimmelmann approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the shares held of record by the GS Funds. Each of such members disclaims beneficial ownership of all shares held of record held by the GS Funds. The address for the GS Funds is c/o The AIMS Private Equity Group, 200 West Street, New York, NY 10282.
(6)	Avolon Holding Corporation (Luxembourg) I S.à r.l. (“Luxco I”) holds 7,153,239 common shares in Avolon Nominees Limited (“Nominee”). The Class A Manager of Luxco I is Kevin G. Levy and the Class B Manager of Luxco I is Livio Gambardella. Luxco I is wholly-owned by Oak Hill Capital Partners III, L.P. (“OHCP III”). The sole general partner of OHCP III is OHCP GenPar III, L.P. (“OHCP GenPar III”). The sole general partner of OHCP GenPar III is OHCP MGP Partners III, L.P. (“OHCP MGP Partners III”). The sole general partner of OHCP MGP Partners III is OHCP MGP III, Ltd. (“OHCP MGP III”). The members of the Board of Directors of OHCP MGP III are J. Taylor Crandall, Steven B. Gruber, and Denis J. Nayden. Such Board, by majority vote, makes decisions regarding the voting and disposition of the common shares in the Nominee held by Luxco I.

Avolon Holding Corporation (Luxembourg) II S.à r.l. (“Luxco II”) holds 6,358,485 common shares in Nominee. The Class A Manager of Luxco II is Kevin G. Levy and the Class B Manager of Luxco II is Livio Gambardella. OHCP III owns more than a majority of the ownership interests in Luxco II. Accordingly, the Board of Directors of OHCP MGP III by majority vote, makes decisions regarding the voting and disposition of the common shares in the Nominee held by Luxco II.

Avolon Holding Corporation (Luxembourg) III S.à r.l. (“Luxco III”) holds 2,384,358 common shares in Nominee. The Class A Manager of Luxco III is Kevin G. Levy and the Class B Manager of Luxco III is

Livio Gambardella. Luxco III is wholly-owned by OHCP III AAL COI, L.P. (“OH COI”). OHCP GenPar III is the sole general partner of OH COI. OHCP MGP Partners III is the sole general partner of OHCP GenPar III. OHCP MGP III is the sole general partner of OHCP MGP Partners III. The Board of Directors of OHCP III, by majority vote, makes decisions regarding the voting and disposition of the common shares in the Nominee held by Luxco III.

Mr. Nayden and Mr. Kaden were appointed to the Board by the Oak Hill Capital Funds. Mr. Nayden is currently a managing partner at Oak Hill Capital Management, LLC and Mr. Kaden is currently a partner at Oak Hill Capital Management, LLC. Each of Mr. Nayden and Mr. Kaden disclaims beneficial ownership of any shares of Avolon Holdings or interests of Avolon Holdings held or controlled by the Oak Hill Capital Funds.

The principal business address for all of the Oak Hill Capital Funds is 201 Main Street, Suite 1018, Fort Worth, Texas 76102.

(7)	OHA Avaero Holdings S.à r.l. holds 6,262,081 common shares. Oak Hill Advisors, L.P. is the investment advisor for each of Potomac Bonds LLC, OHA Structured Products Master Fund, L.P., OHA Structured Products Master Fund B, L.P., OHA Strategic Credit Master Fund II, L.P., OHA Strategic Credit Master Fund, L.P., and Future Fund Board of Guardians (collectively, the “Oak Hill Advisors Funds”). Glenn August and Robert Okun have dispositive power and investment control over the shares beneficially owned by each of the Oak Hill Advisors Funds. The mailing address for each of the Oak Hill Advisors Funds is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.
(8)	Fourth Cinven (Railpen 2011) Co-Investment Limited Partnership (“Railpen 2011”) holds 1,445,067 common shares. Railpen 2011 is managed and controlled by Cinven Limited. The board of directors of Cinven Limited has the sole right to make decisions regarding the voting and disposition of the common shares held by Railpen 2011. The members of the board of directors of Cinven Limited are Robin Hall, Brian Linden, William Scott, Richard Hills, Hayley Tanguy and Rupert Dorey. The principal address of Railpen 2011 is c/o Cinven Limited, Tudor House, Le Bordage, St. Peter Port, Guernsey GY1 3PP.
(9)	Universities Superannuation Scheme Limited holds 2,890,203 common shares. Universities Superannuation Scheme Limited (“USS”) is the corporate trustee of the Universities Superannuation Scheme (the “Scheme”), an occupational pension scheme registered in the United Kingdom, and has full voting and investment power over these shares, which are held in trust by USS for the benefit of satisfying the benefits of the members of the Scheme as set out under the Scheme rules. USS Investment Management Limited (“USSIM”) is the appointed investment manager and advisor to USS (in its capacity as sole corporate trustee of the Scheme) and in accordance with internal procedures, Michael Powell, Head of the Private Markets Group and Roger Gray, CEO of USSIM, have authority on behalf of USSIM to exercise the voting and investment power over the shares held by USS as USS’s agent and attorney. Messrs. Powell and Gray disclaim beneficial ownership of these shares of Class A common stock. The registered office address of these entities is Royal Liver Building, Liverpool L3 1PY, UK. USS Investment Management Limited’s trading address, and the address of Messrs. Powell and Gray, is 60 Threadneedle Street, London EC2R 8HP.
(10)	15,346,146 common shares are held directly by Vigorous Investment Pte Ltd (“Vigorous”), a Singapore incorporated private limited company. Vigorous shares the power to vote and the power to dispose of the shares with GIC Special Investments Pte Ltd (“GIC SI Pte Ltd”) and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI Pte Ltd is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore, and was set up with the sole purpose of managing Singapore’s foreign reserves. The principal business address for all of the GIC entities is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(11)	Each of Dómhnal Slattery, John Higgins, Andy Cronin, Tom Ashe, Ed Riley and Dick Forsberg owns his common shares through a separate Delaware limited partnership that is beneficially owned by such executive officer.
(12)	Includes 24,385 common shares subject to options exercisable within 60 days.
(13)	Includes 15,339 common shares subject to options exercisable within 60 days.
(14)	Includes 10,797 common shares subject to options exercisable within 60 days.
(15)	Includes 10,797 common shares subject to options exercisable within 60 days.
(16)	Includes 1,443 common shares subject to options exercisable within 60 days.

(17)	Includes 2,520 common shares subject to options exercisable within 60 days.
(18)	Includes 1,136 common shares subject to restricted share units that vest within 60 days.
(19)	Includes 1,136 common shares subject to restricted share units that vest within 60 days.
(20)	Includes 1,136 common shares subject to restricted share units that vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Share Exchange

Avolon Holdings intends to enter into a share exchange agreement with the shareholders of Avolon S.à r.l. pursuant to which each shareholder will transfer all of its outstanding shares of Avolon S.à r.l. to Avolon Holdings in exchange for the issuance by Avolon Holdings of an aggregate of 79,576,905 of its common shares, assuming an initial public offering price of $22.00 (the midpoint of the price range set forth on the cover of this prospectus). We expect to take a one-time share based compensation expense at the time of the Share Exchange in respect of the Founder Share Capital. See “Our Corporate Reorganization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for additional information.

Shareholders’ Agreement

In connection with this offering, we will enter into a shareholders’ agreement with our Sponsors (the “Shareholders’ Agreement”). The Shareholders’ Agreement will replace our existing shareholders agreement with our Sponsors and each of our other shareholders prior to this offering. The Shareholders’ Agreement will provide our Sponsors, among other things, certain rights related to Board nominations and observers, Board committee appointment rights, approvals over certain actions taken by us and registration rights.

Board Nomination and Observer Rights. Initially, our Board will consist of 11 members. Pursuant to the Shareholders’ Agreement, each of Cinven, CVC and Oak Hill Capital Funds (collectively, the “Majority Sponsors”) will have the right to nominate two members to our Board so long as such Majority Sponsor and its Syndicatees hold at least 10% of our then-outstanding common shares (the “Outstanding Shares”) and one member so long as it and its Syndicatees hold at least 5% of our Outstanding Shares (collectively, the “Majority Sponsor Directors”). In addition, any Sponsor holding (together with its Syndicatees) at least 2.5% of our Outstanding Shares will have the right to appoint an observer to the Board and each committee of the Board, so long as such Sponsor does not have a Majority Sponsor Director appointed as provided above. At such time as a Majority Sponsor loses its right to nominate one of its two directors by falling below the 10% ownership threshold, the Board will correspondingly be reduced in size to a minimum of eight directors. At such time as a Majority Sponsor loses its right to nominate its remaining director by falling below the 5% ownership threshold, the vacancy will be filled as provided in our memorandum and articles of association. The remaining members of our Board will initially consist of two members of management (the “Management Directors”) and three independent directors.

The Shareholders’ Agreement will provide that we will take all action necessary to cause the Majority Sponsor Directors and the Management Directors to be elected or re-elected, including, if requested by a Majority Sponsor, by calling and holding such meetings of the shareholders as may be necessary, and we will not take any actions that are inconsistent with the intent and purpose of the foregoing nomination rights. Each Sponsor and each Syndicatee will commit under the terms of the Shareholders’ Agreement to vote all of our common shares held by it to cause the election or re-election of the Majority Sponsor Directors and the Management Directors. In addition, the applicable Majority Sponsor will have the right to designate a replacement to fill a vacancy on our Board created by the departure of a director who was nominated by such Majority Sponsor unless such director has resigned due to the relevant Majority Sponsor falling below the 10% or 5% ownership threshold. The Majority Sponsor Directors will be entitled to receive the same amount of cash compensation paid to independent directors serving on the Board. CVC has agreed to waive such fees in light of the payments CVC Capital Partners will receive under the Monitoring Agreement in lieu thereof.

Committee Appointment Rights. Initially, each of the remuneration committee and the nominating and corporate governance committee will consist of five members. Each of the Majority Sponsors will have the right to appoint one member to each such committee so long as the Majority Sponsors, together with their Syndicatees, hold, in the aggregate, at least 50% of our Outstanding Shares. At such time as the Majority Sponsors and their Syndicatees hold less than 50% of our Outstanding Shares in the aggregate, each of the compensation and nominating and corporate governance committees shall be reduced to three members, and the Majority Sponsors will have the right to collectively appoint one member so long as they collectively own, together with their Syndicatees, at least 10% of our Outstanding Shares. Any Sponsor who does not have an appointee on either such committee will have the right to an observer on such committee.

Shareholder Reserved Matters. For so long as the Sponsors and their Syndicatees hold in the aggregate at least 25% of our Outstanding Shares, the following matters will require the prior approval of Sponsors holding (together with their Syndicatees) a majority of the common shares then held by all Sponsors and Syndicatees:

•	commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or a material subsidiary;

•	any non-pro rata reduction to the share capital of the Company or its material subsidiaries, except as required by law;

•	certain amendments the Company’s memorandum and articles of association;

•	any merger, amalgamation or consolidation of the Company or the spinoff of a business of the Company with assets in excess of $250 million;

•	the sale, conveyance transfer or other disposition of all or substantially all of the material assets of the Company or its material subsidiaries;

•	any change in the principal line of business of the Company;

•	any issuance or repurchase of equity securities or securities exchangeable or convertible into equity securities by the Company for an aggregate consideration in excess of $250 million;

•	any appointment to the Board contrary to the Shareholders’ Agreement or the memorandum and articles of association;

•	the appointment, removal or change in the compensation of the chief executive officer and the president and chief commercial officer; and

•	the appointment and removal of any of the independent directors.

Board Reserved Matters. For so long as the Sponsors and their Syndicatees hold in the aggregate at least 25% of the Outstanding Shares, the following matters will require the affirmative vote of a majority of the Majority Sponsor Directors:

•	entering into, amending or terminating any contract or other agreement in an amount exceeding $250 million;

•	the sale, conveyance, transfer or other disposition of property or assets of the Company or any of its subsidiaries with an aggregate fair market value in excess of $250 million;

•	the institution or settlement by the Company or any of its subsidiaries of any litigation or arbitration with an amount in controversy in excess of $250 million;

•	the declaration or payment of dividends or other distributions in respect of the Company’s share capital;

•	except as required by changes in law or U.S. GAAP, any change to the material accounting policies of the Company;

•	except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of the Company in the United States, any change to the material tax policies or positions of the Company;

•	any change in the compensation of members of the Board in their capacity as directors;

•	any investment by the Company or any of its subsidiaries in, or the acquisition of, any material assets or entity or the entry by the Company or any of its subsidiaries into any joint ventures, partnerships or similar arrangements, in an aggregate amount in excess of $250 million;

•	the entry by the Company or any of its subsidiaries into new business lines;

•	the incurrence by the Company or any of its subsidiaries of any indebtedness for borrowed money or the assumption of any fixed or contingent obligations with a principal amount in excess of $500 million;

•	the approval of any annual budget of the Company;

•	certain transactions between the Company and its affiliates;

•	any issuance of equity or equity-linked securities by the Company, other than pursuant to any equity-based compensation plans;

•	the hiring or removal of the chief financial officer;

•	any change in the compensation of the executive officers of the Company (other than the chief executive officer and the president and chief commercial officer);

•	the adoption, modification or termination of any equity-based incentive plan; and

•	certain amendments to the Company’s memorandum and articles of association.

Registration Rights. The Sponsors will have certain demand registration rights beginning upon expiration of the lock-up period relating to this offering. These rights will permit the Sponsors to require us to register the resale of our common shares held by them and their Syndicatees, subject to customary blackout periods. Any such demand may be for a shelf registration statement permitting the delayed or continuous offering of such common shares. In addition, the Sponsors, their Syndicatees and certain members of management will have certain “piggyback” registration rights, permitting them to include common shares held by them in any registration effected by us or by the Sponsors (in the case of management), subject to customary limitations. We will be required to pay all fees and expenses incident to any such registration. The Shareholders’ Agreement does not contain any cash or other penalties resulting from delays in registering any common shares pursuant to these registration rights.

Other Rights. In addition to the foregoing, each Sponsor will also have the following rights under the Shareholders’ Agreement:

•	customary tag-along rights with respect to sales of our common shares by any other Sponsor to a third party;

•	certain drag-along rights relating to the common shares held by its Syndicatees in connection with sales by such Sponsor to a third party;

•	preemptive rights to purchase its respective proportionate share of any issuance by the Company of equity securities, securities convertible into or exercisable for equity securities or securities that include an equity component, subject to certain exceptions; and

•	certain rights to access Company information so long as it (together with its Syndicatees) owns at least 5% of the Outstanding Shares.

Assignments. Each Sponsor will be entitled to assign its rights under the Shareholders’ Agreement, including its board nomination and reserved matter rights, to a third party in connection with a sale of our common shares by such Sponsor to a third party, provided that it has received the prior approval of Sponsors representing (together with their Syndicatees) a majority of the common shares then held by all of the Sponsors and the Syndicatees.

Servicing Agreements

We have entered into servicing agreements with various portfolio companies of, or other funds managed by, Oak Hill Capital Management LLC, pursuant to which we provide fleet management services in respect of four aircraft. We recognized revenue of $0.8 million, $0.7 million and $0.3 million in fees under these agreements for the years ended December 31, 2013, 2012 and 2011, respectively, and $0.4 million for the nine months ended September 30, 2014.

We have entered into agreements with ACP pursuant to which we have agreed to contribute personnel and other administrative resources to ACP. We recognized revenue of $0.07 million in fees under these agreements for the year ended December 31, 2013, respectively, and $0.8 million for the nine months ended September 30, 2014.

We have entered into a servicing agreement with an entity associated with Oak Hill Advisors, L.P. pursuant to which we provide fleet management services in respect of one aircraft. We recognized revenue of $0.5 million in fees under this agreement for the year ended December 31, 2013, and $0.04 million for the nine months ended September 30, 2014.

Monitoring Agreement

We have entered into monitoring agreements with affiliates of each of our Sponsors (the “Affiliates”). Pursuant to the monitoring agreements, the Affiliates provide certain ongoing monitoring, consulting and management advisory services to the Company, and the Company pays each such Affiliate an annual fee. We paid the Affiliates aggregate fees of $0.9 million, $1.2 million and $1.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, and $0.9 million for the nine months ended September 30, 2014. These monitoring agreements will terminate upon consummation of this offering.

Upon consummation of this offering, we intend to enter into a new monitoring agreement with CVC Capital Partners pursuant to which CVC Capital Partners will provide us with certain monitoring, consulting and management advisory services. We expect to pay CVC Capital Partners an annual fee equal to the director’s fees to be paid to the Majority Sponsor Directors pursuant to the Shareholders’ Agreement in lieu of the non-employee directors nominated by CVC receiving the same. The Monitoring Agreement will terminate when CVC no longer has the right to nominate a Majority Sponsor Director and no such director previously appointed by CVC is then serving on the Board. See “Management—Remuneration—Directors.”

Share Repurchase

On June 5, 2014, the Company repurchased 27,958 Class C shares of Avolon S.à r.l. from the chief executive officer for a purchase price of $200 per share, representing an aggregate purchase price of approximately $5.6 million.

Transactions with Officers and Directors

Employee Loans

In 2010, in connection with our formation, we issued loans to our chief executive officer. Aggregate amounts outstanding under the loans from the relevant Avolon group entity (the “Avolon Lender”) were $10.3 million as of December 31, 2013 and $10.6 million as of March 31, 2014. These loans bore interest at a weighted average interest rate of 9.5% per annum. The loans were repaid in full in accordance with their terms on June 5, 2014. We funded $9.4 million of these loans using a back to back loan facility (the “Back to Back Facility”) provided by an affiliate of one of our Sponsors to the Avolon Lender such that the Avolon Lender was effectively acting as a conduit in respect of the loans funded under the Back to Back Facility. The Back to Back Facility was limited recourse to us and was terminated on June 5, 2014, following the repayment of the loans.

Discretionary Bonus Payment

Our chief executive officer received a one-time discretionary bonus payment of $2.6 million during the nine months ended September 30, 2014.

Employment Agreements

Please refer to “Management—Employment Agreements” for a description of the service agreements entered into with each of our employees.

Awards Under Incentive Plan

We intend to grant the Rollover Options to purchase 174,199 common shares (assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus) to certain members of management and employees in replacement of existing options at Avolon S.à r.l. in connection with the Share Exchange, which options will have a term of six years and will be immediately exercisable at a nominal price. In addition, immediately following the Share Exchange, we intend to grant the Pre-IPO Options to purchase 150,064 common shares (assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus) to certain members of management and employees based on the Founder Share Capital held by the Trustee immediately following the Share Split, which options will have a term of seven years and will be immediately exercisable at a nominal exercise price. See “Our Corporate Reorganization.”

In addition, we intend to grant the IPO Options to purchase 659,091 common shares (assuming an initial public offering price of $22.00 the midpoint of the price range set forth on the cover of this prospectus) to our employees, including management, upon consummation of this offering. These options will have a seven year term and a nominal exercise price. Of these options, 45% will vest in equal installments on December 31 of each year for a three-year period beginning in 2014, and 55% will be subject to performance-based vesting requirements over stated periods, with the initial vesting occurring no later than one month following the approval by the Board of the audited accounts of the Company in respect of the 2016 financial year. We intend to make grants of a similar economic value to our employees in each of the two years following this offering, subject to the discretion of the remuneration committee and market and other conditions.

We also intend to grant 3,409 restricted share units (assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus) to our independent directors upon consummation of this offering. The units will vest on December 31, 2014. Beginning in 2015, we expect to make annual grants to each of our independent directors of restricted share units under the Incentive Plan with a value of $100,000 at the time of grant, which units will vest on December 31 of the year of grant. The units may be settled, at the option of the Remuneration Committee, in shares equal to the number of units granted on a one-for-one basis or in cash in an amount equal to the fair market value of such equivalent number of shares at the time of vesting.

In lieu of nominal price options, employees who are U.S. taxpayers will be granted restricted share units on the same terms as the nominal price options described above.

Indemnification of Officers and Directors

We intend to enter into an indemnification agreement with each of our directors and executive officers to supplement the indemnification protection available under our memorandum and articles of association and Cayman Islands law. These indemnification agreements will generally provide that we will indemnify the parties thereto, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings to which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the fullest extent permitted by, applicable law.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is based on our memorandum and articles of association to be in effect upon completion of this offering. Our authorized share capital consists of 750,000,000 common shares, each with a par value of $0.000007 per share, assuming an initial public offering price of $22.00, the midpoint of the price range set forth on the cover of this prospectus (or $0.000004 assuming an initial public offering price of $21.00, the low end of the price range, and $0.000008 assuming an initial public offering price of $23.00, the high end of the price range) and 250,000,000 preference shares, each with a par value of $0.001 per share. As of December 1, 2014, we had 80,952,381 common shares issued and outstanding, after giving effect to the Reorganization and this offering.

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law and the common law of the Cayman Islands. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. Complete copies of our memorandum and articles of association will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Shares

General. All the issued and outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. The common shares are issued when registered in the register of shareholders of Avolon. The common shares are not entitled, under our memorandum and articles of association, to any sinking fund or pre-emptive or redemption rights. Our shareholders may freely hold and vote their shares.

Register of Members. Under Cayman Islands law, we must keep a register of members and there should be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters which the Companies Law directs or authorizes to be inserted therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us. Once our register of members has been updated, the members recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company. We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are generally the same as for an ordinary resident company, except for certain exemptions and privileges under the Companies Law, including those listed below:

•	an exempted company is not required to file an annual return containing the details of its shareholders with the Cayman Islands Registrar of Companies;

•	an exempted company’s register of members is not required to be open to inspection;

•	an exempted company is not required to hold an annual general meeting;

•	an exempted company may, in certain circumstances, issue no par value shares;

•	an exempted company may obtain an undertaking from the Governor in Cabinet of the Cayman Islands against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as an exempted limited duration company;

•	an exempted company may register as a segregated portfolio company, and

•	an exempted company may apply to be registered as a special economic zone company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares in the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Voting Rights. Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. Our articles of association do not provide for actions by written consent of shareholders.

The required quorum for a meeting of our shareholders consists of a number of shareholders present in person or by proxy and entitled to vote that represents the holders of not less than a majority of our issued voting share capital. We will hold an annual general meeting of shareholders at such time and place as the Board may determine. In addition, the Board may convene a general meeting of shareholders at any time upon seven days’ notice. Further, general meetings (other than the annual general meeting) may also be convened upon written requisition of shareholders holding in aggregate 30% or more of issued voting share capital, which requisition must state the objects for the general meeting.

Subject to the quorum requirements referred to in the paragraph above, any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast in a general meeting of the Company, while a special resolution requires the affirmative vote of 66 2/3% of the votes cast attaching to the shares. A special resolution is required for matters such as a change of name, amending our memorandum and articles of association and placing us into voluntary liquidation. Holders of common shares, which are currently the only shares carrying the right to vote at our general meetings, have the power, among other things, to elect directors, ratify the appointment of auditors and make changes in the amount of our authorized share capital. Our Sponsors have substantial voting rights pursuant to the terms of the Shareholders’ Agreement and will be able to control the vote of certain matters submitted to shareholders even after they no longer collectively own a majority of our common shares. For so long as the Sponsors and their Syndicatees hold in the aggregate at least 25% of our Outstanding Shares, the matters specified under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” will require the prior approval of Sponsors holding (together with their Syndicatees) a majority of the common shares then held by all Sponsors and Syndicatees, regardless of whether our shareholders have approved such matters by the requisite vote.

Dividends. The holders of our common shares are entitled to receive such dividends as may be declared by our Board. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Liquidation. If we are to be liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, may determine how such division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject the shareholder to liability.

Miscellaneous. If share certificates are issued, share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Anti-Takeover Provisions

General. Our memorandum and articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the ability of the Board to deal with unsolicited takeover attempts by increasing the likelihood of continuity and stability in the composition of the Board. These provisions could have the effect of discouraging transactions that may involve an actual or threatened change of control of Avolon. See “Risk Factors—Risks Relating to Investment in a Cayman Islands Company—Certain provisions of Cayman Islands law and our organizational documents could delay or prevent an otherwise beneficial takeover or takeover attempt of us.”

Number of Directors. The memorandum and articles of association provide that, unless otherwise determined by special resolution of the shareholders, or by the Board, the Board will consist of not less than one director nor more than fifteen directors, the exact number to be set from time to time by a majority of the whole Board. Unless otherwise determined by a special resolution of the shareholders, the Board has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

Advance Notice Provisions. The memorandum and articles of association establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at an annual or extraordinary general meeting of shareholders or to submit a proposal for consideration at a general or extraordinary meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate a candidate for election as a director at an annual general meeting or to submit a proposal for consideration at a general meeting of shareholders (including an annual general meeting), a shareholder must give us notice not earlier than the 120th day prior to such general meeting and not later than the 90th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting, whichever is later.

Action Only by General Meeting and not by Written Consent. Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of common shares must be taken at a duly called annual or extraordinary general meeting of shareholders and not by written consent of the holders of the common shares. General meetings may be called by the Board or, with respect to an extraordinary general meeting, upon written requisition of shareholders holding in aggregate, 30% or more of issued voting capital, which requisition must state the objects for the general meeting.

Undesignated Preference Shares. Pursuant to our memorandum and articles of association, our Board has the authority, without further action by the shareholders, to issue up to 250,000,000 preference shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common shares. Our Board, without shareholder approval, may issue preference shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common shares. Subject to the directors’ duties to act for a proper purpose, in good faith and in our best interest, preference shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of preference shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of common shares. No preference shares have been issued and we have no present plans to issue any preference shares.

Restrictions on Business Combinations. As a Cayman Islands company, Avolon is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders. However, our memorandum and articles of association contain provisions that largely mirror the intention of Section 203 and generally prohibit “business combinations” between Avolon and an “interested shareholder.” Specifically, “business combinations” between an “interested shareholder” and Avolon are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

•	the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the Board prior to the date the interested shareholder acquired Avolon’s shares;

•	the interested shareholder acquired at least 85% of Avolon’s shares in the transaction in which it became an interested shareholder; or

•	the business combination is approved by a majority of the Board and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

For purposes of this provision, (i) “business combinations” is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Avolon, and most transactions that would increase the interested shareholder’s proportionate share ownership in Avolon, and (ii) “interested shareholder” is defined as a person, other than a Sponsor, who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Avolon. Our Sponsors and their affiliates are not deemed to be interested shareholders for these purposes.

Differences in Corporate Law

The Companies Law is modelled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders. The following summaries are necessarily subject to the complete text of our memorandum and articles of association and the indemnification agreements referred to below and are qualified in their entirety by reference thereto.

Mergers and similar arrangements

The Cayman Islands have provisions under the Companies Law to facilitate mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. These provisions, contained within Part XVI of the Companies Law, are broadly similar to the merger provisions as provided for under Delaware Law.

There are however a number of important differences that could impede a takeover. First, the threshold for approval of the merger plan by shareholders is higher. The threshold is a special resolution of the shareholders

(being 66 2/3% of those present in person or by proxy and voting) together with such other authorization, if any, as may be specified in the memorandum and articles of association.

Additionally, the consent of each holder of a fixed or floating security interest (in essence a documented security interest as opposed to one arising by operation of law) is required to be obtained unless the Grand Court of the Cayman Islands waives such requirement.

The merger provisions contained within Part XVI of the Companies Law do contain shareholder appraisal rights similar to those provided for under Delaware law. Such rights are limited to a merger under Part XVI and do not apply to schemes of arrangement as discussed below.

The Companies Law also contains separate statutory provisions that provide for the merger, reconstruction and amalgamation of companies. These are commonly referred to in the Cayman Islands as “schemes of arrangement.”

The procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law and practice, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders’ meeting by a majority of each class of the company’s shareholders who are present and voting (either in person or by proxy) at such meeting. The shares voted in favor of the scheme of arrangement must also represent at least 75% of the value of each relevant class of the company’s shareholders present and voting at the meeting. The convening of these meetings and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect creditors’ interests. Furthermore, the court will only approve a scheme of arrangement if it is satisfied that, among other factors:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders were fairly and adequately represented by those who attended the meeting and the classes for such meeting were properly delineated;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If the scheme of arrangement is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, if an offer by a third party to purchase shares in us has been approved by the holders of at least 90% of our issued and outstanding shares (not including such a third party) pursuant to an offer within a four-month period of making such an offer, the purchaser may, during the two months following expiration of the four-month period, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90% of our issued and outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholders’ suits

A shareholder can bring a suit personally where its individual rights have been, or are about to be, infringed. Where an action is brought to redress any loss or damage suffered by us, we would be the proper plaintiff, and a shareholder could not ordinarily maintain an action on our behalf, except where it was permitted by the courts of the Cayman Islands to proceed with a derivative action. Our Cayman Islands counsel, Maples and Calder, is not aware of any reported decisions in relation to a derivative action brought in a Cayman Islands court. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, a shareholder may be permitted to bring a claim derivatively on the Company’s behalf, where:

•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not acting outside the scope of its corporate authority, could be effected only if authorized by more than a simple majority vote; or

•	those who control the company are perpetrating a “fraud on the minority.”

Fiduciary duties of directors

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); a duty to exercise his or her powers for the purposes for which they are conferred; and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved toward also imposing an objective standard, such that the duty of skill and care is to be determined by reference to the skill, care and diligence that would be displayed by a reasonable director in those circumstances. The authorities imposing this dual standard are likely to be followed in the Cayman Islands.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company must declare the nature of their interest at a meeting of the Board. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest, provided that, in exercising any such vote, such director’s duties remain as described above.

Variation of rights of shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a resolution passed by a majority of not less than two-thirds of the issued shares of the class cast as a separate meeting of the holders of the shares of that class. In addition, the rights attached to any class may be varied without the consent of the holders where such variation is considered by the Board not to have a material adverse effect on such rights.

Sale of assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company.

The Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the Company.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. As similarly provided under Delaware corporate law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.

Under the Companies Law of the Cayman Islands and memorandum and articles of association, the Company may be voluntarily dissolved, liquidated or wound up only by a special resolution of our shareholders, in which regard see “Common Shares—Voting Rights” above. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that the Company is wound up.

Amendment of governing documents

Under Delaware corporate law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our memorandum and articles of association may be amended with the sanction of a special resolution passed at a general meeting of shareholders.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the director or officer is not legally entitled.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers to supplement the indemnification protection available under our memorandum and articles of association and Cayman Islands law. These indemnification agreements will generally provide that we will indemnify the parties thereto, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings to which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the fullest extent permitted by, applicable law.

We also intend to maintain insurance to protect ourselves and our directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that a shareholder may put a proposal before a general meeting upon not less than 90 days, nor greater than 120 days, prior written notice filed with the Company Secretary.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. Under our memorandum and articles of association, directors may be removed by special resolution of the shareholders. See “—Anti-Takeover Provisions—Advance Notice Provisions” above. In addition, under our memorandum and articles of association, a director may be removed with the unanimous consent of all other directors then in office.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited consolidated financial statements. See “Where You Can Find Additional Information.”

Transfer Agent

Our register of shareholders will be maintained by American Stock Transfer & Trust Company, LLC who is the transfer agent for our common shares.

Listing

Our common shares have been approved for listing on the NYSE under the symbol “AVOL.”

Prohibited Sale of Securities under Cayman Islands Law

An exempted company such as us that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common shares.

Sale of Restricted Securities

After giving effect to the Reorganization and the consummation of this offering, there will be issued and outstanding 80,952,381 common shares. Of these common shares, all of our common shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining common shares that will be issued and outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under the Securities Act, including Rule 144 which is summarized below.

Lock-Up Arrangements

In connection with this offering, we, the selling shareholders (including each of the Sponsors) and all directors and executive officers will enter into lock-up agreements as described under “Underwriting” that restrict the sale of our common shares for 180 days after the date of this prospectus, subject to an extension in certain circumstances.

Rule 144

Our common shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any of our common shares held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise. Rule 144 under the Securities Act permits our common shares that have been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of our common shares issued and outstanding; or

•	the average weekly reported trading volume of our common shares for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 under the Securities Act also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned common shares that are restricted securities, will be entitled to freely sell such common shares subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year our common shares that are restricted securities, will be entitled to freely sell such common shares under Rule 144 under the Securities Act without regard to the current public information requirements of Rule 144 under the Securities Act.

Registration Rights

Upon the consummation of this offering, our Sponsors, their Syndicatees and certain members of management holding in the aggregate 66,412,120 of our common shares will be entitled to certain rights under the Shareholders’ Agreement with respect to the registration of these common shares under the Securities Act.

Our Sponsors will have certain demand and piggyback registration rights, and the Syndicatees and members of management will have only piggyback rights. The Shareholders’ Agreement does not contain any cash or other penalties resulting from delays in registering any common shares pursuant to these registration rights. Registration of these common shares under the Securities Act would result in these common shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration, except for common shares purchased by affiliates. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” for additional information regarding these registration rights. In addition, we intend to file a registration statement under the Securities Act covering all common shares subject to outstanding options or issuable pursuant to our Incentive Plan. Shares registered under such registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions and the lock-up arrangements described above.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Common Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Cowen and Company, LLC
Credit Agricole Securities (USA) Inc.
DBS Bank Ltd.
Natixis Securities Americas LLC

Total:	13,636,363

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.

The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,045,455 additional common shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,045,455 common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

We have agreed to pay the expenses of this offering, other than underwriting discounts and commissions. The estimated offering expenses payable by us are approximately $5.5 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000. The underwriters have agreed to reimburse the selling shareholders for a portion of their expenses in connection with the offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common shares offered by them.

Our common shares have been approved for listing on the NYSE under the trading symbol “AVOL.”

We, the selling shareholders (including each of our Sponsors) and all directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. (collectively, the “Release Agents”) on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, grant any security interest over, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

•	file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the Release Agents on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares, subject to limited exceptions.

The restrictions described in the immediately preceding paragraph with respect to our directors and executive officers do not apply to:

•	the conversion of a security outstanding prior to this offering of which the underwriters have been advised in writing;

•	transfers of common shares or any security convertible into common shares as a bona fide gift, distributions of common shares or any security convertible into common shares to limited partners, members or shareholders of the director or officer, transfers to any trust for the direct or indirect benefit of the director or officer and/or any family member of the director or officer, and distributions by will or intestate succession; provided that each donee, transferee, distributee or trustee agrees to substantially similar restrictions, no filing by any party under the Exchange Act will be required or will be voluntarily made in connection with such transfer or distribution, and any such transfer or distribution will not involve a disposition for value;

•	with respect to certain executive officers only, a pledge of or creation of security interest over any common shares which are, or during the restricted period may be, pledged or secured as collateral for a loan to such executive officer or one of such executive officer’s affiliates so long as (i) such common shares are pledged or secured solely with respect to such loan and (ii) the lender has agreed to be bound by the lock-up provisions with respect to any such common shares that are transferred to such lender as a result of foreclosure and/or enforcement of such security;

•	the delivery of common shares to the Company for cancellation (or the withholding and cancellation of common shares by the Company) as payment for (i) the exercise price of any common share option granted in the ordinary course pursuant to any of the Company’s current or future employee or director share option, incentive or benefit plans or (ii) the withholding taxes due upon the exercise of any such common share option or the vesting of any restricted common shares granted under any such plan, provided that no filing by any party under the Exchange Act will be required or will be voluntarily made in connection with such exercise or vesting other than a Form 4 (which shall explain in a footnote the reason for such filing) and all net common shares received upon such exercise or vesting are subject to the lock-up restrictions;

•	common shares acquired in open market transactions after the completion of this offering, provided that no filing under the Exchange Act reporting a reduction in beneficial ownership of common shares will be required or will be voluntarily made during the restricted period in connection with subsequent sales of common shares or other securities acquired in such open market transactions; and

•	subject to certain requirements, the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares.

The restrictions in the next preceding paragraph with respect to the selling shareholders do not apply to:

•	The common shares to be sold in this offering;

•	the conversion of a security outstanding prior to this offering of which the underwriters have been advised in writing;

•	transactions by the selling shareholders relating to common shares or other securities acquired in open market transactions after the completion of this offering of common shares, provided that no filing under the Exchange Act reporting a reduction in beneficial ownership of common shares will be required or will be voluntarily made during the restricted period in connection with subsequent sales of common shares or other securities acquired in such open market transactions;

•	transfers of common shares or any security convertible into common shares as a bona fide gift, distributions of common shares or any security convertible into common shares to limited partners, members or shareholders of the selling shareholders, transfers to any trust for the direct or indirect benefit of the selling shareholders, and distributions by will or intestate succession; provided that each donee, transferee, distributee or trustee will agree to substantially similar restrictions, no filing by any party under the Exchange Act will be required or will be voluntarily made in connection with such transfer or distribution and any such transfer or distribution will not involve a disposition for value; and

•	subject to certain requirements, the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares.

The Release Agents, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Furthermore, certain of the underwriters participate in joint ventures with us in the ordinary course of our business. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations among us, the selling shareholders and the representatives. Among the factors considered in determining the initial public offering price were the information set forth in this prospectus and otherwise available to the representatives; our future prospects and the history and prospects of our industry in general; an assessment of our management; our prospects for future earnings; our sales, earnings and certain other financial and operating information in recent periods; the general condition of the securities markets at the time of this offering; the recent market prices of, and demand for, the publicly traded equity securities of generally comparable companies; the price-earnings ratios, price-sales ratios, and certain other financial and operating information of companies engaged in activities similar to ours; and other factors deemed relevant by the underwriters, us and the selling shareholders. None of us, the selling shareholders or the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

Luxembourg

The terms and conditions relating to this prospectus have not been approved by and will not be submitted for approval to the Luxembourg Financial Services Authority (the “Commission de Surveillance du Secteur Financier”) for purposes of public offering or sale in the Grand Duchy of Luxembourg (“Luxembourg”). Accordingly, our common shares may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus nor any other circular, prospectus, form of application, advertisement or other material related to such offer may be distributed, or otherwise be made available in or from, or published in, Luxembourg except if a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier in accordance with the law of July 10, 2005 on prospectuses for securities, as amended by the law of July 3, 2012 (the “Prospectus Law”) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purposes of the Prospectus Law.

Hong Kong

The common shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common shares for resale in Australia within 12 months of that common shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

The common shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the common shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the common shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the

Dubai International Financial Centre set out above. The information contained in this prospectus does not constitute a public offer of the shares of our common shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the common shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

TAXATION

Material U.S. Federal Income Tax Considerations

Subject to the limitations described below, the following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of common shares to a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•	an estate, whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election to be treated as a U.S. person.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing accuracy of this discussion.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to purchase common shares. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on its particular circumstances. In particular, this discussion considers only U.S. Holders that will own common shares as capital assets within the meaning of section 1221 of the Code and does not address the potential application of U.S. federal alternative minimum tax or the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including:

•	broker dealers or insurance companies;

•	U.S. Holders who have elected mark-to-market accounting;

•	tax-exempt organizations or pension funds;

•	regulated investment companies, real estate investment trusts, insurance companies, financial institutions or “financial services entities”;

•	U.S. Holders who hold common shares as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” or other integrated investment;

•	U.S. Holders who own or owned, directly, indirectly or by attribution, at least 10% of the voting power of our common shares;

•	U.S. Holders whose functional currency is not the U.S. Dollar;

•	persons holding common shares in connection with a trade or business outside of the United States; and

•	certain expatriates or former long-term residents of the United States.

This discussion does not consider the tax treatment of holders that are partnerships (including entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold common shares through a partnership or other pass-through entity. Partnerships or partners of a partnership holding any common shares should consult their own tax advisers regarding the tax considerations associated with holding common shares. In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws, or the possible application of U.S. federal gift or estate tax.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR U.S. HOLDER OF COMMON SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH U.S. HOLDER OF COMMON SHARES IS URGED TO CONSULT WITH ITS TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Taxation of Dividends Paid on Common Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, a U.S. Holder will be required to include in gross income as a dividend the U.S. Dollar amount of any distribution paid on common shares, including the amount of non-U.S. taxes, if any, withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s basis in its common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of common shares. The Company does not intend to calculate its earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital under the rules set forth above.

Dividends are generally taxed at ordinary income rates. However, a maximum U.S. federal income tax rate of 20% will apply to “qualified dividend income” received by individuals (as well as certain trusts and estates), provided that certain eligibility requirements are met. In particular, a U.S. Holder will not be entitled to this rate: (i) if the U.S. Holder has not held our common shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date; or (ii) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar or related property. Any days during which a U.S. Holder has diminished its risk of loss on our common shares are not counted towards meeting the 61-day holding period. “Qualified dividend income” includes dividends paid on shares of “qualified foreign corporations” (which term excludes passive foreign investment companies (“PFICs”)) if the foreign corporation is eligible for the benefits of a comprehensive income tax treaty with the United States which contains an exchange of information program (a “qualifying treaty”) or the common shares are regularly tradable on an established securities market in the United States. The Company believes that it is eligible for the benefits of the Tax Treaty, which contains an exchange of information program. Therefore, assuming that the Company is not a PFIC, the Company believes that dividends it pays, if any, with respect to common shares should constitute “qualified dividend income” for U.S. federal income tax purposes under current law, provided that the holding period requirements are satisfied and none of the special exceptions applies. If the Company is a PFIC in the year in which a dividend is paid or the preceding year, the Company will not be a “qualified foreign corporation” and the dividend will not qualify for the reduced rate of tax (even assuming that a reduced rate is available at such time). Dividends received by corporate shareholders do not qualify for the preferential tax rate discussed above; moreover, dividends from a non-U.S. corporation generally will not qualify for the dividends received deduction generally available to U.S. corporate shareholders.

Distributions paid on our common shares generally will be foreign-source passive income for U.S. foreign tax credit purposes.

Taxation of the Sale or Exchange of Common Shares

Unless a non-recognition rule applies, on a sale, exchange or other disposition of common shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the U.S. Dollar amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common shares determined in U.S. Dollars. The initial tax basis of common shares to a U.S. Holder will be the U.S. Holder’s U.S. Dollar cost for common shares.

Subject to the application of the PFIC rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of the common shares exceeds one year at the time of the disposition. Individual U.S. Holders are generally subject to a maximum tax rate of 20% on long-term capital gain. Corporate U.S. Holders do not have a preferential rate on capital gains and their capital gain income generally is subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder on a sale or exchange of common shares generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes.

Foreign Tax Credit Considerations

The Company does not expect that it will be required to withhold non-U.S. taxes upon payment to a U.S. Holder of a dividend. If any such withholding were required, a U.S. Holder will have the option of claiming the amount of any non-U.S. income taxes withheld on a dividend distribution either as a deduction from gross income or as a dollar-for-dollar credit against its U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations, which must be determined on an individual basis by each U.S. Holder.

Passive Foreign Investment Company Status

The Company will be a PFIC if 75% or more of the Company’s gross income in any taxable year (including the Company’s pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the Company is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or alternatively, if 50% or more of the Company’s assets in any taxable year (averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the Company is considered to own, directly or indirectly, 25% or more of the shares by value) are held for the production of, or produce, passive income. Passive income includes interest, dividends, certain royalties, certain rents and annuities, and amounts derived by the investment of funds raised in this and other offerings. The determination of whether the Company is a PFIC is made annually and is based upon the composition of the Company’s income and assets (including, among others, entities in which we hold at least a 25% interest), and the nature of the Company’s activities.

Based on the Code, Treasury regulations promulgated under the Code and Internal Revenue Service (“IRS”) guidance, the Company does not believe it is a PFIC and does not anticipate being a PFIC in the future, although there can be no assurance in this regard. If the Company is a PFIC, and a U.S. Holder does not make an election to treat the Company as a “qualified electing fund” (a “QEF”) or did not make a mark-to-market election (as described below), the following consequences would arise:

•

Excess distributions by the Company to such a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to the Company’s shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from the Company in the shorter of either the three previous years or such U.S. Holder’s holding period for common shares before the current taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held the Company’s shares. A U.S. Holder must include amounts allocated to the current taxable year and amounts allocated to certain years prior to the company being a PFIC in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year when the company was a PFIC at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

•	A disposition of shares in, or a distribution by, a subsidiary of the Company that is a PFIC will trigger the excess distributions rules described above.

•	The entire amount of gain that is realized by a U.S. Holder upon the sale or other disposition of common shares will also be considered an excess distribution and will be subject to tax as described above.

•	A U.S. Holder’s tax basis in shares of the Company’s shares that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower.

In addition, if the Company is a PFIC, the lower rate of taxation applicable to qualified dividend income derived by certain non-corporate U.S. Holders as discussed above would not apply to dividends paid with respect to our common shares.

If a U.S. Holder of PFIC shares makes a timely QEF election with respect to its PFIC shares, then in lieu of the consequences described above, the U.S. Holder would be required to include in income each year its pro-rata share of the PFIC’s net capital gain and ordinary income. In the event that the Company becomes a PFIC, the Company would need to make available the necessary information to make this election. In such event, the Company will use reasonable efforts to make this information available.

Alternatively, a U.S. Holder that holds “marketable stock” in a PFIC may avoid the imposition of the additional tax and interest described above by making a mark-to-market election in the first year of its holding period for its PFIC shares. The Company believes that the common shares will be “marketable stock” for purposes of the mark-to-market election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of the applicable Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. However, there can be no certainty that the common shares will be sufficiently traded such as to be treated as “regularly traded.” If a U.S. Holder were to make a timely mark-to-market election with respect to common shares that it will own at the close of its taxable year, such electing U.S. Holder would for the year of the election and each subsequent taxable year include as ordinary income or, to the extent of prior ordinary income, ordinary loss based on the increase or decrease in the market value of such U.S. Holder’s common shares for such taxable year. An electing U.S. Holder’s tax basis in its common shares will be adjusted to reflect any such income or loss. Any gain or loss on the sale of common shares will be ordinary income or loss, except that any loss will be ordinary loss only to the extent of the previously included net mark-to-market gain. An election to mark-to-market applies to the year for which the election is made and to subsequent years unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. If the Company were a PFIC and then were to cease being a PFIC, a U.S. Holder that marked its common shares to market would not include mark-to-market gain or loss with respect to its common shares for any taxable year that the Company were no longer a PFIC. If the Company again were to become a PFIC in a taxable year after a year in which it was not a PFIC, a U.S. Holder’s original mark-to-market election, unless revoked or terminated, would continue to apply and such U.S. Holder would be required to include any mark-to-market gain or loss in such year.

A mark-to-market election applies only to the non-U.S. corporation for which it is made. If the Company were to become a PFIC, it is likely that a wholly-owned subsidiary of the Company would also be a PFIC, and in such event a U.S. Holder likely would remain subject to the excess distribution rules with respect to its indirectly owned shares in such subsidiary even if such U.S. Holder has made a mark-to-market election in respect of the Company.

Whether the Company is or may be a PFIC is a complex determination based on all of the relevant facts and circumstances, including the classification of various assets and income under the PFIC rules. While the Company does not believe it is a PFIC, there can be no assurances that this is the case. Further, this determination must be made annually and our circumstances may change in any given year. If the Company is a PFIC for any year during which a U.S. Holder holds common shares it generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, even if the Company ceases to meet the threshold requirements for PFIC status. A U.S. Holder that owns any shares of a foreign corporation classified as a PFIC is generally required to file Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or a Qualified Electing Fund) in each year that such shares are held. U.S. Holders are urged to consult their tax advisers about the PFIC rules and these filing requirements.

Certain Reporting Obligations

Section 6038D of the Code generally requires U.S. individuals (and possibly certain entities that have U.S. individual owners) to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds $50,000 on the last day of the taxable year (or the aggregate value of which exceeds $75,000 at any time during the taxable year). The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person including the common shares. In general, if the Company were to be treated as a PFIC, a U.S. Holder would not be required to report ownership of its shares in the Company under Section 6038D of the Code if such ownership were reported on Form 8621 described above under “—Passive Foreign Investment Company Status” and that fact is noted on the Form 8938. U.S. Holders should consult their own tax advisers to determine whether they are subject to any Form 8938 filing requirements.

Foreign Account Tax Compliance Act

Under certain circumstances, the Company or its paying agent may be required, pursuant to Sections 1471 through 1474 of the Code and the regulations promulgated thereunder, any agreement entered into pursuant to Section 1472(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law (“FATCA”), to withhold U.S. tax at a rate of 30% on all or a portion of payments of dividends or other corporate distributions which are treated as “foreign pass-thru payments” made on or after January 1, 2017, if such payments are not in compliance with FATCA. The Company believes, and this discussion assumes, that the Company is not a “foreign financial institution” for purposes of FATCA. The rules regarding FATCA and “foreign pass-thru payments,” including the treatment of proceeds from the disposition of common shares, are not completely clear, and further guidance is expected from the IRS that would clarify how FATCA might apply to dividends or other amounts paid on or with respect to common shares.

Medicare Tax on Net Investment Income

Effective for taxable years beginning after December 31, 2012, a 3.8% tax is generally imposed on the net investment income in excess of certain thresholds of certain individuals and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest, dividends (including dividends, if any, paid with respect to the common shares), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of common shares) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. U.S. Holders are advised to consult their own tax advisers regarding additional taxation of net investment income.

U.S. Information Reporting and Backup Withholding

A U.S. Holder is generally subject to information reporting requirements with respect to dividends paid in the United States on common shares and proceeds paid from the sale, exchange, redemption or other disposition of common shares. A U.S. Holder is subject to backup withholding (currently at 28%) on dividends paid in the United States on common shares and proceeds paid from the sale, exchange, redemption or other disposition of our common shares unless the U.S. Holder is a corporation, provides an IRS Form W-9 or otherwise establishes a basis for exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund from the IRS of any excess amount withheld under the backup withholding rules, provided that certain information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisers regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

The foregoing discussion of the material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult with his, her or its own tax adviser regarding U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, holding and disposing of the common shares.

Material Cayman Islands Tax Considerations

There is, at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to the Company will be received free of all Cayman Islands taxes. The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of twenty years from July 15, 2014, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income.

Material Irish Tax Considerations

The following is a general summary of the main Irish tax considerations applicable to certain investors who are the owners of our shares. It is based on existing Irish law and our understanding of the practices of the Irish Revenue Commissioners on the date of this document. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to our shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions of this offering, including the acquisition, ownership and disposition of our shares.

Tax on Chargeable Gains

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland should not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A disposal of our shares by an Irish resident or ordinarily resident shareholder may, depending on the circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or allowable loss for that shareholder. The rate of capital gains tax in Ireland is currently 33%.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Dividend Withholding Tax

Dividend withholding tax, or DWT, (currently at a rate of 20%) will arise in respect of dividends or distributions from an Irish resident company unless an exemption applies. Where DWT does arise in respect of dividends, the company is responsible for deducting DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders are entitled to an exemption from DWT. In particular, dividends to a non-Irish resident shareholder should not be subject to DWT if the shareholder is beneficially entitled to the dividend and is:

(a)	an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

(b)	a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

(c)	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory;”

(d)	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

(e)	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above (but subject to the exception in the paragraph below regarding “U.S. Resident Shareholders”), the shareholder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of shares held through the Depository Trust Company (“DTC”)), and the relevant information is further transmitted to the Company (in the case of shares held through DTC) or to our Transfer Agent (in the case of shares held outside of DTC).

A list of “relevant territories” for the purposes of DWT is set forth below.

• Albania	• Hungary	• Portugal

• Armenia	• Iceland	• Qatar

• Australia	• India	• Romania

• Austria	• Israel	• Russia

• Bahrain	• Italy	• Saudi Arabia

• Belarus	• Japan	• Serbia

• Belgium	• Hong Kong	• Poland

• Bosnia & Herzegovina	• The Republic of Korea	• Singapore

• Botswana	• Kuwait	• Slovak Republic

• Bulgaria	• Latvia	• Slovenia

• Canada	• Lithuania	• South Africa

• Chile	• Luxembourg	• Spain

• China	• Macedonia	• Sweden

• Croatia	• Malaysia	• Switzerland

• Cyprus	• Malta	• Thailand

• Czech Republic	• Mexico	• The Republic of Turkey

• Denmark	• Moldova	• Ukraine

• Egypt	• Montenegro	• United Arab Emirates

• Estonia	• Morocco	• United Kingdom

• Finland	• Netherlands	• United States

• France	• New Zealand	• Uzbekistan

• Georgia	• Norway	• Vietnam

• Germany	• Pakistan	• Zambia

• Greece	• Panama

Prior to paying any dividend, the Company will put in place an agreement with an entity which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC.

U.S. Resident Shareholders

Dividends paid in respect of shares in an Irish resident company that are owned by residents of the United States and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).

Dividends paid in respect of shares in an Irish resident company that are owned by residents of the United States and held outside of DTC will not be subject to DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT declaration form to our Transfer Agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If a U.S resident shareholder receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Residents of “Relevant Territories” other than the United States

Shareholders who are residents of “relevant territories” other than the United States (regardless of when such shareholders acquired their shares) must complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.

Shareholders must provide the appropriate Irish DWT declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our Transfer Agent at least seven business days before such record date (in the case of shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide them to their brokers or our Transfer Agent as soon as possible.

If a shareholder who is resident in a “relevant territory” and entitled to an exemption from our DWT receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Irish Resident Shareholders

Irish tax resident or ordinarily resident shareholders will generally be subject to DWT in respect of dividends or distributions received from an Irish resident company.

Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT declaration form and provide the declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our Transfer Agent at least seven business days before such record date (in the case of shares held outside of DTC).

Irish tax resident or ordinarily resident shareholders who are not entitled to an exemption from DWT and who are subject to Irish tax should consult their own tax adviser.

Other Persons

Shareholders that do not fall within one of the categories mentioned above may fall within other exemptions from DWT.

If a shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder may be able to claim a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Income Tax on Dividends

Non-Irish Resident Shareholders. A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT, generally has no liability to Irish income tax or income charges on a dividend from an Irish resident company unless that shareholder holds the shares through a branch or agency which carries on a trade in Ireland.

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT, generally has no additional liability to Irish income tax or income charges unless that shareholder holds the shares through a branch or agency which carries on a trade in Ireland. The shareholder’s liability to tax is effectively limited to the amount of DWT already deducted by the company.

Irish Resident Shareholders. Irish resident or ordinarily resident individual shareholders may be subject to Irish income tax and income charges such as pay related social insurance (PRSI) and the Universal Social Charge

(USC) on dividends received from us. Such shareholders should consult their own tax adviser. Irish resident corporate shareholders should not be subject to tax on dividends from us on the basis that the dividend is not in respect of preference shares.

Stamp Duty

Irish stamp duty will not be payable on transactions for cash in our common shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Avolon is a Cayman Islands exempted company incorporated with limited liability and is tax resident in Ireland where our corporate headquarters is located. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will—based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given—recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (1) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, or (2) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by Maples and Calder, Irish counsel to the Company, that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby will be passed upon for us by Maples and Calder, Cayman Islands counsel to the Company, Cayman Islands. Weil, Gotshal & Manges LLP, New York, New York, will pass upon certain U.S. legal matters for us. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The statement of financial position of Avolon Holdings Limited as of June 6, 2014 has been included herein in reliance upon the report of KPMG, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Avolon Investments S.à r.l. as of December 31, 2012 and 2013, and for each of the years in the three-year period ended December 31, 2013, have been included herein in reliance upon the report of KPMG, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The section in this prospectus entitled “The Commercial Aircraft Industry” is based upon, and summaries elsewhere in this prospectus of certain information contained in such section are based upon, information either compiled or produced by ICF SH&E, Inc. and are included on reliance upon the authority of that firm as an expert, although ICF SH&E, Inc. has not independently verified the material provided to it by the outside sources referenced in that section.

EXPENSES OF THIS OFFERING

We have agreed to pay the expenses of this offering, other than underwriting discounts and commissions. We estimate that our expenses in connection with this offering will be as follows:

Itemized Expense	Amount (US$)
U.S. Securities and Exchange Commission registration fee	$41,912
FINRA filing fee	54,603
NYSE listing fee	125,000
Printing and engraving	350,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	1,800,000
Miscellaneous	128,485

Total	$5,500,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form F-1 with respect to the common shares offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common shares offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

Following the declaration of effectiveness of the registration statement on Form F-1, of which this prospectus forms a part, we will be required to comply with the informational requirements of the Exchange Act, and, accordingly, will file current reports on Form 6-K, annual reports on Form 20-F and other information with the SEC. Those reports and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Avolon Holdings Limited:

We have audited the accompanying statement of financial position of Avolon Holdings Limited (the “Company”) as of June 6, 2014. This statement of financial position is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of financial position based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial position referred to above presents fairly, in all material respects, the financial position of the Company as of June 6, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG

Chartered Accountants

Dublin, Ireland

June 9, 2014

Avolon Holdings Limited

Balance Sheet

as of June 6, 2014

(In US$)

June 6, 2014
Assets
Cash	$10

Total Assets	$10

Shareholders’ Equity
Common shares, $0.001 par value; 1,000,000,000 shares authorized;10,000 shares issued and outstanding	$10

Total Shareholders’ Equity	$10

The accompanying notes are an integral part of this statement of financial position.

Avolon Holdings Limited

Notes to the Balance Sheet

June 6, 2014

(In US$ thousands except share and per share data)

(1)	Formation and Basis of Preparation

(a)	Organization

Avolon Holdings Limited (the “Company”), was incorporated in the Cayman Islands on June 5, 2014 for the purpose of a proposed initial public offering (“IPO”) of the Company’s common shares. Immediately prior to the closing of the proposed IPO of the Company’s shares, the Company will acquire all of the outstanding shares of Avolon Investment S.à r.l. (“Avolon”) by way of a share for share exchange (the “Combination”). Since the Company has no operations this transaction will be accounted for as the Company succeeding to the business and activities of Avolon. As a result:

(i)	the assets and liabilities of Avolon will be carried over at their respective carrying values;

(ii)	the common stock will be carried over at the nominal value of the shares issued by the Company;

(iii)	additional paid-in capital will represent the difference between the nominal value of the shares issued by the Company and the total of the additional paid-in capital and nominal value of Avolon’s shares cancelled; and

(iv)	the accumulated deficit will represent the aggregate of the accumulated deficit of Avolon and the Company.

(b)	Basis of preparation

This financial statement has been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Company has elected U.S. dollars (“US$”) as its reporting currency.

The Company has omitted the statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows because it has not conducted any material activities other than those incident to its formation and to the matters contemplated by the IPO and the Combination.

(c)	Cash

The Company considers cash and cash equivalents to be cash on hand and highly liquid investments with maturity dates of 90 days or less.

(2)	Shareholders’ Equity

The Company’s issued share capital on June 6, 2014 is US$10 representing 10,000 common shares. Each of these shares have a par value of US$0.001 and were issued at par.

Share capital represents the nominal value of the shares issued. The holders of the common shares are entitled to receive dividends as declared from time to time. Each holder of the common shares will have the same voting rights in the amount they hold.

In connection with its formation, the Company issued 10,000 common shares for US$0.001 to various investors. These investors included vehicles beneficially owned by management and certain other employees of Avolon and State Street Trustees (Jersey) Limited (the “Trustee”), as trustee for the beneficiaries under a trust instrument between the trustee and Avolon Aerospace Limited. Accordingly, upon the share for share exchange described above, the Company will recognise a one-time share based

Avolon Holdings Limited

Notes to the Balance Sheet

June 6, 2014

(In US$ thousands except share and per share data)

(2)	Shareholders’ Equity (continued)

compensation expense in respect of these founder shares. The charge will be determined as the difference between the amounts initially subscribed and the IPO price. Other than in connection with the receipt and deposit of its initial capital and the authorization to effect and enter into a potential initial public offering of its common shares, the Company has not undertaken any operating activities.

(3)	Organizational Costs

Organizational costs will be borne by Avolon.

(4)	Related party note

The common shares of the Company were issued to vehicles beneficially owned by management and certain other employees of Avolon and the Trustee. Accordingly as described in the formation and basis of preparation note, upon the share for share exchange described above, the Company will recognise a stock based compensation charge for the difference between the fair value of the Company’s shares, which will be determined by reference to the IPO price, and the consideration paid by the management investment vehicles and the Trustee for the shares in the Company.

The directors of the Company hold senior management roles in Avolon.

At June 6, 2014 the Company has not entered into any other related party transactions.

(5)	Subsequent Events

The Company has evaluated subsequent events through June 9, 2014, the date at which this financial statement was available to be issued. There were no other subsequent events that required adjustment to or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Avolon Investments S.à r.l.:

We have audited the accompanying consolidated balance sheets of Avolon Investments S.à r.l. and its subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of comprehensive income (operations), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December, 31 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avolon Investments S.à r.l. and its subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

Chartered Accountants

Dublin, Ireland

June 9, 2014

Avolon Investments S.à r.l.

Consolidated Balance Sheets

December 31, 2012 and 2013

(In US$ thousands except share and per share data)

	2012	2013
Assets
Cash and cash equivalents	53,844	177,924
Restricted cash	182,233	256,426
Accounts receivable	5,805	6,763
Assets held for sale	39,092	127,227
Flight equipment, net	3,536,899	4,133,185
Derivative financial assets	8,010	20,011
Deposits on flight equipment	211,844	206,781
Deferred issuance costs, net	59,126	85,050
Deferred income taxes	16,885	19,431
Investment in unconsolidated equity investees	—	5,917
Loan receivables	9,352	10,338
Other assets	1,973	21,425

Total Assets (including US$4,123,404 as of December 31, 2012 and US$5,047,967 as of December 31, 2013, representing collateral of VIE entities)	4,125,063	5,070,478

Liabilities, Temporary Equity and Shareholders’ Equity
Accounts payable	508	1,748
Accrued expenses and other liabilities	19,375	26,421
Income tax payable	203	303
Deferred revenue	17,479	27,472
Liabilities related to assets held for sale	638	—
Accrued maintenance liabilities	100,404	126,549
Lease deposits liability	29,698	44,943
Debt financing (including debt financing of VIEs of US$1,690,228 as of December 31, 2012, US$1,839,781 as of December 31, 2013, that do not have recourse to the general credit of the Company)	2,573,104	3,442,749
Capital lease obligations	231,676	94,043
Deferred income taxes	5,360	12,131
Derivative financial liabilities	—	368

Total Liabilities	2,978,445	3,776,727

Commitments and contingencies (Note 19)

Temporary Equity
Class A Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 673,531 shares; Issued and outstanding: 673,531 shares at December 31, 2012 and December 31, 2013	580	2,536
Class B Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 11,400,234 shares; Issued and outstanding: 11,058,964 and 11,400,234 shares at December 31, 2012 and December 31, 2013, respectively	1,142,850	1,281,937
Class C Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 50,766,000 shares; Issued and outstanding: 50,766 and 50,766 shares at December 31, 2012 and December 31, 2013, respectively	130	580

Shareholders’ Equity
Legal reserve	3,058	8,698
Retained earnings	—	—

Total Shareholders’ Equity	3,058	8,698

Total Liabilities, Temporary Equity and Shareholders’ Equity	4,125,063	5,070,478

The accompanying notes are an integral part of these consolidated financial statements.

Avolon Investments S.à r.l.

Consolidated Statements of Comprehensive Income

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except per share data)

	2011	2012	2013
Revenues
Lease revenue	133,586	312,744	415,006
Management fee revenue	315	691	2,468
Net gain on disposal of flight equipment	—	11,267	31,051
Interest income	373	1,195	1,248

Total revenues	134,274	325,897	449,773

Expenses
Depreciation	(46,615)	(110,957)	(145,615)
Interest expense	(72,164)	(125,325)	(154,360)
Selling, general and administrative costs	(25,530)	(29,816)	(36,748)

Total expenses	(144,309)	(266,098)	(336,723)

(Loss)/income before income tax and interest in earnings/(loss) from unconsolidated equity investees	(10,035)	59,799	113,050

Income tax benefit/(expense)	5,659	1,362	(204)

Earnings/(loss) from unconsolidated equity investees, net of tax	1,395	—	(46)

Net (loss)/income and total comprehensive (loss)/income	(2,981)	61,161	112,800

Net (loss)/income per share of:
Class A:
Basic	(0.01)	36.56	40.40
Diluted	(0.01)	12.06	21.42
Class B:
Basic	(0.50)	6.19	9.69
Diluted	(0.50)	6.19	9.69
Class C:
Basic	(0.40)	5.27	9.36
Diluted	(0.40)	5.27	9.36

The accompanying notes are an integral part of these consolidated financial statements.

Avolon Investments S.à r.l.

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands)

	Retained (deficit) / earnings	Legal reserve	Total
Balance at December 31, 2010	(25,668)	—	(25,668)
Net (loss) and total comprehensive (loss)	(2,981)	—	(2,981)

Balance at December 31, 2011	(28,649)	—	(28,649)

Net income and total comprehensive income	61,161	—	61,161
Accretion of income to Class A, Class B and Class C shares	(29,454)	—	(29,454)
Transfer to legal reserve	(3,058)	3,058	—

Balance at December 31, 2012	—	3,058	3,058

Net income and total comprehensive income	112,800	—	112,800
Accretion of income to Class A, Class B and Class C shares	(107,160)	—	(107,160)
Transfer to legal reserve	(5,640)	5,640	—

Balance at December 31, 2013	—	8,698	8,698

The accompanying notes are an integral part of these consolidated financial statements.

Avolon Investments S.à r.l.

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands)

	2011(1)	2012(1)	2013(1)
Cash flows provided by operating activities
Net (loss)/income	(2,981)	61,161	112,800
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	46,615	110,957	145,615
Gain on disposal of flight equipment	—	(11,267)	(31,051)
Amortisation of debt issuance costs	9,444	9,457	18,766
Deferred income tax provision	(5,920)	(1,663)	(101)
Loss/(earnings) from unconsolidated equity investees	(1,395)	—	46
Unrealised (gain)/loss on derivatives	3,959	2,199	(6,390)
Changes in operating assets and liabilities:
Increase in accounts receivables	(1,193)	(3,010)	(957)
(Increase)/decrease in other assets	(5,961)	(3,245)	(16,114)
Decrease in deferred revenue	6,725	7,906	9,993
Decrease in accounts payable, accrued expenses and other liabilities	16,677	6,699	10,227

Net cash provided by operating activities	65,970	179,194	242,834

Cash flows from investing activities
Acquisition of flight equipment	(1,521,879)	(1,549,875)	(1,281,110)
Deposits for flight equipment purchases	(90,790)	(147,668)	(108,006)
Proceeds from disposal of flight equipment	—	166,180	595,194
Investment in unconsolidated equity investees	(32,042)	—	(5,963)

Net cash used in investing activities	(1,644,711)	(1,531,363)	(799,885)

Cash flows from financing activities
Issuance of ordinary shares	326,103	380,091	34,335
Issuance of debt	1,617,407	1,309,114	2,208,965
Repayment of debt	(270,197)	(318,783)	(1,477,199)
Debt issuance costs paid	(23,855)	(38,028)	(46,287)
Increase in restricted cash	(61,845)	(97,369)	(74,193)
Net acquisition of interest rate caps	(7,885)	(3,261)	(5,243)
Maintenance payments received	30,078	70,474	51,012
Maintenance payments returned	—	(3,691)	(24,866)
Security deposits received	20,037	5,146	22,689
Security deposits returned	(1,478)	(2,796)	(8,082)

Net cash provided by financing activities	1,628,365	1,300,897	681,131
Net increase/(decrease) in cash and cash equivalents	49,624	(51,272)	124,080
Cash at beginning of period	55,492	105,116	53,844

Cash at end of period	105,116	53,844	177,924

Supplemental cash flow information:
Cash paid for interest including amounts capitalized of $1,809, $1,966, and $1,170 for the years ended 2011, 2012, and 2013, respectively	(54,851)	(115,786)	(148,333)
Cash paid for income taxes	—	(247)	(304)

Supplemental disclosures of non-cash investing and financing activities:
Security deposits, maintenance liabilities and other liabilities settled on sale of flight equipment	—	6,713	17,716

Acquisition of flight equipment through capital lease	236,976	96,449	—

Issuance of capital lease obligation for acquisition of flight equipment	178,309	80,340	—

Advance lease rentals, security deposits and maintenance reserves assumed in asset acquisitions	13,558	3,097	3,788

Accretion of income to Class A, Class B and Class C shares	—	29,454	107,160

(1)	A correction in classification has been made to prior and current years Consolidated Statements of Cash Flows to reflect the correction as noted in Note 1(e).

The accompanying notes are an integral part of these consolidated financial statements.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies

(a)	Organization

Avolon Investments S.à r.l. (the “Company”) is a leading global aircraft leasing company focused in acquiring, managing commercial aircraft. The Company was incorporated on 6 May 2010 and domiciled in Luxembourg. These consolidated financial statements comprise the Company and its subsidiaries and the Company’s investment in unconsolidated equity investees. The Company is primarily involved in leasing and selling commercial jet aircraft to various airlines and lessees and acting as servicer for third party aircraft owners.

On May 9, 2014 the Company’s board of directors approved certain corporate governance changes necessary to allow the Company to proceed with an initial public offering (“IPO”). Prior to the completion of the potential IPO, the Company will undergo a corporate reorganization whereby the Class A, Class B and Class C shares will be exchanged by the current shareholders for the ordinary shares of Avolon Holding Limited, a Cayman Islands exempted company with limited liability (“Avolon Holdings”). Avolon Holdings, formed on June 5, 2014, was established to serve as the parent company of the Company following the corporate reorganization, and will succeed the Company for financial reporting purposes.

(b)	Basis of preparation

These financial statements present the results and financial position of the Company as the predecessor of Avolon Holdings Limited. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company consolidates all companies in which the Company has direct or indirect legal or effective control and all variable interest entities (“VIE”) for which the Company is deemed the primary beneficiary and has control under Accounting Standards Codification (“ASC”) 810. All intercompany balances and transactions with consolidated subsidiaries have been eliminated. The results of consolidated entities are included from the effective date of control or, in the case of variable interest entities, from the date that the Company is or becomes the primary beneficiary. The results of subsidiaries sold or otherwise deconsolidated are excluded from the date that the Company ceases to control the subsidiary or, in the case of variable interest entities, when the Company ceases to be the primary beneficiary.

(c)	Accounting standards issued but not yet adopted

In July 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. Accounting Standards Update (“ASU”) 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The new standard is to be applied prospectively but retrospective application is permitted. The Company will adopt the provisions of ASU 2013-11 as of January 1, 2014 and does not expect the adoption of the standard to have a material effect on its consolidated financial condition, result of operations or cash flows.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(d)	Variable interest entities

The Company consolidates VIEs for which it has determined that it is the primary beneficiary. The Company uses judgment when deciding (a) whether an entity is subject to consolidation as a VIE, (b) who the variable interest holders are, (c) the potential expected losses and residual returns of the variable interest holders, and (d) which variable interest holder is the primary beneficiary.

When determining which enterprise is the primary beneficiary, the Company considers (1) the entity’s purpose and design, (2) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (3) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

(e)	Correction

Restricted cash – The Consolidated Statement of Cash Flows for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 include a correction in the classification of ‘Increase in restricted cash’ from investing to financing activities. The ‘as reported’ and ‘as corrected’ amounts are set out below:

		As reported	As corrected
Net cash used in investing activities	2011	(1,706,556)	(1,644,711)
	2012	(1,628,734)	(1,531,365)
	2013	(874,078)	(799,885)
Net cash provided by financing activities	2011	1,690,210	1,628,365
	2012	1,398,216	1,300,847
	2013	755,324	681,131

There were no changes to Net Income or Total Equity as a result of this correction in classification in the respective periods.

(f)	Functional and presentation currency

The consolidated financial statements are presented in United States Dollars (“US$”), which is the Company’s functional currency and that of each of its subsidiaries. All financial information presented in US$ has been rounded to the nearest thousand, except when otherwise indicated. Zero balances are represented with a “-”. Management believe that US$ most faithfully represents the economic effects of the underlying transactions, events and conditions.

Transactions in foreign currencies are translated to US$ at exchange rates at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated into US$ at the rates of exchange prevailing at the balance sheet date with differences arising recognised as profit or loss in the consolidated income statement.

(g)	Flight equipment

Flight equipment is stated at cost less accumulated depreciation. Costs incurred in the acquisition of flight equipment are included in the cost of the flight equipment. The Company generally depreciates flight equipment on a straight-line basis over a 25 year life from the date of manufacture to a 15% salvage value. Initial direct costs incurred as part of the acquisition of flight equipment, such as costs associated

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(g)	Flight equipment (continued)

with identifying, negotiating and delivering aircraft to the Company’s lessees, which are specific to each aircraft, are capitalised at cost. In general, the initial direct costs incurred are external legal fees relating to aircraft deliveries. Salvage values are determined based on estimated values at the end of the useful lives of the flight equipment assets, which are supported by historical data and experience within the industry. Changes in the assumption of useful lives or salvage values for flight equipment could have a significant impact on the Company’s results of operations and financial condition. At the time flight equipment are retired or sold, the cost, accumulated depreciation and other related balances are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss in the consolidated income statement. We apply ASC 360 which addresses financial accounting and reporting for the impairment of long lived assets and requires that all long lived assets be evaluated for impairment where circumstances indicate that the carrying amount of such assets may not be recoverable.

Management evaluates recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination, decrease in appraiser values, significant air traffic decline, the introduction of newer technology flight equipment or engines, a flight equipment type is no longer in production or a significant airworthiness directive is issued. The Company groups its assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. In relation to flight equipment, the impairment assessment is performed on each individual flight equipment.

Recoverability of a flight equipment’s carrying amount is measured by comparing the carrying amount of the flight equipment to future undiscounted cash flows expected to be generated by the flight equipment. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates and estimated residual or scrap values for each flight equipment. The Company develops assumptions used in the recoverability analysis based on knowledge of active experience in the flight equipment leasing market and aviation industry, as well as information received from third-party industry sources. The factors considered in estimating the undiscounted cash flows are affected by changes in future periods due to changes in contracted lease rates, economic conditions, technology and demand for a particular flight equipment type. In the event that carrying value of the flight equipment exceeds the undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying value exceeds its estimated fair value. This becomes its new cost basis and is depreciated over its remaining useful life.

Where aircraft are purchased from other lessors, the Company separately recognizes on the consolidated balance sheet liabilities assumed for any advanced lease rentals, security deposits and maintenance reserves.

(h)	Rental of flight equipment

The Company leases flight equipment principally under operating leases and reports rental income ratably over the life of each lease. At lease inception the Company reviews all necessary criteria under ASC 840-10-25 to determine proper lease classification including the criteria set forth in ASC 840-10-25-14. The Company’s lease contracts normally include default covenants, and the effect of a default by a lessee is generally to oblige the lessee to pay damages to the lessor to put the lessor in the position

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(h)	Rental of flight equipment (continued)

one would have been had the lessee performed under the lease in full. There are no additional payments required which would increase the minimum lease payments under ASC 840-10-25-1.

Lease agreements for which base rent is based on floating interest rates are included in minimum lease payments based on the floating interest rate existing at the inception of the lease; any increases or decreases in lease payments that result from subsequent changes in the floating interest rate are contingent rentals and are recorded as increases or decreases in lease revenue in the period of the interest rate change.

Rentals received, but unearned, under the lease agreements are recorded in deferred revenue on the consolidated balance sheets until earned. In addition, if collection is not reasonably assured, the Company does not recognise rental income for amounts due under the Company’s lease contracts and recognises revenue for such lessees on a cash basis. In all contracts, the lessee is required to re-deliver the flight equipment in a particular maintenance condition, with reference to major life-limited components of the flight equipment.

To the extent that such components are redelivered in a condition different to that outlined in the contract, there is normally an end-of-lease compensation adjustment for the difference at re-delivery. Amounts received as part of these re-delivery adjustments are recorded as lease rental income at lease termination.

(i)	Interest income and interest expense

Interest income comprises interest earned on funds invested.

Interest expense comprises interest expense on borrowings as well as changes in the fair values of derivative instruments, and amortization of debt issuance costs.

(j)	Cash and cash equivalents

The Company considers cash and cash equivalents to be cash on hand and highly liquid investments with maturity dates of 90 days or less.

(k)	Restricted cash

Restricted cash comprises cash held by the Company but which is ring-fenced or used as security for specific financing arrangements, and to which the Company does not have unfettered access. All restricted cash is held in cash deposits by major financial institutions in segregated accounts or constitutes short-term overnight AAA-rated money market products predominantly issued by the U.S. Government.

(l)	Accounts receivable

Accounts receivable represent unpaid lease obligations of lessees under lease contracts, and other receivables. The Company’s trade receivables are secured by security deposits or letters of credit which the Company holds on behalf of customers. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, Management considers current market conditions and its customers’ financial condition, the

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(l)	Accounts receivable (continued)

amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts quarterly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(m)	Derivative financial instruments

The Company enters into derivative contracts to manage its exposure to interest rate risk. Interest rate swaps and caps are used to minimise exposures to interest rate movement on underlying debt obligations of the Company.

Derivative instruments are recognised as assets or liabilities on the consolidated balance sheet at fair value with gains and losses from changes in fair values being recorded as a component of Interest expense in the consolidated income statements. As of December 31, 2012 and 2013, and for the years ended December 31, 2011, 2012 and 2013, the Company did not apply hedge accounting to any of its derivative instruments.

(n)	Capitalised interest

The Company may borrow funds to finance deposits on new flight equipment purchases. The Company capitalises interest expense on such borrowings at the actual borrowing rate. The capitalised amount allocated to the equity portion of the deposits on flight equipment is calculated based on the weighted average of the rates applicable to all borrowings of the Company and is recorded as an increase to the cost of the flight equipment or on deposits on flight equipment.

(o)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognises the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realised. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The assumptions made in forecasting future income require significant judgment, and if forecasts change or the level of future

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(o)	Income taxes (continued)

income differs from the forecasts, this may significantly impact the income tax expense in future periods.

(p)	Deferred issuance costs

The Company incurs debt issue costs in connection with debt financings. Those costs are deferred and amortised over the life of the specific financing using the effective interest method and charged to interest expense. If the Company issues debt at a discount or premium, the Company amortises the amount of discount or premium over the life of the debt using the effective interest method, the discount or premium and is offset against the carrying value of the debt. The Company also incurs costs in connection with equity raisings. Such costs are deferred until the equity raising is completed and either netted against the equity raising or expensed if the equity raising is abandoned.

(q)	Flight equipment maintenance

In all of the Company’s flight equipment leases, the lessees are responsible for maintenance and repairs of the Company’s flight equipment and related expenses during the term of the lease. In many operating lease and capital lease contracts, the lessee has the obligation to make a periodic payment of supplemental maintenance rent which is calculated with reference to the utilization of airframes, engines and other major life-limited components during the lease. The Company records as revenue all maintenance rent receipts not expected to be repaid to lessees. The Company estimates the total amount of maintenance reimbursements for the entire lease and only records revenue after the Company has received enough maintenance rent under a particular lease to cover the estimated total amount of revenue reimbursements. In these leases, upon lessee presentation of invoices evidencing the completion of qualifying maintenance on the flight equipment, the Company makes a payment to the lessee to compensate for the cost of the maintenance, up to the maximum of the supplemental maintenance rental payments made with respect to the lease contract.

In most lease contracts not requiring the payment of supplemental rents, the lessee is required to re-deliver the flight equipment in a similar maintenance condition (normal wear and tear excepted) as when accepted under the lease, with reference to major life-limited components of the flight equipment. To the extent that such components are redelivered in a different condition than at acceptance, there is an end-of-lease compensation adjustment for the difference at redelivery. The Company recognizes receipts of end-of-lease compensation adjustments as lease revenue when received and payments of end-of-lease adjustments as leasing expenses when the Company is obligated to make an end-of-lease payment and can reasonably estimate the amount of such payment.

In addition, the Company may be obligated to make additional payments to the lessee for maintenance related expenses (lessor maintenance contributions or top-ups) primarily related to usage of major life-limited components occurring prior to entering into the lease.

The Company capitalises lessor contributions as lease incentives, amounts paid by it to lessees or other parties in connection with the lease transactions. These amounts include the actual maintenance reimbursement the Company pays in excess of overhaul rentals. The Company amortises the lease incentives as a reduction of lease revenue.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(q)	Flight equipment maintenance (continued)

For all lease contracts, any amounts of accrued maintenance liability existing at the end of a lease are released and recognized as lease revenue at lease termination. When flight equipment is sold, the portion of the accrued maintenance liability which is not specifically assigned to the buyer is released from the balance sheet and recognized as part of the net gain on disposal of flight equipment.

(r)	Assets held for sale

Flight equipment are classified as held for sale when the Company commits to and commences a plan of sale that is reasonably expected to be completed within one year. Flight equipment held for sale are stated at the lesser of carrying value or fair value less estimated cost to sell.

Flight equipment held for sale are not depreciated. Subsequent changes to the asset’s fair value, either increases or decreases, are recorded as adjustments to the carrying value of the flight equipment. However, any such adjustment will not exceed the original carrying value of the flight equipment held for sale.

(s)	Net gain on disposal of flight equipment

Flight equipment sales are recognized when the purchase price is received, at which point legal title is transferred and substantially all of the risks and rewards of ownership have passed to the new owner. Retained lessee obligations, if any, are excluded from the calculation of net gain on disposal of flight equipment at the time of the sale. Retained lease obligations could include maintenance claims received from the lessee which are not processed at the time of disposal. The Company does not retain any lessee obligations following the disposal of flight equipment. Net gain on disposal of flight equipment is calculated as sale proceeds and the release of security deposit liability and accrued maintenance liability, less the sum of (i) depreciated net book value of the aircraft at the time of disposal, (ii) any liabilities assumed on the cost of disposal and (iii) cash deposits held by the Company in respect of any accrued maintenance liability and security deposits transferred on disposal. The portion of the accrued maintenance liability which is not specifically assigned to the buyer is released from the balance sheet and recognized as part of the net gain on disposal of flight equipment.

(t)	Share capital

Each share class is considered to be currently redeemable through the ability of the Class B holders to compel the Company to repurchase and cancel their Class B shares from their representation on the Board of Directors. The Class A and Class C shares have drag along rights, being redeemable pursuant to the redemption of the Class B shares. However, each share class is not considered mandatorily redeemable and accordingly are classified as temporary equity pursuant to ASC 480-10-S99-3A. The Company has recorded each share class initially at fair value. Each share class are considered to be currently redeemable and are adjusted to their maximum redemption amount at each balance sheet date. The adjustment is recorded in retained earnings or additional paid-in-capital. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from temporary equity.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(u)	Share based compensation

The Company recognises compensation cost relating to share-based payment transactions with employees in the financial statements based on the estimated grant date fair value of the awards that are probable of vesting. The Company uses the straight line method of accounting for compensation cost on share-based payment awards that contain time vesting provisions.

(v)	Earnings per share

As the Company has three classes of shares that are classified as temporary equity to which earnings are accreted on a quarterly basis, net (loss)/income per share (EPS) is calculated using the two-class method, which requires the allocation of (loss)/income to each class of common stock. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock using the treasury stock method.

(w)	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. While the Company believes that the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

The most significant estimates are those in relation to the residual value of flight equipment, the impairment of flight equipment, the proportion of supplemental maintenance rent that will not be reimbursed and the valuation allowance recognized against deferred tax assets.

(x)	Investments in unconsolidated equity investees

Investments in which the Company is deemed to exert significant influence, but not control, are accounted for using the equity method of accounting. Under the equity method of accounting, the Company’s share of earnings or (losses) from equity method investments is included in the consolidated income statement. The carrying amounts of equity method investments are reflected in “Investment in unconsolidated equity investees” in the consolidated balance sheet.

(y)	Employee benefits

Obligations for contributions to defined contribution pension plans are recognised as an expense in general and administrative costs when they are due.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(1)	Summary of Significant Accounting Policies (continued)

(z)	Fair value measurements

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

In some cases, the inputs used to measure fair value can fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Transfers between levels of the fair value hierarchy are recognized at the beginning of the reporting period.

Cash and cash equivalents

The carrying amount approximates to fair value due to the short-term nature of these instruments.

Derivatives

Interest rate swaps and caps held by the Company are measured at fair value. Fair value is determined by using contractual cash flows and observable inputs comprising (as applicable) yield curves, foreign currency rates and credit spreads. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Company itself and counterparty as required.

(2)	Accounts receivable

	2012	2013
Trade receivables	5,342	4,730
Other receivables	463	2,033

Total accounts receivable	5,805	6,763

As of December 31, 2013 the Company did not have any trade receivables recorded in relation to lessee defaults. Furthermore the Company did not have any provisions for doubtful accounts as of December 31, 2012 and 2013.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(3)	Flight equipment – aircraft

Flight equipment and related accumulated depreciation are as follows:

	2012	2013
Flight equipment – aircraft	3,692,372	4,400,089
Less accumulated depreciation	(155,473)	(266,904)

Total flight equipment, net	3,536,899	4,133,185

At December 31, 2013 the Company owned 99 aircraft (2012: 87 aircraft) including assets held for sale. During the year ended December 31, 2013, the Company sold 13 aircraft (2012: 4 aircraft; 2011: Nil aircraft) including 1 aircraft which was held for sale as at December 31, 2012, while 1 aircraft suffered a total loss during the year (2012: Nil; 2011: Nil). This aircraft’s carrying value has been fully disposed of as at December 31, 2013. In addition the Company purchased 26 aircraft (2012: 38 aircraft).

At December 31, 2013, the Company had 2 aircraft (2012: 4 aircraft) held under capital lease. The carrying value of these aircraft at December 31, 2013 was US$143.4m (December 31, 2012: US$317.4m). The accumulated depreciation relating to the aircraft held under capital lease at December 31, 2013 was US$15m (December 31, 2012: US$16.7). The depreciation charge for the year ended December 31, 2013 relating to these aircraft was US$5.8m (December 31, 2012: US$11.6m)

At December 31, 2013, the Company had an agreement for the sale of 1 aircraft which met the criteria of ASC 360, Property, Plant and Equipment (“ASC 360”) to be classified as held for sale (2012: 1 aircraft). See Note 5 for details of assets held for sale.

The Company’s obligations under its secured bank loans are secured by charges over, amongst other things, the Company’s aircraft and related assets with a carrying value at December 31, 2013 of US$4.1bn (2012: US$3.5bn).

Flight equipment are assessed for recoverability in accordance with ASC 360, at each reporting date or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. No impairment charge has been required to be recorded in 2013 (2012: US$Nil; 2011: US$Nil).

The Company develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, current and future expectations of the global demand for particular aircraft types and historical experience in the aircraft leasing market and aviation industry, as well as information received from third-party sources. The factors considered in estimating the future cash flows are impacted by changes in contracted lease rates, future projected lease rates, transition costs, estimated downtime, estimated residual values, economic conditions, technology and airline demand for particular aircraft types.

The Company has defined a threshold of 10% for determining whether the undiscounted cash flows substantially exceed the carrying value of the aircraft. All of the aircraft held by the Company exceeded this 10% threshold on December 31, 2013. The aggregate carrying value of the aircraft on December 31, 2013 amounted to $4.1bn.

(4)	Investments in unconsolidated equity investees

During the year, the Company entered into an arrangement with Wells Fargo & Company and subsequently Avolon Capital Partners Limited (“ACP”) was formed in which the Company holds a 25% shareholding. ACP is principally engaged in leasing commercial jet aircraft and was incorporated in the Cayman Islands

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(4)	Investments in unconsolidated equity investees (continued)

on December 19, 2012. The Company has determined that it has significant influence over ACP as the Company acts as administrative agent and also has representation on the Board of Directors. All significant transactions require unanimous approval from the Board of Directors. The share of losses and profits from unconsolidated equity investees relates to the Company’s share of losses and profits from its investment in ACP during 2013 (2011: US$Nil; 2012: US$Nil) and its investment in Aercap Partners 3 Holding Limited (“AP3”) during 2011 (2011: US$1.4m; 2012: US$Nil; 2013: US$Nil). During 2011 the Company held a 50% interest in AP3 which operates in the aircraft leasing industry in Ireland, whereby three aircraft were acquired and leased out to a single airline. The remaining interest in flight equipment was acquired by the Company in 2011 from which point AP3 has been consolidated.

Investments consist of the following at December 31:

	2012	2013
25% equity investment in unconsolidated equity investee (Avolon Capital Partners)	—	5,963
Earnings, net of tax	—	(46)

Investment in unconsolidated equity investees	—	5,917

(5)	Assets held for sale

	2012	2013
Flight equipment – aircraft	39,092	127,227

	39,092	127,227

Liabilities classified as held for sale

	2012	2013
Lessee security deposits – on aircraft held for sale	638	—

	638	—

The Company had one aircraft with a carrying value of US$127.2m classified as held for sale at December 31, 2013 (December 31, 2012: one aircraft with a carrying value of US$39m). The sale of this aircraft is expected to be completed within the next twelve months. The aircraft held for sale at December 31, 2012 was sold in 2013.

Assets held for sale are measured at the lower of carrying amount and fair value less cost to sell. As the fair value less costs to sell exceeded the carrying value at each measurement date, there was no adjustment recognized in any period.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(6)	Deposits for flight equipment purchases

	2012	2013
Balance at beginning of year	132,566	211,844
Increase in purchase deposits	141,300	98,852
Capitalized interest	5,797	7,055
Capitalized expenses	571	2,099
Deposits applied against the purchase of flight equipment	(68,390)	(113,069)

Balance at end of the year	211,844	206,781

It is the Company’s policy to capitalise specific flight equipment acquisition related interest costs and to depreciate these costs in line with the respective flight equipment over its useful life.

(7)	Other assets

	2012	2013
Deferred lease incentive, net of amortisation	—	13,688
Other property, plant and equipment, net of depreciation of US$0.4m (2012: US$0.3m)	1,118	1,040
Deposits paid	—	500
Prepayments	855	1,872
Deferred tax charge	—	4,325

	1,973	21,425

(8)	Lease deposits liability

At December 31, 2013, lessee security deposits amounted to US$44.9m (2012: US$29.7m). This related to cash security received of US$42.5m (2012: US$26.9m) with respect to 49 aircraft currently on lease (2012: 46) and US$2.4m (2012: US$2.8m) which was received from lessees who have signed a letter of intent with the Company. Lessee security deposits are generally refundable at the end of the contract lease period after all lease obligations have been met by the lessee.

Furthermore, the Company holds security on lease obligations for other aircraft in the form of letters of credit in the amount of US$116.7m as of December 31, 2013 (2012: US$74.8m).

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(9)	Debt financing and capital lease obligation

The Company’s debt obligations are summarized below:

Type of Debt	2012	2013	Average Nominal Interest Rate as of December 31, 2013	Undrawn debt facilities	Maturity
Non-recourse term facilities	1,690,228	1,211,796	4.53%	—	2014-2025
Full recourse term facilities	274,440	802,853	4.74%	319,400	2014-2025
Securitisation	—	627,985	4.89%	—	2020
ECA and EXIM backed facilities	445,286	594,606	2.85%	—	2014-2025
Warehouse facility	88,125	121,574	3.42%	306,926	2017
Lines of credit	64,967	71,853	2.85%	196,175	2014-2016
Loan interest accrued but not paid	10,058	12,082	NA	—	NA

	2,573,104	3,442,749		822,501

Capital lease obligation
Capital lease	231,103	93,651	4.07%	—	2014-2021
Capital lease interest accrued but not paid	573	392	NA	—	NA

	231,676	94,043		—

Balance at December 31	2,804,780	3,536,792		822,501

Secured bank loans (repayable by instalment)	2012	2013
Opening balance at January 1,	1,641,332	2,573,104
Principal advanced	1,228,774	2,208,965
Discount on securitisation	—	(1,597)
Accrued and unpaid interest	1,338	2,023
Principal repaid	(298,340)	(1,339,746)

Closing balance at December 31	2,573,104	3,442,749

Capital lease obligation (repayable by instalment)	2012	2013
Opening balance at January 1,	171,695	231,676
Principal advanced	80,340	—
Accrued and unpaid interest	84	(180)
Principal repaid	(20,443)	(137,453)

Closing balance at December 31	231,676	94,043

Total loans and borrowings	2,804,780	3,536,792

Non-Recourse Term Facilities

As of December 31, 2013, 37 aircraft (December 31, 2012: 57) were financed by 15 commercial banks (December 31, 2012: 17), on a non-recourse basis. Each of these loans contains provisions that require the

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(9)	Debt financing and capital lease obligation (continued)

payment of principal and interest throughout the terms of the loans. The interest rates on the loans are based on fixed rates of between 3.87% and 5.97% and 3 or 6 month LIBOR plus margins ranging from 2.83% to 4.40% on the floating loans.

Securitisation

In October 2013, the Company issued through Emerald Aviation Finance Limited US$636.2m of Fixed Rate Asset Backed Notes (the “Notes”) which was comprised of US$546m of Class A-1 Notes which carry a fixed coupon rate of 4.65% and US$90.2m of Class B-1 Notes which carry a fixed coupon of 6.35%. Class A-1 Notes rank higher than Class B-1 Notes in order of priority of payment. The Notes are listed on the Global Exchange Market of the Irish Stock Exchange. The Notes amortise on a monthly basis, with a margin step-up beginning in 2020. At December 31, 2013, a total of 20 aircraft were being financed with the proceeds from these Notes.

Lines of Credit

As of December 31, 2013, the Company had in place 3 Pre-delivery Payment (PDP) facilities (December 31, 2012: 2). The total commitment value of these facilities is US$136.5m (December 31, 2012: US$92m), of which US$72m (2012: US$65m) is currently drawn. These facilities are used in funding pre-delivery payments for aircraft the Company has ordered and are secured by security assignments of the buyer’s right under the related purchase agreements to purchase the aircraft which are subject to the financing. Tranches of the PDP facilities bear interest at floating rates based on 3 month LIBOR plus margins ranging from 2% to 3.5%. As of December 31, 2013, the Company’s current PDP facilities have been utilised to finance payments relating to 11 aircraft (December 31, 2012: 11). In addition, the Company has two undrawn unsecured facilities, with an aggregate commitment of US$150m with an availability period until 2016.

Full Recourse Term Facilities

As of December 31, 2013, 23 aircraft (December 31, 2012: 13 aircraft) were financed by 17 lenders (December 31, 2012: 5) on a full recourse basis. All of the loans contain provisions that require the payment of principal and interest throughout the terms of the loans. The interest rates on the loans are based on fixed rates of between 3.61% and 5.72% and 1, 3 or 6 month LIBOR plus margins ranging from 2.74% to 4.57% on the floating loans. Additionally, a full recourse subordinated facility bearing a fixed rate of 9.875%, partially finances 12 aircraft.

ECA and EXIM backed facilities

As of December 31, 2013, 15 aircraft (December 31, 2012: 13 aircraft) were being financed with the proceeds of multiple facilities guaranteed by one of the European Export Credit Agencies (“ECA”) and Export-Import Bank of the United States (EXIM), on standard export agency supported financing terms whereby the subject loan is amortised quarterly over the period of 12 years from drawdown with interest accruing at fixed rates between 2.4% and 3.27%. The ECA and EXIM loan documentation contains covenants and events of default customary for export credit agency supported financings.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(9)	Debt financing and capital lease obligation (continued)

The obligations outstanding under the ECA Term Financings are secured by, among other things, a mortgage over the aircraft and a pledge of our ownership interest in our subsidiary company that leases the aircraft to the operator. The ECA Term Financing documents contain a minimum net worth covenant for Avolon Aerospace Leasing Limited and Avolon Investments S.à r.l. and other terms and conditions customary for ECA-supported financings being completed at this time. Avolon Aerospace Leasing Limited, acting as servicer, is required to maintain unrestricted cash plus amounts available under all bank lines of credit. In addition, Avolon Aerospace Leasing Limited, Avolon Aerospace Limited and Avolon Investments S.à r.l. have guaranteed the repayment of the ECA Term Financings.

Warehouse Facility

In May 2010, the Company entered into a US$400m limited recourse, revolving credit facility (the “Warehouse Facility”). The Warehouse Facility was amended in January 2012 reducing the facility size to US$365m and extending the remaining availability period from 5 months to 23 months from the date of amendment. The Warehouse Facility was further amended in May 2013, extending the availability until May 2015, converting the Warehouse Facility to full recourse, while increasing the commitment to US$428.5m. As of December 31, 2013, the Warehouse Facility accrues interest at LIBOR plus 3.25% on drawn balances and 1% on undrawn balances. Borrowings under the Warehouse Facility are secured by collateral including mortgages over the aircraft and pledges of ownership interests in the aircraft. At December 31, 2013, 4 aircraft (December 31, 2012: 4 aircraft) were financed by this facility.

The Warehouse Revolving Credit Facility documents contain a minimum net worth covenant for Avolon Aerospace Leasing Limited. Avolon Aerospace Leasing Limited, acting as servicer, is required to maintain unrestricted cash plus amounts available under all bank lines of credit. In addition Avolon Aerospace Leasing Limited has guaranteed the repayment of the Warehouse Revolving Credit Facility.

Maturities

The anticipated aggregate principal and interest repayments due for its debt financing for each of the fiscal years subsequent to December 31, 2013, are as follows:

	Principal	Interest	Total
2014	298,710	141,985	440,695
2015	276,227	130,235	406,462
2016	537,744	113,083	650,827
2017	419,323	89,589	508,912
2018	343,920	76,011	419,931
Thereafter	1,556,340	149,100	1,705,440

	3,432,264	700,003	4,132,267

At December 31, 2012 and 2013 the Company was in compliance with the covenants in its credit agreements. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(9)	Debt financing and capital lease obligation (continued)

Capital lease obligation

As of December 31, 2013, 2 aircraft (December 31, 2012: 4 aircraft) were financed by way of a capital lease whereby the capital lease obligation is amortised quarterly over the period of 12 years from drawdown with interest accruing at fixed rate of 4.07%. The anticipated aggregate principal and interest repayments due for its capital lease obligations for each of the fiscal years subsequent to December 31, 2013, are as follows:

	Principal	Interest	Total
2014	10,745	3,698	14,443
2015	11,161	3,247	14,408
2016	11,585	2,787	14,372
2017	12,029	2,306	14,335
2018	12,510	1,785	14,295
Thereafter	35,621	2,154	37,775

	93,651	15,977	109,628

(10)	Income taxes

The Company is incorporated and domiciled in Luxembourg, and has significant operations in Ireland. For financial reporting purposes, income before tax includes the following components:

	2011	2012	2013
Luxembourg	36,001	72,166	35,913
Ireland	(49,245)	(15,611)	(4,556)
Hong Kong	3,414	2,665	81,331
Other jurisdictions	(205)	579	362

Income before tax – total	(10,035)	59,799	113,050

The expense/(benefit) for income taxes is comprised of:

	2011	2012	2013
Current tax expense:
Luxembourg	95	90	115
Ireland	0	72	67
Hong Kong	18	16	7
Other jurisdictions	148	123	116

Current tax expense – total	261	301	305
Deferred tax expense:
Luxembourg	—	—	—
Ireland	(5,920)	(1,663)	(106)
Hong Kong	—	—	—
Other jurisdictions	—	—	5

Deferred tax expense – total	(5,920)	(1,663)	(101)

Total income tax expense	(5,659)	(1,362)	204

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(10)	Income taxes (continued)

The reconciliation between the Company’s effective tax rate on income from continuing operations and the Luxembourg statutory tax rate of 29.2% (2012: 28.8%; 2011: 28.8%) is as follows:

	2011	2012	2013
Income before tax	(10,035)	59,799	113,050

Tax at Luxembourg statutory rate	(2,890)	17,222	33,033
Foreign tax rate differential	7,617	2,626	(9,572)
Non deductible expenses	654	299	281
Non taxable income	(11,430)	(21,620)	(23,977)
Prior year adjustments	115	72	(1,773)
Change in valuation allowance	—	—	1,827
Other	275	39	385

Total	(5,659)	(1,362)	204

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2012 and 2013 are as follows:

	2012	2013
Deferred tax assets:
Loss carry forwards	79,286	83,331
Valuation allowance	—	(1,827)

Total deferred tax assets	79,286	81,504

Deferred tax liabilities:
Flight equipment and depreciation	(67,014)	(73,166)
Deposits on flight equipment	(562)	(759)
Accrued maintenance liabilities	(185)	(279)

Total deferred tax liabilities	(67,761)	(74,204)

Net deferred tax assets/(liabilities)	11,525	7,300

When deferred tax assets and deferred tax liabilities relate to the same taxable entity, they are offset and presented as a single amount on the consolidated balance sheet, resulting in the following net balances:

Deferred tax assets	16,885	19,431
Deferred tax liabilities	(5,360)	(12,131)

Net deferred tax assets/(liabilities)	11,525	7,300

When determining the amount of valuation allowance recorded, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Certain Irish entities have a history of losses and have a limited ability to generate future profits, and as a result the carry forward losses of such entities have been offset with a valuation allowance.

For other Irish entities, deferred tax assets are considered more likely than not to be realized, despite the negative evidence of a recent history of losses. Of the US$81.5m of recognized deferred tax assets at

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(10)	Income taxes (continued)

December 31, 2013, US$19.4m is dependent upon future book income of approximately $155m in certain of our Irish entities over an indefinite period of time. The remainder of or deferred tax assets are supported by reversing taxable temporary differences. In making this determination, management considered several pieces of positive evidence, including:

•	Favorable profit projections which are consistent with forecasts used for internal management and planning purposes, and also consistent with forecasts used to support other areas of financial reporting such as impairment analysis;

•	Contractually committed lease agreements which support a future income stream in excess of the costs required to service the lease; and

•	Appreciation of the value of flight equipment in excess of their carrying value

In management’s judgment, this evidence is sufficiently compelling to overcome the negative evidence of the recent history of losses, and no valuation allowance was recorded against deferred tax assets of such Irish entities. The assessment of the recognition of deferred tax assets is highly judgmental, and the amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income are reduced. Adjustments to the valuation allowance could have a material effect on the financial statements of future periods.

At December 31, 2013, the Company had approximately US$666.7m of Irish net operating loss (NOLs) carry forwards (2012: US$553.1m). The Company is allowed to carry-forward its Irish NOLs for an indefinite period to be offset against income of the same trade under current tax rules in Ireland. The Company files income tax returns in Ireland and other foreign jurisdictions. The Company is not under examination in any jurisdiction as of December 31, 2013. The periods from 2010 onwards remain open to examination by all the relevant tax authorities.

The Company has not provided for deferred taxes on the excess of the financial reporting over the tax basis in its investments in foreign subsidiaries. The Company’s most significant operations are in jurisdictions where the temporary difference is expected to reverse tax-free. For other subsidiaries, the investment is considered indefinite – in these jurisdictions the unremitted earnings as of December 31, 2013 is approximately US$0.9m (2012: US$0.6m). The determination of the additional deferred taxes that have not been provided is not practicable.

The Company has not accrued for any uncertain tax positions in any of the reporting periods presented.

(11)	Derivative financial instruments

The Company utilises interest rate swap and cap contracts to economically hedge its variable interest rate exposure on certain of its borrowings. An interest rate swap is an instrument in which two parties agree to exchange interest rate cash flows based on a specified notional amount from a fixed rate to a floating rate or from one floating rate to another. An interest rate cap is an instrument in which the buyer receives a payment at the end of every period in which the indexed interest rate exceeds the agreed strike price. Under the swap transactions the Company makes fixed rate payments and receives floating rate payments to convert the floating rate borrowings to fixed rate obligations to better match the fixed rate cash flows from the leasing of aircraft.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(11)	Derivative financial instruments (continued)

The counterparties to these agreements are highly rated financial institutions. In the event that the counterparties fail to meet the terms of the interest rate swap contracts, the Company’s exposure is limited to the interest rate differential on the notional amount at each settlement period over the life of the agreements.

Gains/(losses) from changes in fair values on derivatives are recognized in the consolidated income statements as a component of interest expense. These amounts are shown in the table below for the years ended December 31, 2012 and 2013.

	2012	2013
Interest Rate Contracts:
Unrealised gain/(loss) on derivatives	(2,199)	6,390
Realised gain/(loss) on derivatives	(975)	1,847

The table below shows the notional amounts of the Company’s outstanding derivative instruments and credit risk amounts associated with outstanding or unsettled derivative instruments as of December 31, 2012 and 2013. These amounts are considered indicative of the Company’s derivative transaction volume during each of the respective years presented.

	2012	2013
Interest Rate Contracts:
Interest Rate Swaps	29,831	27,793
Interest Rate Caps	118,153	394,108

(12)	Offsetting disclosure

In connection with its derivative activities, the Company enters into master netting agreements and collateral agreements with its counterparties. These agreements provide the Company with the right, in the event of a default by the counterparty (such as bankruptcy or a failure to pay or perform), to net a counterparty’s rights and obligations under the agreement and to liquidate and set off collateral against any net amount owed by the counterparty. However, in certain circumstances: the Company may not have such an agreement in place; the relevant insolvency regime (which is based on the type of counterparty entity and the jurisdiction of organization of the counterparty) may not support the enforceability of the agreement; or the Company may not have sought legal advice to support the enforceability of the agreement. In cases where the Company has not determined an agreement to be enforceable, the related amounts are not offset in the tabular disclosures below. The Company’s policy is generally to recognise all derivative assets and derivative liabilities on a gross basis on the consolidated balance sheet. The following tables present information about the offsetting of derivative instruments and related collateral amounts.

	At December 31, 2012
	Gross Amounts	Amounts offset in the consolidated balance sheets	Net Amounts Presented in the consolidated balance sheets	Financial instruments not offset in the consolidated balance sheets	Net Exposure
Derivative Assets	8,010	—	8,010	—	8,010
Derivative Liabilities	—	—	—	—	—

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(12)	Offsetting disclosure (continued)

	At December 31, 2013
	Gross Amounts	Amounts offset in the consolidated balance sheets	Net Amounts Presented in the consolidated balance sheets	Financial instruments not offset in the consolidated balance sheets	Net Exposure
Derivative Assets	26,458	(6,447)	20,011	—	20,011
Derivative Liabilities	(6,815)	6,447	(368)	—	(368)

(13)	Earnings per share

As the Company has three classes of shares that are classified as temporary equity to which earnings are accreted on a quarterly basis, net (loss)/income per share (EPS) is calculated using the two-class method, which requires the allocation of (loss)/income to each class of common stock.

Under the two-class method, the income allocated to each class of shares comprises the contractual entitlement to earnings for the period plus the entitlement to any remaining unallocated earnings as if the remaining earnings for the period had been allocated. The Company elected an accounting policy whereby the entire periodic adjustment to the carrying amount of each class is viewed as being akin to a dividend and thus should be reflected in EPS as the contractual entitlement to earnings for the period. The accretion of earnings is based upon the distribution rights of each class in the event of a liquidation or distribution, as set forth in the Company’s articles of association (the “Articles”). The remaining unallocated earnings have then been allocated to each class based on the distribution rights set forth in the Articles. The table below shows the accretion attributable to each class of share and the allocation of net income for the period to each class, which comprises the accretion plus the allocation of remaining unallocated earnings for the period.

	2011	2012	2013
Net (loss)/income	(2,981)	61,161	112,800
Less: Class A accretion	—	(559)	(1,956)
Less: Class B accretion	—	(28,766)	(104,753)
Less: Class C accretion	—	(129)	(451)

Net (loss)/ income available to common stockholders	(2,981)	31,707	5,640
Allocation of net (loss)/ income to common stockholders – basic and diluted[1]
Class A	(0)	1,160	2,060
Class B	(2,961)	59,733	110,265
Class C	(20)	267	475

Net (loss)/income	(2,981)	61,161	112,800

[1]	There is no impact on net (loss)/income for the impact of dilutive shares

For the calculation of diluted EPS, income available to common stockholders basic EPS is adjusted by the effect of dilutive securities, including awards under the Company’s equity compensation plans. Class A shares are the only class of share that has potential common stock. Therefore the weighted average basic common shares outstanding for Class B and Class C shares will equal their respective weighted average

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(13)	Earnings per share (continued)

diluted common shares outstanding for each period presented. The number of shares excluded from diluted shares outstanding for Class A shares were 654,287, 635,044 and 615,800 for the years ended December 31, 2011, 2012 and 2013, respectively, because the effect of including those shares in the calculation would have been anti-dilutive.

During 2013 a reverse stock split occurred where certain Class A shares were returned to the Company for which no compensation or return of investment was given to the stockholders. 1,444,116 Class A shares were returned to the Company which had a 3 for 1 effect on the Class A shareholding. This reduced the number of shares without any corresponding effect on total equity. The effect of this reverse stock split has been adjusted in all periods presented to reflect this change in capital structure. The figures below represent the capital structure as if the reverse stock split had occurred prior to the earliest period presented.

The computations of Class A shares outstanding are shown in the following table:

	2011	2012	2013
Class A weighted average ordinary shares outstanding – basic	12,498	31,742	50,985
Effect of dilutive securities	—	64,476	45,233

Class A weighted average ordinary shares outstanding – diluted	12,498	96,218	96,218

Class B weighted average ordinary shares outstanding – basic and diluted	5,973,034	9,652,830	11,383,171

Class C weighted average ordinary shares outstanding – basic and diluted	50,766	50,766	50,766

An aggregate of 96,218 of the Class A shares are subject to a five-year vesting period, with the first installment vesting on December 31, 2010. The vested shares are included in basic and diluted shares outstanding as they vest. The unvested portion of these shares is included in diluted shares outstanding. The remainder of the Class A shares and all outstanding options to purchase Class A shares vest only upon an Exit (defined as a qualifying initial public offering or a trade sale). As of December 31, 2011, 2012 and 2013 there were 654,287, 635,044 and 615,800, respectively, of these unvested shares, and unvested options to purchase nil, nil and 79,133 Class A shares, respectively. All of these unvested shares and options are currently excluded from basic and diluted shares outstanding because the vesting of these awards is contingent upon an Exit and may be dilutive in the future. See Note 15 for additional information regarding the vesting of the Class A shares and options to purchase Class A shares.

(14)	Share capital

The Company’s issued share capital is set at US$121,245 represented by 673,531 category A shares, 11,400,234 category B shares and 50,766 category C shares, each of which are divided into different classes as set forth below. Each of the shares having a par value of one cent United States Dollars (US$ 0.01).

The voting rights of Avolon Investments S.à r.l. vest with the sole shareholder, Avolon Nominees Limited. Avolon Nominees Limited votes in accordance with directions received pursuant to the Shareholders’ Agreement. The right to issue any voting instructions pursuant to the Shareholders’ Agreement are held by the holders of the Class B Shares.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(14)	Share capital (continued)

All classes of shares in the Company are entitled to receive distributions, including as may be declared by the Board, in proportion to the amounts deemed invested, except that holders of Class A Shares are only entitled to receive distributions in excess of the amounts deemed invested in respect of such Class A shares to the extent that other classes of shares have achieved an agreed pre-determined return.

On any redemption, all classes of shares (Class A, Class B and Class C) carry the right to participate in the proceeds returned to shareholders, save that the amounts due to holders of the various classes will depend on whether various exit thresholds have been reached, and the way these are calculated differs as between the A Shares, and the B Shares and the C Shares. The same calculations and approach apply on any liquidation in respect of any liquidation surplus.

Each share class is considered to be currently redeemable through the ability of the Class B holders to compel the Company to repurchase and cancel their Class B shares from their representation on the Board of Directors. The Class A and Class C shares have drag along rights, being redeemable pursuant to the redemption of the Class B shares. At December 31, 2013 and December 31, 2012 no Class B Shares were redeemed.

The movement in ordinary share capital during the year was as follows:

Issued share capital	Class A shares(1)		Class B shares		Class C shares
	Number	Amount (US$ 000s)	Number	Amount (US$ 000s)	Number	Amount (US$ 000s)
At January 1, 2011	673,531	21	4,120,074	407,888	50,766	1
Issued during the year, net of equity raising costs	—	—	3,312,720	325,058	—	—

At December 31, 2011	673,531	21	7,432,794	732,946	50,766	1
Issued during the year, net of equity raising costs	—	—	3,626,170	381,138	—	—
Accretion adjustment	—	559	—	28,766	—	129

At December 31, 2012	673,531	580	11,058,964	1,142,850	50,766	130
Issued during the year, net of equity raising costs	—	—	341,270	34,334	—	—
Accretion adjustment	—	1,956	—	104,753	—	451

At December 31, 2013	673,531	2,536	11,400,234	1,281,937	50,766	581

(1)	During 2013, a reverse stock split occurred where 1,444,116 Class A shares were returned to the Company which had a 3-for-1 effect on the Class A shareholding. See Note 13 for additional information regarding the reverse stock split.

All shares issued as of January 1, 2011 were issued in 2010 at a par value of $0.01 per share.

Pursuant to Luxembourg statutory requirements, the Company is required to maintain a legal reserve of 5% of cumulative net annual profit for as long as the amount of the legal reserve is less than 10% of the Company’s total share capital.

The amount of accretion for each class of stock is calculated based on the share category entitlements set forth in the Articles. Specifically, the entitlement to distributions for each share class is based upon the

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(14)	Share capital (continued)

aggregate subscription price of each class, plus the proportionate share of available net cumulative profits based on each class’ surplus distribution percentage. This percentage is calculated based on the specific formula provided for each class as prescribed in the Articles, less the cumulative costs of raising equity.

To calculate the amount of accretion as at each reporting date, the Company first deducts from the cumulative profits reported on such date the amount that is required to be set aside for legal reserves under Luxembourg law and then allocates the remaining cumulative profits to each class in accordance with the Articles, as described above (such allocations, the “class allocation amount”). The accreted value of each class of shares represents the aggregate of the net subscription proceeds from such class, plus the applicable class allocation amount.

(15)	Share-based compensation

The Company has a Management Incentive Plan (“MIP”) in place since 2010 pursuant to which 673,531 (as adjusted for the reverse stock split) Class A Shares were issued to certain key management employees of the Company. An aggregate of 96,218 of the Class A Shares vest in equal annual installments each December 31 over a period of five years, with the first installment vesting in 2010. The balance vest only upon the occurrence of an Exit (defined as a qualifying initial public offering or a trade sale). The grant-date (April 2010) fair value of such Class A Shares was US$Nil, and accordingly there is no compensation expense related to this share issuance. The grant date fair value was considered to be US$Nil since the Company had no operations at the grant date and the only asset was the cash received for the issuance of shares. Refer to the Note 14 above for further discussion on Shareholder’s Equity.

In accordance with the Equity Incentive Plan (“Plan”), the number of stock options (“Stock Options”) authorized under the Plan is 79,133 as of December 31, 2013. 79,133 share options over Class A shares were granted on March 20, 2013 with an exercise price of $0.01 per share and a maximum term of seven years. The Stock Options vest only upon the occurrence of an Exit. The grant date fair value of the Stock Options was US$26.22 per share. The Company recorded US$Nil of stock-based compensation expense for the year ended December 31, 2013 since an Exit event is not currently considered probable. The Class A Shares underlying the Stock Options are classified within temporary equity, and as such the Stock Options are also classified within temporary equity.

Stock options

The Company used a Monte Carlo pricing model to determine the grant date fair value of the stock options. The pricing model used a number of complex and subjective variables, including expected stock price volatility over the term of the awards, a risk-free interest rate and expected dividends. Estimated volatility of the Company’s common stock was determined by using historical volatility of comparable companies in the Company’s industry over the expected term of the options.

Due to our limited operating history at the time of grant, there was no historical exercise data to provide a reasonable basis which the Company could use to estimate expected terms. As the options only vest on the occurrence of an Exit, the Company has estimated the expected term based on the period between the grant date and the expected vesting date at which point it is anticipated that the options will be exercised in full. The risk-free interest rate used in the option valuation model was derived from U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. In accordance with ASC Topic 718, Compensation – Stock Compensation, the Company estimated forfeitures at the time of grant and revises

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(15)	Share-based compensation (continued)

those estimates in subsequent periods if actual forfeitures differ from those estimates. During the year ended December 31, 2012, the Company did not grant any Stock Options.

The assumptions used to value the stock options granted during the year ended December 31, 2013 are as follows:

Year ended December 31, 2013
Dividend yield	None
Expected term	2.4 years
Risk-free interest rate	0.314%
Volatility	29.84%

Refer to Note 14 for a description of total outstanding Class A Shares at the beginning and end of each of the years. None of the Shares have vested during the year.

With regards to the Stock Options, note that 79,133 number of Stock Options were issued during the year, and are outstanding at the end of December 31, 2013. None of the Stock Options have vested or been forfeited during 2013.

The weighted-average grant-date fair value for the Class A Shares is US$Nil due to the initial grant date fair value of the Class A Shares is US$Nil. The weighted-average grant-date fair value for Stock Options is US$26.22 per share. As noted above, no compensation cost has been recorded for the Class A Shares since the grant-date fair-value of such shares was US$Nil. Also, no compensation cost has been recorded for the Stock Options since the options vest only upon a qualified event (IPO or trade sale). The unrecognized compensation cost related to the Stock Options, which will be recognized upon Exit, is US$2.1m.

(16)	Lease revenue

At December 31, 2013 the Company had contracted to receive the following minimum cash lease rentals under non-cancellable operating leases:

2014	442,767
2015	460,634
2016	457,149
2017	432,952
2018	378,948
Thereafter	1,115,102

3,287,552

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(17)	Interest income / (expense)

	2011	2012	2013
Interest income on cash and cash equivalents	231	444	261
Other interest income	142	751	987

Interest income	373	1,195	1,248

Interest on borrowing	67,408	121,665	142,649
Amortisation of debt issuance costs	9,444	9,457	18,766
Less: interest capitalized	(4,688)	(5,797)	(7,055)

Net interest expense	72,164	125,325	154,360

(18)	Segment information and concentration of risk

Segment information

The Company manages its business, analyzes and reports its results of operations on the basis of one operating segment – leasing and selling of commercial aircraft. The Board of Directors is the chief operating decision maker.

Geographical risks

Lease rental income is derived mainly from leasing aircraft to various operators around the world. The following table sets forth the net book value and percentage of the net book value of the Company’s flight equipment portfolio, intended for and operating in the indicated regions as of December 31, 2011, 2012 and 2013.

The following table sets forth the concentration by geographic region of the Company’s flight equipment portfolio based on net book value as of December 31, 2011, 2012 and 2013.

	2011	%	2012	%	2013	%
Asia Pacific	366,443	17%	1,002,582	28%	1,083,728	26%
Europe, Middle East & Africa	1,364,959	61%	1,514,060	43%	1,571,747	38%
Americas	492,621	22%	1,020,257	29%	1,477,710	36%

	2,224,023	100%	3,536,899	100%	4,133,185	100%

In 2012, the net book value of flight equipment in India and Ireland comprised 11.31% and 11.28% of the total net book value of the Company’s flight equipment portfolio, respectively. In 2013, the net book value of flight equipment in the United States of America comprised 15.32% of the total net book value of the Company’s flight equipment portfolio.

Lease rental income from the top five customers represented 40% of total revenues for the year ended December 31, 2013 (2012: 36% and 2011: 51%). In the year ended December 31, 2011, two customers each accounted for more than 10% of lease revenue, with one customer accounting for US$13.6m and the other accounting for US$14.3m. No customer accounted for more than 10% of lease revenues in the year ended December 31, 2012 or 2013. The Company does not derive any revenues from Luxembourg, the country of domicile. The following table sets forth the percentage of lease revenue attributable to individual countries

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(18)	Segment information and concentration of risk (continued)

representing at least 10% of total lease revenue in any year based on each airline’s principal place of business for the years indicated:

	2011	2012	2013
Russia	10.21%	7.58%	5.63%
United States of America	8.78%	7.83%	15.09%
India	7.48%	12.35%	10.08%
France	10.67%	7.35%	6.07%

The distribution of lease rental income by location of each airline’s principal place of business is presented below:

	2011	%	2012	%	2013	%
Asia Pacific	33,723	25	89,074	28	106,111	26
Europe, Middle East & Africa	69,125	52	145,009	47	166,488	40
Americas	30,738	23	78,661	25	142,407	34

	133,586	100	312,744	100	415,006	100

The Company does not hold any long-lived assets in Luxembourg, the Company’s country of domicile and in all foreign countries in total.

Currency risk

The majority of the Company’s lease agreements and all of its debt agreements have U.S. dollars as the designated payment currency. Most of the revenue and expenses are therefore denominated in U.S. dollars, thus reducing exchange risk.

Credit risks

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s credit risk arises principally in relation to the collection of rental payments under its operating leases. The effective monitoring and controlling of customer credit risk is a competency of the Treasury and Risk team. Creditworthiness of each new customer is assessed and the Company seeks security deposits in the form of cash or letters of credit to mitigate overall financial exposure to its lessees. The assessment process takes into account qualitative and quantitative information about the customer such as business activities, senior management team, financial fitness, resources and performance, and business risks, to the extent that this information is publicly available or otherwise disclosed to the Company.

The Company holds significant cash balances which are invested on a short-term basis and are classified as cash and cash equivalents. These deposits and other financial instruments give rise to credit risk on amounts due from counterparties. Credit risk is managed by limiting the aggregate amount and duration of exposure to any one counterparty. The Company typically does not enter into deposits with duration of more than 6 months. The value of trade and other receivables are highly dependent upon the financial strength of the airline industry. Defaults by one or more of the Company’s major customers could have a material adverse effect on the Company’s cash flow and earnings and its ability to meet its obligations.

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(18)	Segment information and concentration of risk (continued)

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	2012	2013
Cash and cash equivalents	53,844	177,924
Restricted cash	182,233	256,426
Other receivables	463	459
Trade receivables	5,342	6,304
Derivative financial assets	8,010	20,011

	249,892	461,124

The maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

	2012	2013
Asia Pacific	747	1,860
Europe, Middle East & Africa	4,373	4,331
Americas	222	113

	5,342	6,304

(19)	Commitments and contingencies

Capital commitments

As at December 31, 2013 the Company had committed to purchasing a number of flight equipment scheduled to deliver from 2014 through 2021. All of these commitments are based upon fixed price agreements with the manufacturers or sale-leaseback transactions with airlines, which are adjusted for inflation and include price escalation formulas. Capital commitments amount to US$3.9bn at December 31, 2013 and are as follows:

2013
2014	1,027,563
2015	565,323
2016	172,311
2017	—
2018	303,738
Thereafter	1,822,335

Total	3,891,270

Lease Commitments

The Company incurred office lease rental expense for the year ended December 31, 2013 of US$0.5m (2012: US$0.5m and 2011: US$0.5m).

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(19)	Commitments and contingencies (continued)

Commitments for minimum rentals under the non-cancellable lease terms at December 31, 2013 are as follows:

2013
2014	500
2015	500
2016	500
2017	500
2018	500
Thereafter	9,000

Total	11,500

Guarantees

The Company is financed by a number of limited recourse loans, totaling US$3.5bn (2012: US$2.8bn) and at an average nominal interest rate of 4.4%. These loans are secured by some or all of a mortgage on the flight equipment, share pledge over the flight equipment owning entity, assignment of lease contracts and in some cases a limited guarantee from Avolon Aerospace Leasing Limited. Based on the projected cash flows from the assets, the directors of the Company believe that these loans will continue to perform for the foreseeable future. As of 31 December 2013 the Company has US$823m (2012: US$755m) in undrawn debt facilities. The conditions of our availability of the undrawn debt facilities vary between our debt facilities. The company has US$150m of unsecured debt facility with limited restrictions to its availability. The Company can avail of US$673m of secured debt facilities where the availability period is between 2014 to 2015. The Company is charged an interest rate between 0.5% to 1% on undrawn balances. The conditions attributable to the utilization of some of these facilities are permitted aircraft types, country and region limits and age limits.

As at December 31, 2013 there were no contingent liabilities.

(20)	Fair value measurements

The following table presents our assets and liabilities that are measured at fair value and are categorized using the fair value hierarchy.

	As at December 31, 2012
	Level 1	Level 2	Level 3
Assets
Derivative financial assets	—	8,010	—

Total Assets	—	8,010	—

Liabilities
Derivative financial liabilities	—	—	—

Total Liabilities	—	—	—

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(20)	Fair value measurements (continued)

Fair value table (continued)	As at December 31, 2013
	Level 1	Level 2	Level 3
Assets
Derivative financial assets	—	20,011	—

Total Assets	—	20,011	—

Liabilities
Derivative financial liabilities	—	368	—

Total Liabilities	—	368	—

There were no transfers between Levels 1, 2 and 3 during the years presented. The fair values and related carrying values of financial instruments that are not required to be remeasured at fair value on the consolidated balance sheets were as follows:

	As at December 31, 2012
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	53,844	53,844	—	53,844	—
Restricted cash	182,233	182,233	—	182,233	—
Trade and other receivables	5,805	5,805	—	5,805	—

Total	241,882	241,882	—	241,882	—

Liabilities
Debt financing	2,573,104	2,580,891	—	2,580,891	—
Capital lease obligation	231,676	220,040	—	220,040	—

Total	2,804,780	2,800,931	—	2,800,931	—

	As at December 31, 2013
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	177,924	177,924	—	177,924	—
Restricted cash	256,426	256,426	—	256,426	—
Trade and other receivables	6,763	6,763	—	6,763	—

Total	441,113	441,113	—	441,113	—

Liabilities
Debt financing	3,442,749	3,425,282	—	3,425,282	—
Capital lease obligation	94,043	87,384	—	87,384	—

Total	3,536,792	3,512,666	—	3,512,666	—

Level 2 Valuations – Significant other observable inputs

The fair value of debt financing, capital lease obligations and derivative financial liabilities are calculated using Level 2 observable inputs as defined by ASC 820, which includes quoted prices for similar assets or liabilities, and market-corroborated inputs. The fair value for debt financing and capital lease obligations

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(20)	Fair value measurements (continued)

includes the fair value of the unsecured notes which is determined based on market information provided by third parties. The fair value of derivative liabilities was based on broker quotes. The carrying value of the other financial instruments, which are measured at other than fair value, approximate fair value due to the short terms to maturity.

(21)	Variable interest entities

The Company is involved with various special purpose entities (“SPE”) in the normal course of business. In most cases, these entities are deemed to be VIEs. The Company’s variable interests in VIEs include debt and equity interests, commitments, guarantees, and certain other contractual arrangements. The leasing and financing activities in the Company’s normal course of business require the use of many forms of SPEs to achieve our business objectives and the Company has participated to varying degrees in the design and formation of these SPEs.

As of December 31, 2012 and 2013, substantially all flight equipment, cash and cash equivalents, restricted cash, accounts receivable, assets held for sale, derivative financial assets, deposits on flight equipment, deferred debt issue costs, accounts payable, accrued expenses and other liabilities, deferred revenue, liabilities related to assets held for sale, accrued maintenance liabilities, lease deposits liability and derivative financial liabilities presented on the consolidated balance sheets were held in the VIEs consolidated by the Company.

The carrying value of assets as at December 31, 2012 and 2013 that are not available to VIE entities are as follows:

	At December 31, 2012
	Total	Amount Available to VIEs	Amount Not Available to VIEs
Cash and cash equivalents	53,844	53,163	681
Restricted cash	182,233	182,233	—
Investment in unconsolidated equity investee	—	—	—
Deferred issuance costs	59,126	58,148	978

	At December 31, 2013
	Total	Amount Available to VIEs	Amount Not Available to VIEs
Cash and cash equivalents	177,924	177,382	542
Restricted cash	256,426	241,098	15,328
Investment in unconsolidated equity investee	5,917	—	5,917
Deferred issuance costs	85,050	84,326	724

The Company consolidates wholly owned ECA, EXIM financing structures and wholly owned leasing entities because the entities do not have sufficient equity to operate without Avolon’s subordinated financial support in the form of intercompany loans. In certain circumstances we are required to segregate security deposits, maintenance receipts and rental payments received under the leases related to the aircraft funded under the relevant facility (segregated rental payments are used to make scheduled principal and interest

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(21)	Variable interest entities (continued)

payments on the outstanding debt) at a subsidiary borrower level. The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the relevant loan facilities. The subsidiary borrower is required to maintain compliance with loan-to-value ratios as set forth in the loan agreements. If the subsidiary borrower does not maintain compliance with the loan-to-value ratio, it will be required to prepay portions of the outstanding loan so that the ratio is equal to or less than the loan-to-value ratio. The Company controls and manages all aspects of these entities, including directing the activities that most significantly affect the entity’s economic performance. The Company absorbs the majority of the risk and rewards of these entities and the Company guarantees the activities of these entities.

The Company consolidates non-recourse financing structures because the Company controls and manages all aspects of these entities, including directing the activities that most significantly affect these entities’ economic performance and the Company absorbs the majority of the risk and rewards of these entities. The lenders of our non-recourse financing structures have only recourse over those assets within the subsidiary borrower and the Company does not provide any guarantees to the debt financings of these entities. When the Company is determined to be the primary beneficiary, the VIE is consolidated. Consolidated VIE assets and liabilities are presented after intercompany eliminations and include assets financed on a non-recourse basis.

In general, the Company’s exposure to loss in consolidated VIEs is limited to losses that would be absorbed on the VIEs assets recognized in its financial statements, net of losses absorbed by third-party holders of the VIE’s liabilities. At December 31, 2012 and December 31, 2013, the Company’s maximum exposure to losses in its consolidated VIEs was US$1.3bn and US$1.5bn, respectively.

(22)	Related party transactions

There were no key management personnel transactions incurred during the year (2012: Nil). The Company pays equity sponsoring fees and monitoring fees to its equity investors. The amounts paid and accrued during the year were as follows:

	Balance at January 1, 2013	Charged during the year	Paid during the year	Accrued	Balance at December 31, 2013
Cinven Limited	(75)	(225)	300	(75)	(75)
Cinven Limited GBP	—	—	—	—	—
Cinven Limited EUR	(7)	—	7	—	—
CVC Capital Partners	—	(375)	300	—	(75)
CVC Capital Partners UK	(5)	—	5	—	—
Oak Hill Capital Partners III, LP	—	(225)	225	(75)	(75)
GIC	(99)	—	99	(100)	(100)

The Company received revenue to the value of US$1.3m (2012: US$0.7m; 2011: US$0.3m) from related parties affiliated with Oak Hill Capital Management, LLC and from a related party associated with Oak Hill Advisors, L.P. for the servicer management of 5 aircraft (2012: 4 aircraft). The Company received revenue to the value of US$0.07m (2012: US$Nil; 2011: US$Nil) from a related party, Avolon Capital Partners Limited for the servicer management of 2 aircraft (2012: Nil).

The chief executive officer has been advanced amounts by the Company. These amounts are recorded as “Loan Receivables” and amounted to US$10.3m at December 31, 2013 and US$9.3m at December 31, 2012 from the relevant Avolon group entity (the “Avolon Lender”). Total interest income recognised in respect of

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(22)	Related party transactions (continued)

these advances amounted to US$1m for year ended December 31, 2013 (2012: US$0.6m). The Company has funded US$9.4m of these loans using a back to back loan facility (the “Facility”) with a related party (2012: US$8.2m) to the Avolon Lender such that the Avolon Lender was effectively acting as a conduit in respect of the loans funded under the Facility. The Facility is limited recourse to the Company. The Company is obligated to repay the Facility only to the extent that it receives repayments of or recoveries under the loan receivables.

(23)	Subsequent events

In 2010, in connection with Company’s formation, the Company issued loans to the chief executive officer of the Company. Aggregate amounts outstanding under the loans from the Avolon Lender were US$10.3m as of December 31, 2013 and US$10.6m as of March 31, 2014. These loans bore interest at a weighted average interest rate of 9.5% per annum. The loans were repaid in full in accordance with their terms on June 5, 2014. The Company funded US$9.4m of these loans using a back to back loan facility (the “Back to Back Facility”) provided by an affiliate of one of the Company’s shareholders to the Avolon Lender such that the Avolon Lender was effectively acting as a conduit in respect of the loans funded under the Back to Back Facility. The Back to Back Facility was limited recourse to the Company and was terminated on June 5, 2014, following the repayment of the loans.

On June 5, 2014, the Company repurchased 27,958 Class C shares of the Company from the chief executive officer for a purchase price of US$200 per share, representing an aggregate purchase price of approximately US$5.6 million. The Company obtained a range of different valuation methodologies from third parties assuming an Exit transaction at various dates throughout the following 18 months. It then used a Lattice model to determine the fair value of the Class C shares based on such a range of different valuations. This model used a number of subjective variables, including the expected stock price volatility, which was estimated at 24.75% based upon the volatility of a number of comparable companies, a risk free interest rate of 0.073%, an expected term to an Exit of 0.33 years and a dividend yield of 0%.

Avolon Holdings was incorporated in the Cayman Islands on June 5, 2014, for purposes of effectuating our initial public offering and is tax resident in Ireland. Immediately prior to the closing of the proposed IPO of Avolon Holding’s shares, Avolon Holdings will acquire all of the outstanding shares of the Company by way of a share for share exchange. The number of common shares of Avolon Holdings to be received by each class in the Share Exchange will be based on the amount of returns due to each class under the Articles and immediately prior to the share exchange, Avolon Holdings will have effected a share split of the nominal issued share capital of Avolon Holdings (“Founder Share Capital”). On an Exit, each class carries the right to a return based on the equity value of the Company at the time of the Exit. The amount of return for each class will depend upon whether specified exit thresholds have been reached. The Class A share return will increase disproportionately as the Class B and Class C share returns increase above a specified threshold, and any unvested Class A shares and options over Class A shares will be deemed vested for purposes of determining the number of common shares of Avolon Holdings due to each holder of Class A shares. Each class will receive that number of common shares determined by dividing the return due to such class by the initial public offering price, subject in each case to reduction based on the value of the Founder Share Capital, as described below. Unexercised options over Class A shares will rollover into options over common shares on the same basis.

The equity value attributable to the Class A shareholders and the holders of the Founder Share Capital after giving effect to the Reorganization has been fixed (on an aggregate basis), which has the effect of fixing the

Avolon Investments S.à r.l.

Notes to the Consolidated Financial Statements

Years ended December 31, 2011, 2012 and 2013

(In US$ thousands, except as otherwise stated)

(23)	Subsequent events (continued)

number of common shares to the Class B shareholders and the Class C shareholders in the Share Exchange. However, the number of common shares to be issued to the Class A shareholders in the Share Exchange and the value of the Founder Share Capital are each dependent on the IPO price. Accordingly, the number of common shares to be issued to the Class A shareholders in the Share Exchange will increase or decrease inversely proportionately with an increase or decrease in the number of shares of Founder Share Capital resulting from the Share Split, in each case based on the assumed IPO price. The total number of common shares to be beneficially owned by the Class A shareholders and the holders of the Founder Share Capital (on an aggregate basis) after giving effect to the Reorganization will remain the same regardless of the IPO price.

The Company has evaluated subsequent events through June 9, 2014, the date at which these financial statements were available to be issued. There were no other subsequent events that required adjustment to or disclosure in the financial statements.

Avolon Investments S.à r.l.

Unaudited Condensed Consolidated Balance Sheets

December 31, 2013 and September 30, 2014

(In US$ thousands except share and per share data)

	December 31, 2013	September 30, 2014
Assets
Cash and cash equivalents	177,924	95,869
Restricted cash	256,426	217,143
Accounts receivable	6,763	10,439
Assets held for sale	127,227	39,741
Flight equipment, net	4,133,185	5,221,876
Derivative financial assets	20,011	8,451
Deposits on flight equipment	206,781	203,183
Deferred issuance costs, net	85,050	93,599
Deferred income taxes	19,431	16,426
Investment in unconsolidated equity investees	5,917	12,338
Loan receivables	10,338	—
Other assets	21,425	38,919

Total Assets (including US$5,047,967 as at December 31, 2013 and US$5,956,903 as at September 30, 2014, representing collateral of VIE entities)	5,070,478	5,957,984

Liabilities, Temporary Equity and Shareholders’ Equity
Accounts payable	1,748	3,243
Accrued expenses and other liabilities	26,421	14,993
Liabilities related to assets held for sale	—	378
Income tax payable	303	443
Deferred revenue	27,472	32,947
Accrued maintenance liabilities	126,549	175,171
Lease deposits liability	44,943	67,295
Debt financing (including debt financing of VIEs of US$1,839,781 as at December 31, 2013 and US$1,466,313 as at September 30, 2014, that do not have recourse to the general credit of the company)	3,442,749	4,172,366
Capital lease obligation	94,043	85,981
Deferred income taxes	12,131	12,131
Derivative financial liabilities	368	695

Total Liabilities	3,776,727	4,565,643

Commitments and contingencies (Note 20)

Temporary Equity
Class A Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 673,531 shares; Issued and outstanding: 673,531 and 673,531 shares at December 31, 2013 and September 30, 2014, respectively	2,536	4,265
Class B Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 11,400,234 shares; Issued and outstanding: 11,400,234 and 11,400,234 shares at December 31, 2013 and September 30,2014, respectively	1,281,937	1,373,728
Class C Common Stock, US$0.01 par value; at accreted distribution value:
Authorized: 50,766,000 shares; Issued and outstanding: 50,766 and 22,808 shares at December 31, 2013 and September 30, 2014, respectively	580	441

Shareholders’ Equity
Legal reserve	8,698	13,907
Retained earnings	—	—

Total Shareholders’ Equity	8,698	13,907

Total Liabilities, Temporary Equity and Shareholders’ Equity	5,070,478	5,957,984

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Avolon Investments S.à r.l.

Unaudited Condensed Consolidated Statements of Comprehensive Income

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Revenues
Lease revenue	106,122	137,379	302,462	378,674
Management fee revenue	722	478	2,106	1,395
Net gain on disposal of flight equipment	6,547	26,523	20,247	52,567
Interest income	248	60	893	652

Total revenues	113,639	164,440	325,708	433,288

Expenses
Depreciation	(37,020)	(47,731)	(106,061)	(130,857)
Interest expense	(38,874)	(56,579)	(100,914)	(153,448)
Selling, general and administrative costs	(9,324)	(15,389)	(25,787)	(41,574)

Total expenses	(85,218)	(119,699)	(232,762)	(325,879)

Income before income tax and interest in earnings in earnings/(loss) from unconsolidated equity investees	28,421	44,741	92,946	107,409

Income tax benefit/(expense)	911	(1,132)	217	(3,371)

Profit from unconsolidated equity investees, net of tax	—	221	—	142

Net income and total comprehensive income	29,332	43,830	93,163	104,180

Net income per share of:
Class A:
Basic	9.54	10.51	29.61	24.98
Diluted	5.73	8.41	17.76	19.98
Class B:
Basic	2.51	3.77	8.00	8.95
Diluted	2.51	3.77	8.00	8.95
Class C:
Basic	3.90	3.67	9.17	5.15
Diluted	3.90	3.67	9.17	5.15

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Avolon Investments S.à r.l.

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity

Nine months ended September 30, 2014

(In US$ thousands)

	Retained earnings	Legal reserve	Total
Balance at December 31, 2013	—	8,698	8,698
Net income and total comprehensive income	104,180	—	104,180
Accretion of income to Class A, Class B and Class C shares	(93,699)	—	(93,699)
Repurchase/Retirement of Class C shares	(5,272)	—	(5,272)
Transfer to legal reserve	(5,209)	5,209	—

Balance at September 30, 2014	—	13,907	13,907

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Avolon Investments S.à r.l.

Unaudited Condensed Consolidated Statements of Cash Flows

Nine months ended September 30, 2013 and 2014

(In US$ thousands)

	Nine months ended September 30,
	2013(1)	2014
Cash flows provided by operating activities
Net income	93,163	104,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	106,061	130,857
Gain on disposal of flight equipment	(20,247)	(52,567)
Amortisation of debt issuance costs	10,369	17,929
Deferred income tax provision	(986)	3,152
(Earnings) from unconsolidated equity investees	—	(142)
Unrealised gain/(loss) on derivatives	(6,218)	9,189
Changes in operating assets and liabilities:
(Increase)/Decrease in receivables	1,813	(3,676)
(Increase) in other assets	(3,516)	(7,678)
Increase in deferred revenue	8,499	5,476
Increase/(Decrease) in accounts payable, accrued expenses and other liabilities	3,937	(11,057)

Net cash provided by operating activities	192,875	195,663

Cash flows from investing activities
Acquisition of flight equipment	(860,724)	(1,429,144)
Investment in unconsolidated equity investees	(5,000)	(6,279)
Deposits for flight equipment purchases	(79,013)	(59,588)
Proceeds from disposal of flight equipment	306,895	413,208

Net cash used in investing activities	(637,842)	(1,081,803)

Cash flows from financing activities
Issuance/(Purchase) of ordinary shares	34,348	(5,592)
Issuance of debt	588,725	1,638,525
(Increase)/Decrease in restricted cash	(41,503)	39,283
Repayment of debt	(110,475)	(915,879)
Debt issuance costs paid	(27,205)	(26,302)
Acquisition of interest rate caps	(1,131)	(6,169)
Disposal of interest rate caps	—	8,867
Maintenance payments received	19,502	52,781
Maintenance payments returned	(1,579)	(3,781)
Security deposits received	21,316	32,730
Security deposits returned	(5,417)	(10,378)

Net cash provided by financing activities	476,581	804,085

Net increase/(decrease) in cash and cash equivalents	31,614	(82,055)
Cash and cash equivalents at beginning of period	53,844	177,924

Cash and cash equivalents at end of period	85,458	95,869

Supplemental cash flow information:
Cash paid for interest including amounts capitalized of US$0.8m, and US$2.2m for the nine months ended September 30, 2013 and 2014, respectively	99,295	132,839
Cash paid for income taxes	—	79

Supplemental disclosures of non-cash investing and financing activities:
Security deposits, maintenance liabilities and other liabilities settled on sale of flight equipment	6,326	2,854

Advance lease rentals, security deposits and maintenance reserves assumed in asset acquisitions	—	17,467

Accretion of income to Class A, Class B and Class C Shares	87,910	93,699

(1)	A correction in classification has been made to prior years Consolidated Statements of Cash Flows to reflect the current year presentation.

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(1)	Organization

Avolon Investments S.à r.l. (the “Company”) is a leading global aircraft leasing company focused in acquiring and managing commercial aircraft. The Company was incorporated on May 6, 2010 and is domiciled in Luxembourg. These unaudited condensed consolidated interim financial statements comprise the Company and its subsidiaries and the Company’s investment in unconsolidated equity investees. The Company is primarily involved in leasing and selling commercial jet flight equipment to various airlines and lessees and acting as servicer for third-party flight equipment owners.

On May 9, 2014 the Company’s board of directors approved certain corporate governance changes necessary to allow the Company to proceed with an initial public offering (“IPO”). Prior to the completion of the potential IPO, the Company will undergo a corporate reorganization whereby the Class A, Class B and Class C shares will be exchanged by the current shareholders for the ordinary shares of Avolon Holdings Limited, a Cayman Islands exempted company with limited liability (“Avolon Holdings”). Avolon Holdings Limited, formed on June 5, 2014, was established to serve as the parent company of the Company following the corporate reorganization, and will succeed the Company for financial reporting purposes.

(2)	Basis of preparation

These interim condensed consolidated financial statements present the results and financial position of the Company as the predecessor of Avolon Holdings Limited. The interim condensed consolidated financial statements are presented in United States dollars (“US$”) and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting and in accordance with the United States Generally Accepted Accounting Principles (“US GAAP”). As permitted by the rules and regulations of the SEC, certain information and footnote disclosures required by US GAAP for complete annual financial statements have been omitted, however, we believe that the disclosures are adequate to make the information presented not misleading. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2013.

In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. Results of operations for the periods presented are not necessarily indicative of results of operations that may be expected for the entire year.

(3)	Principles of consolidation

The Company consolidates all entities in which it has a controlling financial interest, including the accounts of any variable interest entities (“VIE”) in which the Company has a controlling financial interest and for which it is the primary beneficiary. All intercompany balances are eliminated on consolidation.

(4)	Use of estimates

The preparation of the condensed consolidated financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(4)	Use of estimates (continued)

and liabilities that are not readily apparent from other sources. While the Company believes that the estimates and related assumptions used in the preparation of the condensed consolidated financial statements are appropriate, actual results could differ from those estimates.

The most significant estimates are those in relation to the residual value of flight equipment, the impairment of flight equipment, the proportion of supplemental maintenance rent that will not be reimbursed and the valuation allowance recognized against deferred tax assets.

(5)	Correction

Restricted cash – The Consolidated Statement of Cash Flows for the nine months ended September 30, 2013 includes a correction in the classification of ‘Increase in restricted cash’ from cash flows from investing activities to cash flows from financing activities. The ‘as reported’ and ‘as corrected’ amounts are set forth below:

		As reported	As corrected
Net cash used in investing activities	September 30, 2013	(679,345)	(637,842)
Net cash provided by financing activities	September 30, 2013	518,084	476,581

(6)	Recently adopted accounting standards

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU 2013-11”), Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the unaudited condensed consolidated interim financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adopted the provisions of ASU 2013-11 as of January 1, 2014. The adoption did not have a material effect on its consolidated financial condition, result of operations or cash flows.

(7)	Flight equipment

Flight equipment and related accumulated depreciation are as follows:

	December 31, 2013	September 30, 2014
Flight equipment – aircraft	4,400,089	5,539,191
Less accumulated depreciation	(266,904)	(317,315)

Total flight equipment, net	4,133,185	5,221,876

As of September 30, 2014 the Company owned 122 aircraft (December 31, 2013: 99 aircraft) including assets held for sale. During the three and nine months ended September 30, 2014, the Company sold 2 and 5 aircraft, respectively (12 months to December 31, 2013: 13 aircraft), while nil aircraft suffered a total loss during the three and nine month periods ended September 30, 2014 (12 months to December 31, 2013: 1 aircraft. This aircraft’s carrying value has been fully disposed of by September 30, 2014). In addition the Company purchased 8 and 28 aircraft during the three and nine months ended September 30, 2014, respectively (12 months to December 31, 2013: 26 aircraft).

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(7)	Flight equipment (continued)

As of September 30, 2014, the Company had 1 aircraft which met the criteria of ASC 360, Property, Plant and Equipment (“ASC 360”) to be classified as held for sale (December 31, 2013: 1 aircraft).

As of September 30, 2014, the Company had 2 aircraft (December 31, 2013: 2 aircraft) held under capital lease. The carrying value of these aircraft at September 30, 2014 was US$139.1m (December 31, 2013: US$143.4m). The accumulated depreciation relating to the aircraft held under capital lease at September 30, 2014 was US$19.3m (12 months to December 31, 2013: US$15m). The depreciation charge for the three and nine month periods ended September 30, 2014 relating to this aircraft was US$1.4m and US$4.3m (three and nine month periods ended September 30, 2013: US$1.5m and US$4.3m).

The Company’s obligations under its secured bank loans are secured by charges over, amongst other things, the Company’s aircraft and related assets with a carrying value as of September 30, 2014 US$5.1bn (December 31, 2013: US$4.1bn).

(8)	Assets held for sale

	December 31, 2013	September 30, 2014
Flight equipment – aircraft	127,227	39,741

	127,227	39,741

Liabilities related to assets held for sale

	December 31, 2013	September 30, 2014
Accrued maintenance liabilities – on aircraft held for sale	—	378

	—	378

The Company had one aircraft with a carrying value of US$39.7m classified as held for sale at September 30, 2014 (December 31, 2013: one aircraft with a carrying value of US$127.2m). The sale of this aircraft is expected to be completed within twelve months of the balance sheet date. The aircraft held for sale at December 31, 2013 was sold in 2014.

Assets held for sale are measured at the lower of carrying amount and fair value less cost to sell. As the fair value less costs to sell exceeded the carrying value at each measurement date, there was no adjustment recognized in any period.

(9)	Deposits for flight equipment purchases

	December 31, 2013	September 30, 2014
Balance at beginning of year/period	211,844	206,781
Increase in purchase deposits	98,852	53,645
Capitalized interest	7,055	5,737
Capitalized expenses	2,099	206
Deposits applied against the purchase of flight equipment	(113,069)	(63,186)

Balance at end of the year/period	206,781	203,183

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(9)	Deposits for flight equipment purchases (continued)

It is the Company’s policy to capitalize specific aircraft acquisition related interest costs and to depreciate these costs in line with the respective flight equipment over its useful life.

(10)	Other assets

	December 31, 2013	September 30, 2014
Deferred lease incentive and premiums, net of amortisation	13,688	30,209
Other property, plant and equipment, net of depreciation US$0.4m	1,040	2,600
Deposits paid	500	6
Prepayments	1,872	1,926
Deferred tax assets	4,325	4,178

	21,425	38,919

(11)	Lease deposits liability

At September 30, 2014, lessee security deposits amounted to US$67.3m (December 31, 2013: US$44.9m). This related to cash security received of US$60.4m (December 31, 2013: US$42.5m) with respect to 64 aircraft currently on lease (December 31, 2013: 49) and US$6.9m (December 31, 2013: US$2.4m) which was received from lessees who have signed a letter of intent with the Company. Lessee security deposits are generally refundable at the end of the contract lease period after all lease obligations have been met by the lessee.

Furthermore, the Company holds security on lease obligations for other aircraft in the form of letters of credit in the amount of US$145.9m as of September 30, 2014 (December 31, 2013: US$116.7m).

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(12)	Debt financing and capital lease obligations

The Company’s debt obligations are summarized below:

Type of Debt	December 31, 2013	September 30, 2014	Average Nominal Interest Rate as of September 30, 2014	Undrawn debt facilities	Maturity
Non-recourse term	1,211,796	867,973	4.37%	—	2014-2025
Full recourse term	802,853	1,833,982	4.05%	583,923	2014-2026
Securitisation	627,985	598,340	4.89%	—	2020
ECA and EXIM backed facilities	594,606	558,825	2.80%	—	2014-2025
Warehouse facility	121,574	92,173	2.60%	457,827	2018
Lines of credit	71,853	210,214	3.17%	254,711	2014-2017
Loan interest accrued but not paid	12,082	10,859	—	—	NA

	3,442,749	4,172,366		1,296,461

Capital lease obligation
Capital lease	93,651	85,633	4.07%	—	2014-2021
Capital lease interest accrued but not paid	392	348	—	—	NA

	94,043	85,981		—

Balance	3,536,792	4,258,347		1,296,461

Maturities

The anticipated aggregate principal and interest repayments due for its debt financing for each of the fiscal years subsequent to September 30, 2014, are as follows:

	Principal	Interest	Total
2014	90,118	41,942	132,060
2015	361,313	159,114	520,427
2016	541,490	139,879	681,369
2017	501,138	117,651	618,789
2018	477,728	101,241	578,969
Thereafter	2,191,140	233,849	2,424,989

	4,162,927	793,676	4,956,603

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(12)	Debt financing and capital lease obligations (continued)

Capital lease obligation

The anticipated aggregate principal and interest repayments due for its capital lease obligations for each of the fiscal years subsequent to September 30, 2014, are as follows:

	Principal	Interest	Total
2014	2,726	880	3,606
2015	11,161	3,247	14,408
2016	11,585	2,787	14,372
2017	12,029	2,306	14,335
2018	12,510	1,785	14,295
Thereafter	35,622	2,154	37,776

	85,633	13,159	98,792

At December 31, 2013 and September 30, 2014 the Company was in compliance with the covenants in its credit agreements. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.

Full Recourse Term Facilities

During the period to September 30, 2014, the Company drew down on new facilities totaling US$1,021.6m and made repayments totaling US$279.2m. During the period to September 30, 2014, a number of the Company’s existing debt facilities have changed from non-recourse term facilities to full recourse facilities totaling US$288.8m. Each of these loans contains provisions that require the payment of principal and interest throughout the terms of the loans.

Warehouse Facility

During the period to September 30, 2014, the Company drew down on additional funding from its warehouse facility totaling US$186.8m and made repayments totaling US$216.2m.

Lines of credit

During the period to September 30, 2014, the Company drew down on US$366.0m from unsecured lines of credit available to the Company and made repayments totaling US$242.0m.

During the period to September 30, 2014, the Company drew down on US$35.2m of financing for deposits on flight equipment and made repayments totaling US$20.9m.

A detailed summary of the principal terms of our indebtedness can be found in our 2013 annual financial statements. There have been no material changes, except for Full Recourse term facilities, the warehouse facility and lines of credit as described above, to the indebtedness since December 31, 2013.

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(13)	Income taxes

The effective tax rate was (3.2)% and (0.2)% for the three and nine months ended September 30, 2013 compared to 2.5% and 3.1% for the three and nine months ended September 30, 2014. The effective tax rate differs from the Luxembourg statutory rate of 29.2% primarily due to non-taxable income earned in certain jurisdictions, as well as the effect of foreign tax rates and the relative amounts of income earned in foreign jurisdictions. The tax benefit recorded in the September 30, 2013 for three and nine months was primarily the result of discrete prior year adjustments recorded in the prior year. Other increases to the effective tax rate in the current year were due to an increase in pretax income in Irish taxable entities while the tax benefit of non-taxable income stayed relatively constant.

(14)	Derivative financial instruments

Gains/(losses) from changes in fair values on derivatives are recognized in the consolidated income statements as a component of interest expense. These amounts are shown in the table below for the year ended December 31, 2013 and nine months ended September 30, 2014.

	December 31, 2013	September 30, 2014
Interest Rate Contracts:
Unrealised gain/(loss) on derivatives	6,390	(9,189)
Realised gain/(loss) on derivatives	1,847	(221)

The table below shows the notional amounts of the Company’s outstanding derivative instruments and credit risk amounts associated with outstanding or unsettled derivative instruments as of December 31, 2013 and September 30, 2014. These amounts are considered indicative of the Company’s derivative transaction volume during each of the respective periods presented.

	Year ended December 31, 2013	Nine Months ended September 30, 2014
Interest Rate Contracts:
Interest Rate Swaps	27,793	123,842
Interest Rate Caps	394,108	357,977

(15)	Offsetting disclosure

	At December 31, 2013
	Gross Amounts	Amounts offset in the consolidated balance sheets	Net Amounts Presented in the consolidated balance sheets	Financial instruments not offset in the consolidated balance sheets	Net Exposure
Derivative Assets	26,458	(6,447)	20,011	—	20,011
Derivative Liabilities	(6,815)	6,447	(368)	—	(368)

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(15)	Offsetting disclosure (continued)

	At September 30, 2014
	Gross Amounts	Amounts offset in the consolidated balance sheets	Net Amounts Presented in the consolidated balance sheets	Financial instruments not offset in the consolidated balance sheets	Net Exposure
Derivative Assets	15,375	(6,924)	8,451	—	8,451
Derivative Liabilities	(7,619)	6,924	(695)	—	(695)

(16)	Earnings per share

As the Company has three classes of shares that are classified as temporary equity to which earnings are accreted on a quarterly basis, net (loss)/income per share (EPS) is calculated using the two-class method, which requires the allocation of (loss)/income to each class of common stock.

Under the two-class method the income allocated to each class of shares comprises the contractual entitlement to earnings for the period plus the entitlement to any remaining unallocated earnings as if the remaining earnings for the period had been allocated. The Company elected an accounting policy whereby the entire periodic adjustment to the carrying amount of each class is viewed as being akin to a dividend and, thus, should be reflected in EPS as the contractual entitlement to earnings for the period. The accretion of earnings is based upon the distribution rights of each class in the event of a liquidation or distribution, as set forth in the Company’s articles of association (the “Articles”). The remaining unallocated earnings have then been allocated to each class based on the distribution rights set forth in the Articles. The table below shows the accretion attributable to each class of share and the allocation of net income for the period to each class, which comprises the accretion plus the allocation of remaining unallocated earnings for the period.

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Net income	29,332	43,830	93,163	104,180
Less: Class A accretion	513	768	1,613	1,729
Less: Class B accretion	26,568	40,791	85,854	91,791
Less: Class C accretion	189	80	443	179

Net income available to common stockholders	2,062	2,191	5,253	10,481

Allocation of net income to common stockholders – basic and diluted[1]
Class A	551	809	1,709	1,923
Class B	28,583	42,937	90,989	102,058
Class C	198	84	465	199

Net income	29,332	43,830	93,163	104,180

[1]	There is no impact on net income for the impact of dilutive shares

For the calculation of diluted EPS, income available to common stockholders basic EPS is adjusted by the effect of dilutive securities, including awards under the Company’s equity compensation plans. Class A shares are the only class of share that has potential common stock. Therefore the weighted average basic common shares outstanding for Class B and Class C shares equals their respective weighted average diluted

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(16)	Earnings per share (continued)

common shares outstanding for each period presented. The number of shares excluded from diluted shares outstanding for Class A shares were 615,800 and 596,556 for the three and nine months ended September 30, 2013 and 2014, respectively.

The computations of Class A shares outstanding are shown in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Class A weighted average ordinary shares outstanding – basic	57,731	76,975	57,731	76,975
Effect of dilutive securities	38,487	19,243	38,487	19,243

Class A weighted average ordinary shares outstanding – diluted	96,218	96,218	96,218	96,218

Class B weighted average ordinary shares outstanding – basic and diluted	11,400,234	11,400,234	11,377,483	11,400,234

Class C weighted average ordinary shares outstanding – basic and diluted	50,766	22,808	50,766	38,637

An aggregate of 96,218 of the Class A shares are subject to a five-year vesting period, with the first installment vesting on December 31, 2010. The vested shares are included in basic and diluted shares outstanding as they vest. The unvested portion of these shares is included in diluted shares outstanding.

The remainder of the Class A shares and all outstanding options to purchase Class A shares vest only upon an Exit (defined as a qualifying initial public offering or a trade sale). As of September 30, 2013 and 2014 there were 615,800 and 596,556 unvested Class A shares, respectively. As of both September 30, 2013 and 2014, there were unvested options to purchase 79,133 Class A shares. All of these unvested shares and options are currently excluded from basic and diluted shares outstanding because the vesting of these awards is contingent upon an Exit and may be dilutive in the future.

(17)	Lease revenue

At September 30, 2014 the Company had contracted to receive the following minimum cash lease rentals under non-cancellable operating leases:

2014	145,180
2015	579,302
2016	570,620
2017	546,579
2018	500,276
Thereafter	1,674,867

4,016,824

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(18)	Interest income / (expense)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Interest income on cash and cash equivalents	20	60	170	237
Other interest income	228	—	723	415

Interest income	248	60	893	652

Interest on borrowing	(36,762)	(50,578)	(95,829)	(141,256)
Amortisation of debt issuance costs	(3,590)	(7,549)	(10,369)	(17,929)
Less interest capitalized	1,478	1,548	5,284	5,737

Net interest expense	(38,874)	(56,579)	(100,914)	(153,448)

Interest on borrowing includes break costs and prepayment fees incurred by the Company on the extinguishment of debt associated with the disposal of flight equipment. Amortization of debt issuance costs includes the acceleration of unamortised debt issuance fees as a result of the prepayment of debt facilities.

(19)	Segment information

The Company manages its business, analyzes and reports its results of operations on the basis of one operating segment – leasing and selling of commercial flight equipment. The Board of Directors is the chief operating decision maker.

(20)	Commitments and contingencies

Capital commitments

As of September 30, 2014 the Company had committed to purchasing a number of flight equipment scheduled to deliver from 2014 through 2022. All of these commitments are based upon fixed price agreements with the manufacturers, which are adjusted for inflation and include price escalation formulas. Capital commitments amount to US$6.6bn as of September 30, 2014 and are as follows:

September 30, 2014
2014	612,707
2015	1,084,035
2016	162,487
2017	—
2018	510,388
Thereafter	4,204,629

Total	6,574,246

Guarantees

The Company is financed by a number of limited recourse loans, totaling US$4.2bn (December 31, 2013: US$3.5bn) and at an average nominal interest rate of 4.0%. These loans are secured by some or all of a mortgage on the flight equipment, share pledge over the flight equipment owning entity, assignment of lease

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(20)	Commitments and contingencies (continued)

contracts and in some cases a limited guarantee from Avolon Aerospace Leasing Limited. Based on the projected cash flows from the assets, the directors of the Company believe that these loans will continue to perform for the foreseeable future. As of September 30, 2014 the Company has US$1,296.5m (December 31, 2013: US$823m) in undrawn debt facilities. The conditions of our availability of the undrawn debt facilities vary between our debt facilities. The Company can avail of US$251m of undrawn unsecured debt facilities with limited restrictions to its availability. The Company can avail of US$1,045.5m of secured debt facilities where the availability period is between 2014 to 2015. The Company is charged an interest rate between 0.5% to 1% on undrawn balances. The conditions attributable to the utilization of some of these facilities are permitted aircraft types, country and region limits and age limits.

As of September 30, 2014 there were no contingent liabilities.

(21)	Fair value measurements

The following table presents our assets and liabilities that are measured at fair value and are categorized using the fair value hierarchy:

	As of December 31, 2013
	Level 1	Level 2	Level 3
Assets
Derivative financial assets	—	20,011	—

Total Assets	—	20,011	—

Liabilities
Derivative financial liabilities	—	368	—

Total Liabilities	—	368	—

	As of September 30, 2014
	Level 1	Level 2	Level 3
Assets
Derivative financial assets	—	8,451	—

Total Assets	—	8,451	—

Liabilities
Derivative financial liabilities	—	695	—

Total Liabilities	—	695	—

There were no transfers between Levels 1, 2 and 3 during the periods presented.

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(21)	Fair value measurements (continued)

The fair values and related carrying values of financial instruments that are not required to be remeasured at fair value on the consolidated balance sheets were as follows:

	As of December 31, 2013
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents	177,924	177,924	—	177,924	—
Restricted cash	256,426	256,426	—	256,426	—
Accounts receivable	6,763	6,763	—	6,763	—

Total	441,113	441,113	—	441,113	—

Liabilities
Debt financing	3,442,749	3,425,282	—	3,425,282	—
Capital lease obligation	94,043	87,384	—	87,384	—

Total	3,536,792	3,512,666	—	3,512,666	—

	As of September 30, 2014
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents	95,869	95,869	—	95,869	—
Restricted cash	217,143	217,143	—	217,143	—
Accounts receivable	10,439	10,439	—	10,439	—

Total	323,451	323,451	—	323,451	—

Liabilities
Debt financing	4,172,366	4,235,123	—	4,235,123	—
Capital lease obligation	85,981	86,936	—	86,936	—

Total	4,258,347	4,322,059	—	4,322,059	—

Level 2 Valuations – Significant other observable inputs

The fair value of debt financing and derivative financial liabilities are calculated using Level 2 observable inputs as defined by ASC 820, which includes quoted prices for similar assets or liabilities, and market-corroborated inputs.

The fair value for debt financing and capital lease obligations includes the fair value of the unsecured notes which is determined based on market information provided by third parties. The fair value of derivative liabilities was based on broker quotes. The carrying value of the other financial instruments, which are measured at other than fair value, approximate fair value due to the short terms to maturity.

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(22)	Related party transactions

The Company pays equity sponsoring fees and monitoring fees to its equity investors.

The amounts paid and accrued during the year were as follows:

	Balance at December 31, 2013	Charged during the year	Paid during the year	Accrued	Balance at September 30, 2014
Cinven Limited	(75)	(150)	225	(75)	(75)
Cinven Limited GBP	—	—	—	—	—
Cinven Limited EUR	—	(10)	10	—	—
CVC Capital Partners	(75)	(150)	225	(75)	(75)
CVC Capital Partners UK	—	—	—	—	—
Oak Hill Capital Partners III, LP	(75)	(276)	351	—	—
GIC	(100)	(61)	111	(25)	(75)

The Company received revenue to the value of US$0.394m (September 30, 2013: US$0.576m) from a related party, OH Aircraft Acquisition, LLC, an affiliate of Oak Hill Capital Partners II, LP for the servicer management of 4 aircraft (September 30, 2013: 4 aircraft). The Company received revenue to the value of US$0.8m (September 30, 2013: US$0.03m) from a related party, Avolon Capital Partners Limited for the servicer management of 5 aircraft (September 30, 2013: 2 aircraft).

The Company’s chief executive officer received a one-time discretionary bonus payment of US$2.6m during the nine months ended September 30, 2014.

In 2010, in connection with Company’s formation, the Company issued loans to the chief executive officer of the Company. Aggregate amounts outstanding under these loans from the Avolon Lender were US$10.3m as of December 31, 2013. These loans bore interest at a weighted average interest rate of 9.5% per annum. The loans were repaid in full in accordance with their terms on June 5, 2014. The Company funded US$9.4m of these loans using a back to back loan facility (the “Back to Back Facility”) provided by an affiliate of one of the Company’s shareholders to the Avolon Lender such that the Avolon Lender was effectively acting as a conduit in respect of the loans funded under the Back to Back Facility. The Back to Back Facility was limited recourse to the Company and was terminated on June 5, 2014, following the repayment of the loans.

On June 5, 2014, the Company repurchased 27,958 Class C shares of the Company from the chief executive officer for a purchase price of US$200 per share, representing an aggregate purchase price of approximately US$5.6 million. The Company utilised a range of different valuation methodologies assuming an Exit transaction at various dates throughout the following 18 months. It then used a Lattice model to determine the fair value of the Class C shares based on these different valuations. This model used a number of subjective variables, including the expected stock price volatility, which was estimated at 24.75% based upon the volatility of a number of comparable companies, a risk free interest rate of 0.073%, an expected term to an Exit of 0.33 years and a dividend yield of 0%.

(23)	Subsequent events

Avolon Holdings was incorporated in the Cayman Islands on June 5, 2014, for purposes of effectuating our initial public offering and is tax resident in Ireland.

Avolon Investments S.à r.l.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Three and nine months ended September 30, 2013 and 2014

(In US$ thousands, except as otherwise stated)

(23)	Subsequent events (continued)

Immediately prior to the closing of the proposed IPO of Avolon Holding’s shares, Avolon Holdings will acquire all of the outstanding shares of the Company by way of a share for share exchange. The number of common shares of Avolon Holdings to be received by each class in the Share Exchange will be based on the amount of returns due to each class under the Articles and immediately prior to the share exchange, Avolon Holdings will have effected a share split of the nominal issued share capital of Avolon Holdings (“Founder Share Capital”). On an Exit, each class carries the right to a return based on the equity value of the Company at the time of the Exit. The amount of return for each class will depend upon whether specified exit thresholds have been reached. The Class A share return will increase disproportionately as the Class B and Class C share returns increase above a specified threshold, and any unvested Class A shares and options over Class A shares will be deemed vested for purposes of determining the number of common shares of Avolon Holdings due to each holder of Class A shares. Each class will receive that number of common shares determined by dividing the return due to such class by the initial public offering price, subject in each case to reduction based on the value of the Founder Shares Capital, as described below. Unexercised options over Class A shares will rollover into options over common shares, on the same basis.

The equity value attributable to the Class A shareholders and the holders of the Founder Share Capital after giving effect to the Reorganization has been fixed (on an aggregate basis), which has the effect of fixing the number of common shares to be issued to the Class B shareholders and the Class C shareholders in the Share Exchange. However, the number of common shares to be issued to the Class A shareholders in the Share Exchange and the value of the Founder Share Capital are each dependent on the IPO price. Accordingly, the number of common shares to be issued to the Class A shareholders in the Share Exchange will increase or decrease inversely proportionately with an increase or decrease in the number of shares of Founder Share Capital resulting from the Share Split, in each case based on the assumed IPO price. The total number of common shares to be beneficially owned by the Class A shareholders and the holders of the Founder Share Capital (on an aggregate basis) after giving effect to the Reorganization will remain the same, regardless of the IPO price.

The Company has evaluated subsequent events through October 20, 2014, the date at which these unaudited condensed consolidated interim financial statements were available to be issued. There were no other subsequent events that required adjustment to or disclosure in the unaudited condensed consolidated interim financial statements.

Until                     ,     (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

13,636,363 Shares

Avolon Holdings Limited

Common Shares

Prospectus

J.P. Morgan

Morgan Stanley

Citigroup

UBS Investment Bank

Wells Fargo Securities

BNP PARIBAS

Cowen and Company

Credit Agricole CIB

DBS Bank Ltd.

Natixis

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or wilful breach of his or her obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the director or officer is not legally entitled.

Prior to the completion of this offering, the Registrant intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide the directors and executive officers with contractual rights to indemnification, expense advancement and reimbursement, subject to certain exceptions contained in those agreements.

Item 7. Recent Sales of Unregistered Securities

On June 5, 2014, Avolon Holdings Limited (“Avolon Holdings”) was incorporated in the Cayman Islands as an exempted company with limited liability solely for purposes of effectuating this offering and is tax resident in Ireland. In connection with its incorporation, Avolon Holdings issued 10,000 common shares in aggregate to vehicles beneficially owned by management and certain other employees of Avolon and by State Street Trustees (Jersey) Limited, as trustee for the beneficiaries under a trust instrument between the trustee and Avolon Aerospace Limited in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and in reliance on Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1(e)	Form of Amended and Restated Memorandum and Articles of Association.

4.1(c)	Form of Common Share Certificate.

5.1(e)	Opinion of Maples and Calder.

10.1(b)	Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, among Avolon Aerospace (Warehouse 1) Limited, as borrower, Avolon Aerospace Leasing Limited, as initial servicer, the lenders identified therein, Deutsche Bank Trust Company Americas, as administrative agent and primary funding agent, the other funding agents named therein and The Bank of New York Mellon, as collateral agent and account bank.

10.2(b)	Amended and Restated Security Trust and Guarantee Agreement, dated as of May 6, 2013, among Avolon Aerospace (Warehouse 1) Limited, the additional grantors named therein as grantors and guarantors, Deutsche Bank Trust Company Americas, as the administrative agent and The Bank of New York Mellon as collateral agent and account bank.

Exhibit Number	Description

10.3(b)	Proceeds Deed, dated as of March 14, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank, as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders, owners and intermediate lessors named therein, Avolon Aerospace Leasing Limited, as guarantor, and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 3) Limited, as subordinated parties.

10.4(b)	Facility Agreement, dated as of March 14, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank as joint lead arrangers, National Australia Bank Limited, as co-arranger and the lenders named therein.

10.5(b)	Amendment Agreement No. 1, dated as of May 16, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders named therein and Avolon Aerospace Leasing Limited, as guarantor.

10.6(b)	Trust Indenture, dated as of October 16, 2013, among Emerald Aviation Finance Limited, as issuer, Wells Fargo Bank, N.A., as trustee, cash manager and operating bank and BNP Paribas, as liquidity facility provider.

10.7†(e)	Purchase Agreement Number PA-03814, dated as of September 18, 2012, between Avolon Aerospace Leasing Limited and The Boeing Company.

10.8†(e)	Purchase Agreement Number PA-03815, dated as of September 18, 2012, between Avolon Aerospace Leasing Limited and The Boeing Company.

10.9†(e)	A320 Purchase Agreement, dated as of December 16, 2010, between Avolon Aerospace Leasing Limited and Airbus SAS.

10.10†(e)	Amendment No. 1 to A320 Purchase Agreement, dated as of December 6, 2012, between Avolon Aerospace Leasing Limited and Airbus SAS.

10.11†(e)	Amendment No. 2 to A320 Purchase Agreement, dated as of December 17, 2012, between Avolon Aerospace Leasing Limited and Airbus SAS.

10.12(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-1, LLC, as customer.

10.13(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-2, LLC, as customer.

10.14(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-3, LLC, as customer.

10.15(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-4, LLC, as customer.

10.16(b)	Servicing Agreement, dated as of August 21, 2013, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OHA Centre Street Aircraft 1, LLC, as customer.

10.17	Form of Monitoring Agreement.

10.18	Avolon Equity Incentive Plan 2014.

10.19	Form of LTIP Award Agreement.

Exhibit Number	Description

10.20	Form of Non-Executive Director RSU Award Agreement.

10.21	Form of Shareholders’ Agreement.

10.22(d)	Form of Service Agreement.

10.23(b)	Facility Agreement, dated as of June 28, 2014, among Avolon Aerospace (Funding 4) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBC Bank PLC, as joint lead arrangers, and the lenders named therein.

10.24(b)	Proceeds Deed, dated as of June 28, 2014, among Avolon Aerospace (Funding 4) Limited, as borrower, Deutsche Bank Trust Company Americas as agent and security trustee, Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBC Bank PLC as joint lead arrangers, the lenders, owners and intermediate lessors named therein, Avolon Aerospace Leasing Limited, as guarantor and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 4) Limited as subordinated parties.

10.25(c)	Form of Indemnification Agreement.

10.26(d)	The Deed of Amendment No. 1 to the Proceeds Deed, dated March 24, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank, as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders and owners named therein, Avolon Aerospace Leasing Limited, as guarantor, and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 3) Limited, as subordinated parties.

10.27†(e)	Purchase Agreement Number VLS-PA-04227, dated September 12, 2014, between Avolon Aerospace Leasing Limited and The Boeing Company.

10.28(e)	First Amendment and Agreement, dated as of September 18, 2014, to the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, among Avolon Aerospace (Warehouse 1) Limited, as borrower, Avolon Aerospace Leasing Limited, as initial servicer, the lenders identified therein, Deutsche Bank Trust Company Americas, as administrative agent and primary funding agent, the other funding agents named therein and The Bank of New York Mellon, as collateral agent and account bank.

21.1(d)	Subsidiaries.

23.1	Consent of KPMG, independent registered public accounting firm.

23.2	Consent of KPMG, independent registered public accounting firm.

23.3(e)	Consent of Maples and Calder (included as part of Exhibit 5.1).

23.4(e)	Consent of ICF SH&E, Inc.

24.1(a)	Power of Attorney (included as part of the signature pages hereto).

99.1(a)	Consent of Denis Nayden.

99.2(a)	Consent of Caspar Berendsen.

99.3(a)	Consent of Maxim Crewe.

99.4(a)	Consent of Douglas M. Kaden.

99.5(a)	Consent of Peter Rutland.

Exhibit Number	Description

99.6(a)	Consent of Kamil Salame.

99.7(c)	Consent of Gary L. Perlin.

99.8(c)	Consent of Hamid Biglari.

99.9	Consent of Margaret M. Cannella.

(a)	Previously filed with the Registration Statement filed on June 9, 2014.
(b)	Previously filed with Amendment No. 1 to the Registration Statement filed on July 25, 2014.
(c)	Previously filed with Amendment No. 2 to the Registration Statement filed on August 22, 2014.
(d)	Previously filed with Amendment No. 3 to the Registration Statement filed on September 12, 2014.
(e)	Previously filed with Amendment No. 4 to the Registration Statement filed on October 20, 2014.
†	Confidential treatment requested as to certain portions, which portions have been provided separately to the Securities and Exchange Commission.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)

i.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

ii.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Insofar as indemnification for liabilities arising from under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on December 1, 2014.

AVOLON HOLDINGS LIMITED

By:	/s/ Dómhnal Slattery
Name: Dómhnal Slattery Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dómhnal Slattery Dómhnal Slattery	Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2014

/s/ Andy Cronin Andy Cronin	Chief Financial Officer (Principal Accounting and Financial Officer)	December 1, 2014

/s/ John Higgins John Higgins	Director	December 1, 2014

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Avolon Holdings Limited, in the City of Newark, Delaware on December 1, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1(e)	Form of Amended and Restated Memorandum and Articles of Association.

4.1(c)	Form of Common Share Certificate.

5.1(e)	Opinion of Maples and Calder.

10.1(b)	Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, among Avolon Aerospace (Warehouse 1) Limited, as borrower, Avolon Aerospace Leasing Limited, as initial servicer, the lenders identified therein, Deutsche Bank Trust Company Americas, as administrative agent and primary funding agent, the other funding agents named therein and The Bank of New York Mellon, as collateral agent and account bank.

10.2(b)	Amended and Restated Security Trust and Guarantee Agreement, dated as of May 6, 2013, among Avolon Aerospace (Warehouse 1) Limited, the additional grantors named therein as grantors and guarantors, Deutsche Bank Trust Company Americas, as the administrative agent and The Bank of New York Mellon as collateral agent and account bank.

10.3(b)	Proceeds Deed, dated as of March 14, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank, as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders, owners and intermediate lessors named therein, Avolon Aerospace Leasing Limited, as guarantor, and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 3) Limited, as subordinated parties.

10.4(b)	Facility Agreement, dated as of March 14, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank as joint lead arrangers, National Australia Bank Limited, as co-arranger and the lenders named therein.

10.5(b)	Amendment Agreement No. 1, dated as of May 16, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders named therein and Avolon Aerospace Leasing Limited, as guarantor.

10.6(b)	Trust Indenture, dated as of October 16, 2013, among Emerald Aviation Finance Limited, as issuer, Wells Fargo Bank, N.A., as trustee, cash manager and operating bank and BNP Paribas, as liquidity facility provider.

10.7†(e)	Purchase Agreement Number PA-03814, dated as of September 18, 2012, between Avolon Aerospace Leasing Limited and The Boeing Company.

10.8†(e)	Purchase Agreement Number PA-03815, dated as of September 18, 2012, between Avolon Aerospace Leasing Limited and The Boeing Company.

10.9†(e)	A320 Purchase Agreement, dated as of December 16, 2010, between Avolon Aerospace Leasing Limited and Airbus SAS.

10.10†(e)	Amendment No. 1 to A320 Purchase Agreement, dated as of December 6, 2012, between Avolon Aerospace Leasing Limited and Airbus SAS.

Exhibit Number	Description

10.11†(e)	Amendment No. 2 to A320 Purchase Agreement, dated as of December 17, 2012, between Avolon Aerospace Leasing Limited and Airbus SAS.

10.12(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-1, LLC, as customer.

10.13(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-2, LLC, as customer.

10.14(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-3, LLC, as customer.

10.15(b)	Servicing Agreement, dated as of June 18, 2014, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OH AA-4, LLC, as customer.

10.16(b)	Servicing Agreement, dated as of August 21, 2013, among Avolon Aerospace Leasing Limited, as servicer, Wells Fargo Bank Northwest, N.A., as lessor and OHA Centre Street Aircraft 1, LLC, as customer.

10.17	Form of Monitoring Agreement.

10.18	Avolon Equity Incentive Plan 2014.

10.19	Form of LTIP Award Agreement.

10.20	Form of Non-Executive Director RSU Award Agreement.

10.21	Form of Shareholders’ Agreement.

10.22(d)	Form of Service Agreement.

10.23(b)	Facility Agreement, dated as of June 28, 2014, among Avolon Aerospace (Funding 4) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBC Bank PLC, as joint lead arrangers, and the lenders named therein.

10.24(b)	Proceeds Deed, dated as of June 28, 2014, among Avolon Aerospace (Funding 4) Limited, as borrower, Deutsche Bank Trust Company Americas as agent and security trustee, Deutsche Bank AG, London Branch, National Australia Bank Limited and HSBC Bank PLC as joint lead arrangers, the lenders, owners and intermediate lessors named therein, Avolon Aerospace Leasing Limited, as guarantor and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 4) Limited as subordinated parties.

10.25(c)	Form of Indemnification Agreement.

10.26(d)	The Deed of Amendment No. 1 to the Proceeds Deed, dated March 24, 2014, among Avolon Aerospace (Funding 3) Limited, as borrower, Deutsche Bank Trust Company Americas, as agent and security trustee, Deutsche Bank AG, London Branch and Credit Agricole Corporate and Investment Bank, as joint lead arrangers, National Australia Bank Limited, as co-arranger, the lenders and owners named therein, Avolon Aerospace Leasing Limited, as guarantor, and Avolon Aerospace Leasing Limited and Avolon Aerospace (Funding 3) Limited, as subordinated parties.

10.27†(e)	Purchase Agreement Number VLS-PA-04227, dated September 12, 2014, between Avolon Aerospace Leasing Limited and The Boeing Company.

Exhibit Number	Description

10.28(e)	First Amendment and Agreement, dated as of September 18, 2014, to the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, among Avolon Aerospace (Warehouse 1) Limited, as borrower, Avolon Aerospace Leasing Limited, as initial servicer, the lenders identified therein, Deutsche Bank Trust Company Americas, as administrative agent and primary funding agent, the other funding agents named therein and The Bank of New York Mellon, as collateral agent and account bank.

21.1(d)	Subsidiaries.

23.1	Consent of KPMG, independent registered public accounting firm.

23.2	Consent of KPMG, independent registered public accounting firm.

23.3(e)	Consent of Maples and Calder (included as part of Exhibit 5.1).

23.4(e)	Consent of ICF SH&E, Inc.

24.1(a)	Power of Attorney (included as part of the signature pages hereto).

99.1(a)	Consent of Denis Nayden.

99.2(a)	Consent of Caspar Berendsen.

99.3(a)	Consent of Maxim Crewe.

99.4(a)	Consent of Douglas M. Kaden.

99.5(a)	Consent of Peter Rutland.

99.6(a)	Consent of Kamil Salame.

99.7(c)	Consent of Gary L. Perlin.

99.8(c)	Consent of Hamid Biglari.

99.9	Consent of Margaret M. Cannella.

(a)	Previously filed with the Registration Statement filed on June 9, 2014.
(b)	Previously filed with Amendment No. 1 to the Registration Statement filed on July 25, 2014.
(c)	Previously filed with Amendment No. 2 to the Registration Statement filed on August 22, 2014.
(d)	Previously filed with Amendment No. 3 to the Registration Statement filed on September 12, 2014.
(e)	Previously filed with Amendment No. 4 to the Registration Statement filed on October 20, 2014.
†	Confidential treatment requested as to certain portions, which portions have been provided separately to the Securities and Exchange Commission.